     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2001

                                                      REGISTRATION NO. 333-47708
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        PLUM CREEK TIMBER COMPANY, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                6798                               91-1912863
  (State or Other Jurisdiction of         (Primary Standard Industrial                 (IRS Employer
   Incorporation or Organization)         Classification Code Number)              Identification Number)

                          999 THIRD AVENUE, SUITE 2300
                           SEATTLE, WASHINGTON 98104
                                 (206) 467-3600
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                              JAMES A. KRAFT, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        PLUM CREEK TIMBER COMPANY, INC.
                          999 THIRD AVENUE, SUITE 2300
                           SEATTLE, WASHINGTON 98104
                                 (206) 467-3600
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                           --------------------------

                                WITH COPIES TO:

       JOSEPH J. GIUNTA, ESQ.               RAYMOND W. WAGNER, ESQ.              WILLIAM R. SPALDING, ESQ.
        GREGG A. NOEL, ESQ.                   MARIO A. PONCE, ESQ.                  JOHN L. GRAHAM, ESQ.
Skadden, Arps, Slate, Meagher & Flom       Simpson Thacher & Bartlett                 King & Spalding
                LLP                           425 Lexington Avenue                  191 Peachtree Street
       300 South Grand Avenue               New York, New York 10017               Atlanta, Georgia 30303
   Los Angeles, California 90071                 (212) 455-2000                        (404) 572-4600
           (213) 687-5000

                            ------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger of each of the six wholly owned subsidiaries of Georgia-Pacific Corporation with and into Registrant pursuant to the merger agreement, dated as of July 18, 2000, as amended, described in the enclosed joint proxy statement/prospectus, have been satisfied or waived.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO]
                                     [LOGO]

                                                                          [LOGO]

                        JOINT PROXY STATEMENT/PROSPECTUS
                 MERGERS PROPOSED--YOUR VOTE IS VERY IMPORTANT

    Plum Creek Timber Company, Inc. and Georgia-Pacific Corporation have agreed to combine Georgia-Pacific's timber and timberlands business, which we will refer to as "The Timber Company," with Plum Creek through a merger of six wholly owned subsidiaries of Georgia-Pacific, which we will refer to individually as a "Subsidiary" and collectively as the "Subsidiaries," with and into Plum Creek. The mergers, more fully described below, will be accomplished in accordance with the terms of a merger agreement dated as of July 18, 2000, as amended, entered into among Plum Creek, Georgia-Pacific and each of the Subsidiaries.


    The merger agreement provides that each of the Subsidiaries, which will collectively own, directly or indirectly, all of the assets and liabilities attributed to The Timber Company immediately prior to the time of the mergers, will merge with and into Plum Creek. The mergers will become effective upon the opening of business on the first business day following the redemption by Georgia-Pacific of each outstanding share of Georgia-Pacific Corporation-Timber Group Common Stock, which we will refer to as "Timber Company common stock." In connection with the redemption, each outstanding share of Timber Company common stock will be exchanged for a unit, which will represent one outstanding share of common stock of each of the Subsidiaries and which we will refer to individually as a "Unit" and collectively as "Units." The Units will represent all of the issued and outstanding common stock of each of the Subsidiaries.


    If the mergers are completed, the holders of Units will receive 1.37 shares of Plum Creek common stock for each Unit that they own. The Plum Creek common stock to be issued in the mergers will be listed on the New York Stock Exchange and the Pacific Exchange, subject to official notice of issuance, under the symbol "PCL."


    Plum Creek is asking its stockholders to approve the merger agreement and the transactions contemplated by the merger agreement. In addition, Plum Creek is asking its stockholders to approve the transfer of the assets acquired in the mergers to one or more of its subsidiaries. Approval of a majority of the outstanding shares of Plum Creek common stock and special voting common stock of Plum Creek, voting together as a class, and a majority of the outstanding shares of Plum Creek special voting common stock, voting separately as a class is required to approve the mergers and the asset transfer. Approval of the asset transfer is not a condition to completing the mergers. The asset transfer cannot occur if the mergers are not completed.


    Georgia-Pacific is asking holders of Timber Company common stock to approve the merger agreement, although Georgia-Pacific, as the sole stockholder of each of the Subsidiaries, has already approved the mergers for purposes of Delaware law. It is a condition of the merger agreement that a majority of the outstanding shares of Timber Company common stock approve the merger agreement. Georgia-Pacific does not intend to waive this condition.


    Plum Creek is also asking Plum Creek stockholders to approve an amendment to Plum Creek's certificate of incorporation to eliminate the classification of Plum Creek's board of directors so that all elected directors will serve one year terms. Approval of the proposal to amend Plum Creek's certificate of incorporation to eliminate the classified board of directors will require the affirmative vote of 66 2/3% of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock, voting together as a single class. Approval of the amendment to Plum Creek's certificate of incorporation to eliminate the classified board of directors is not a condition to completing the mergers or the asset transfer. Approval of the merger agreement and the transactions contemplated by the merger agreement and the asset transfer is not a condition to eliminating the classified board of directors.



    The holders of all of the outstanding shares of Plum Creek special voting common stock, who also own approximately 24% of the outstanding shares of Plum Creek common stock and approximately 25% of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock voting together as a class, have agreed, subject to specified exceptions, to vote their shares of each class of stock in favor of (i) the merger agreement and the transactions contemplated by the merger agreement, (ii) the asset transfer and (iii) the amendment to Plum Creek's certificate of incorporation to eliminate Plum Creek's classified board of directors.



    Plum Creek has scheduled a special meeting of its stockholders to vote on the merger agreement and the transactions contemplated by the merger agreement, the asset transfer and the proposed amendment to the certificate of incorporation to eliminate Plum Creek's classified board of directors.


    Georgia-Pacific has scheduled a special meeting of the holders of Timber Company common stock to vote on the merger agreement.

    The date, time and place of the special meetings are as follows:


For Plum Creek stockholders:

    Wednesday, August 15, 2001

    9:00 A.M., local time

    Washington Athletic Club
    1325 Sixth Avenue
    Seattle, Washington 98101
For holders of Timber Company common stock:

    Wednesday, August 15, 2001

    11:00 A.M., local time

    Georgia-Pacific Center
    133 Peachtree Street, N.E.
    Atlanta, Georgia 30303



    This joint proxy statement/prospectus provides Plum Creek stockholders and holders of Timber Company common stock with detailed information about the merger agreement and the transactions contemplated by the merger agreement and the asset transfer. Additionally, this joint proxy statement/ prospectus provides Plum Creek stockholders with detailed information about the proposed amendment to Plum Creek's certificate of incorporation to eliminate the classified board of directors. This joint proxy statement/prospectus also serves as the prospectus of Plum Creek for the holders of Units who will be issued shares of Plum Creek common stock in connection with the mergers. We encourage you to read this entire document carefully. IN PARTICULAR, YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER THE "RISK FACTORS" SECTION BEGINNING ON PAGE 15 BEFORE VOTING.


    Whether or not you plan to attend your special meeting, please take the time to vote your shares by either completing and mailing the enclosed proxy card to us, calling the toll-free telephone number or using the Internet as described in the instructions provided on your proxy card.

/s/ Rick R. Holley                             /s/ A.D. Correll
                                               A.D. Correll
Rick R. Holley                                 Chairman, Chief Executive Officer and
President and Chief Executive Officer          President
Plum Creek Timber Company, Inc.                Georgia-Pacific Corporation

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


This joint proxy statement/prospectus is dated July 13, 2001 and is being first mailed
   to the Plum Creek stockholders and holders of Timber Company common stock on or about July 18, 2001.

                        PLUM CREEK TIMBER COMPANY, INC.

                                ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 15, 2001

                            ------------------------

To the stockholders of Plum Creek Timber Company, Inc.:


    NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Plum Creek Timber Company, Inc., a Delaware corporation, will be held at 9:00 a.m., local time, on Wednesday, August 15, 2001, at the Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington 98101, for the following purposes:


    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 18, 2000, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 12, 2001, among Plum Creek, Georgia-Pacific Corporation and six wholly owned subsidiaries of Georgia-Pacific, and the transactions contemplated by the merger agreement.


    2. To consider and vote upon a proposal to approve the transfer of all or substantially all of the assets acquired in the mergers to one or more of Plum Creek's subsidiaries, including Plum Creek Timberlands, L.P., Plum Creek's operating partnership.



    3. To consider and vote upon a proposal to amend Plum Creek's certificate of incorporation to eliminate the classification of Plum Creek's board of directors.



    4. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.



    PLUM CREEK'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, PLUM CREEK AND ITS STOCKHOLDERS AND RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. PLUM CREEK'S BOARD OF DIRECTORS ALSO RECOMMENDS THAT PLUM CREEK STOCKHOLDERS VOTE FOR THE ASSET TRANSFER AND THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS.



    The accompanying joint proxy statement/prospectus contains important information with respect to the mergers, the asset transfer and proposed amendment to Plum Creek's certificate of incorporation to eliminate the classified board of directors, and we urge you to read it carefully.



    Stockholders of record at the close of business on July 5, 2001 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Approval of the merger agreement and the transactions contemplated by the merger agreement and the asset transfer will require the affirmative vote of a majority of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock, voting together as a class, and a majority of the outstanding shares of Plum Creek special voting common stock, voting separately as a class. Approval of the proposal to amend Plum Creek's certificate of incorporation to eliminate the classified board of directors will require the affirmative vote of 66 2/3% of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock, voting together as a single class. Approval of the amendment to Plum Creek's certificate of incorporation to eliminate the classified board of directors is not a condition to completing the mergers or the asset transfer. Approval of the merger agreement and the transactions contemplated by the merger agreement and the asset transfer is not a condition to eliminating the classified board of directors.

    TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE EITHER COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED, CALL THE TOLL-FREE TELEPHONE NUMBER OR USE THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS PROVIDED ON YOUR PROXY CARD. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, FOR THE ASSET TRANSFER AND FOR THE PROPOSED AMENDMENT TO PLUM CREEK'S CERTIFICATE OF INCORPORATION TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THE STOCKHOLDER HAS SUBMITTED A PROXY.


                                          By order of the Board of Directors

                                          /s/ James A. Kraft

                                          James A. Kraft
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY


Seattle, Washington
July 18, 2001

                          GEORGIA-PACIFIC CORPORATION
                                ----------------

            NOTICE OF SPECIAL MEETING OF HOLDERS OF GEORGIA-PACIFIC
                     CORPORATION-TIMBER GROUP COMMON STOCK
                         TO BE HELD ON AUGUST 15, 2001

                            ------------------------

To the holders of Timber Company common stock:


    NOTICE IS HEREBY GIVEN that a special meeting of the holders of Timber Company common stock, will be held at 11:00 a.m., local time, on Wednesday, August 15, 2001, at Georgia-Pacific Center, 133 Peachtree Street, N.E., Atlanta, Georgia 30303, for the following purposes:


    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 18, 2000, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 12, 2001, each among Plum Creek Timber Company, Inc., Georgia-Pacific and six wholly owned subsidiaries of Georgia-Pacific.

    2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

    GEORGIA-PACIFIC'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, GEORGIA-PACIFIC AND ITS SHAREHOLDERS, TAKEN AS A WHOLE, AND RECOMMENDS THAT THE HOLDERS OF TIMBER COMPANY COMMON STOCK VOTE FOR THE MERGER AGREEMENT.

    The accompanying joint proxy statement/prospectus contains important information with respect to the proposed mergers and we urge you to read it carefully.


    Holders of record of Timber Company common stock at the close of business on July 5, 2001, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. It is a condition of the merger agreement that a majority of the outstanding shares of Timber Company common stock approve the merger agreement. Georgia-Pacific does not intend to waive this condition. Georgia-Pacific, as the sole stockholder of each of the six Georgia-Pacific subsidiaries to be merged with Plum Creek, has approved the mergers for purposes of Delaware law at a meeting of the sole stockholder.


    TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE EITHER COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED, CALL THE TOLL-FREE TELEPHONE NUMBER OR USE THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS PROVIDED ON YOUR PROXY CARD. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY HOLDER OF TIMBER COMPANY COMMON STOCK ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THE HOLDER HAS SUBMITTED A PROXY.

    Please do not send Timber Company stock certificates in your proxy envelope. We will send you written instructions for exchanging your stock certificates, which will represent the Units as described herein, for Plum Creek stock certificates after the completion of the mergers.

                                          By order of the Board of Directors

                                          /s/ Kenneth F. Khoury

                                          Kenneth F. Khoury
                                          VICE PRESIDENT, DEPUTY GENERAL COUNSEL
                                          AND SECRETARY


Atlanta, Georgia
July 18, 2001

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGERS.....................      1

SUMMARY.....................................................      2
    The Companies...........................................      2
    What You Will Receive in the Mergers....................      3
    Record Date for Voting; Required Votes..................      3
    Recommendation to Plum Creek Stockholders...............      4
    Recommendation to Holders of Timber Company Common
     Stock..................................................      4
    Plum Creek's Reasons for the Mergers....................      4
    Georgia-Pacific's Reasons for the Mergers...............      4
    Opinion of Plum Creek's Financial Advisor...............      5
    Opinion of Georgia-Pacific's Financial Advisor..........      5
    Tax Consequences of the Redemption and the Mergers......      5
    Insurance Policies......................................      5
    Ownership of Shares of Plum Creek Common Stock After the
     Completion of the Mergers..............................      6
    No Dissenters' Rights of Appraisal......................      6
    Asset Transfer..........................................      6
    Amendment to Plum Creek's Certificate of
     Incorporation..........................................      6
    Conditions to the Notice of Redemption and Mergers......      7
    Termination of the Merger Agreement; Fees Payable.......      9
    Comparison of Rights of Holders of Plum Creek Common
     Stock and Timber Company Common Stock..................     10
    Accounting Treatment....................................     10
    Selected Historical Financial Data of Plum Creek........     11
    Selected Historical Financial Data of The Timber
     Company................................................     12
    Selected Unaudited Pro Forma Combined Financial Data....     12
    Selected Unaudited Comparative Per Share Information....     13

RISK FACTORS................................................     15
    Risk Factors Applicable to the Mergers..................     15
    Tax Risk Factors........................................     16
    Risk Factors Applicable to the Business of Plum Creek
     after the Completion of the Mergers....................     18

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     23

THE PLUM CREEK SPECIAL MEETING..............................     24
    Date, Time and Place of the Plum Creek Special
     Meeting................................................     24
    Purposes of the Plum Creek Special Meeting..............     24
    Record Date and Quorum..................................     24
    Required Votes..........................................     24
    Proxies; Voting and Revocation..........................     25
    Adjournments............................................     26
    Solicitation of Proxies.................................     26

SPECIAL MEETING OF HOLDERS OF TIMBER COMPANY COMMON STOCK...     27
    Date, Time and Place of the Special Meeting.............     27
    Purposes of the Special Meeting; the Mergers............     27

                                                                PAGE
                                                              --------
    Record Date and Quorum..................................     27
    Required Votes..........................................     27
    Proxies; Voting and Revocation..........................     27
    Adjournments............................................     28
    Solicitation of Proxies.................................     28

THE MERGERS.................................................     29
    Background of the Mergers...............................     29
    Recommendation of Plum Creek's Board of Directors; Plum
     Creek's Reasons for the Mergers........................     37
    Recommendation of Georgia-Pacific's Board of Directors;
     Georgia-Pacific's Reasons for the Mergers..............     41
    Opinion of Financial Advisor to Plum Creek..............     45
    Opinion of Financial Advisor to Georgia-Pacific.........     55
    Certain Tax Consequences of the Mergers.................     62
    Accounting Treatment....................................     65
    Dividend Policy.........................................     65
    Insurance Policies......................................     65
    Interests of Directors and Officers in the Mergers......     68
    Regulatory Approvals....................................     71
    No Appraisal Rights.....................................     71
    Stock Exchange Listing..................................     71
    Federal Securities Laws Consequences....................     71

THE REDEMPTION..............................................     72

THE MERGER AGREEMENT........................................     72
    Terms of the Mergers....................................     72
    Exchange of New Stock Certificates......................     73
    Representations and Warranties..........................     74
    Covenants...............................................     76
    Insurance Policies......................................     80
    Conditions to the Notice of Redemption and Mergers......     80
    Termination.............................................     84
    Expenses................................................     87

ANCILLARY ARRANGEMENTS......................................     88
    Separation Agreement....................................     88
    Voting Agreement and Consent............................     88
    Human Resources Agreement...............................     89
    Noncompete Agreement....................................     89
    Tax Matters Agreement...................................     90
    Timber Supply Agreements................................     91
    Transition Services Agreement...........................     91

ASSET TRANSFER..............................................     91

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................     92

                                                                PAGE
                                                              --------
PLUM CREEK TIMBER COMPANY, INC. UNAUDITED PRO FORMA
  CONDENSED COMBINED FINANCIAL STATEMENTS...................     93

THE TIMBER COMPANY--SELECTED FINANCIAL DATA.................    104

MANAGEMENT'S DISCUSSION AND ANALYSIS--THE TIMBER COMPANY....    106

BUSINESS OF PLUM CREEK......................................    111

BUSINESS OF THE TIMBER COMPANY..............................    113

DIRECTORS DESIGNATED BY GEORGIA-PACIFIC TO BE ADDED TO PLUM
  CREEK'S BOARD OF DIRECTORS................................    114

COMPARISON OF RIGHTS OF HOLDERS OF PLUM CREEK COMMON STOCK
  AND TIMBER COMPANY COMMON STOCK...........................    115

DESCRIPTION OF CAPITAL STOCK................................    141

FEDERAL INCOME TAXATION OF PLUM CREEK AND ITS
  STOCKHOLDERS..............................................    145
    Taxation of Plum Creek as a REIT........................    145
    Taxation of Taxable U.S. Holders........................    152
    Taxation of Tax-Exempt U.S. Stockholders................    154
    Taxation of Non-United States Stockholders..............    154
    Tax Aspects of Plum Creek's Ownership of Interests In
     the Operating Partnership..............................    156
    Other Taxes.............................................    157
    Legislative or Other Actions Affecting REITs............    157

AMENDMENT TO PLUM CREEK'S CERTIFICATE OF INCORPORATION TO
  ELIMINATE THE CLASSIFICATION OF THE PLUM CREEK BOARD OF
  DIRECTORS.................................................    158

LEGAL MATTERS...............................................    158

EXPERTS.....................................................    158

SUBMISSION OF STOCKHOLDER PROPOSALS.........................    159

WHERE YOU CAN FIND MORE INFORMATION.........................    159

ANNEXES
    Annex A.............................. Agreement and Plan of Merger
    Annex B........................... Opinion of Goldman, Sachs & Co.
    Annex C.............. Opinion of Morgan Stanley & Co. Incorporated
    Annex D.............................. Voting Agreement and Consent
    Annex E..................................... Tax Matters Agreement

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q.  HOW WILL THE REDEMPTION OF SHARES OF TIMBER COMPANY COMMON STOCK OCCUR?


A. At the time of the redemption of all of the outstanding shares of Timber Company common stock, all of the assets and liabilities of Georgia-Pacific attributed to The Timber Company will be held, directly or indirectly, by six wholly owned subsidiaries of Georgia-Pacific. One business day prior to the completion of the mergers, Georgia-Pacific will redeem all of the outstanding shares of Timber Company common stock in exchange for all of the outstanding shares of common stock of each of the six subsidiaries by issuing one Unit for each share of Timber Company common stock. Each Unit will represent one share of common stock of each Subsidiary. The Units will be evidenced by the certificates formerly representing shares of Timber Company common stock and new certificates representing the Units will not be issued.


Q.  WHEN AND WHERE ARE THE SPECIAL MEETINGS?

A. Plum Creek's special meeting and the special meeting of the holders of Timber Company common stock will each take place on August 15, 2001. The location of each special meeting is indicated on page 24 and 27.

Q.  WHEN DO YOU EXPECT THE MERGERS TO BE COMPLETED?

A. We are working towards completing the mergers as quickly as possible. We hope to complete the mergers by the end of 2001.

Q.  ARE THE MERGERS SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?

A. Yes. Before the completion of the mergers, Plum Creek and Georgia-Pacific must either fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the mergers will not be completed.

Q.  WHAT DO I NEED TO DO NOW?

A. Just mail your signed proxy card in the enclosed envelope or vote by telephone or the Internet, as soon as possible, so that your shares may be represented at your meeting. To ensure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q.  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A. Just send in a later-dated, signed proxy card to your company's Secretary or vote again by telephone or the Internet before your special meeting. Or, you can attend your special meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's Secretary before your special meeting.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME WITHOUT MY INSTRUCTIONS?

A. No. If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the proposals presented at your special meeting. Any such broker non-votes will have the effect of a vote against the proposals presented at your special meeting. You should therefore instruct your broker to vote your shares, following the directions provided by your broker.

Q. SHOULD THE HOLDERS OF TIMBER COMPANY COMMON STOCK SEND IN THEIR STOCK CERTIFICATES NOW?

A. No. After the mergers are completed, we will send holders of Units written instructions for exchanging the Timber Company stock certificates, which will represent the Units, for Plum Creek stock certificates.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

    Plum Creek stockholders may call Innisfree M&A Incorporated toll-free at 1-888-750-5834 for information about the proposals presented at the Plum Creek special meeting.

    The Timber Company shareholders may call D.F. King & Co. toll-free at 1-800-347-4750 for information about the proposals presented at The Timber Company special meeting.

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGERS FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGERS, YOU SHOULD READ CAREFULLY THIS JOINT PROXY STATEMENT/ PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 159). WE HAVE INCLUDED PAGE REFERENCES DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF EACH ITEM PRESENTED IN THIS SUMMARY. REFERENCES HEREIN TO THE MERGER AGREEMENT REFER TO THE MERGER AGREEMENT, AS AMENDED BY AMENDMENT NO. 1 TO THE MERGER AGREEMENT.



THE COMPANIES (PAGE 111)


Plum Creek Timber Company, Inc.
999 Third Avenue, Suite 2300
Seattle, Washington 98104
(206) 467-3600

    The principal business of Plum Creek, including for these purposes its wholly owned subsidiaries, is the growing, harvesting and marketing of timber and the management and operation of its timberlands. Plum Creek owns approximately 3.1 million acres and is one of the largest owners of private timberlands in the United States. These timberlands are located in four distinct regions of the United States.

    Generally, Plum Creek strives to enhance the value of its forest resources by:

    - improving the productivity of its timberlands through implementation of advanced forestry management practices;

    - promptly reforesting harvested timberlands and employing scientific and silvicultural advances that promote the growth of its trees;

    - being dedicated to environmental stewardship of its timberlands and subscribing to the principles and objectives of the American Forest and Paper Association's Sustainable Forestry Initiative(SM);

    - controlling harvesting costs;

    - sorting and merchandising logs to capture the highest value from each log; and

    - identifying, selling or exchanging non-strategic timberland properties and timberland properties with potentially higher value for purposes other than long-term timber production (such as conservation, residential or recreational uses).

    Plum Creek also engages in the manufacture of forest products such as lumber, high-grade plywood, and high-quality medium density fiberboard. Plum Creek's lumber products are targeted to domestic lumber retailers, such as retail home centers, for use in repair and remodeling projects, and also to the home construction, industrial and export markets. The company sells its high-grade plywood primarily in specialized industrial markets, including recreational boat, recreational vehicle and fiberglass-reinforced panel markets. Its plywood products are generally of higher quality than commodity construction grade products and command higher prices in these specialty markets. Plum Creek also supplies high-quality medium density fiberboard to markets in North America and the Pacific Rim. Medium density fiberboard products are sold primarily to distributors and door, molding, fixture and furniture manufacturers.

Georgia-Pacific Corporation--Timber Group
133 Peachtree Street, N.E.
Atlanta, Georgia 30303
(404) 652-4000

    The Timber Company's primary business is the growing, harvesting and marketing of timber and logs and the management and operation of its timberlands. The Timber Company, with access to approximately 4.7 million acres, is one of the largest owners of timberland in the United States. These timberlands are located in the southern United States, Oregon and the Appalachian and north central regions of the United States.

    Additionally, The Timber Company operates five world-class nurseries and manages hunting leases and mineral rights. The Timber Company also sells or exchanges timberlands that are marginally productive or more valuable for uses other than long-term timber production.

WHAT YOU WILL RECEIVE IN THE MERGERS (PAGE 72)

    If the redemption of all of the outstanding shares of Timber Company common stock and the mergers are completed, holders of Timber Company common stock will receive 1.37 shares of Plum Creek common stock in exchange for each Unit issued in connection with the redemption. No fractional shares of Plum Creek common stock will be issued. Instead, holders of Timber Company common stock will have the right to receive cash equal to the value of the fractional shares.

    Shares of Plum Creek common stock held by Plum Creek stockholders before the mergers will continue to remain outstanding after the mergers.

RECORD DATE FOR VOTING; REQUIRED VOTES (PAGES 24 AND 27)


    If you are a Plum Creek stockholder, you may vote at your special meeting if you owned shares of Plum Creek common stock or Plum Creek special voting common stock at the close of business on July 5, 2001. As of the close of business on that day, 68,572,009 shares of Plum Creek common stock and 634,566 shares of Plum Creek special voting common stock were outstanding.



    If you are a holder of Timber Company common stock, you may vote at your special meeting if you owned shares of Timber Company common stock at the close of business on July 5, 2001. As of the close of business on that day, 81,047,225 shares of Timber Company common stock were outstanding.



    Approval of the merger agreement and the transactions contemplated by the merger agreement and the asset transfer requires the affirmative vote of a majority of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock, voting together as a class, and a majority of the outstanding shares of special voting common stock, voting separately as a class. Approval of the proposed amendment to the certificate of incorporation to eliminate the classified board of directors requires the affirmative vote of 66 2/3% of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock, voting together as a class. Plum Creek stockholders will have one vote for each share of Plum Creek stock owned on the Plum Creek record date.



    The holders of all of the outstanding shares of Plum Creek special voting common stock, who also own approximately 24% of the outstanding shares of Plum Creek common stock and approximately 25% of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock voting together as a class, have agreed, subject to specified exceptions, to vote their shares of each class of stock in favor of (i) the merger agreement and the transactions contemplated by the merger agreement, (ii) the asset transfer and (iii) the amendment to Plum Creek's certificate of incorporation to eliminate Plum Creek's classified board of directors. They have also agreed to relinquish their rights to nominate individuals to the Plum Creek board of directors.

    To satisfy a condition of the merger agreement, an affirmative vote of a majority of the outstanding shares of Timber Company common stock is required to approve the merger agreement. Georgia-Pacific does not intend to waive this condition. Holders of Timber Company common stock will have one vote for each share of Timber Company common stock owned on The Timber Company record date.

RECOMMENDATION TO PLUM CREEK STOCKHOLDERS (PAGE 37)

    Plum Creek's board of directors believes that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interest of, Plum Creek and its stockholders and recommends that the Plum Creek stockholders vote FOR the merger agreement and the transactions contemplated by the merger agreement.


RECOMMENDATION TO HOLDERS OF TIMBER COMPANY COMMON STOCK (PAGE 41)


    Georgia-Pacific's board of directors believes that the redemption of all of the outstanding shares of Timber Company common stock and the mergers are advisable and fair to, and in the best interest of, Georgia-Pacific and its shareholders, taken as a whole, and recommends that holders of Timber Company common stock vote FOR the merger agreement.

PLUM CREEK'S REASONS FOR THE MERGERS (PAGE 37)

    Plum Creek's board of directors considered a number of factors in both approving the merger agreement and the transactions contemplated by the merger agreement and recommending it to Plum Creek stockholders, including the following factors:

    - the acquisition of The Timber Company will create the second largest private timberland owner in the United States;

    - the acquisition of The Timber Company will enhance Plum Creek's strategic and market position to a level that Plum Creek might not have been able to achieve alone; and

    - the acquisition of The Timber Company will encourage growth by expanding Plum Creek's customer base and creating new revenue sources.

    To review Plum Creek's reasons for the mergers in more detail, see pages 37 through 40.


GEORGIA-PACIFIC'S REASONS FOR THE MERGERS (PAGE 41)


    Georgia-Pacific's board of directors considered a number of factors in both approving the merger agreement and recommending it to the holders of Timber Company common stock, including the following factors:

    - the transaction would greatly simplify Georgia-Pacific's capital structure, eliminate a barrier to making acquisitions of companies that have timberlands, allow management to focus on its manufacturing business which would be particularly critical in light of the strategic re-positioning of Georgia-Pacific through the Fort James transaction, and relieve the debt attributed to The Timber Company, which was approximately $730 million as of March 31, 2001, adjusting for the transfer of an installment note and payment for the insurance policies;

    - the exchange ratio in relation to the historical and market trading prices for Timber Company common stock and Plum Creek common stock;

    - the mergers will create the second largest United States private timberland owner with the benefits referenced above under "Plum Creek's Reasons for the Mergers;" and

    - the board of directors' conclusion that the mergers would provide holders of Timber Company common stock the opportunity for continued equity participation in a larger entity with potentially increased market liquidity.


    To review Georgia-Pacific's reasons for the mergers in more detail, see pages 41 through 44.


OPINION OF PLUM CREEK'S FINANCIAL ADVISOR (PAGE 45)

    In deciding to approve the merger agreement and the transactions contemplated by the merger agreement, Plum Creek's board of directors considered the opinion of Goldman Sachs & Co., its financial advisor. Goldman Sachs delivered its oral opinion to Plum Creek's board of directors, subsequently confirmed in writing, that, based upon and subject to the various considerations set forth in the opinion, as of June 12, 2001, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Plum Creek. THIS OPINION IS ATTACHED AS ANNEX B OF THIS JOINT PROXY STATEMENT/PROSPECTUS. YOU SHOULD READ IT IN ITS ENTIRETY.

OPINION OF GEORGIA-PACIFIC'S FINANCIAL ADVISOR (PAGE 55)

    In deciding to approve the merger agreement, Georgia-Pacific's board of directors considered the opinion of Morgan Stanley & Co. Incorporated, its financial advisor. Morgan Stanley delivered an opinion to Georgia-Pacific's board of directors that, as of June 12, 2001, based upon and subject to the various considerations set forth in the opinion, (1) the redemption of all of the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, and the mergers pursuant to the merger agreement were fair from a financial point of view to Georgia-Pacific and
(2) the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Timber Company common stock. THIS OPINION IS ATTACHED AS ANNEX C OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. YOU SHOULD READ IT IN ITS ENTIRETY.

TAX CONSEQUENCES OF THE REDEMPTION AND THE MERGERS (PAGE 62)

    Plum Creek and Georgia-Pacific have received opinions from their respective tax counsel that the redemption of Timber Company common stock will generally be a tax-free transaction to Georgia-Pacific and will be tax-free to the holders of Timber Company common stock.

    Plum Creek and Georgia-Pacific have also received opinions from their respective tax counsel that each of the mergers will be tax-free to the holders of Timber Company common stock, except to the extent that they receive cash instead of fractional shares as merger consideration.

    Both opinions referenced above must be confirmed prior to the redemption and prior to the mergers.

    The Federal income tax consequences described above may not apply to some holders of Timber Company common stock in light of their individual circumstances. You should consult your tax advisor for a full undertanding of the tax consequences of the mergers to you.

INSURANCE POLICIES (PAGE 65)


    The Timber Company has obtained commitments for insurance from a number of insurers providing for a total of $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption of Timber Company common stock. If an insured tax loss is sustained by Georgia-Pacific, the insurers will be contractually obligated to indemnify Georgia-Pacific for such loss, up to the limits of the policies, subject to the terms, conditions and exclusions of the policies. The premium for the insurance policies, and any related expenses, will be paid by one or more of the Subsidiaries, up to a limit of $24.25 million in the aggregate. Any additional premium payments, which will be DE MINIMIS, will be paid by Georgia-Pacific.



    We expect that the insurance policies will have customary exclusions and conditions. In addition, the insurance policies would only cover the taxes of Georgia-Pacific if it is subject to tax on the redemption and would not cover any other possible tax issues associated with the transaction. If Georgia-Pacific were subject to tax on the redemption, the insurance policies will cover only a portion of the actual liability.



    In addition, the insurance policies would not cover any tax liability of a holder of Timber Company common stock either from the redemption or the mergers.



OWNERSHIP OF SHARES OF PLUM CREEK COMMON STOCK AFTER THE COMPLETION OF THE
  MERGERS (PAGES 38 AND 39)



    After the completion of the mergers, the former holders of Timber Company common stock will hold approximately 62% of the outstanding shares of Plum Creek common stock on a fully diluted basis, based on the number of outstanding shares of Plum Creek common stock as of July 5, 2001.


    The holders of all of the outstanding shares of Plum Creek special voting common stock have agreed to convert all of their shares of Plum Creek special voting common stock into shares of Plum Creek common stock, immediately prior to the completion of the mergers.

NO DISSENTERS' RIGHTS OF APPRAISAL (PAGE 71)

    Under Delaware law, Plum Creek stockholders will not have appraisal or dissenters' rights in connection with the mergers.

    Under Georgia law, Georgia-Pacific shareholders will not have appraisal or dissenters' rights in connection with the mergers.


ASSET TRANSFER (PAGE 91)



    Plum Creek is also asking its stockholders to approve the transfer of the assets acquired in the mergers to one or more of its subsidiaries. Approval of the asset transfer is not a condition to completing the mergers. The asset transfer cannot occur if the mergers are not completed.



    Plum Creek's board of directors recommends that Plum Creek stockholders vote FOR the asset transfer.



AMENDMENT TO PLUM CREEK'S CERTIFICATE OF INCORPORATION (PAGE 158)


    In addition to the vote on the merger agreement and the transactions contemplated by the merger agreement, Plum Creek's board of directors has proposed, and requests that the Plum Creek stockholders approve, an amendment to Plum Creek's certificate of incorporation. Currently, the certificate of incorporation requires that the nine members of Plum Creek's board of directors be divided equally into three classes serving three-year staggered terms, with one class of directors elected each year at Plum Creek's annual stockholders' meeting. The proposed amendment to the certificate of incorporation will eliminate this requirement, but will not affect the current term of any of the current members of Plum Creek's board of directors.

    Approval of the proposal to amend Plum Creek's certificate of incorporation to eliminate the classified board of directors requires the affirmative vote of 66 2/3% of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock, voting together as a single class.

    Plum Creek's board of directors recommends that the Plum Creek stockholders vote FOR the proposed amendment to the certificate of incorporation to eliminate the classified board of directors.

    Approval of this amendment to eliminate Plum Creek's classified board of directors is not a condition to completing the mergers and, conversely, approval of the merger agreement and the transactions contemplated by the merger agreement is not a condition to eliminating the classified board of directors.

CONDITIONS TO THE NOTICE OF REDEMPTION AND MERGERS (PAGE 80)

    CONDITIONS TO BE SATISFIED OR WAIVED ON OR PRIOR TO THE NOTICE OF REDEMPTION
     DATE

    The obligations of Plum Creek and Georgia-Pacific to effect the notice of redemption and the mergers are subject to satisfaction or waiver of a number of conditions on or prior to the notice of redemption date, including the following:


    - the receipt by each of Plum Creek and Georgia-Pacific of an opinion from its respective counsel, each dated as of the notice of redemption date, to the effect that the redemption of Timber Company common stock will qualify as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of the Internal Revenue Code and that the consummation of the mergers will not alter such conclusion;


    - the issuance and effectiveness of one or more binders for insurance policies providing a total of $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption of Timber Company common stock;

    - the approval by the Plum Creek stockholders of the merger agreement and the transactions contemplated by the merger agreement;

    - the approval by the holders of Timber Company common stock of the merger agreement;

    - the absence of legal prohibitions to the mergers;

    - the continued effectiveness of the registration statement relating to the Plum Creek shares to be issued in the mergers and approval of those shares for listing on the New York Stock Exchange and the Pacific Exchange;

    - neither of our respective counsel advising us that there is a substantial risk that principles that are similar to the principles of section 1374 of the Internal Revenue Code would apply to the cutting of timber transferred by the Subsidiaries to Plum Creek pursuant to the mergers during the ten-year period following the mergers; and

    - the receipt of assurances from Southeastern Asset Management, Inc. with respect to its intent concerning the shares of Timber Company common stock that it owns prior to the redemption and the shares of Plum Creek common stock that it will own as a result of the mergers so that any future transactions involving such stock will not cause section 355(e) of the Internal Revenue Code to apply to the transactions contemplated by the merger agreement.

    In addition, Plum Creek's obligation to effect the notice of redemption and the mergers depends on the satisfaction or waiver of a number of conditions, including the following:

    - the receipt by Plum Creek of the opinion of its counsel that the mergers will qualify as tax-free reorganizations and that Plum Creek will be subject to tax as a real estate investment trust, or REIT, after the mergers;

    - the Subsidiaries' earnings and profits not exceeding an agreed upon amount immediately prior to the redemption of all of the outstanding shares of Timber Company common stock;

    - the execution by Georgia-Pacific of the ancillary agreements contemplated by the merger agreement; and

    - the absence of an event which would reasonably be expected to have a material adverse effect on The Timber Company since the date of the merger agreement.

    In addition, Georgia-Pacific's obligation to effect the notice of redemption and the mergers depends on the satisfaction or waiver of a number of conditions, including the following:

    - the receipt by Plum Creek of an opinion from its counsel that Plum Creek will continue to be subject to tax as a REIT after the completion of the mergers;

    - the receipt by Georgia-Pacific of the opinion of its counsel that the mergers will qualify as tax-free reorganizations;

    - the execution by Plum Creek of the ancillary agreements contemplated by the merger agreement; and

    - the absence of an event which would reasonably be expected to have a material adverse effect on Plum Creek since the date of the merger agreement.

    CONDITIONS TO BE SATISFIED OR WAIVED ON OR PRIOR TO THE COMPLETION OF THE
     MERGERS

    Plum Creek's obligation to effect the mergers depends on the satisfaction or waiver of the following conditions:

    - the receipt by each of Plum Creek and Georgia-Pacific of an opinion from its respective counsel, each dated as of the date of the mergers, to the effect that the redemption of Timber Company common stock will qualify as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of the Internal Revenue Code, and that the consummation of the mergers will not alter such conclusion;

    - the effectiveness of one or more binders for insurance policies providing a total of $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption of Timber Company common stock;

    - the segregation of all of the assets and liabilities of The Timber Company in the Subsidiaries and the redemption of all of the outstanding shares of Timber Company common stock shall have occurred;

    - the absence of legal prohibitions to the mergers;

    - Southeastern Asset Management confirming the assurances it made with respect to its intent concerning the shares of Timber Company common stock it owns prior to the redemption and the shares of Plum Creek common stock that it will own as a result of the mergers; and

    - the termination of the rights granted pursuant to the Georgia-Pacific rights agreement with respect to Timber Company common stock.

    Georgia-Pacific's obligation to effect the mergers depends on the satisfaction or waiver of the following conditions:

    - the receipt by each of Plum Creek and Georgia-Pacific of an opinion from its respective counsel, each dated as of the date of the mergers, to the effect that the redemption of Timber Company common stock will qualify as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of the Internal Revenue Code, and that the consummation of the mergers will not alter such conclusion;

    - the effectiveness of one or more binders for insurance policies providing a total of $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption of Timber Company common stock;

    - the absence of legal prohibitions to the mergers; and

    - Southeastern Asset Management confirming the assurances it made with respect to its intentions concerning its shares of Timber Company common stock it owns prior to the redemption and the shares of Plum Creek common stock that it will own as a result of the mergers.

TERMINATION OF THE MERGER AGREEMENT; FEES PAYABLE (PAGES 84 AND 86)

    Plum Creek and Georgia-Pacific may agree to terminate the merger agreement at any time by written consent of both parties. In addition, either Plum Creek or Georgia-Pacific may terminate the agreement if:

    - a decree or order from a court or governmental authority prevents completion of the mergers;

    - the mergers are not completed by April 8, 2002, provided that Georgia-Pacific may extend the April 8, 2002 date up to six months if a specified tax condition exists;

    - the Plum Creek stockholders fail to approve the merger agreement and the transactions contemplated by the merger agreement; or

    - the holders of Timber Company common stock fail to approve the merger agreement.

    Plum Creek may terminate the merger agreement:

    - on or prior to the notice of redemption date, based on (1) a material breach by Georgia-Pacific of a representation or covenant, (2) the inability of tax counsel to either Plum Creek or Georgia-Pacific to deliver its respective opinion to the effect that the redemption of Timber Company common stock will be governed by sections 355(a) and (c) and, if applicable, section 361(c) of the Internal Revenue Code and that the consummation of the mergers will not alter such conclusion, or (3) the occurrence of an event which would reasonably be expected to have a material adverse effect on The Timber Company;

    - on or prior to the notice of redemption date, if Georgia-Pacific's board of directors has not recommended or has modified its recommendation of the mergers, the merger agreement or the transactions contemplated by the merger agreement in a manner adverse to Plum Creek; or

    - upon its payment of a $100 million termination fee to Georgia-Pacific if Plum Creek's board of directors determines that approving and entering into an agreement with a third party to acquire any interest in Plum Creek would result in a more favorable transaction to its stockholders.

    Georgia-Pacific may terminate the merger agreement:

    - on or prior to the notice of redemption date, based on (1) a material breach by Plum Creek of a representation or covenant, (2) the inability of tax counsel to either Georgia-Pacific or Plum Creek to deliver its respective opinion to the effect that the redemption of Timber Company common stock will be governed by sections 355(a) and (c) and, if applicable, section 361(c) of the Internal Revenue Code and that the consummation of the mergers will not alter such conclusion, or (3) the occurrence of an event which would reasonably be expected to have a material adverse effect on Plum Creek;

    - on or prior to the notice of redemption date, if Plum Creek's board of directors has not recommended or has modified its recommendation of the mergers, the merger agreement or the transactions contemplated by the merger agreement in a manner adverse to Georgia-Pacific;

    - upon its payment of a $100 million termination fee to Plum Creek if Georgia-Pacific's board of directors determines that approving and entering into an agreement with a third party to acquire any interest of The Timber Company would result in a more favorable transaction to its shareholders; or

    - upon its payment of a $100 million termination fee to Plum Creek if Georgia-Pacific is unable to obtain an opinion of a nationally recognized investment banking or appraisal firm that, after the redemption of all of the outstanding shares of Timber Company common stock, Georgia-Pacific will be able to pay its debt when they come due and its assets will exceed the sum of its liabilities.

    Plum Creek has agreed to pay Georgia-Pacific a termination fee in the amount of $100 million if:

    - Georgia-Pacific terminates the merger agreement based upon Plum Creek's board of directors not recommending or modifying its recommendation of the mergers, the merger agreement and the transactions contemplated by the merger agreement in a manner adverse to Georgia-Pacific; or

    - either Georgia-Pacific or Plum Creek terminates the merger agreement based upon the Plum Creek stockholders not approving the merger agreement and the transactions contemplated by the merger agreement and
      (1) Georgia-Pacific is not in material breach of the merger agreement,
      (2) a bona fide proposal to acquire Plum Creek has been publicly announced prior to the Plum Creek stockholder meeting, and (3) Plum Creek enters into an agreement with respect to a bona fide proposal within nine months of such termination.

    Georgia-Pacific has agreed to pay Plum Creek a termination fee in the amount of $100 million if:

    - Plum Creek terminates the merger agreement based upon Georgia-Pacific's board of directors not recommending or modifying its recommendation of the mergers, the merger agreement and the transactions contemplated by the merger agreement in a manner adverse to Plum Creek; or

    - either Georgia-Pacific or Plum Creek terminates the merger agreement based upon the holders of Timber Company common stock not approving the merger agreement and (1) Plum Creek is not in material breach of the merger agreement, (2) a bona fide proposal involving The Timber Company has been publicly announced prior to the meeting of the holders of Timber Company common stock, and (3) Georgia-Pacific enters into an agreement with respect to a bona fide proposal within nine months of such termination.


COMPARISON OF RIGHTS OF HOLDERS OF PLUM CREEK COMMON STOCK AND TIMBER COMPANY COMMON STOCK (PAGE 115)


    Plum Creek's certificate of incorporation and bylaws and Georgia-Pacific's articles of incorporation and bylaws vary. In particular, Timber Company common stock is a "letter stock" of Georgia-Pacific, which tracks the performance of The Timber Company, while Plum Creek does not have a letter stock structure, and after the mergers, will have only one class of common stock. Plum Creek is incorporated under the laws of the State of Delaware and Georgia-Pacific is incorporated under the laws of the State of Georgia. As a result of the above factors, the holders of Timber Company common stock will have different rights as Plum Creek stockholders.

ACCOUNTING TREATMENT (PAGE 65)

    The mergers will be accounted for using the purchase method of accounting.

SELECTED HISTORICAL FINANCIAL DATA OF PLUM CREEK

    Plum Creek is providing the following information to aid you in your analysis of the financial aspects of the mergers. Plum Creek derived the information for each of the years in the period ending December 31, 2000 from, and such information should be read in conjunction with, its historical audited financial statements. Plum Creek derived the financial information for the three months ended March 31, 2001, and as of March 31, 2001, from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of results. The operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. This information is only a summary and you should read it in conjunction with Plum Creek's consolidated/ combined financial statements and notes thereto contained in Plum Creek's 2000 annual report on Form 10-K which has been incorporated into this joint proxy statement/prospectus by reference.

                                  AS OF AND
                                FOR THE THREE              AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                 MONTHS ENDED       --------------------------------------------------------
                             MARCH 31, 2001(1)(2)   2000(1)(3)   1999(1)(4)   1998(5)      1997     1996(6)
                             --------------------   ----------   ----------   --------   --------   --------
                                                 (IN MILLIONS, EXCEPT PER SHARE/LP UNIT)
Revenues...................        $  161.3           $ 209.1      $ 479.6    $  736.7   $  758.6   $  667.4
Income before Cumulative
  Effect of Accounting
  Change...................            51.1             131.9        113.4        75.4      111.7      223.6
Income before Cumulative
  Effect of Accounting
  Change per Share/LP
  Unit.....................            0.74              1.91         1.72        0.90       1.72       4.71
Cash Distributions Declared
  per Share/LP Unit........            0.57              2.28         2.28        2.28       2.20       2.02
Total Assets...............         1,400.6           1,250.1      1,250.8     1,438.2    1,330.9    1,336.4
Total Debt.................           810.7             662.0        649.1       961.0      763.4      780.8

------------------------

(1) Revenues, Total Assets and Total Debt as of and for the three months ended March 31, 2001 are not comparable with the financial results as of and for the years ended December 31, 2000 and 1999 as a result of the purchase of the voting stock of the unconsolidated subsidiaries on January 1, 2001. Similarly, Revenues, Total Assets and Total Debt as of and for the years ended December 31, 2000 and 1999 were not comparable with the financial results of the prior years as a result of Plum Creek's July 1, 1999 conversion to a REIT. See Notes 1 and 16 of the Notes to Plum Creek's 2000 Financial Statements.

(2) Results of operations includes non-operating income gain of $24.7 million related to the sale of approximately 44,000 acres of timberlands in Washington.

(3) Results of operations includes a non-operating income gain of $49.5 million related to the sale of approximately 90,000 acres of timberlands in Idaho.

(4) During 1999, Plum Creek changed its accounting policy for reforestation costs. See Note 1 of the Notes to Financial Statements.

(5) Results include the impact of an acquisition of 905,000 acres of timberland in Maine on November 12, 1998.

(6) Included in 1996 results of operations was a gain of $105.7 million related to the sale of 107,000 acres of timberlands in Washington and Idaho and the impact from that sale from October 12, 1996. Results also include the impact of the acquisition from Riverwood International Corporation of 538,000 acres of timberland and related assets in Louisiana and Arkansas from October 19, 1996.

SELECTED HISTORICAL FINANCIAL DATA OF THE TIMBER COMPANY

    The Timber Company is providing the following information to aid you in your analysis of the financial aspects of the mergers. The Timber Company derived the information for each of the years in the period ending December 30, 2000 from, and should be read in conjunction with, its audited financial statements for these fiscal years contained elsewhere in this joint proxy statement/prospectus. The Timber Company derived the financial information for the three months ended March 31, 2001, and as of March 31, 2001, from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of results. The operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 29, 2001. This information is only a summary and you should read it in conjunction with The Timber Company's historical audited financial statements and related notes contained on pages F-1 through F-29 of this joint proxy statement/prospectus.

                                             AS OF AND                    AS OF AND FOR THE YEAR ENDED
                                           FOR THE THREE   -----------------------------------------------------------
                                           MONTHS ENDED    DECEMBER 30,   JANUARY 1,             DECEMBER 31,
                                             MARCH 31,     ------------   -----------   ------------------------------
                                               2001            2000         2000(1)     1998(2)    1997(3)      1996
                                           -------------   ------------   -----------   --------   --------   --------
                                                           (IN MILLIONS, EXCEPT PER SHARE)
Revenues.................................     $  113.0       $  394.0      $  522.0     $  541.0   $  551.0   $  547.0
Income before Extraordinary Items........         36.0          162.0         398.0        182.0      215.0      127.0
Income before Extraordinary Items Basic
  Pro Forma per Share....................         0.33           1.47
Income before Extraordinary Items Diluted
  Pro Forma per Share....................         0.32           1.46
Cash Distributions Declared per
  Share(4)...............................
Total Assets.............................      1,628.0        1,619.0       1,521.0      1,173.0    1,171.0    1,326.0
Total Debt...............................        621.0          640.0         970.0        983.0      971.0    1,316.0

------------------------

(1) During 1999, The Timber Company sold approximately 390,000 acres of timberlands in New Brunswick, Canada, approximately 440,000 acres of timberlands in Maine and 194,000 acres in California for a purchase price of $489 million and recognized a pretax gain of $355 million ($215 million after taxes).

(2) During 1998, The Timber Company sold its real estate development properties located in South Carolina and Florida for $18 million, resulting in a pretax gain of $1 million. Also in 1998, The Timber Company completed the sale of approximately 61,000 acres of timberlands located in West Virginia, resulting in a pretax gain of $24 million ($14 million after taxes).

(3) During 1997, The Timber Company sold 127,000 acres of timberlands located in California for $270 million, resulting in pretax gain of $114 million
    ($71 million after taxes).

(4) Because The Timber Company was a division of Georgia-Pacific, historically it has paid no dividends. However, Timber Company common stock, a letter stock of Georgia-Pacific that tracked the performance of The Timber Company, paid an annual dividend of $1.00 per share.


SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA (PAGE 93)



    The following selected unaudited pro forma combined financial information has been derived from and should be read with the Unaudited Pro Forma Condensed Combined Financial Statements and related notes on pages 93 through 103. This information is based on the historical consolidated/ combined balance sheets and related historical consolidated/combined statements of income of Plum Creek and The Timber Company, giving effect to the redemption and the mergers using the purchase method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Plum Creek will experience after the mergers.

                                                           PRO FORMA
                                                       AS OF AND FOR THE       PRO FORMA
                                                         THREE MONTHS           FOR THE
                                                             ENDED            YEAR ENDED
                                                        MARCH 31, 2001     DECEMBER 31, 2000
                                                       -----------------   -----------------
                                                          (IN MILLIONS, EXCEPT PER SHARE)
Revenues.............................................      $  278.9            $1,203.5
Income before Extraordinary Items....................          93.6               345.0
Income before Extraordinary Items Pro Forma per
  Share..............................................          0.52                1.92
Total Assets.........................................       4,092.8
Total Debt...........................................       1,601.0

SELECTED UNAUDITED COMPARATIVE PER SHARE INFORMATION

    Presented below are the income from continuing operations, cash dividends and book value per common share data for Plum Creek on a pro forma combined basis, for The Timber Company on a pro forma historical basis and equivalent basis giving effect to the split off and recapitalization to reflect the merger with Plum Creek, and for Plum Creek on an historical basis.


    We derived the pro forma data for Plum Creek by combining the historical consolidated/combined financial information of Plum Creek and The Timber Company using the purchase method of accounting for business combinations as described under "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 93.



    You should read the information below together with our respective historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the Securities and Exchange Commission. To obtain copies of these documents, see "Where You Can Find More Information" on page 159. We have provided the unaudited pro forma combined information below for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that we would have achieved had our companies always been combined or the future results that Plum Creek will experience after the mergers.

                                                              AS OF AND
                                                               FOR THE
                                                                THREE
                                                                MONTHS
                                                                ENDED        YEAR ENDED
                                                              MARCH 31,     DECEMBER 31,
                                                                 2001           2000
                                                              ----------   --------------
PRO FORMA COMBINED
Income from Continuing Operations:
  Combined Pro Forma........................................    $ 0.52         $ 1.92
Dividends:
  Combined Pro Forma........................................    $ 0.57         $ 2.28
Book Value:
  Combined Pro Forma........................................    $12.82
THE TIMBER COMPANY
Income from Continuing Operations:
  Historical Pro Forma(1)...................................    $ 0.45         $ 2.01
  Equivalent Pro Forma(2)...................................    $ 0.33         $ 1.47
Dividends:(3)
Book Value:
  Historical Pro Forma(1)...................................    $ 2.13
  Equivalent Pro Forma(2)...................................    $ 1.56
PLUM CREEK TIMBER COMPANY, INC.
Income from Continuing Operations:
  Historical................................................    $ 0.74         $ 1.91
Dividends:
  Historical................................................    $ 0.57         $ 2.28
Book Value:
  Historical................................................    $ 7.49

------------------------------
(1) Historical pro forma amounts give effect to the redemption of the outstanding shares of Timber Company common stock to the holders of Timber Company common stock on a one-for-one basis. Historical pro forma calculations are based on 80,594,330 shares.

(2) Based on 110,414,232 shares giving effect to the redemption of all of the outstanding shares of Timber Company common stock and the mergers. The calculation of the 110,414,232 shares assumes the exchange of 1.37 shares of Plum Creek common stock for each share of Timber Company common stock.

(3) Because The Timber Company was a division of Georgia-Pacific, historically it has paid no dividends. However, Timber Company common stock, a letter stock of Georgia-Pacific that tracked the performance of The Timber Company, paid an annual dividend of $1.00 per share ($0.73 per share if adjusted for the redemption and the mergers).

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION THAT WE HAVE INCLUDED AND INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, YOU SHOULD READ AND CONSIDER THE INFORMATION BELOW AS WELL AS ALL OTHER INFORMATION PROVIDED TO YOU IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING INFORMATION IN THE SECTION OF THIS JOINT PROXY STATEMENT/PROSPECTUS ENTITLED "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS," IN EVALUATING THE PROPOSALS TO BE VOTED ON AT YOUR SPECIAL MEETING.

RISK FACTORS APPLICABLE TO THE MERGERS

    HOLDERS OF UNITS WILL RECEIVE 1.37 SHARES OF PLUM CREEK COMMON STOCK DESPITE CHANGES IN THE MARKET VALUE OF PLUM CREEK COMMON STOCK OR TIMBER COMPANY COMMON STOCK

    Each Unit (each representing a redeemed share of Timber Company common stock) will be exchanged for 1.37 shares of Plum Creek common stock upon completion of the mergers. This exchange ratio is a fixed number and will not be adjusted for changes in the market price of either Timber Company common stock or Plum Creek common stock. Neither Georgia-Pacific nor Plum Creek is permitted to terminate the merger agreement solely because of changes in the market price of Plum Creek common stock. Consequently, the specific dollar value of Plum Creek common stock to be received by the holders of Units will depend on the market value of Plum Creek common stock at the time the mergers are completed and may increase or decrease from the date of this joint proxy statement/prospectus or the date you submit your proxy. You are urged to obtain recent market quotations for Plum Creek common stock and Timber Company common stock. We cannot predict or give any assurances as to the market price of Plum Creek common stock at any time before or after the mergers. The price of Plum Creek common stock and Timber Company common stock may vary because of factors such as:

    - possible changes in the business, operating results or prospects of Plum Creek or The Timber Company;

    - market assessments of the likelihood that the mergers will be completed and that The Timber Company will be integrated effectively into Plum Creek;

    - the timing of the completion of the mergers;

    - market assessments of the prospects of post-merger operations and synergies;

    - potential changes in the regulatory environment; and

    - general market and economic conditions.

    THE EXPECTED BENEFITS OF INTEGRATING THE OPERATIONS OF PLUM CREEK AND THE TIMBER COMPANY MAY NOT BE REALIZED

    Plum Creek, as the surviving corporation in the mergers, expects to maintain the existing business of Plum Creek and The Timber Company and to realize modest cost savings and other synergies from the mergers. Nevertheless, Plum Creek's success in maintaining its business and in realizing these cost savings and synergies, and the timing of this realization, depends on the quality and speed of the integration process. There are numerous systems that must be integrated, including information systems, purchasing, accounting and finance, sales, billing, payroll and regulatory compliance. Plum Creek, as the surviving corporation, may experience difficulty maintaining its business and may not realize the cost savings and synergies from integrating the operations of Plum Creek and The Timber Company following completion of the mergers as fully or as quickly as it expects for a number of reasons, including:

    - Plum Creek's increased size and the resulting complexity of its organization;

    - potential errors in planning or executing the integration; and

    - the occurrence of unexpected events such as changes in the markets in which Plum Creek operates.

    If Plum Creek is unable to integrate effectively the operations of Plum Creek and The Timber Company in a timely and efficient manner, then some or all of the benefits of the mergers may be delayed or may not be realized and, as a result, Plum Creek's operating results and the market price of Plum Creek common stock may be adversely affected. In particular, if the integration is not done in a timely and efficient manner:

    - key personnel may be lost; and

    - current customers may not be retained.

    In addition, the attention and effort devoted to integrating the businesses of Plum Creek and The Timber Company could have the effect of diverting management's attention from other matters, and could potentially harm the business and operating results of Plum Creek.

TAX RISK FACTORS

    A more complete discussion of the relevant provisions of Federal income tax law appears under "The Mergers--Certain Tax Consequences of the Mergers" on page 62 and should be read in conjunction with the following tax risk factors.

    IF THE REDEMPTION DID NOT QUALIFY FOR TAX-FREE TREATMENT, GEORGIA-PACIFIC AND THE HOLDERS OF TIMBER COMPANY COMMON STOCK WOULD BE SUBJECT TO TAX

    Plum Creek and Georgia-Pacific have received opinions from their respective tax counsel that the redemption of Timber Company common stock and the mergers will generally be treated as tax-free transactions for Federal income tax purposes, that is that the redemptions will be eligible for treatment under section 355 of the Internal Revenue Code of 1986, as amended. See "The Mergers--Certain Tax Consequences of the Mergers." In rendering their respective tax opinions, tax counsel noted that the redemption presents novel factual and legal issues and that the conclusions in their opinions depend heavily on representations from officers of Plum Creek and Georgia-Pacific. In addition, Plum Creek and Georgia-Pacific sought a ruling from the Internal Revenue Service with respect to the treatment of the redemption as a tax-free exchange under section 355 of the Internal Revenue Code. The Internal Revenue Service exercised its discretion not to issue the ruling on the basis that the evidence proffered in support of the business purposes for the redemption and the mergers did not meet the high standard that the published procedures of the Internal Revenue Service require taxpayers to satisfy in order to receive favorable rulings. It is not possible to predict whether the efforts of the parties to obtain a ruling will cause the redemption to be subject to greater scrutiny or challenge by the Internal Revenue Service. Although tax counsel have issued the opinions described in "The Mergers--Certain Tax Consequences of the Mergers," such opinions are not binding on the Internal Revenue Service or the courts and no assurance can be given that the Internal Revenue Service would not challenge the transactions and that, if the Internal Revenue Service did so, it would not be upheld by a court.


    If, for any reason, the redemption were not eligible for treatment under section 355 of the Internal Revenue Code, Georgia-Pacific would recognize taxable gain on the redemption in an amount approximately equal to the value of the Subsidiaries at the time of the redemption. Under the tax matters agreement, Plum Creek would generally be responsible for 50% of such liability, in excess of the proceeds of the insurance policies. Assuming that the price of Plum Creek common stock on the record date was the correct measure of the fair market value of the Subsidiaries, and assuming that Georgia-Pacific has little or no tax basis in the stock of the Subsidiaries, the Federal income tax liability would be approximately $1.0 billion, excluding interest and any penalties.


    If the redemption were not eligible for treatment under section 355 of the Internal Revenue Code, the holders of Timber Company common stock would also be subject to tax on the redemption. Provided that the holders of Timber Company common stock own no other stock in Georgia-Pacific (or have relatively small holdings), such holders would have gain (or loss) equal to the difference between the fair market value of the stock of the Subsidiaries and their tax basis in the shares of Timber Company common stock exchanged therefor. If the shares of Timber Company common stock have been held for more than one year as a capital asset, such gain or loss would be long term capital gain or loss.

    THE INSURANCE POLICIES WILL NOT COVER ALL CIRCUMSTANCES UNDER WHICH THE SEPARATION AND REDEMPTION COULD BECOME TAXABLE TO GEORGIA-PACIFIC AND WILL NOT COVER ALL OF THE POTENTIAL TAX LIABILITY


    The Timber Company has obtained commitments for insurance from a number of major insurance companies providing a total of $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption. We expect that the insurance policies generally will only cover the risk that the legal analysis of the redemption is not accepted by the Internal Revenue Service or the courts. If, for example, the redemption were subject to tax because the representations of Plum Creek or Georgia-Pacific were untrue or incorrect, Georgia-Pacific would likely not be able to collect under the terms of the insurance policies. For a discussion of expected exclusions from coverage under the insurance policies, see "The Mergers--Insurance Policies." The insurance policies will not cover any tax liability of a holder of Timber Company common stock either from the redemption or the mergers. In addition, subject to specified exceptions, Georgia-Pacific and Plum Creek may not settle a claim relating to an insured tax loss without the consent of the insurers.


    PLUM CREEK WILL HAVE TO ABIDE BY POTENTIALLY SIGNIFICANT RESTRICTIONS WITH RESPECT TO ISSUANCES OF ITS EQUITY SECURITIES FOR TWO YEARS AFTER THE MERGERS

    Even if the redemption otherwise qualifies for tax-free treatment under section 355 of the Internal Revenue Code, Georgia-Pacific may, nevertheless, be subject to tax under section 355(e) of the Internal Revenue Code if acquisitions or issuances of Plum Creek stock following the mergers cause the former holders of the Timber Company common stock to own less than a majority of the outstanding shares of Plum Creek common stock. In particular, section 355(e) of the Internal Revenue Code will apply if such issuances or acquisitions occur as part of a plan or series of related transactions that include the redemption. For this purpose, any acquisitions or issuances of Plum Creek stock within two years after the mergers are presumed to be part of such a plan, although Georgia-Pacific or Plum Creek may be able to rebut that presumption. If such an issuance or acquisition of Plum Creek stock triggers the application of section 355(e) of the Internal Revenue Code, Georgia-Pacific would recognize taxable gain on the redemption, but the redemption would generally be tax-free to each holder of Timber Company common stock. Under the tax matters agreement between Georgia-Pacific and Plum Creek, Plum Creek would be required to indemnify Georgia-Pacific against that taxable gain if it were triggered by an acquisition or issuance of Plum Creek stock. See "Ancillary Arrangements--Tax Sharing Agreement." Upon completion of the mergers, former holders of Timber Company common stock will own approximately 62% of the outstanding shares of Plum Creek common stock.

    Because of the change in control limitation imposed by section 355(e) of the Internal Revenue Code, Plum Creek may be limited in the amount of stock that it can issue to make acquisitions or to raise additional capital in the two years subsequent to the mergers. Also, Plum Creek's indemnity obligation to Georgia-Pacific might discourage, delay or prevent a change of control that Plum Creek stockholders may consider favorable.

    PLUM CREEK MAY BE SUBJECT TO CORPORATE LEVEL TAX ON THE SALE OF TIMBER PURSUANT TO TIMBER CUTTING CONTRACTS

    If Plum Creek acquires an asset from a corporation in a tax-free transaction (including assets acquired pursuant to the mergers or transactions similar to the mergers), it must make an election to pay corporate level Federal income tax with respect to the appreciation that exists in the acquired asset (I.E., the excess of the fair market value of the asset over its adjusted tax basis) at the time of the acquisition (the "built-in gains tax") if the asset is sold within the 10-year period following the acquisition. See "Federal Income Taxation of Plum Creek and Its Stockholders--Taxation of Plum

Creek as a REIT." Plum Creek intends to take the position that the income it derives from the harvesting and sale of timber pursuant to timber cutting contracts (as opposed to the gain derived from the sale of timberlands it acquired in the mergers) will not be subject to the built-in gains tax. Although this position is not entirely free from doubt, it is consistent with the conclusion reached by the Internal Revenue Service in a Technical Advice Memorandum and numerous private letter rulings that were issued to other taxpayers. The Internal Revenue Service announced, however, that it intends to revisit this issue. Although it is difficult to predict whether the Internal Revenue Service will change its position on this issue, or when notice of such a change, if any, would be issued, Plum Creek believes that any such change issued by the Internal Revenue Service should only apply prospectively and should not affect the income derived by Plum Creek from the harvesting of timber acquired pursuant to the mergers.

    If the built-in gains tax were to apply to Plum Creek's harvesting and sale of timber, a substantial portion of Plum Creek's income would be subject to double taxation (I.E., at the entity and shareholder levels) for the 10-year period following the mergers, and as a result, Plum Creek's operating results and the market price of Plum Creek common stock would be adversely affected.

RISK FACTORS APPLICABLE TO THE BUSINESS OF PLUM CREEK AFTER THE COMPLETION OF
  THE MERGERS

    THE CYCLICAL NATURE OF THE FOREST PRODUCTS INDUSTRY COULD ADVERSELY AFFECT RESULTS OF OPERATIONS OF PLUM CREEK

    Plum Creek's results of operations are affected by the cyclical nature of the forest products industry. Prices and demand for logs and manufactured wood products are subject to cyclical fluctuations. The demand for logs and wood products is primarily affected by the level of new residential construction activity and, to a lesser extent, repair and remodeling activity and other industrial uses. The demand for logs is also affected by the demand for wood chips in the pulp and paper markets. These activities are, in turn, subject to fluctuations due to, among other factors:

    - changes in domestic and international economic conditions;

    - interest rates;

    - population growth and changing demographics; and

    - seasonal weather cycles (e.g., dry summers, wet winters).

    Decreases in the level of residential construction activity generally reduce demand for logs and wood products. This results in lower revenues, profits and cash flows. In addition, Plum Creek's results of operations may be subject to global economic changes as global supplies of wood fiber shift in response to changing economic conditions. Changes in global economic conditions that could affect Plum Creek's results of operations include, but are not limited to, new timber supply sources and changes in currency exchange rates, foreign and domestic interest rates and foreign and domestic trade policies.


    Also, industry-wide increases in the supply of logs and wood products have led in general to the downward pressure on prices during the past twelve months. In response to a favorable price environment during much of fiscal year 1999, many timber companies increased production volumes for logs and wood products. However, this increased production, coupled with a modest decline in demand for these products in general, has led to oversupply and lower prices. This condition may continue to impact Plum Creek's business after the completion of the mergers.


    In addition, the market for and ability to sell non-strategic timberlands and timberland properties that have higher and better uses can have a significant effect on Plum Creek's results of operations. Market demand for timberlands generally and higher and better use timberlands may decrease and adversely affect Plum Creek's results of operations.

    Historically, Canada has been a significant source of lumber for the United States market, particularly in the new home construction market. However, in 1995, the United States and Canadian governments entered into a five-year lumber trade agreement that became effective April 1, 1996. This agreement was intended to limit the volume of Canadian lumber exported into the United States through the assessment of an export tariff on annual lumber exports to the United States in excess of certain levels from the four major producing Canadian provinces. The agreement expired in April 2001, and it is uncertain whether it will be renewed or whether a similar agreement will be entered into between the two countries. Following expiration of the agreement, a U.S. industry coalition brought antidumping lawsuits against Canadian exporters. As a result, inventories in Canada of lumber intended for export to the U.S. market have increased. If the lawsuits are not successful, or if a similar trade agreement between the two countries is not ultimately executed, then a significant increase in the supply of lumber to U.S. markets from Canadian sources could result, which could increase downward pressure on lumber and log prices.

    THE FOREST PRODUCTS INDUSTRY IS HIGHLY COMPETITIVE

    The forest products industry is highly competitive in terms of price and quality. Wood products are subject to increasing competition from a variety of substitute products, including non-wood and engineered wood products. For example, plywood markets are subject to competition from oriented strand board, and U.S. lumber and log markets are subject to competition from other worldwide suppliers.

    PLUM CREEK'S CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE

    On July 1, 1999, Plum Creek converted from a master limited partnership to a REIT. REITs are required to distribute 90% of their net taxable ordinary income. However, unlike ordinary income such as rent, the Internal Revenue Code does not require REITs to distribute capital gain income. Accordingly, Plum Creek does not believe that the Internal Revenue Code will require Plum Creek to distribute any material amounts of cash given that the majority of its income comes from timber sales, which are treated as capital gains. Plum Creek's board of directors, in its sole discretion, determines the amount of the quarterly distributions to be provided to Plum Creek stockholders based on consideration of a number of factors including, but not limited to, Plum Creek's results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments, future acquisitions and divestitures, harvest levels, changes in the price and demand for Plum Creek's products and the general market demand for timberlands and those timberland properties that have higher and better uses. Consequently, Plum Creek's distribution levels may fluctuate.

    Notwithstanding the foregoing, Plum Creek will be required, by January 31, 2002, to distribute the earnings and profits acquired from the Subsidiaries. As a result of this requirement, a portion of the distribution that would otherwise be a return of capital or capital gain to Plum Creek stockholders will be ordinary income for Federal income tax purposes. If the mergers are completed in 2001 and Plum Creek fails to distribute an amount equal to the Subsidiaries' earnings and profits on or before January 31, 2002, Plum Creek might be subject to adverse tax consequences. Plum Creek expects that it may have to make a special distribution in December, 2001 or, alternatively, it may accelerate a dividend regularly scheduled for payment in the year 2002 and pay it no later than January 31, 2002. Based on the amounts anticipated to be distributed to stockholders after consummation of the mergers in 2001, Plum Creek expects that, even if the earnings and profits of the Subsidiaries were subsequently adjusted upward by the Internal Revenue Service, the amounts distributed would exceed such earnings and profits. Nevertheless, such an adjustment may give rise to the imposition of the 4% excise tax on the excess of income required to be distributed over the amounts treated as distributed after application of the earnings and profits rule. See "Federal Income Taxation of Plum Creek and its Stockholders--Distribution of Acquired Earnings and Profits."

    PLUM CREEK'S ABILITY TO HARVEST TIMBER MAY BE SUBJECT TO LIMITATIONS WHICH COULD ADVERSELY AFFECT ITS OPERATIONS

    Weather conditions, timber growth cycles, access limitations and regulatory requirements associated with the protection of wildlife and water resources may restrict harvesting of timberlands, as may other factors, including damage by fire, insect infestation, disease, prolonged drought and other natural disasters. Although damage from such natural causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage affecting Plum Creek's timberlands will in fact be so limited. As is common in the forest products industry, Plum Creek does not maintain insurance coverage with respect to damage to its timberlands.

    Much of Plum Creek's Northwest timberlands are intermingled with sections of Federal land managed by the United States Forest Service. In many cases, access is only, or most economically, achieved through a road or roads built across adjacent Federal land. In order to access these intermingled timberlands, Plum Creek has obtained from time to time either temporary or permanent access rights across Federal lands. This process has often been, and will likely continue to be, affected by, among other things, the requirements of the Endangered Species Act, the National Environmental Policy Act and the Clean Water Act. Access and regulatory restrictions may delay or prevent Plum Creek from harvesting some of its timberlands.

    Plum Creek's revenues, net income and cash flow from its operations are dependent to a significant extent on the pricing of its products and its continued ability to harvest timber at adequate levels. In addition, Plum Creek's ability to accelerate the harvest of significant amounts of timber in order to fund distributions to stockholders may be limited by the terms of its long-term debt agreements and lines of credit.

    PROVISIONS IN PLUM CREEK'S CERTIFICATE OF INCORPORATION AND DELAWARE LAW MAY PREVENT A CHANGE IN CONTROL

    Some provisions of Plum Creek's certificate of incorporation may discourage a third party from seeking to gain control of Plum Creek. For example, the ownership limitations described in its certificate of incorporation could have the effect of delaying, deferring, or limiting a change of control in which holders of common stock might receive a premium for their shares over the then prevailing market price. The following is a summary of provisions of Plum Creek's certificate of incorporation which may have this effect.

    THE OWNERSHIP LIMIT

    In order for Plum Creek to maintain its qualification as a REIT, not more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code. For the purpose of preserving its REIT qualification, Plum Creek's certificate of incorporation prohibits ownership either directly or under the applicable attribution rules of the Internal Revenue Code of more than 5% of the lesser of the total number of shares of common stock outstanding or the value of the outstanding shares of common stock by any stockholder other than by some designated persons agreed to by Plum Creek or as set forth in Plum Creek's certificate of incorporation (the "Ownership Limit"). The Ownership Limit may have the effect of discouraging an acquisition of control of Plum Creek without the approval of its board of directors.

    The Ownership Limit in Plum Creek's certificate of incorporation also restricts the transfer of Plum Creek common stock. For example, any transfer of Plum Creek equity is null and void if the transfer would:

    - result in any person owning, directly or indirectly, equity in excess of the Ownership Limit;

    - result in Plum Creek equity being owned, directly or indirectly, by fewer than 100 persons;

    - result in Plum Creek being "closely held" (as defined in the Internal Revenue Code);

    - result in Plum Creek failing to qualify as a "domestically controlled REIT" (as defined in the Internal Revenue Code); or

    - otherwise cause Plum Creek to fail to qualify as a REIT.


These transfer restrictions, however, allow specific persons designated in Plum Creek's certificate of incorporation to beneficially own, in the aggregate, up to 27% of Plum Creek's outstanding common stock. This exception will be permanently reduced to the extent that these persons sell their shares of common stock or to the extent that new issuances of common stock reduce their percentage of beneficial ownership. This limitation will be reduced to approximately 10% after the mergers. In addition, Plum Creek's board of directors has agreed, subject to the receipt of acceptable undertakings, to waive the Ownership Limitation with respect to shares of Plum Creek common stock held by Southeastern Asset Management and Capital Research and Management.


    THE PREFERRED STOCK

    Plum Creek's certificate of incorporation authorizes its board of directors to issue up to 75 million shares of preferred stock. Upon issuance, Plum Creek's board of directors will establish the preferences and rights for this preferred stock. These preferences and rights may include the right to elect additional directors. The issuance of preferred stock could have the effect of delaying or preventing a change in control of Plum Creek even if a change in control were in its stockholders' best interests.

    SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law generally prohibits Plum Creek from engaging in business transactions with a person or entity that owns 15% or more of its voting stock for a period of three years following the time such person or entity became an "interested stockholder," unless, prior to such time, Plum Creek's board of directors approved either the business combination or the transaction which resulted in such person or entity becoming an interested stockholder. A business transaction may include mergers, asset sales and other transactions resulting in financial benefit to the person or entity that owns 15% or more of Plum Creek's voting stock.

    IF PLUM CREEK FAILS TO QUALIFY AS A REIT, IT WOULD BE SUBJECT TO TAX AT CORPORATE RATES AND WOULD NOT BE ABLE TO DEDUCT DISTRIBUTIONS TO STOCKHOLDERS WHEN COMPUTING ITS TAXABLE INCOME

    If in any taxable year Plum Creek fails to qualify as a REIT:

    - Plum Creek would be subject to Federal and state income tax on its taxable income at regular corporate rates of approximately 39%;

    - Plum Creek would not be allowed to deduct distributions to stockholders in computing its taxable income; and

    - unless Plum Creek was entitled to relief under the Internal Revenue Code, Plum Creek would also be disqualified from treatment as a REIT for the four taxable years following the year during which Plum Creek lost qualification.

    If Plum Creek fails to qualify as a REIT, it might need to borrow funds or liquidate some investments in order to pay the additional tax liability. Accordingly, funds available for investment or distribution to its stockholders would be reduced for each of the years involved.

    Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code to Plum Creek's operations and the determination of various factual matters and circumstances not entirely within its control. There are only limited judicial or administrative interpretations of these provisions. Although Plum Creek operates in a manner consistent with the REIT qualification rules, there cannot be any assurance that Plum Creek is or will remain so qualified.

    In addition, the rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the United States Department of the Treasury. Changes to the tax law could adversely affect Plum Creek stockholders. Plum Creek cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws applicable to Plum Creek or its stockholders may be changed. See "Federal Income Taxation of Plum Creek and its Stockholders--Legislative or Other Actions Affecting REITs."

    PLUM CREEK'S TIMBERLANDS ARE SUBJECT TO FEDERAL AND STATE ENVIRONMENTAL REGULATIONS

    Plum Creek is subject to regulation under, among other laws, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the National Environmental Policy Act, and the Endangered Species Act, as well as similar state laws and regulations. Violations of various statutory and regulatory programs that apply to the operations of Plum Creek could result in civil penalties, remediation expenses, potential injunctions, cease and desist orders and criminal penalties. Plum Creek engages in the following activities which are subject to regulation:

    - forestry activities, including harvesting, planting and road building, use and maintenance;

    - the generation of air emissions;

    - the discharge of industrial wastewater and storm water; and

    - the generation and disposal of both hazardous and nonhazardous wastes.

    Laws and regulations protecting the environment have generally become more stringent in recent years and could become more stringent in the future. Some environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to the person's negligence or fault. These laws or future legislation or administrative or judicial action with respect to protection of the environment may adversely affect Plum Creek's business.

    The Endangered Species Act and similar state laws protect species threatened with possible extinction. A number of species on Plum Creek's timberlands have been and in the future may be protected under these laws, including the northern spotted owl, marbled murrelet, gray wolf, grizzly bear, mountain caribou, bald eagle, karner blue butterfly, red cockaded woodpecker, bull trout, and various salmon species. Protection of threatened and endangered species may include restrictions on timber harvesting, road building and other forest practices on private, Federal and state land containing the affected species.

    PLUM CREEK'S SETTLEMENT OF UNITHOLDER LITIGATION MAY RESULT IN A NON-CASH EXPENSE WHICH COULD ADVERSELY AFFECT ITS INCOME STATEMENTS

    On April 9, 1999, Plum Creek and its former general partner settled litigation relating to its conversion to a REIT. Under this settlement agreement, Plum Creek's former general partner has agreed to pay eligible unitholders up to $30 million if Plum Creek does not meet specified five-year financial targets. This payment would be made, if at all, on or about April 15, 2004. The Securities and Exchange Commission's Staff Accounting Bulletin No. 79 provides that any payment made by Plum Creek's former general partner as part of this settlement will be accounted for as a deemed capital contribution by the former general partner to Plum Creek, followed by a non-cash expense by Plum Creek. The Staff Accounting Bulletin requires that payments made by a principal shareholder of a corporation be expensed by the corporation if the corporation receives any benefit as a result of such payment. Therefore, Plum Creek will record a non-cash expense in the period in which, and to the extent that, it appears probable that a payment is required. Although any payments by Plum Creek's former general partner, as described above, will cause a corresponding reduction in Plum Creek net income, it will have no impact on its cash flow.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This joint proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seek," "approximately," "intends," "plans," "estimates," or "anticipates," or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in "Risk Factors." Some factors include fluctuations in government regulations and economic conditions and competition in our domestic and export markets. In addition, factors that could cause our actual results to differ from those contemplated by our projected, forecasted, estimated, or budgeted results as reflected in forward-looking statements relating to our operations and business include:

    - the failure of Plum Creek to qualify as a REIT or the failure of Plum Creek to achieve the expected competitive advantages of operating as a REIT;

    - an unanticipated reduction in the demand for timber products and/or an unanticipated increase in supply;

    - the failure to make strategic acquisitions or to integrate such acquisitions effectively or, conversely, the failure to make strategic divestitures;

    - management's focus and resources being diverted from other strategic opportunities and from operational matters during the integration process;

    - the impact of the loss of employees following the completion of the mergers; and

    - the failure to meet our expectations with respect to the timing of the mergers, our likely future performance and the desirability of the mergers.

    Accordingly, actual results may not conform to the forward-looking statements contained in this joint proxy statement/prospectus.

                         THE PLUM CREEK SPECIAL MEETING

DATE, TIME AND PLACE OF THE PLUM CREEK SPECIAL MEETING


    Plum Creek is sending this joint proxy statement/prospectus to Plum Creek's stockholders as part of the solicitation of proxies by Plum Creek's board of directors for use at the Plum Creek special meeting to be held on Wednesday, August 15, 2001, at 9:00 a.m., local time, at the Washington Athletic Club 1325 Sixth Avenue, Seattle, Washington 98101.


PURPOSES OF THE PLUM CREEK SPECIAL MEETING

    At the Plum Creek special meeting, Plum Creek stockholders will consider and vote upon:


    - a proposal to approve the merger agreement and the transactions contemplated by the merger agreement;



    - a proposal to approve the transfer by Plum Creek of all or substantially all of the assets acquired in the mergers to one or more of its subisidiaries; and


    - a proposal to amend the certificate of incorporation of Plum Creek to eliminate the classification of Plum Creek's board of directors.

    Plum Creek knows of no other matter to be brought before the Plum Creek special meeting. If any other business should properly come before the Plum Creek special meeting, the persons named in the proxy card will vote in their discretion on such matter.

RECORD DATE AND QUORUM


    Plum Creek's board of directors has fixed the close of business on July 5, 2001 as the record date for the Plum Creek special meeting. Only holders of Plum Creek common stock and special voting common stock on the record date will be entitled to vote at the Plum Creek special meeting and any adjournments or postponements thereof. As of the record date, 68,572,009 shares of Plum Creek common stock and 634,566 shares of Plum Creek special voting common stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of the outstanding shares of Plum Creek common stock and special voting common stock entitled to vote as a single class and the presence, in person or by proxy, of a majority of the outstanding shares of Plum Creek special voting common stock entitled to vote as a separate class, in each case, with respect to the merger agreement and the transactions contemplated by the merger agreement and the asset transfer are necessary to constitute a quorum at the special meeting with respect to this proposal. The presence, in person or by proxy, of a majority of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock entitled to vote as a single class with respect to the proposed amendment to Plum Creek's certificate of incorporation to eliminate the classified board of directors is necessary to constitute a quorum at the special meeting with respect to this proposal. Abstentions and broker non-votes will be included in the determination of shares present at the Plum Creek special meeting for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.


REQUIRED VOTES


    Under Plum Creek's certificate of incorporation, the merger agreement and the transactions contemplated by the merger agreement and the asset transfer must be approved by the affirmative vote of a majority of the outstanding shares of common stock and special voting common stock, voting together as a class, and a majority of the outstanding shares of special voting common stock, voting separately as a class.



    Under Plum Creek's certificate of incorporation, the proposed amendment to the certificate of incorporation to eliminate the classified board of directors must be approved by the affirmative vote of

66 2/3% of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock, voting together as a class. Approval of the amendment to Plum Creek's certificate of incorporation to eliminate Plum Creek's classified board of directors is not a condition to completing the mergers or the asset transfer. Approval of the merger agreement and the transactions contemplated by the merger agreement and the asset transfer is not a condition to eliminating the classified board of directors.



    The holders of all of the outstanding shares of Plum Creek special voting common stock, who also own approximately 24% of the outstanding shares of Plum Creek common stock and a total of 25% of the outstanding shares of Plum Creek common stock and special voting common stock voting together as a class, have entered into a voting agreement and consent, which provides, among other things and subject to specified exceptions, that each of them will vote their shares of special voting common stock and common stock FOR the approval of (i) the merger agreement and the transactions contemplated by the merger agreement, (ii) the asset transfer and (iii) the amendment to Plum Creek's certificate of incorporation to eliminate the classified board of directors. As a result of this agreement and subject to specified exceptions, the adoption of the merger agreement and the transactions contemplated by the merger agreement and the asset transfer by the holders of Plum Creek special voting common stock, voting as a separate class, is assured.



    As of the close of business on the record date, Plum Creek's directors, executive officers and their affiliates beneficially owned 17,388,903 shares of Plum Creek common stock, which represented approximately 25% of the shares of Plum Creek common stock outstanding on that date, and were entitled to vote approximately 17,339,653 shares of Plum Creek common stock and 634,566 shares of Plum Creek special voting common stock, which represented approximately 25% of the shares of Plum Creek common stock outstanding and 100% of the shares of Plum Creek special voting common stock outstanding on that date. Plum Creek's directors and officers holding an aggregate of approximately 25% of the shares of Plum Creek common stock outstanding and 100% of the shares of Plum Creek special voting common stock outstanding as of the record date have indicated that they intend to vote their shares FOR (i) the approval of the merger agreement and the transactions contemplated by the merger agreement, (ii) the asset transfer and (iii) the proposed amendment to Plum Creek's certificate of incorporation to eliminate the classified board of directors.



    Abstentions and broker non-votes will have the effect of a vote against the adoption of the merger agreement and the transactions contemplated by the merger agreement, the asset transfer and the proposed amendment to Plum Creek's certificate of incorporation to eliminate the classified board of directors.


PROXIES; VOTING AND REVOCATION

    Plum Creek stockholders may grant a proxy by any of the following three methods:

    - BY MAIL. Complete, sign and return the proxy card in the enclosed envelope.

    - BY TELEPHONE. Call the toll-free number listed on the proxy card and follow the instructions provided on the proxy card.

    - BY THE INTERNET. Go to the website listed on the proxy card and follow the instructions provided on the proxy card.

    Each share of Plum Creek common stock and Plum Creek special voting common stock is entitled to one vote with respect to the proposals presented at the Plum Creek special meeting.


    All properly executed proxies delivered and not properly revoked will be voted at the Plum Creek special meeting as specified in such proxies. If Plum Creek stockholders do not specify a choice, their proxies will be voted FOR the approval of the merger agreement and the transactions contemplated by the merger agreement, FOR the asset transfer and FOR the proposed amendment to the certificate of incorporation to eliminate Plum Creek's classified board of directors.

    Plum Creek stockholders may revoke their proxies by filing an instrument of revocation with the secretary of Plum Creek c/o Plum Creek Timber
Company, Inc., 999 Third Avenue, Suite 2300, Seattle, Washington 98104 prior to the Plum Creek special meeting. Plum Creek stockholders may also revoke their proxies by submitting a duly executed proxy bearing a later date, including a proxy given by telephone or Internet, prior to the Plum Creek special meeting or by voting in person at the Plum Creek special meeting.

ADJOURNMENTS

    Adjournments of the Plum Creek special meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the applicable Plum Creek special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Proxies to be voted against a specific proposal may not be used to vote for an adjournment of the special meeting for the purpose of soliciting additional votes in favor of that proposal.

SOLICITATION OF PROXIES

    If the mergers are completed, Plum Creek will pay all of the expense of printing and mailing this joint proxy statement/prospectus and the materials used in this solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Plum Creek may also solicit proxies from Plum Creek stockholders by telephone, facsimile or in person. Plum Creek will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of Plum Creek common stock. Upon request, Plum Creek will reimburse these brokerage houses and custodians for their reasonable expenses in forwarding these proxy materials. Innisfree M&A Incorporated will assist Plum Creek in the solicitation of proxies for an estimated fee of $10,000, plus reasonable out-of-pocket expenses.

    If the merger agreement is terminated, Plum Creek will share equally with Georgia-Pacific the expense of printing this joint proxy statement/prospectus and the materials used in this solicitation of proxies.

    THE MATTERS TO BE CONSIDERED AT THE PLUM CREEK SPECIAL MEETING ARE OF GREAT IMPORTANCE TO PLUM CREEK STOCKHOLDERS. PLUM CREEK'S BOARD OF DIRECTORS URGES ALL PLUM CREEK STOCKHOLDERS TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE OR CALL THE TOLL-FREE TELEPHONE NUMBER OR USE THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS PROVIDED ON THE PROXY CARD.

           SPECIAL MEETING OF HOLDERS OF TIMBER COMPANY COMMON STOCK

DATE, TIME AND PLACE OF THE SPECIAL MEETING


    Georgia-Pacific is sending this joint proxy statement/prospectus to holders of Timber Company common stock as part of the solicitation of proxies by Georgia-Pacific's board of directors for use at the special meeting of holders of Timber Company common stock to be held on Wednesday, August 15, at 11:00 a.m., local time, at Georgia-Pacific Center, 133 Peachtree Street, N.E., Atlanta, Georgia 30303.


PURPOSES OF THE SPECIAL MEETING; THE MERGERS

    At the special meeting, holders of Timber Company common stock will consider and vote upon a proposal to approve the merger agreement.

    Georgia-Pacific knows of no other matter to be brought before the special meeting of the holders of Timber Company common stock. If any other business should properly come before the special meeting, the persons named in the proxy card will vote in their discretion on such matter.

RECORD DATE AND QUORUM


    Georgia-Pacific's board of directors has fixed the close of business on July 5, 2001 as the record date for the special meeting of holders of Timber Company common stock. Only holders of Timber Company common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof. As of the record date, 81,047,225 shares of Timber Company common stock were outstanding and entitled to vote. The presence, in person or by proxy, of a majority of the outstanding shares of Timber Company common stock is necessary to constitute a quorum at the special meeting of the holders of Timber Company common stock. Abstentions and broker non-votes will be included in the determination of shares present at the special meeting for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.


REQUIRED VOTES

    It is a condition of the merger agreement that a majority of the outstanding shares of Timber Company common stock approve the merger agreement. Georgia-Pacific does not intend to waive this condition.


    As of the close of business on the record date, Georgia-Pacific's directors, executive officers and their affiliates beneficially owned 1,634,761 shares of Timber Company common stock, which represented approximately 2.02% of the shares of Timber Company common stock outstanding on that date, and were entitled to vote approximately 336,558 shares of Timber Company common stock, which represented approximately 0.42% of the shares of Timber Company common stock outstanding on that date. Georgia-Pacific's directors and officers holding an aggregate of approximately 0.42% of the shares of Timber Company common stock outstanding as of the record date have indicated that they intend to vote their shares FOR the approval of the merger agreement.


    Abstentions and broker non-votes will have the effect of a vote against the adoption of the merger agreement.

PROXIES; VOTING AND REVOCATION

    Holders of Timber Company common stock may grant a proxy by any of the following three methods:

    - BY MAIL. Complete, sign and return the proxy card in the enclosed envelope.

    - BY TELEPHONE. Call the toll-free number listed on the proxy card and follow the instructions provided on the proxy card.

    - BY THE INTERNET. Go to the website listed on the proxy card and follow the instructions provided on the proxy card.

    Each share of Timber Company common stock is entitled to one vote with respect to the proposals presented at the special meeting of holders of Timber Company common stock.

    All properly executed proxies delivered and not properly revoked will be voted at the special meeting of holders of Timber Company common stock as specified in such proxies. If holders of Timber Company common stock do not specify a choice, their proxies will be voted FOR the approval of the merger agreement.

    Holders of Timber Company common stock may revoke their proxies by filing an instrument of revocation with the secretary of Georgia-Pacific, c/o Georgia-Pacific Corporation, 133 Peachtree Street, N.E., Atlanta, Georgia 30303 prior to the special meeting of the holders of Timber Company common stock. Holders of Timber Company common stock may also revoke their proxies by submitting a duly executed proxy bearing a later date, including a proxy given by telephone or Internet, prior to the special meeting of the holders of Timber Company common stock or by voting in person at the special meeting.

ADJOURNMENTS

    Adjournments of the special meeting of the holders of Timber Company common stock may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by holders representing a majority of the votes present in person or by proxy at the special meeting of the holders of Timber Company common stock, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Proxies to be voted against a specific proposal may not be used to vote for an adjournment of the special meeting for the purpose of soliciting additional votes in favor of that proposal.

SOLICITATION OF PROXIES


    If the mergers are completed, Plum Creek will pay all of the expense of printing and mailing this joint proxy statement/prospectus and the materials used in this solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Georgia-Pacific may also solicit proxies from holders of Timber Company common stock by telephone, facsimile or in person. Georgia-Pacific will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of Timber Company common stock. Upon request, Plum Creek will reimburse these brokerage houses and custodians for their reasonable expenses in forwarding these proxy materials. D.F. King & Co. will assist Georgia-Pacific in the solicitation of proxies for an estimated fee of $12,000, plus reasonable out-of-pocket expenses.


    If the merger agreement is terminated, Georgia-Pacific will share equally with Plum Creek the expense of printing this joint proxy statement/prospectus and the materials used in this solicitation of proxies.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING OF HOLDERS OF TIMBER COMPANY COMMON STOCK ARE OF GREAT IMPORTANCE TO HOLDERS OF TIMBER COMPANY COMMON STOCK. GEORGIA-PACIFIC'S BOARD OF DIRECTORS URGES ALL HOLDERS OF TIMBER COMPANY COMMON STOCK TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE OR CALL THE TOLL-FREE TELEPHONE NUMBER OR USE THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS PROVIDED ON THE PROXY CARD.

                                  THE MERGERS

BACKGROUND OF THE MERGERS

    Plum Creek's board of directors and management regularly consider a variety of strategic options and transactions. In recent years, Plum Creek's management has evaluated various alternatives for expanding and diversifying Plum Creek's timberlands, including the acquisition of timberlands. Plum Creek's management has analyzed opportunities for consolidation in the business of owning and managing timberlands, and has discussed such matters with its board of directors, its financial advisors and other owners or managers of timberlands. Plum Creek's conversion from a master limited partnership into a publicly traded REIT on July 1, 1999, was undertaken, in part, to enhance Plum Creek's ability to compete for strategic acquisition opportunities.

    Similarly, Georgia-Pacific's board of directors and Georgia-Pacific's management have from time to time considered various strategic transactions with various parties, including Plum Creek, as part of Georgia-Pacific's long-term strategy to strengthen Georgia-Pacific's portfolio of businesses by divesting or exiting non-strategic businesses, acquiring businesses which are high value-added and that position Georgia-Pacific closer to its customers, and continuing to build and strengthen its tissue business. Additionally, Georgia-Pacific has analyzed opportunities to expand and diversify The Timber Company's timberlands and enhance the value of its timber business.

    In spring 1999, Plum Creek's management reviewed the advisability and possibility of acquiring The Timber Company. It was the consensus of Plum Creek's management that acquiring The Timber Company was consistent with Plum Creek's strategy of expanding and diversifying its holdings of timberlands. Accordingly, in June 1999, Rick R. Holley, President and Chief Executive Officer of Plum Creek, telephoned Alston D. Correll, Chairman, President and Chief Executive Officer of Georgia-Pacific, to schedule a meeting to discuss exploring strategic alternatives involving Plum Creek and The Timber Company. On July 8, 1999, Mr. Holley met with Mr. Correll and raised the possibility of a business combination transaction between Plum Creek and The Timber Company. Mr. Holley and Mr. Correll also discussed the potential business benefits and possible structure of a business combination transaction.

    During the week of July 12, 1999, Mr. Correll telephoned Mr. Holley and suggested that a subsequent meeting between the two of them be scheduled for August 2, 1999 to discuss a possible business combination transaction in more detail.

    On July 29, 1999, Goldman Sachs made a presentation to members of Plum Creek management concerning The Timber Company and various aspects of a possible business combination transaction with The Timber Company.

    On August 2, 1999, Messrs. Holley and Correll met in Vancouver, British Columbia where they began discussing, among other things, the value of a proposed business combination, a possible structure for such combination, the possibility of long term fiber supply agreements, corporate governance and other issues related to a possible combination of Plum Creek and The Timber Company.

    Following this meeting, Mr. Correll telephoned Mr. Holley to further discuss the proposed business combination. During this telephone call they agreed that representatives of both companies should begin to consider and analyze the various issues related to combining the two companies to determine the advisability and feasibility of either party pursuing the transaction. No further meetings were scheduled to discuss the proposed business combination transaction.

    Between September 1999 and November 1999, Plum Creek's management and Goldman Sachs had internal discussions about various aspects of a possible business combination between Plum Creek and The Timber Company. On September 1, 1999, Georgia-Pacific formally engaged Morgan Stanley to assist in its evaluation of a potential transaction with Plum Creek. Also during this time, tax counsel and representatives of both companies held a series of discussions in which they discussed and analyzed possible transaction structures for combining the two companies in a tax-efficient manner.

    On November 11, 1999, Messrs. Holley and Correll had an unscheduled meeting at an industry convention and had discussions concerning the proposed business combination transaction. Following this meeting, Mr. Correll telephoned
Mr. Holley and informed him that Georgia-Pacific had decided not to continue to pursue the proposed business combination transaction between Plum Creek and The Timber Company.

    On December 1, 1999, Mr. Holley wrote a letter to Mr. Correll noting that a business combination involving Plum Creek and The Timber Company would benefit the shareholders of both companies. The benefits listed included the realization of operational and managerial synergies and the holders of Timber Company common stock potentially realizing greater market liquidity. Additionally, Mr. Holley discussed the possibility of (1) providing for Georgia-Pacific representation on Plum Creek's board of directors and (2) addressing Georgia-Pacific's concerns regarding its fiber supply by having the parties enter into a mutually acceptable long-term fiber supply agreement.

    In response to Mr. Holley's letter, Mr. Correll telephoned Mr. Holley to express an interest in resuming discussions regarding the proposed business combination transaction between Plum Creek and The Timber Company.

    After discussing these matters with other officers of Georgia-Pacific, Mr. Correll decided that it would be appropriate to meet with members of the Georgia-Pacific board of directors to discuss the possibility of a business combination with Plum Creek in greater detail. As a result, between January 10 and January 20, 2000, Mr. Correll and Mr. Danny W. Huff, Executive Vice President and Chief Financial Officer of Georgia-Pacific, held meetings with each member of Georgia-Pacific's board of directors to, among other things, provide a general overview of REITs and a specific description of Plum Creek, outline relevant considerations in a possible business combination between Plum Creek and The Timber Company, and address concerns about Georgia-Pacific's ability to maintain a sufficient fiber supply for its manufacturing operations. Following these individual briefings, at a meeting held on January 21, 2000, Georgia-Pacific's board of directors decided that Georgia-Pacific should pursue further conversations with Plum Creek.

    On February 7, 2000, the parties entered into a reciprocal confidentiality agreement and thereafter exchanged confidential information regarding the businesses and operations of Plum Creek and The Timber Company.

    On February 18, 2000, March 14, 2000 and March 17, 2000, the parties and their financial advisors discussed the terms of the proposed business combination transaction, including a possible exchange ratio, the structure of the proposed business combination, the incurrence by Plum Creek of indebtedness attributed by Georgia-Pacific to The Timber Company and other issues related to the combination of Plum Creek and The Timber Company.

    Following the meetings in February and March, Georgia-Pacific's senior management determined that the exchange ratio offered by Plum Creek was inadequate. Accordingly, on March 24, 2000, Georgia-Pacific's management recommended, and Georgia-Pacific's board of directors agreed, that Georgia-Pacific terminate discussions with Plum Creek.


    After terminating discussions with Plum Creek in March 2000, Georgia-Pacific resumed implementing its internal reorganization and again considered an external spin-off of The Timber Company to solve the problems presented by its tracking stock structure, and by conducting the business of The Timber Company and Georgia-Pacific's manufacturing and distribution business, which we will refer to as the "Georgia-Pacific Group," in the same corporate group. The Plum Creek offer led Georgia-Pacific to conclude that it was no longer necessary to own its timberlands, and therefore, the separation was viewed as a viable option. By May 2000, Mr. Correll and his senior managers concluded, subject to formal approval from the Georgia-Pacific board of directors and receipt of a favorable tax ruling from the Internal Revenue Service, to separate the Georgia-Pacific Group from The Timber Company in a tax-free spin-off transaction and without a merger or combination with any other party. Georgia-Pacific's special tax counsel was invited to May 17, 2000 meetings in Atlanta to discuss the spin-off and gather information for preparation of a ruling request. Based on the information presented at these meetings, counsel advised that a favorable ruling could be obtained from the Internal Revenue Service and was instructed to prepare and file a ruling request as quickly as possible.


    On May 26, 2000, Mr. Holley telephoned Mr. Correll and proposed a higher exchange ratio. On June 5, 2000, Plum Creek informed Georgia-Pacific that Plum Creek was willing to increase its proposed exchange ratio. Plum Creek began detailed due diligence on The Timber Company on or about June 15, 2000. On or about June 26, 2000, Plum Creek delivered to Georgia-Pacific its proposed terms for the merger of The Timber Company into Plum Creek. The proposed terms provided, among other things, that Plum Creek would (1) exchange 1.37 shares of Plum Creek common stock for each Unit received in connection with the redemption of each outstanding share of Timber Company common stock and (2) incur up to $1 billion of debt to replace indebtedness attributed by Georgia-Pacific to The Timber Company. It was understood between the parties that the proposed terms were subject to further negotiations.

    At a meeting of Georgia-Pacific's governance committee held on June 26, 2000, Mr. Correll reviewed previous discussions with the board of directors and the governance committee regarding a possible transaction between Plum Creek and The Timber Company, and informed the governance committee that Georgia-Pacific and Plum Creek had resumed discussions regarding a proposed transaction involving The Timber Company. Mr. Correll noted that Plum Creek was offering an exchange ratio of 1.37 shares of Plum Creek common stock for each share of Timber Company common stock. Mr. Correll then described the structure of the proposed transaction. Georgia-Pacific's governance committee had the responsibility, beginning in 1997 when The Timber Company "letter stock" was issued, to address, among other things, any potential conflict of interests between the holders of Timber Company common stock and the holders of Georgia-Pacific Corporation-Georgia-Pacific Group common stock, which we will refer to as "Georgia-Pacific Group common stock." The governance committee is comprised solely of independent directors.

    At a meeting held on June 29, 2000, Mr. Correll briefed Georgia-Pacific's governance committee on the status of negotiations with Plum Creek and the various issues yet to be agreed upon. The committee then received a presentation from Morgan Stanley regarding its analysis of various aspects of the proposed transaction. In addition, Georgia-Pacific's outside legal advisors reviewed the proposed legal terms and conditions of the transaction that would be included in the merger agreement and the legal duties and responsibilities of Georgia-Pacific's board of directors in connection with the proposed transaction.

    At a meeting held on June 29, 2000, Georgia-Pacific's board of directors ratified the actions taken by the governance committee with respect to the proposed transaction and delegated its authority to, and otherwise authorized, the Georgia-Pacific governance committee to consider and determine whether the redemption of Timber Company common stock and the mergers were advisable and fair to, and in the best interests of, Georgia-Pacific and its shareholders, taken as a whole. Georgia-Pacific's board of directors further authorized the governance committee to take any and all actions necessary and advisable in the discretion of such committee to make such determination.

    From the end of June 2000 and continuing through mid July 2000, Plum Creek, Georgia-Pacific, including several key employees of Georgia-Pacific who were responsible for the operations of The Timber Company, and their respective legal, financial and accounting advisors finalized their respective due diligence review of Plum Creek and The Timber Company.

    On July 5, 2000, Skadden, Arps, Slate, Meagher & Flom, LLP, special counsel to Plum Creek, delivered to Georgia-Pacific and its advisors a draft merger agreement.

    On July 10, 2000, Plum Creek's board of directors held a special meeting to review and consider the proposed terms of the merger agreement, including the proposed exchange ratio. Mr. Holley gave an overview of The Timber Company and the objectives and strategic benefits of the proposed business combination transaction. At the same board meeting, William R. Brown, Executive Vice President and Chief Financial Officer of Plum Creek, gave a financial overview of both Plum Creek and The Timber Company. Goldman Sachs made a presentation to the board of directors and discussed its view and analysis of The Timber Company and various aspects of the proposed business combination transaction. Skadden Arps reviewed the proposed legal terms and conditions of the draft merger agreement and the legal duties and responsibilities of Plum Creek's board of directors in connection with the proposed business combination transaction.

    From July 12 through July 16, 2000, representatives of Plum Creek and Georgia-Pacific met in Chicago, Illinois to negotiate the terms of the draft merger agreement and related documents. From July 17 through July 18, 2000, representatives of Plum Creek and Georgia-Pacific negotiated the terms of the draft merger agreement and related documents by telephone.

    Georgia-Pacific stated that as a condition to Georgia-Pacific entering into the merger agreement, Georgia-Pacific would insist that PC Advisory Partners I, L.P. and PC Intermediate Holdings, L.P., the holders of all of the outstanding shares of Plum Creek special voting common stock, enter into a voting agreement and consent pursuant to which such holders would have to agree to, among other things:

    - vote to approve the merger agreement and the transactions contemplated by the merger agreement;

    - convert all of their shares of Plum Creek special voting common stock into shares of Plum Creek common stock; and

    - permanently and irrevocably waive any and all rights to designate more than three nominees to Plum Creek's board of directors.

Extensive negotiations took place from about July 10 to July 18, 2000 between representatives of PC Advisory Partners I, PC Intermediate Holdings, Plum Creek and Georgia-Pacific. On July 18, 2000, PC Advisory Partners I and PC Intermediate Holdings agreed to enter into a voting agreement and consent. See "Ancillary Arrangements--Voting Agreement and Consent" beginning on page 88.

    At a meeting held on July 17, 2000, the Georgia-Pacific governance committee determined, after presentations from, and discussions with, both senior management of Georgia-Pacific and Georgia-Pacific's outside financial and legal advisors, that the redemption of all of the outstanding shares of Timber Company common stock, the mergers, the terms of the merger agreement and the terms of the separation agreement were fair to and in the best interests of Georgia-Pacific and its shareholders, taken as a whole. The governance committee recommended that Georgia-Pacific's board of directors approve the redemption of all of the outstanding shares of Timber Company common stock and the mergers and take such steps as it deemed necessary or advisable to consummate the proposed transaction, including the mergers and the redemption of all of the outstanding shares of Timber Company common stock, and the transactions contemplated thereby, subject in each case to obtaining a favorable private letter ruling from the Internal Revenue Service. The governance committee further recommended to Georgia-Pacific's board of directors that the merger agreement be submitted to the holders of Timber Company common stock for their approval and adoption.

    On July 17, 2000, Plum Creek's board of directors met informally with Plum Creek's management and legal and financial advisors. Plum Creek's board of directors received a report of the negotiations that had taken place with Georgia-Pacific during the previous week and the changes to the proposed terms of the merger agreement that resulted from those negotiations.

    On July 18, 2000, Plum Creek's board of directors held a regular meeting at which its legal advisors reviewed the principal terms of the proposed merger agreement. At this meeting, Goldman Sachs presented its financial analysis of the proposed business combination transaction. Goldman Sachs also delivered its oral opinion, subsequently confirmed in writing, that, based upon and subject to the various considerations set forth in its written opinion, as of July 18, 2000, the date of the merger agreement, the exchange ratio was fair from a financial point of view to Plum Creek. Plum Creek's management once again reviewed the objectives and strategic benefits of the proposed mergers.

    After discussion, Plum Creek's board of directors, among other things, unanimously:

    - determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Plum Creek and its stockholders;

    - approved the mergers and the other transactions contemplated by the merger agreement;

    - accepted, approved, authorized and adopted the form, terms and provisions of the merger agreement and the various agreements contemplated by the merger agreement;

    - recommended that the Plum Creek stockholders vote to approve the merger agreement and the transactions contemplated by the merger agreement; and

    - approved the amendment to Plum Creek's certificate of incorporation to eliminate the requirement of a classified board of directors and recommended that the Plum Creek stockholders vote to approve this amendment.

    At a meeting of Georgia-Pacific's board of directors held on July 18, 2000, management and legal advisors reviewed with the board of directors the principal terms of the proposed merger agreement. At that meeting, Morgan Stanley rendered its oral opinion, and subsequently confirmed in writing, that as of July 18, 2000, based upon and subject to the various considerations set forth in the opinion, (1) the redemption of all the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, and the mergers pursuant to the merger agreement were fair from a financial point of view to Georgia-Pacific; and (2) the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of Timber Company common stock. Following presentations from its financial and legal advisors, the governance committee reviewed and recommended the transaction to the board of directors.

    Following such presentations and recommendation of the governance committee, Georgia-Pacific's board of directors, among other things, unanimously:

    - concluded that the redemption of the outstanding shares of Timber Company common stock, the mergers, the merger agreement and the separation agreement were advisable and fair to, and in the best interest of, Georgia-Pacific and its shareholders, taken as a whole;

    - approved the form, terms and provisions of the merger agreement and the separation agreement and the consummation of the transactions contemplated thereby; and

    - recommended that the holders of Timber Company common stock vote to approve the merger agreement.

    On July 18, 2000, following the approval of the boards of directors of Plum Creek and Georgia-Pacific, the parties executed the merger agreement. The parties issued a joint press release announcing the execution of the merger agreement shortly after the close of trading on July 18, 2000.

    On August 31, 2000, Plum Creek and Georgia-Pacific submitted their request for a private letter ruling to the Internal Revenue Service. From approximately September 2000 to June 2001, Plum Creek, Georgia-Pacific and their respective tax counsel held numerous discussions with the Internal Revenue Service regarding their request for a private letter ruling. The discussions centered on the redemption's qualification for treatment under section 355 of the Internal Revenue Code and the Internal Revenue Service's evidentiary standards for rulings with respect to the business purpose for the redemption.

    From March 2001 through June 2001, senior officers of Plum Creek and Georgia-Pacific participated in telephone conferences and exchanged correspondence relating to the status of discussions with the Internal Revenue Service regarding the request for a private letter ruling and the possibility of proceeding with the transaction on the basis of tax opinions and some combination of insurance and indemnification instead of the private letter ruling.

    On April 25, 2001, management of Plum Creek and its tax counsel briefed the Plum Creek board of directors on the tax issues and consequences of proceeding with the transaction on opinions from tax counsel.

    On May 1, 2001, Mr. Correll reported to the Georgia-Pacific board of directors that the Internal Revenue Service was still considering whether or not it would issue the requested private letter ruling. Given the position expressed by the Internal Revenue Service at that time, Mr. Correll indicated to the Georgia-Pacific board of directors that management intended to explore other structures for the proposed business combination transaction with Plum Creek that would provide, to the extent possible, the functional equivalent of the protections against tax liability for Georgia-Pacific that the private letter ruling from the Internal Revenue Service would have provided. Mr. Correll also discussed with the Georgia-Pacific board of directors that management also intended to evaluate other possible transactions to generate the benefits to the holders of Timber Company common stock and Georgia Pacific Group common stock that were anticipated from the proposed business combination transaction with Plum Creek.

    On May 17, 2001, management for Plum Creek and Georgia-Pacific, along with their respective advisors, met in Atlanta, Georgia to discuss the status of discussions with the Internal Revenue Service regarding the parties' request for a private letter ruling. Representatives of Plum Creek and Georgia-Pacific also discussed the possibility of relying on opinions of their respective tax counsel, rather than a private letter ruling from the Internal Revenue Service, that the redemption of Timber Company common stock, followed by the mergers, would be tax-free to Georgia-Pacific and the holders of Timber Company common stock. The parties discussed the possibility of Georgia-Pacific obtaining insurance policies that would insure Georgia-Pacific against a portion of the risk that it would be subject to tax on the redemption of Timber Company common stock. The parties also discussed potentially amending the merger agreement and the ancillary agreements to provide for conditioning the redemption and the mergers on the receipt of opinions from their respective tax counsel rather than receipt of a private letter ruling from the Internal Revenue Service. Additionally, the parties discussed transferring an installment note from The Timber Company to Georgia-Pacific and The Timber Company's payment for the tax liabilities associated with that note and two other installment notes.

    On May 22, 2001, Mr. Holley and Mr. Correll, along with other representatives of Plum Creek and Georgia-Pacific, met in Washington, D.C. to discuss further the status of discussions with the Internal Revenue Service. The parties discussed the implications of closing the mergers based on the receipt from their respective tax counsel of legal opinions that the redemption of Timber Company common stock, followed by the mergers, would be tax-free to Georgia-Pacific and the holders of Timber Company common stock. The parties agreed to begin drafting the necessary amendments to the merger agreement and the ancillary agreements pending the continuing discussions with the Internal Revenue Service.

    On May 30, 2001, Skadden, Arps, Slate, Meagher & Flom, LLP, special counsel to Plum Creek, delivered to Georgia-Pacific and its advisors a draft amendment to the merger agreement to implement the alternative structure.

    On June 1, 2001, the governance committee of the Georgia-Pacific board of directors met to consider the status of the request for a private letter ruling from the Internal Revenue Service and the possibility of proceeding with the transaction on the basis of legal opinions from tax counsel that the consummation of the transactions will generally be tax-free to Georgia-Pacific and will be tax-free to the holders of Timber Company common stock. The governance committee also considered preliminary analyses of the value to Georgia-Pacific shareholders of alternatives to the proposed transaction, in particular a spin-off of The Timber Company. The governance committee authorized management of Georgia-Pacific to pursue negotiations concerning the business combination transaction with Plum Creek with the proposed modifications.

    During June 2001, representatives of Plum Creek and Georgia-Pacific negotiated the terms of the draft amendments to the merger agreement and related documents to implement the alternative structure.

    On June 11, 2001, Plum Creek's board of directors held a special meeting at which its legal advisors reviewed the principal terms of the proposed amendments to the merger agreement, the amendments to the voting agreement and consent, the amended and restated separation agreement, the revised tax matters agreement and the anticipated terms of the insurance policies to be issued to Georgia-Pacific. Plum Creek's legal counsel also reviewed the board's general fiduciary obligations under Delaware law to Plum Creek and its stockholders. Also, at this meeting, Goldman Sachs presented its financial analysis of the proposed business combination transaction. Goldman Sachs also delivered its oral opinion, subsequently confirmed in writing, that, based upon and subject to the various considerations set forth in its written opinion, as of June 12, 2001, the exchange ratio was fair from a financial point of view to Plum Creek. Plum Creek's management reviewed the terms and risks associated with effectuating the mergers based on an opinion from its tax counsel rather than the receipt of a private letter ruling from the Internal Revenue Service.

    After discussion, Plum Creek's board of directors, among other things, unanimously:

    - determined that the merger agreement and the transactions contemplated by the amended merger agreement are advisable and in the best interests of Plum Creek and its stockholders;

    - approved the mergers and the other transactions contemplated by the merger agreement;

    - accepted, approved, authorized and adopted the form, terms and provisions of the merger agreement, the amended voting agreement and consent and the revised form of tax matters agreement;

    - directed the officers of Plum Creek to submit the merger agreement to the Plum Creek stockholders; and

    - recommended that the Plum Creek stockholders vote to approve the merger agreement and the transactions contemplated by the merger agreement.

    At a meeting of Georgia-Pacific's governance committee held on June 12, 2001:

    - Mr. Correll described the status of the request for a private letter ruling from the Internal Revenue Service, management's proposal to proceed with the transaction on the basis of legal opinions from tax counsel rather than a private letter ruling and the proposed terms of insurance policies to be obtained for the benefit of Georgia-Pacific;

    - legal advisors described the directors' fiduciary obligations under Georgia law to Georgia-Pacific and its shareholders, described the scope of their opinions with respect to the tax-free nature of the transactions, and reviewed the key terms of the amendment to the merger agreement and the ancillary documents;

    - Morgan Stanley presented a summary of its analyses performed in connection with rendering its fairness opinion to Georgia-Pacific's board of directors and stated that it was prepared to deliver its fairness opinion to the board of directors; and

    - the governance committee assessed the risks and benefits of the transaction to Georgia-Pacific and its shareholders taken as a whole and resolved to recommend the transaction to the board of directors.

    At a meeting of Georgia-Pacific's board of directors held on June 12, 2001:

    - Mr. Correll summarized developments in the transaction since the board's last meeting, described proposed revisions to the merger agreement and other agreements and described the proposed insurance policies;

    - legal advisors described the directors' fiduciary obligations under Georgia law to Georgia-Pacific and its shareholders and summarized the scope of counsel's opinions that the transaction would be tax-free to Georgia-Pacific and its shareholders;

    - Morgan Stanley reviewed its analyses performed in connection with rendering its fairness opinion to Georgia-Pacific's board and delivered its oral opinion to the board of directors, subsequently confirmed in writing, that, as of June 12, 2001, based upon and subject to the various considerations set forth in the opinion, (1) the redemption of all of the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, and the mergers pursuant to the merger agreement were fair from a financial point of view to Georgia-Pacific and (2) the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Timber Company common stock; and

    - the governance committee presented its assessment of the revised transaction and recommended that the transaction be approved by the board of directors.

    Following such presentations, Georgia-Pacific's board of directors, among other things, unanimously:

    - concluded that the redemption of the outstanding shares of Timber Company common stock, the mergers, the amendment to the merger agreement, the amendment to the voting agreement and consent, the tax matters agreement and the amendment to the separation agreement were advisable and fair to, and in the best interests of, Georgia-Pacific and its shareholders, taken as a whole;

    - approved, ratified and adopted the proposed redemption of the outstanding shares of Timber Company common stock, the proposed mergers and the proposed consummation of the transactions contemplated by the merger agreement, the separation agreement, as amended, the voting agreement, as amended, and the amendments to the various agreements contemplated thereby;

    - approved the form, terms and provisions of the merger agreement, the tax matters agreement and the separation agreement, each as amended, and the consummation of the transactions contemplated thereby;

    - directed the officers of Georgia-Pacific to submit the merger agreement to the holders of Timber Company common stock for their approval;

    - recommended that the holders of Timber Company common stock vote to approve the merger agreement; and

    - resolved that Georgia-Pacific, as the sole stockholder of each of the Subsidiaries, would approve the merger agreement, subject to the receipt of an opinion from its tax counsel that the redemption of Timber Company common stock, followed by the mergers, will be tax-free to Georgia-Pacific and the holders of Timber Company common stock.

RECOMMENDATION OF PLUM CREEK'S BOARD OF DIRECTORS; PLUM CREEK'S REASONS FOR THE MERGERS

    Plum Creek's board of directors has unanimously determined that the mergers are in the best interests of Plum Creek and its stockholders and has approved the merger agreement and the transactions contemplated by the merger agreement. Plum Creek's board of directors unanimously recommends that Plum Creek stockholders vote FOR the merger agreement and the transactions contemplated by the merger agreement.

    In evaluating the merger agreement and the transactions contemplated by the merger agreement, the board of directors considered all relevant factors and information, including the following:

    - the fact that the mergers will create the second largest private timberland owner based on holdings in the United States with:

       - over 7.8 million acres of commercial timberland;

       - ownership of timberlands in 19 states with a strong presence in the southern United States; and

       - a team of proven senior management with a record of enhancing stockholder value while maintaining an industry leading commitment to environmental stewardship;

    - the enhancement of the strategic and market position of Plum Creek after acquiring The Timber Company, which might not have been achievable by Plum Creek alone;

    - the fact that the mergers will expand Plum Creek's customer base and create new revenue sources given the complementary nature of the businesses of Plum Creek and The Timber Company;

    - the opportunities for cost reductions by integrating the two companies' operations and by eliminating redundant overhead costs and duplicate sales, marketing and administrative functions;

    - the presentation concerning financial aspects of the proposed mergers made to Plum Creek's board of directors by Goldman Sachs and the oral opinion, later confirmed in writing, delivered by Goldman Sachs to Plum Creek's board that, based upon and subject to the various considerations set forth in the written opinion of Goldman Sachs, as of June 12, 2001, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Plum Creek (see "--Opinion of Financial Advisor to Plum Creek");

    - the due diligence review conducted with respect to The Timber Company's business, operations, and competitive position;

    - the presentations by, and discussions with, senior management of Plum Creek and its in-house and outside legal advisors regarding the terms of the merger agreement, including the closing conditions, Plum Creek's ability under certain conditions to consider unsolicited alternative business combination proposals, and Plum Creek and Georgia-Pacific's ability to terminate the merger agreement under certain conditions;

    - the expectation that the mergers would be accretive to Plum Creek's cash flow and earnings;

    - the fact that as of July 14, 2000 the value of Plum Creek common stock to be issued in the mergers represented a 61% premium to Timber Company common stock's per share closing price as of July 14, 2000, a proximate trading date prior to the announcement of the original transaction, and a 68% premium, 63% premium and 68% premium to the six month, one-year and two-year average trading prices, respectively, of Timber Company common stock as of July 14, 2000;

    - the fact that as of June 8, 2001 the value of Plum Creek common stock to be issued in the mergers represented a 55% premium to Timber Company common stock's per share closing price as of July 18, 2000, the last trading day before the first public announcement of the merger;


    - the fact that the value of the Plum Creek shares to be received by the holders of Timber Company common stock may increase or decrease as a result of fluctuations in the price of Plum Creek shares and that any such increase or decrease in value will not be limited by any "collar" arrangement;

    - the fact that the former holders of Timber Company common stock will hold approximately 62% of the outstanding shares of Plum Creek common stock after the completion of the mergers;

    - the expected composition of Plum Creek's management after the mergers, which will consist of substantially all of the current Plum Creek officers and several key employees of Georgia-Pacific who were responsible for the operations of the timber business;

    - the composition of the board of directors after the mergers, which will consist of eight current Plum Creek directors and up to three individuals designated by Georgia-Pacific who are reasonably acceptable to Plum Creek;

    - the ability of Plum Creek to operate the business of The Timber Company on a more tax-efficient basis than Georgia-Pacific;

    - the fact that the mergers will be qualified as reorganizations under the Internal Revenue Code in which the holders of Timber Company common stock will generally not recognize any gain or loss;

    - the exchange ratio in relation to the historical and market trading prices for Plum Creek common stock and Timber Company common stock;

    - information concerning the businesses, assets, liabilities, results of operations, financial conditions and competitive positions and prospects of Plum Creek and of The Timber Company, in each case, before and after the mergers;

    - the current and prospective environment in which Plum Creek operates;

    - the fact that the benefits of Plum Creek's and The Timber Company's long-term prospects will be shared by all Plum Creek stockholders, including existing holders of Timber Company common stock;


    - the probability that harvesting timber from The Timber Company's timberlands would not be subject to tax on built-in-gains following completion of the mergers. See "Federal Income Taxation of Plum Creek and Its Stockholders--Taxation of Plum Creek as a REIT" beginning on page 145;


    - the fact that Plum Creek will enter into a ten-year timber supply contract with Georgia-Pacific, with an automatic extension for an additional ten years, unless either party delivers a timely termination notice, on terms substantially similar to the terms of the ten-year supply contract currently in place between Georgia-Pacific and The Timber Company, which would provide Georgia-Pacific with continued access to The Timber Company's fiber in key fiber basins at negotiated market prices, and also provide Plum Creek with a steady long-term customer;

    - the parties' representations, warranties, covenants and agreements in the merger agreement, including the circumstances under which a termination fee would be paid and the amount of the fee;

    - the ability of Plum Creek's board of directors to enter into discussions with another party in response to an unsolicited offer if Plum Creek's board of directors determines in good faith that entering into these discussions is necessary for it to comply with its fiduciary duties to its stockholders;

    - the regulatory approvals required to complete the mergers and the prospects for receiving those approvals;


    - the willingness of PC Advisory Partners I, L.P. and PC Intermediate Holdings, L.P., which together are the largest holders of Plum Creek common stock and the holders of all of the outstanding shares of Plum Creek special voting common stock, to agree, subject to specified exceptions, to vote in favor of the merger agreement and the transactions contemplated by the merger agreement and to convert all of their shares of Plum Creek special voting common stock into Plum Creek common stock immediately prior to the completion of the mergers, and the willingness of Messrs. Scully, Patterson and Oberndorf to relinquish their rights to nominate individuals to the Plum Creek board of directors;


    - the fact that the Internal Revenue Service exercised its discretion not to issue a ruling with respect to the treatment of the redemption of all of the outstanding shares of Timber Company common stock as a tax-free exchange under section 355 of the Internal Revenue Code, that both Plum Creek's and Georgia-Pacific's special counsel will issue an opinion that the redemption will be tax-free under that section and the issuance of a revenue ruling by the Internal Revenue Service that confirmed that a REIT could satisfy an important requirement of section 355 of the Internal Revenue Code;


    - the fact that the insurance policies will not cover all possible tax risks associated with the transactions and that if Georgia-Pacific were subject to tax on the redemption, the policies will cover only a portion of the actual liability and that in such event Plum Creek may be obliged to indemnify Georgia-Pacific for 50% of any tax liability incurred by Georgia-Pacific in excess of the proceeds from that insurance;


    - the fact that if the transactions are determined to be taxable Plum Creek may, in certain limited circumstances, be obligated to indemnify Georgia-Pacific for all of the tax;

    - the possibility of not being able to obtain the opinion from its tax counsel that the redemption of Timber Company common stock, followed by the mergers, will generally be tax-free to Georgia-Pacific and will be tax-free to the holders of Timber Company common stock;

    - the fact that The Timber Company will pay up to $24.25 million for the premium to obtain the insurance policies;

    - the attribution from The Timber Company to Georgia-Pacific of a certain timberland sale installment note and related note monetization debt;

    - the attribution from The Timber Company to Georgia-Pacific of certain deferred tax liabilities incurred in connection with timberland sales, and the related increase in inter-company debt to be attributed to The Timber Company of approximately $85 million, which represents the estimated present value of the reattributed deferred tax liabilities;

    - the fact that it is a condition to the redemption of the shares of Timber Company common stock and the mergers that one or more binders for insurance policies be in effect providing Georgia-Pacific $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption of Timber Company common stock;

    - the fact that Plum Creek could, prior to entering into the amendment to the merger agreement, terminate the merger agreement based on the inability to obtain the private letter ruling from the Internal Revenue Service;

    - the fact that the approval of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of a majority of the outstanding shares of Plum Creek common stock and special voting common stock, voting together as a class, and a majority of the outstanding shares of special voting stock, voting separately as a class;

    - the incurrence by Plum Creek of an amount of debt sufficient to relieve the debt attributed to The Timber Company, which was approximately
      $730 million as of March 31, 2001, adjusting for the transfer of an installment note and payment for the insurance policies;

    - the charges to be incurred in connection with the mergers, including costs of integrating the businesses and transaction expenses arising from the mergers;

    - the potential adverse effects on Plum Creek's business, operations and financial condition if the mergers are not completed following public announcement of the merger agreement;

    - the fact that the Plum Creek stockholders will not be entitled to appraisal or dissenters' rights under Delaware law in connection with the merger agreement and the transactions contemplated by the merger agreement;

    - the risks that the integration of The Timber Company's operations and employees might not occur in a timely and efficient manner;

    - the fact that an agreement will be entered into between Georgia-Pacific and Plum Creek at the time of the mergers which will limit Plum Creek from competing with Georgia-Pacific's operations in key fiber basins;

    - the fact that following the completion of the mergers, Georgia-Pacific could incur substantial tax liability, which would give rise to an indemnity obligation on the part of Plum Creek pursuant to the terms of the tax matters agreement, if Plum Creek issues shares of common stock in such an amount that the former holders of Timber Company common stock would no longer own a majority of the outstanding shares of Plum Creek common stock;

    - the possibility that Plum Creek may have to make a special distribution prior to January 31, 2002, to its stockholders over and above the normal dividend as a result of earnings and profits attributable to The Timber Company;

    - the risk that, despite its best efforts, Plum Creek may not retain key management personnel of Georgia-Pacific that operate the business of The Timber Company after the completion of the mergers;

    - the risk that the potential benefits sought in the mergers might not be fully realized; and

    - the risk that potential growth strategies might not be fully achieved.

    The Plum Creek board of directors believed that the risks of the transaction were outweighed by the potential benefits of the mergers.

    This discussion is not intended to be exhaustive, but Plum Creek believes that this discussion includes all significant factors considered by Plum Creek's board of directors. In light of the number and variety of information and factors considered, Plum Creek's board of directors did not find it practicable to, and did not, assign any specific or relative weights to the factors listed above.

RECOMMENDATION OF GEORGIA-PACIFIC'S BOARD OF DIRECTORS; GEORGIA-PACIFIC'S
  REASONS FOR THE MERGERS

    Georgia-Pacific's board of directors has unanimously determined that the redemption of all of the outstanding shares of Timber Company common stock and the mergers are advisable and fair to, and in the best interests of, Georgia-Pacific and its shareholders, taken as a whole, and has approved the redemption, the merger agreement and the transactions contemplated by the merger agreement. Georgia-Pacific's board of directors unanimously recommends that the holders of Timber Company common stock vote FOR the merger agreement.

    In evaluating the merger agreement and the transactions contemplated by the merger agreement, Georgia-Pacific's board of directors considered all relevant factors and information, including the following:

    - the judgment, advice and analyses of Georgia-Pacific's senior management and the governance committee of the board of directors, including its favorable recommendation of the redemption of the shares of Timber Company common stock and the mergers;

    - the board of directors' knowledge and consideration of the businesses, operations, financial conditions, results of operations, competitive positions and prospects of The Timber Company and the Georgia-Pacific Group, and the nature of the industries in which The Timber Company and the Georgia-Pacific Group operate, both on an historical and prospective basis, and the influence of current industry, economic and market conditions;

    - the fact that the mergers create the second largest United States private timberland owner with:

       - over 7.8 million acres of commercial timberland;

       - ownership of timberlands in 19 states with a strong presence in the southern United States; and

       - a team of proven senior management with a record of enhancing stockholder value while maintaining an industry leading commitment to environmental stewardship;

    - the due diligence review which had been conducted with respect to Plum Creek's business, operations, and competitive position and the potential operating efficiencies and synergies that are expected to result from the mergers and would inure to the benefit of the former holders of Timber Company common stock, who would become stockholders of Plum Creek by reason of the mergers;

    - Morgan Stanley's presentations, including Morgan Stanley's opinion that, as of June 12, 2001, and based upon and subject to the various considerations set forth in its opinion, (1) the redemption of all of the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, and the mergers are fair from a financial point of view to Georgia-Pacific and (2) the exchange ratio is fair from a financial point of view to the holders of Timber Company common stock (see "--Opinion of Financial Advisor to Georgia-Pacific");

    - the presentations by, and discussions with, senior management of Georgia-Pacific and its in-house and outside legal advisors regarding the merger agreement's and the separation agreement's terms, including the closing conditions, Georgia-Pacific's ability under certain conditions to consider unsolicited alternative business combination proposals, and Georgia-Pacific and Plum Creek's ability to terminate the merger agreement under certain conditions;

    - the expectation that the mergers would be accretive to Plum Creek's cash flow and earnings;

    - the board of directors' belief that The Timber Company's value was not reflected in the market price of Timber Company common stock and that the redemption and the mergers would create more value to the holders of Timber Company common stock and provide them with an opportunity to hold an investment in a larger enterprise than would an alternate transaction, such as a spinoff of The Timber Company to the holders of Timber Company common stock;

    - the board of directors' conclusion that the mergers would provide holders of Timber Company common stock the opportunity for continued equity participation in a larger entity with potentially increased market liquidity;

    - the board of directors' belief that the complete separation of the Georgia-Pacific Group and The Timber Company would allow management of Georgia-Pacific and Plum Creek, following the mergers, to focus on achieving its strategic objectives which were difficult to achieve or not achievable in the existing "letter stock" structure;

    - the exchange ratio in relation to the historical and market trading prices for Timber Company common stock and Plum Creek common stock and The Timber Company's relative contribution to the combined enterprise, including:

       - that as of July 14, 2000 the value of Plum Creek common stock to be issued in the mergers represented a 61% premium to Timber Company common stock's per share closing price as of July 14, 2000, a proximate trading date prior to the announcement of the original transaction, and a 68% premium, 63% premium and 68% premium to the six month, one-year and two-year average trading prices, respectively, of Timber Company common stock as of July 14, 2000;

       - that as of June 7, 2001 the value of Plum Creek common stock to be issued in the mergers represented a 61% premium to Timber Company common stock's per share closing price as of July 14, 2000, a proximate trading date prior to the announcement of the original transaction;

       - that the former holders of Timber Company common stock will own over 62% of the outstanding shares of common stock of Plum Creek after the mergers; and

       - that Plum Creek's per share dividend as of June 12, 2001 was 228% of The Timber Company's per share dividend;

    - the fact that the value of the Plum Creek shares to be received by the holders of Timber Company common stock may increase or decrease as a result of fluctuations in the price of Plum Creek shares and that any such increase or decrease in value will not be limited by any "collar" arrangement;

    - the board of directors' belief, after review of the termination fee with its advisors, that the amount of the termination fee would not meaningfully impair the possibility of a competing transaction;

    - the fact that Georgia-Pacific has the ability to terminate the merger agreement without paying a termination fee if:

       - there has been any event, occurrence or condition which would reasonably be expected to have a material adverse effect on, among other things, the business or operations of Plum Creek; or


       - the requisite approval of the holders of Timber Company common stock is not obtained at a time when there has not been a public announcement of a proposal for an alternate transaction;


    - the willingness of PC Advisory Partners I, L.P. and PC Intermediate Holdings, L.P., which together are the largest holders of Plum Creek common stock and the holders of all of the outstanding shares of Plum Creek special voting common stock, to agree, subject to specified exceptions, to vote in favor of the merger agreement and the transactions contemplated by the merger agreement and to convert all of their shares of Plum Creek special voting common stock into Plum Creek common stock immediately prior to the completion of the mergers, and the willingness of Messrs. Scully, Patterson and Oberndorf to relinquish their rights to nominate individuals to the Plum Creek board of directors;

    - the fact that the Internal Revenue Service exercised its discretion not to issue a ruling with respect to the treatment of the redemption of all outstanding shares of Timber Company common stock as a tax-free exchange under section 355 of the Internal Revenue Code, that both Georgia-Pacific's and Plum Creek's special counsel will issue an opinion that the redemption will be tax-free under that section and the issuance of a revenue ruling by the Internal Revenue Service that confirmed that a REIT could satisfy an important requirement of section 355 of the Internal Revenue Code;

    - the advice of counsel that the mergers will be consummated on a tax-free basis to the holders of Timber Company common stock and to Georgia-Pacific for U.S. Federal income tax purposes;

    - the possibility of not being able to obtain the opinion from its tax counsel that the redemption of Timber Company common stock, followed by the mergers, will generally be tax-free to Georgia-Pacific and will be tax-free to the holders of Timber Company common stock;

    - the ability of Plum Creek to operate the business of The Timber Company on a more tax-efficient basis than Georgia-Pacific;

    - the impact of the mergers on employees, including provisions of the merger agreement intended to protect employee benefits and to encourage the retention of officers and employees;

    - the fact that the benefits of The Timber Company's long-term prospects will be shared by all Plum Creek stockholders, including the existing holders of Timber Company common stock, rather than solely by the existing holders of Timber Company common stock;

    - the interests of some of Georgia-Pacific's directors and management in the mergers as described in "Interests of Directors and Officers in the Mergers" on page 68;

    - the fact that Georgia-Pacific could, prior to entering into the amendment to the merger agreement, terminate the merger agreement based on the inability to obtain the private letter ruling from the Internal Revenue Service;

    - the fact that it is a condition to the redemption of the shares of Timber Company common stock and the mergers that one or more binders for insurance policies be in effect providing Georgia-Pacific $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption of Timber Company common stock; and

    - the fact that fewer assets will be available to satisfy Georgia-Pacific's remaining, but reduced, debt obligations.

    In addition to the factors above, certain of which relate to the impact of the transaction on both The Timber Company and the Georgia-Pacific Group, and their respective shareholders, Georgia-Pacific's board of directors considered various factors relating to the impact of the mergers solely on the Georgia-Pacific Group and the holders of Georgia-Pacific Group common stock, including the following material factors:

    - the transaction relieves the debt attributed to The Timber Company, which was approximately $730 million as of March 31, 2001, adjusting for the transfer of an installment note and payment for the insurance policies;

    - that the investment grade debt rating of the Georgia-Pacific Group is expected to be preserved following the mergers;

    - that the elimination of the "letter" stock structure as a result of the mergers would simplify Georgia-Pacific's capital structure and would provide Georgia-Pacific with greater flexibility to pursue acquisitions;


    - the elimination of any potential board of directors conflict of interest that may arise in a "letter stock" structure;

    - that the transaction will allow Georgia-Pacific's management to focus on its manufacturing operations and on its new customer-focused strategic direction announced last year in connection with the acquisition of Fort James Corporation;

    - the belief that the mergers are consistent with Georgia-Pacific's effort to reduce its exposure to commodity-based businesses;

    - that an agreement will be entered into between Georgia-Pacific and Plum Creek at the time of the mergers which will limit Plum Creek from competing with Georgia-Pacific Group's manufacturing operations in key fiber basins for up to ten years;


    - the fact that the insurance policies will not cover all possible tax risks associated with the transactions and that if Georgia-Pacific were subject to tax on the redemption, the policies will cover only a portion of the actual liability and that in such event Plum Creek would be obliged to indemnify Georgia-Pacific for 50% of any tax liability incurred by Georgia-Pacific in excess of the proceeds from that insurance;


    - the fact that if the transactions are determined to be taxable, Plum Creek may be obligated, in certain limited circumstances, to indemnify Georgia-Pacific for all of the tax;

    - the board of directors' conclusion that the Georgia-Pacific Group has adequate sources of timber and can procure timber efficiently on the open market and, therefore, it was not necessary to own its timberlands in order to efficiently and effectively operate Georgia-Pacific Group's manufacturing operations and protect Georgia-Pacific Group's competitive position;

    - that at present the Georgia-Pacific Group purchases only about 14% of its fiber needs from The Timber Company and only a few mills rely on The Timber Company for 25% or more of their fiber needs and most of such mills are covered by the ten-year timber supply contract referred to below;

    - that Plum Creek will enter into a ten-year timber supply contract with Georgia-Pacific, with an automatic extension for an additional ten years, unless either party delivers a timely termination notice, on terms substantially similar to the terms of the ten-year supply contract currently in place between Georgia-Pacific and The Timber Company, to ensure continued access to The Timber Company's fiber in key fiber basins at market prices;

    - the attribution from The Timber Company to Georgia-Pacific of a certain timberland sale installment note and related note monetization debt;

    - the attribution from The Timber Company to Georgia-Pacific of certain deferred tax liabilities incurred in connection with timberland sales, and the related increase in inter-company debt to be attributed to The Timber Company of approximately $85 million, which represents the estimated present value of the reattributed deferred tax liabilities;

    - the belief that the mergers will reinforce Georgia-Pacific's reputation among investors as a shareholder value driven company; and

    - that following the closing of the mergers, a change of control of Georgia-Pacific or the issuance by Georgia-Pacific of shares in such an amount that Georgia-Pacific's shareholders on the date of the closing of the mergers would no longer own a majority of the outstanding shares of Georgia-Pacific capital stock at the time of either such event could, in each case, result in a substantial tax liability to Georgia-Pacific.

    This discussion is not intended to be exhaustive, but Georgia-Pacific believes that this discussion includes all material factors considered by Georgia-Pacific's board of directors. In light of the number and variety of information and factors Georgia-Pacific's board of directors considered, the board of directors did not find it practicable to, and did not, assign any specific or relative weights to the factors listed above.

OPINION OF FINANCIAL ADVISOR TO PLUM CREEK

    In connection with the Plum Creek board of directors' consideration of amendment no. 1 to the merger agreement, Goldman Sachs delivered to the Plum Creek board of directors its oral opinion, subsequently confirmed in writing, that, as of June 12, 2001, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Plum Creek.

    THE FULL TEXT OF THE FAIRNESS OPINION OF GOLDMAN SACHS, DATED JUNE 12, 2001, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, BY GOLDMAN SACHS IN CONNECTION WITH ITS OPINION, IS ATTACHED AS ANNEX B AND IS INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS. GOLDMAN SACHS PROVIDED ITS OPINION FOR THE INFORMATION AND ASSISTANCE OF PLUM CREEK'S BOARD OF DIRECTORS IN CONNECTION WITH THE MERGERS. THE GOLDMAN SACHS OPINION IS NOT A RECOMMENDATION AS TO HOW ANY PLUM CREEK STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGERS. PLUM CREEK STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

    In connection with this opinion, Goldman Sachs reviewed, among other things:

    - the merger agreement and amendment no. 1;

    - the amended and restated separation agreement;

    - the annual report to stockholders and annual report on Form 10-K of Plum Creek for the years ended December 31, 2000;

    - annual reports to unitholders and annual reports on Form 10-K of Plum Creek Timber Company, L.P., a predecessor of Plum Creek, for each of the three years ended December 31, 1998;

    - the registration statement on Form S-4 of Plum Creek, dated October 11, 2000, including the preliminary joint proxy statement/prospectus relating to the special meetings of stockholders of Plum Creek and the holders of Timber Company common stock;

    - the registration statement on Form S-4 of Plum Creek, dated January 28, 1999, including the proxy statement/prospectus relating to the special meeting of the unitholders of Plum Creek Timber Company, L.P. in connection with its conversion to a REIT;

    - the separate annual reviews and reports for holders of Timber Company common stock and holders of Georgia-Pacific Group common stock for each of the four years ended December 31, 2000;

    - the annual report to shareholders of Georgia-Pacific for the year ended December 31, 1996;

    - annual reports on Form 10-K of Georgia-Pacific for each of the five years ended December 31, 2000;

    - interim reports to holders of shares or units and quarterly reports on Form 10-Q of Plum Creek, Plum Creek Timber Company L.P. and
      Georgia-Pacific;

    - other communications from Plum Creek, Plum Creek Timber Company L.P. and Georgia-Pacific to the holders of their respective shares or units;

    - internal financial analyses and forecasts for The Timber Company prepared by its management;

    - internal financial analyses and forecasts for Plum Creek prepared by its management;

    - financial analyses and forecasts for The Timber Company prepared by Plum Creek's management; and

    - cost savings and operating synergies projected by the managements of Plum Creek and The Timber Company to result from the mergers.

    In addition, Goldman Sachs:

    - held discussions with members of the senior management of Plum Creek, Georgia-Pacific and The Timber Company regarding their assessment of the strategic rationale for, and the potential benefits of, the mergers and the past and current business operations, financial condition and future prospects of Plum Creek and The Timber Company;

    - reviewed the reported price and trading activity for Plum Creek common stock and Timber Company common stock;

    - compared financial and stock market information for Plum Creek and The Timber Company with similar information for other selected companies the securities of which are publicly traded;

    - reviewed the financial terms of selected recent business combinations in the timber industry specifically and in other industries generally; and

    - performed other studies and analyses that Goldman Sachs considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of the most recent financial, accounting and other information discussed with or reviewed by it and assumed the accuracy and completeness of this information for purposes of rendering its opinion. Goldman Sachs has not made an independent evaluation or appraisal, and has not been furnished with any evaluation or appraisal, of the assets and liabilities of Plum Creek or any of its subsidiaries or The Timber Company.

    Furthermore, Goldman Sachs assumed, with the consent of Plum Creek's board of directors, that:

    - the most recent financial analyses and forecasts for Plum Creek and The Timber Company prepared and furnished to Goldman Sachs by Plum Creek's management and the cost savings and operating synergies most recently projected by the managements of Plum Creek and The Timber Company to result from the mergers were reasonably prepared on a basis reflecting the best available estimates and judgments of Plum Creek's management;

    - the most recently projected cost savings and operating synergies will be realized in the amounts and time periods contemplated; and

    - the separation of the assets and liabilities of The Timber Company into the Subsidiaries and the redemption of all of the outstanding shares of Timber Company common stock and the mergers will be completed in accordance with the terms, without the waiver of any material conditions, of the merger agreement or the separation agreement as in effect on June 12, 2001.

    Also, with the consent of Plum Creek's board of directors, Goldman Sachs relied upon the advice Plum Creek has received from its legal counsel, accountants and tax advisors as to all legal, accounting and tax matters relating to the transactions contemplated by the merger agreement and the separation agreement, including that:

    - each of the mergers will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code, and Georgia-Pacific and the Subsidiaries will each be party to each of the reorganizations;

    - no gain will be recognized for Federal income tax purposes by the Subsidiaries or Plum Creek as a result of the redemption of all of the outstanding shares of Timber Company common stock;

    - after the mergers are completed, Plum Creek will continue to qualify and be treated as a REIT for Federal income tax purposes; and

    - principles similar to the principles of section 1374 of the Internal Revenue Code will not apply to the cutting of timber transferred by the Subsidiaries to Plum Creek as a result of the mergers during the ten years after the mergers are completed.

    The following is a summary of the material financial analyses presented to Plum Creek's board of directors by Goldman Sachs on June 11, 2001 in connection with its delivery to the board of its oral opinion with respect to fairness of the exchange ratio from a financial point of view. It does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of the analyses described, and the results of those analyses, do not represent the relative importance or weight given to those analyses by Goldman Sachs.

    THE FOLLOWING SUMMARY INCLUDES INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

    (1) SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared selected financial information, ratios and public market multiples for Plum Creek to corresponding financial information, ratios and public market multiples for The Timber Company and the following master limited partnerships and corporations:

MASTER LIMITED PARTNERSHIPS            CORPORATIONS
---------------------------            ------------
Crown Pacific Partners, L.P.           Deltic Timber Corporation
U.S. Timberlands Company, L.P.         TimberWest Forest Corporation

    Goldman Sachs selected these companies because, although not directly comparable to Plum Creek or The Timber Company, they are publicly traded timber companies with operations that, for purposes of analysis, may be considered similar to the operations of Plum Creek and The Timber Company.

    The ratios and multiples reviewed and compared by Goldman Sachs were calculated for Plum Creek, The Timber Company and each of the other selected companies based on:

    - analyst forecasts derived by Goldman Sachs from median estimates of earnings per share, or EPS, of the Institutional Brokers Estimate Service, or IBES, and estimates of other operating results prepared by research analysts at various "Wall Street" investment banks; and

    - the latest internal forecasts for Plum Creek on a stand-alone basis, and the latest forecasts for The Timber Company on a stand-alone basis, each of which was prepared and furnished to Goldman Sachs by Plum Creek management. Plum Creek management prepared these forecasts based on its current estimates of future timber pricing. These pricing estimates reflect Plum Creek management's internal pricing estimates for 2001 adjusted for periods from 2002 through 2005 to reflect percentage changes to timber pricing during those years that are similar to the changes reflected in the timber pricing forecasts of Resource Information Systems, Inc., or RISI, an economic forecasting firm for the forest products industry. Pricing estimates reflected in the forecasts for periods from 2006 through 2013 reflect Plum Creek management's internal estimates for timber pricing during those periods.

    Goldman Sachs did not make adjustments to the analyst forecasts for The Timber Company utilized in this analysis to exclude tax amounts or to reflect any potential cost savings or operating synergies that may be realized following the mergers. In addition, Goldman Sachs was informed by Plum Creek management that Plum Creek management's forecasts for The Timber Company utilized in this analysis included tax amounts and did not reflect any potential merger cost savings or operating synergies. The information used by Goldman Sachs with respect to the number of outstanding Plum Creek shares and options, and the weighted average exercise price of those options, were provided by Plum Creek management. Similar share and option information regarding The Timber Company was provided to Goldman Sachs by Georgia-Pacific's financial advisors. All other data, including share and option information with respect to other companies, used by Goldman Sachs in connection with these analyses was derived from the most recently available public information.

    Goldman Sachs' analyses of Plum Creek, The Timber Company and the other selected companies compared the following with respect to each company:

    - its closing share price on June 8, 2001, as a percentage of its highest share price over the 52-week period before that date;

    - its annual dividend yield, based on its most recently reported dividend and its closing share price on June 8, 2001;

    - the IBES estimate of the 5-year compounded annual growth rate of its EPS; and

    - the estimated total return to the company's shareholders, which Goldman Sachs calculated by adding the company's annual dividend yield, determined as described above, and the IBES estimate of the 5-year compounded annual growth rate of its EPS.

    For The Timber Company, Goldman Sachs also made these comparisons based on its closing share price on July 18, 2000, the last trading day before the first public announcement of the mergers and its highest share price over the 52-week period before that date.

    The results of these analyses are summarized in the following chart.

                                        SHARE PRICE
                                          AS A %
                                        OF 52-WEEK    DIVIDEND   5-YEAR EPS     TOTAL
SELECTED COMPANIES                         HIGH        YIELD     GROWTH RATE    RETURN
------------------                      -----------   --------   -----------   --------
Plum Creek............................      94.9%        8.1%        5.0%       13.1%
The Timber Company
  June 8, 2001 share price............      97.4%        2.9%        7.0%        9.9%
  July 18, 2000 share price...........      91.7%        4.0%        7.0%       11.0%
Master Limited Partnerships:
  Crown Pacific Partners, L.P.........      41.2%        0.0%        5.0%        5.0%
  U.S. Timberlands Company, L.P.......      48.4%       36.4%        N/A         N/A
Corporations:
  Deltic Timber Corporation...........      98.9%        0.9%       21.5%       22.4%
  TimberWest Forest Corporation.......      98.8%        8.7%        N/A         N/A
All Selected Companies (excluding Plum
  Creek and The Timber Company):
  Mean................................      79.9%        9.5%        9.6%       12.6%
  Median..............................      96.2%        5.5%        6.0%       11.5%

    Goldman Sachs also compared the following with respect to Plum Creek, The Timber Company and each of the other selected companies:

    - its equity market capitalization as a multiple of estimated 2001 and 2002 funds from operations, or FFO, which Goldman Sachs calculated by adding estimated depreciation, depletion and amortization for each of these years to estimated net income;

    - its enterprise value as a multiple of estimated 2001 and 2002 earnings before interest, taxes, depreciation, depletion and amortization, or EBITDDA, which Goldman Sachs calculated by adding estimated interest, taxes, depreciation, depletion and amortization for each of these years to estimated net income; and

    - its enterprise value as a multiple of estimated tax-effected EBITDDA for 2001 and 2002, which Goldman Sachs calculated by reducing estimated EBITDDA for each of these years by estimated amounts for taxes.

    Goldman Sachs calculated the equity market capitalization of Plum Creek, The Timber Company and the other selected companies by multiplying each company's closing share price on June 8, 2001 by the number of that company's outstanding shares and adding to this result a value for that company's outstanding options. Goldman Sachs calculated a value of each company's options by multiplying the number of its outstanding options by the difference between the weighted average exercise price of those options and that company's June 8, 2001 closing share price. For The Timber Company only, Goldman Sachs also made these calculations using its July 18, 2000 closing share price.

    Goldman Sachs calculated the enterprise value of each company by adding its equity market capitalization and net debt, which for these purposes was defined as the amount of the company indebtedness less cash amounts.

    The results of these analyses are summarized in the following chart:

                                                                                                         TAX-EFFECTED
                                                                                      EBITDDA               EBITDDA
                                                             FFO MULTIPLES           MULTIPLES             MULTIPLES
                                                          -------------------   -------------------   -------------------
SELECTED COMPANIES:                                         2001       2002       2001       2002       2001       2002
-------------------                                       --------   --------   --------   --------   --------   --------
Plum Creek:
  Analyst forecasts....................................    14.4x      12.6x      14.3x      12.9x      14.4x      12.7x
  Plum Creek management forecasts......................    15.0x      17.6x      14.0x      15.6x      14.1x      15.4x
The Timber Company:
  June 8, 2001 share price
  Analyst forecasts....................................    16.1x      14.3x      11.4x      10.4x      16.1x      14.9x
  Plum Creek forecasts.................................    15.2x      15.4x      10.3x      10.5x      14.7x      14.8x
  July 18, 2000 share price
  Analyst forecasts....................................    11.7x      10.4x       8.7x       8.0x      12.4x      11.5x
  Plum Creek management forecasts......................    11.1x      11.2x       7.9x       8.1x      11.3x      11.4x
Master Limited Partnerships:
  Crown Pacific Partners, L.P..........................     8.2x       3.6x       9.8x       6.8x       9.8x       6.8x
  U.S. Timberlands Company, L.P........................     8.1x        N/A        N/A        N/A        N/A        N/A
Corporations:
  Deltic Timber Corporation............................    20.2x      16.8x      14.4x      13.5x      15.6x      16.2x
  TimberWest Forest Corporation........................     8.7x       8.1x        N/A        N/A        N/A        N/A
All Selected Companies (excluding multiples based on
  The Timber Company's July 18, 2000 share price and
  Plum Creek management forecasts):
  Mean.................................................    12.6x      11.1x      12.5x      10.9x      14.0x      12.7x
  Median...............................................    11.6x      12.6x      12.8x      11.6x      15.0x      13.8x

    (2) SELECTED TRANSACTION ANALYSIS. Goldman Sachs analyzed information relating to 47 selected transactions involving sales of timberland in the southern, western, northeastern and midwestern regions of the United States and, in one case, Canada. All of these transactions were completed after 1996, except for one transaction completed in 1996 and one that is pending. Goldman Sachs obtained the information regarding these transactions from the INTERNATIONAL WOOD FIBER REPORT, a timber industry publication; publicly available reports of the parties to these transactions; and Goldman Sachs' research estimates. Based on the total consideration paid in the selected transactions, Goldman Sachs calculated the following ranges and average implied prices per acre of timberland in each of the following U.S. regions:

REGION                                  RANGE OF PRICE PER ACRE   AVERAGE PRICE PER ACRE
------                                  -----------------------   ----------------------
Southern..............................       $393 - $3,139                $1,241
Western...............................       $802 - $2,444                $1,723
Northeastern (including Canada).......       $105 - $1,143                $  277
Midwestern............................       $ 391 - $ 462                $  427

    Based on each region's average price per acre and the number of acres of timberland owned by The Timber Company in each region, Goldman Sachs calculated an implied weighted average value per acre of timberland for The Timber Company of $1,180.

    (3) ANALYSIS AT TRANSACTION PRICE. Based on the exchange ratio of 1.37 shares of Plum Creek common stock for each Unit and the closing price per share of Plum Creek common stock of $28.01 on June 8, 2001, Goldman Sachs calculated an implied price per share of Timber Company common stock of $38.37. This price represents a premium of 55% over the $24.75 closing price per share of Timber Company common stock on July 18, 2000, the last trading day before the first public announcement of the mergers.

    In addition, Goldman Sachs calculated the following based on the most recent share, option and acreage information for The Timber Company provided to Goldman Sachs on behalf of The Timber Company:

    - the implied diluted equity value of The Timber Company, calculated by multiplying the number of outstanding shares of Timber Company common stock by the $38.37 implied price per share and adding to this result a value for the outstanding options of The Timber Company calculated as described above based on the $38.37 implied price;

    - the implied levered value, or enterprise value, of The Timber Company, calculated for this analysis by adding The Timber Company's implied diluted equity value and the amount of its net debt, including incremental indebtedness of $110 million, an amount that Plum Creek management indicated to Goldman Sachs reflects the approximate cost being attributed to The Timber Company for the tax insurance policies expected to be obtained by Georgia-Pacific and the amount anticipated to be paid to Georgia-Pacific in connection with its retention of various installment notes and related indebtedness and deferred income tax liabilities; and

    - the implied price per acre of The Timber Company's timberland, calculated by dividing its implied enterprise value by the number of acres of The Timber Company's timberland.

    The results of these calculations are as follows:

THE TIMBER COMPANY                                              VALUE/PRICE
------------------                                            ----------------
Implied diluted equity value................................  $3,161.8 million
Implied enterprise value....................................  $3,892.8 million
Price per acre of timberland................................      $824.80

    Goldman Sachs also calculated the ratios set forth below for The Timber Company using (1) publicly available information regarding actual operating results for 2000 and (2) estimated operating results for 2001 and 2002 for The Timber Company on a stand-alone basis based on:

    - Analyst forecasts derived by Goldman Sachs from the IBES median estimates of EPS and estimates of other operating results prepared by research analysts at various "Wall Street" investment banks;

    - the latest "management estimated pricing forecasts" prepared and furnished to Goldman Sachs by Plum Creek management and reflecting its current estimates of future timber pricing described above; and

    - the latest "management normalized pricing forecasts" prepared and furnished to Goldman Sachs by Plum Creek's management and reflecting a normalized, long-term growth rate for timber pricing, excluding the short-term impact of the weak lumber and timber markets over the past year, based on a steady one percent annual increase in stumpage prices above the pricing in effect in 2000, which Plum Creek management believes represents mid-cycle timber pricing.

    The actual operating results and the analyst forecasts for The Timber Company utilized in this analysis did not reflect any potential cost savings or operating synergies that may be realized following the mergers and were adjusted by Goldman Sachs to exclude actual or estimated amounts for taxes, other than taxes on sales of timber of The Timber Company for higher and better use purposes, and to assume that excess cash flow was or would be paid out as dividends to shareholders. In addition, Goldman Sachs was informed by Plum Creek management that Plum Creek management's forecasts for The Timber Company utilized in this analysis did not reflect any potential merger cost savings or operating synergies; did not include estimated amounts for taxes, other than taxes on sales of timber of The Timber Company for higher and better use purposes; and assumed that excess cash flow would be paid out as dividends to shareholders.

                                                                    MANAGEMENT            MANAGEMENT
                                                     ACTUAL          ESTIMATED            NORMALIZED
                                                    OPERATING         PRICING               PRICING               ANALYST
                                                     RESULTS         FORECASTS             FORECASTS             FORECASTS
                                                    ---------   -------------------   -------------------   -------------------
THE TIMBER COMPANY RATIOS                             2000        2001       2002       2001       2002       2001       2002
-------------------------                           ---------   --------   --------   --------   --------   --------   --------
Enterprise value to EBITDDA.......................    11.8x      11.8x      11.9x      10.4x      10.0x      13.0x      11.8x
Enterprise value to tax-effected EBITDDA(a).......    11.8x      12.3x      12.5x      10.8x      10.4x      13.6x      12.3x
Equity value to FFO...............................    11.1x      12.0x      12.2x      10.3x       9.8x      12.9x      11.5x

------------------------

(a) Represents EBITDDA for The Timber Company reduced by taxes on higher and better use land sales.

    (4)  DISCOUNTED CASH FLOW ANALYSIS.

    Goldman Sachs performed a discounted cash flow analysis to determine the theoretical equity value per share of The Timber Company on a stand-alone basis as of year end 2001 based on:

    - forecasts for 2002-2013 prepared and furnished to Goldman Sachs by Plum Creek management, reflecting its current estimates of future timber pricing described above; and

    - forecasts for 2002-2013 prepared and furnished to Goldman Sachs by Plum Creek management, assuming normalized, long-term timber pricing growth of one percent per year as described above.

    Goldman Sachs was informed by Plum Creek management that the forecasts for The Timber Company utilized in this analysis did not reflect any potential merger cost savings or operating synergies and did not include estimated amounts for taxes, other than taxes on sales of timber of The Timber Company for higher and better use purposes.

    Using each of these forecasts, Goldman Sachs performed discounted cash flow analyses both including $15 million of potential annual cost savings and operating synergies that may be realized following the mergers and excluding potential cost savings and operating synergies that may be realized following the mergers.

    In performing its analyses, Goldman Sachs applied discount rates from 8.0% to 12.0% and assumed terminal growth rates after the year 2013 of 2.5% to 4.5%. Based on the forecasted cash flows and application of these discount rates and terminal growth rates to those forecasts, Goldman Sachs derived theoretical equity values per share for The Timber Company within the following ranges:

                                           INCLUDING $15
                                             MILLION OF
                                          POTENTIAL ANNUAL   EXCLUDING POTENTIAL
                                             SYNERGIES            SYNERGIES
                                          ----------------   -------------------
Forecasts Reflecting Plum Creek
  Management's Pricing Estimates........  $33.18 -  $89.27     $32.24 - $88.16
Forecasts Assuming Normalized Long-Term
  Pricing...............................  $37.92 - $101.81     $36.34 - $98.38

    (5) STOCK PRICE/DIVIDEND HISTORY ANALYSIS. Based on the trading history of the shares of Plum Creek and The Timber Company and the dividends historically paid with respect to those shares, Goldman Sachs calculated and compared the total return that would have been realized by a Plum Creek stockholder or a holder of shares of The Timber Company over selected periods ending July 17, 2000, the day before the initial announcement of the merger agreement. Goldman Sachs calculated the total return over each selected period based on the appreciation in the price of shares of Plum Creek and The Timber Company, as applicable, and assuming that all dividends paid with respect to those shares during the selected period were reinvested in those shares.

    The results of this analysis are summarized below:

                                                  PLUM CREEK    THE TIMBER COMPANY
PERIOD ENDED JULY 17, 2000                       TOTAL RETURN      TOTAL RETURN
--------------------------                       ------------   ------------------
Three months...................................      19.1%              5.1%
Six months.....................................      22.3%              4.7%
One year.......................................      (2.8)%             0.0%
From December 12, 1997 (beginning of public
  trading of The Timber Company shares)........      10.9%             (4.5)%

    (6) EXCHANGE RATIO ANALYSIS. Goldman Sachs calculated the ratio of the share price of Timber Company common stock to the share price of Plum Creek common stock during the period from December 12, 1997, the day The Timber Company shares began to trade publicly, to July 17, 2000, the day before the initial announcement of the merger agreement, and during the one year period ended July 17, 2000. The average of these ratios over those periods are shown below:

PERIOD                                                        AVERAGE RATIO
------                                                        -------------
December 12, 1997 to July 17, 2000..........................      0.84
One year ended July 17, 2000................................      0.92

    (7) PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the transaction based on the following stand-alone forecasts for 2001, 2002 and 2003 for Plum Creek and The Timber Company:

    - the latest internal forecasts for Plum Creek and forecasts for The Timber Company prepared and furnished to Goldman Sachs by Plum Creek management and reflecting its current estimate of future timber pricing as described above;

    - the latest internal forecasts for Plum Creek and forecasts for The Timber Company prepared and furnished to Goldman Sachs by Plum Creek management and reflecting normalized, long-term timber pricing growth of one percent per year as described above; and

    - analyst forecasts for both companies derived by Goldman Sachs from the IBES median EPS estimates and estimates for other operating results prepared by research analysts at various "Wall Street" investment banks.

    Goldman Sachs was informed by Plum Creek management that (1) Plum Creek management's forecasts for The Timber Company utilized in this analysis did not include estimated amounts for taxes, other than taxes on sales of timber of The Timber Company for higher and better use purposes, and assumed that excess cash flow would be paid out as dividends to shareholders and (2) all FAD estimates based on Plum Creek management forecasts utilized in this analysis exclude discretionary capital expenditures. In addition, Goldman Sachs adjusted the analyst forecasts for The Timber Company utilized in this analysis to exclude estimated amounts for taxes, other than taxes on sales of timber of The Timber Company for higher and better use purposes, and to assume that excess cash flow would be paid out as dividends to shareholders. All FAD amounts based on analyst forecasts utilized in this analysis include all capital expenditures, as analyst estimates on the allocation of capital expenditures between discretionary and maintenance capital expenditures were unavailable.

    In addition, for purposes of its analyses, Goldman Sachs assumed, based on discussions with Plum Creek management, that (1) The Timber Company would have incremental indebtedness of $110 million, an amount that Plum Creek management indicated reflects the approximate cost being attributed to The Timber Company for the tax insurance policies expected to be obtained by Georgia-Pacific and the amount anticipated to be paid to Georgia-Pacific in connection with its retention of various installment notes and related indebtedness and deferred income tax liabilities, (2) total transaction fees of $40 million will be financed through the incurrence of indebtedness, and (3) the interest rate on The Timber Company indebtedness Plum Creek will assume as part of the transaction, including incremental debt, and indebtedness incurred to finance the transaction fees, will be 8.5% per year.

    Goldman Sachs compared, on a per share basis, estimated 2001, 2002 and 2003 FFO and funds available for distribution, or FAD, for Plum Creek on a stand-alone basis to estimated 2001, 2002 and 2003 FFO and FAD for Plum Creek on a pro forma basis. Goldman Sachs made these comparisons utilizing each of the three sets of forecasts described above both assuming $15 million of potential annual cost savings and operating synergies and excluding potential cost savings and operating synergies that may be realized following the mergers. This comparison was intended to show, based on each set of forecasts, whether estimated FFO and FAD per Plum Creek share for 2001, 2002 and 2003 would increase or decrease as a result of the mergers. The results of these comparisons are summarized in the chart below:

                                             RANGES OF ESTIMATED FFO              RANGES OF ESTIMATED FFO
                                         INCREASE AND DECREASE, EXCLUDING   INCREASES, INCLUDING $15 MILLION OF
                                               POTENTIAL SYNERGIES                  POTENTIAL SYNERGIES
                                         --------------------------------   -----------------------------------
2001...................................              0.5% - 12.0%                        4.8% - 16.4%
2002...................................            (0.3)% - 23.0%                        3.3% - 28.2%
2003...................................             14.0% - 18.2%                       17.6% - 22.4%

                                                                              RANGES OF FAD INCREASES,
                                           RANGES OF FAD INCREASES,      INCLUDING $15 MILLION OF POTENTIAL
                                         EXCLUDING POTENTIAL SYNERGIES               SYNERGIES
                                         -----------------------------   ----------------------------------
2001...................................            3.5% - 34.2%                      7.2% - 42.4%
2002...................................            7.6% - 34.1%                     11.3% - 41.3%
2003...................................           16.0% - 21.2%                     20.0% - 26.1%

    (8) SUMMARY CONTRIBUTION ANALYSIS. Goldman Sachs analyzed the percentage contribution of Plum Creek and The Timber Company to Plum Creek, as the surviving corporation after the completion of the mergers, utilizing actual 1999 and 2000 operating results for both companies and estimated operating results for 2001 and 2002 based on the analyst and Plum Creek management forecasts described above under "Pro Forma Merger Analysis" and other financial information. The actual 1999 and 2000 operating results for The Timber Company utilized in this analysis were adjusted by Goldman Sachs to exclude estimated amounts for taxes, other than taxes on sales of timber of The Timber Company for higher and better use purposes, and to assume that excess cash flow was paid out as dividends to shareholders. For purposes of these analyses, The Timber Company's contributions to the levered market capitalization and equity market capitalization of the combined company were calculated based on the aggregate market value as of June 8, 2001 of the shares of Plum Creek common stock that the holders of Timber Company common stock will receive in the mergers. The results of these analyses are summarized in the chart below.

                                                PLUM CREEK    THE TIMBER COMPANY
                                               CONTRIBUTION      CONTRIBUTION
                                               ------------   ------------------
Levered market capitalization................     40.0%            60.0%
Equity market capitalization.................     38.0%            62.0%
Range of 1999 and 2000 (actual) and 2001-2002
  (estimated) EBITDDA........................  33.9% - 38.0%     62.0% - 66.1%
Range of 1999 and 2000 (actual) and 2001-2002
  (estimated) FFO and FAD....................  25.8% - 37.5%     62.5% - 74.2%

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its opinion, Goldman Sachs considered the results of all these analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Plum Creek or The Timber Company or the contemplated mergers.

    Goldman Sachs prepared these analyses solely for purposes of providing an opinion to the board of directors as to the fairness of the exchange ratio to Plum Creek from a financial point of view, and they do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Plum Creek, The Timber Company, Goldman Sachs or any other person assumes responsibility if future results are different from those forecast. As described above, the opinion of Goldman Sachs to Plum Creek's board of directors referred to above was one of many factors taken into consideration by Plum Creek's board in making its determination to approve the mergers.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Plum Creek having provided investment banking services to Plum Creek and its predecessor, Plum Creek Timber Company, L.P., from time to time, including having acted as a co-managing underwriter of a public offering of 5,000,000 shares of Plum Creek common stock in October 1999, in which an additional 750,000 shares of Plum Creek common stock were issued pursuant to the exercise of an over-allotment option, and having acted as Plum Creek's financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs has also acted as financial advisor to SPO Partners & Co., an affiliate of Plum Creek, in connection with the conversion in July 1999 of Plum Creek Timber Company, L.P. from a master limited partnership by way of a merger into an indirect subsidiary of Plum Creek. In addition, Goldman Sachs has provided investment banking services to Georgia-Pacific from time to time, including having acted as a co-managing underwriter of Georgia-Pacific's offering of 15,000,000 7.50% Premium Equity Participating Units in June 1999, and may provide certain investment banking services to Georgia-Pacific in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Plum Creek, The Timber Company and the Georgia-Pacific Group for its own account and for the accounts of customers.


    Pursuant to a letter agreement dated August 26, 1999 between Plum Creek and Goldman Sachs, Plum Creek engaged Goldman Sachs to act as its exclusive financial advisor in connection with the possible acquisition of, or merger or combination with an entity holding, all or a portion of the stock or assets allocated to The Timber Company. Pursuant to the terms of this letter, Plum Creek paid Goldman Sachs a fee of $1,000,000 in connection with the execution of the original merger agreement. In addition, Plum Creek has agreed to pay Goldman Sachs a fee of $3,000,000 in connection with Plum Creek and Georgia-Pacific's receipt of opinions from their respective tax counsel with respect to the redemption of Timber Company common stock.



    Plum Creek has also agreed that, upon consummation of the mergers, it will pay Goldman Sachs a fee of $15,000,000 less all fees previously paid. In the event any termination fee is paid to Plum Creek (1) upon the termination of the merger agreement or (2) if the mergers are not consummated, Plum Creek has agreed to pay to Goldman Sachs a fee equal to 25% of the termination fee received by Plum Creek, not to exceed $15,000,000 less any fees previously paid.


    In addition, Plum Creek has agreed to reimburse Goldman Sachs periodically, upon request, and upon consummation of the mergers or upon termination of Goldman Sachs' services pursuant to the letter agreement, for its reasonable out-of-pocket expenses, including the fees and disbursements of Goldman Sachs' attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in the letter. Plum Creek has also agreed to indemnify Goldman Sachs and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

OPINION OF FINANCIAL ADVISOR TO GEORGIA-PACIFIC

    Under an engagement letter dated September 1, 1999, Georgia-Pacific formally retained Morgan Stanley to act as its financial advisor in connection with the potential combination of The Timber Company and Plum Creek. At the meeting of the Georgia-Pacific board of directors on June 12, 2001 in connection with the amendments to the merger agreement and other related agreements, Morgan Stanley rendered its oral opinion, and subsequently confirmed in writing, that as of June 12, 2001, based upon and subject to the various considerations set forth in the opinion, (1) the redemption of all of the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, and the mergers pursuant to the merger agreement were fair from a financial point of view to Georgia-Pacific; and (2) the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of Timber Company common stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED JUNE 12, 2001 IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE OPINION SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. MORGAN STANLEY'S OPINION IS DIRECTED TO THE GEORGIA-PACIFIC BOARD OF DIRECTORS AND ADDRESSES ONLY (1) THE FAIRNESS OF THE REDEMPTION OF ALL THE OUTSTANDING SHARES OF TIMBER COMPANY COMMON STOCK, TAKING INTO ACCOUNT THAT THE SUBSIDIARIES OWN ALL OF THE

ASSETS AND ASSUMED ALL OF THE LIABILITIES ATTRIBUTED TO THE TIMBER COMPANY, AND THE MERGERS PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO GEORGIA-PACIFIC; AND (2) THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO HOLDERS OF TIMBER COMPANY COMMON STOCK AS OF THE DATE OF THE OPINION. MORGAN STANLEY'S OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE REDEMPTION OF ALL THE OUTSTANDING SHARES OF TIMBER COMPANY COMMON STOCK, TAKING INTO ACCOUNT THAT THE SUBSIDIARIES OWN ALL OF THE ASSETS AND ASSUMED ALL OF THE LIABILITIES ATTRIBUTED TO THE TIMBER COMPANY, OR THE MERGERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF TIMBER COMPANY COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING OF THE HOLDERS OF TIMBER COMPANY COMMON STOCK. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION. THE HOLDERS OF TIMBER COMPANY COMMON STOCK ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

    In rendering its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of Georgia-Pacific, The Timber Company and Plum Creek;

    - reviewed certain internal financial statements and other financial and operating data concerning The Timber Company and Plum Creek prepared by the managements of The Timber Company and Plum Creek, respectively;

    - reviewed certain financial projections prepared by the managements of The Timber Company and Plum Creek, respectively;

    - reviewed and discussed with The Timber Company and Plum Creek information relating to certain strategic, financial and operational benefits anticipated from the redemption of all the outstanding shares of Timber Company common stock and the mergers, prepared by the management of The Timber Company;

    - participated in discussions of past and current operations and financial condition and the prospects of The Timber Company with senior executives of The Timber Company;

    - discussed with senior executives of Georgia-Pacific the impact of the redemption of all the outstanding shares of Timber Company common stock and the mergers on Georgia-Pacific;

    - reviewed with the management of The Timber Company certain financial projections and other operating data prepared by the management of Plum Creek;

    - participated in discussions of past and current operations and financial condition and the prospects of Plum Creek with management of Plum Creek;

    - reviewed the pro forma impact of the mergers on Plum Creek's funds flow from operations per share;

    - reviewed the reported prices and trading activity for Timber Company common stock and the Plum Creek common stock;

    - reviewed the analysis and assumptions prepared by Georgia-Pacific relating to the installment notes;

    - compared the financial performance of Plum Creek and The Timber Company and the prices and trading activity of Plum Creek common stock and Timber Company common stock with that of certain other publicly-traded timber companies and their securities;

    - participated in discussions and negotiations among representatives of The Timber Company, Georgia-Pacific, Plum Creek and their financial and legal advisors;

    - reviewed the merger agreement, The Timber Company timber agreements, and drafts of each of the separation agreement, the voting agreement and consent, and the tax matters agreement, each as defined in the merger agreement, and other related documents; and

    - considered such other factors and performed such other analyses as we have deemed appropriate.

    Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the redemption of all the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, and the mergers, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of The Timber Company and Plum Creek. Morgan Stanley also relied upon Georgia-Pacific management's assessment of potential credit impact to Georgia-Pacific with respect to the effect of the redemption of all the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, and the mergers. Morgan Stanley is not a tax or legal expert and Morgan Stanley relied on the tax and legal advisors to Georgia-Pacific with respect to certain tax aspects of the redemption of all the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and liabilities attributed to The Timber Company, and the mergers. Morgan Stanley assumed with the consent of Georgia-Pacific that the mergers and the redemption of all the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, will be consummated in accordance with the terms set forth in the merger agreement including, among other things, that the redemption of all the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, will qualify for tax-free treatment as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of the Internal Revenue Code, and that the mergers shall not alter such conclusion, and that the mergers will be treated as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code. Morgan Stanley assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed redemption of all the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, and mergers, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed redemption of all the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, and mergers. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of The Timber Company, nor was Morgan Stanley furnished with any such appraisals. The opinion of Morgan Stanley is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of June 12, 2001.

    The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its opinion dated June 12, 2001. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Morgan Stanley reviewed the ratios of the closing prices of Timber Company common stock divided by the corresponding closing prices of Plum Creek common stock over various periods ending July 14, 2000, a proximate trading day prior to the announcement of the transaction. These ratios are referred to as period average exchange ratios. Morgan Stanley compared the exchange ratio set forth in the merger agreement of 1.37x to these selected period average exchange ratios. Morgan Stanley then calculated The Timber Company's pro forma ownership represented by these period average exchange ratios. Morgan Stanley compared the pro forma ownership of 62.2% represented by the 1.37x exchange ratio set forth in the merger agreement to the pro forma ownership represented by the period average exchange ratios. The results of this analysis are set forth below:

                                               PERIOD AVERAGE    IMPLIED TIMBER
PERIOD ENDING JULY 14, 2000                    EXCHANGE RATIO   COMPANY OWNERSHIP
---------------------------                    --------------   -----------------
July 14, 2000................................       0.850x             50.5%
Prior 6 Months...............................       0.939              53.0
Prior 12 Months..............................       0.920              52.5
Prior 24 Months..............................       0.869              51.0

    RELATIVE CONTRIBUTION ANALYSIS. Morgan Stanley compared the relative contribution with respect to several financial measures of each of The Timber Company and Plum Creek to the resultant combined company, assuming completion of the mergers. Morgan Stanley then compared the ownership implied by these statistics to the pro forma ownership of the common stock of Plum Creek after the completion of the mergers, by holders of Timber Company common stock, implied by the exchange ratio of 1.37. The analysis is based on actual historical financial results using public information, and 2001 and 2002 estimates based on publicly available securities analysts' research estimates and estimates from The Timber Company and Plum Creek. Morgan Stanley's contribution analysis assumed no synergies. The results in terms of net income, funds from operations (defined as net income plus depreciation, depletion & amortization), EBITDA and exchange ratio are set forth below:

                                                         % CONTRIBUTION
                                                 -------------------------------
                                                 THE TIMBER COMPANY   PLUM CREEK
                                                 ------------------   ----------
NET INCOME
  FY2000A......................................         55.2%            44.8%
  FY2001E......................................         66.7             33.3
  FY2002E......................................         66.1             33.9

FUNDS FROM OPERATIONS
  FY2000A......................................         52.6             47.4
  FY2001E......................................         56.8             43.2
  FY2002E......................................         57.8             42.2

EBITDA
  FY2000A......................................         60.5             39.5
  FY2001E......................................         61.8             38.2

UNAFFECTED MARKET EXCHANGE RATIO
(as of July 14, 2000)
  0.85.........................................         50.4%            49.6%

TRANSACTION EXCHANGE RATIO
  1.37.........................................         62.2%            37.8%

    COMPARATIVE STOCK PRICE PERFORMANCE. Morgan Stanley reviewed the stock price performance of Timber Company common stock and Plum Creek common stock and compared this performance with that of the S&P 400 Index, Crown Pacific Partners common stock, which is a publicly traded timber company that shares some business attributes with The Timber Company and Plum Creek, and a Timber Index comprised of Deltic Timber, Rayonier, US Timberlands, and Crown Pacific Partners.

Morgan Stanley observed that since the initial distribution of Timber Company common stock on December 17, 1997 to July 14, 2000, a proximate trading day prior to the announcement of the transaction, the closing market prices for each specified company or group appreciated as set forth below:

                                                           % OF TOTAL APPRECIATION
                                                           -----------------------
Timber Company common stock..............................            (3.5)%
Plum Creek common stock..................................            (8.7)
S&P 400..................................................            66.1
Crown Pacific Partners...................................            (9.4)
Timber Index.............................................           (11.9)

    Additionally, Morgan Stanley reviewed the stock price performance for Plum Creek common stock, the S&P 400 Index, Crown Pacific Partners common stock, and the Timber Index for the period July 18, 2000, the date of the original announcement of the transaction, to June 7, 2001 and observed that since the original announcement of the transaction, the closing market prices for each specified company or group appreciated as set forth below:


                                                           % OF TOTAL APPRECIATION
                                                           -----------------------
Plum Creek common stock..................................             4.3%
S&P 400..................................................           (19.9)
Crown Pacific Partners...................................           (57.3)
Timber Index.............................................            (8.2)


No company used in the comparative stock price performance analysis is identical to The Timber Company or Plum Creek.

    HISTORIC PUBLIC MARKET TRADING VALUE. Morgan Stanley reviewed the closing prices of Timber Company common stock from July 14, 1998 to July 14, 2000, a proximate trading day prior to the announcement of the transaction, and Plum Creek common stock from (i) July 14, 1998 to July 14, 2000 and (ii) July 18, 2000, the date of the original announcement of the transaction, to June 7, 2001.

    Morgan Stanley observed the following:

                                       THE TIMBER COMPANY                   PLUM CREEK
                                 ------------------------------   ------------------------------
                                 AVERAGE      LOW        HIGH     AVERAGE      LOW        HIGH
                                 --------   --------   --------   --------   --------   --------
July 14, 2000..................   $24.06                           $28.31
Last 1 Month...................    22.98      21.63     24.19       27.34     26.00      29.50
Last 3 Months..................    23.50      21.63     24.94       25.92     23.50      29.50
Last 6 Months..................    23.08      20.75     25.63       24.68     22.07      29.50
Last 12 Months.................    23.76      20.75     27.00       25.94     22.07      31.88
Last 24 Months.................    23.13      17.50     27.00       26.76     22.07      32.13

                                                                            PLUM CREEK
                                                                  ------------------------------
                                                                  AVERAGE      LOW        HIGH
                                                                  --------   --------   --------
June 7, 2001.                                                     $  28.35
Last 1 Month...................                                     27.34     26.35      29.00
Last 3 Months..................                                     25.57     23.35      29.00
Last 6 Months..................                                     25.64     22.35      29.00
Since July 18, 2000............                                     25.17     22.19      29.00

    DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed a discounted cash flow analysis of The Timber Company. A discounted cash flow analysis involves an analysis of the present value of projected cash flows and a terminal value using discount rates and perpetual growth rates. For purposes of this analysis, Morgan Stanley did not take into account any potential merger-related cost savings. Morgan Stanley analyzed The Timber Company's business based on The Timber Company management estimates by utilizing a midpoint discount rate of 8.50% and perpetual growth rates ranging from 1.5% to 2.5%. This analysis yielded a range of per share values for The Timber Company common stock of approximately $28.50 to $31.75. Morgan Stanley compared this value range to the implied transaction value per share of $38.74 to The Timber Company shareholders based on the 1.37x exchange ratio set forth in the merger agreement and Plum Creek's share price of $28.35 as of June 7, 2001.

    Morgan Stanley also performed a discounted cash flow analysis of Plum Creek. For purposes of this analysis, Morgan Stanley did not take into account any potential merger-related cost savings. Morgan Stanley analyzed Plum Creek's business based on estimates, prepared by Plum Creek management, which relied in part on third-party pricing assumptions for the timber business, by utilizing a midpoint discount rate of 9.0% and perpetual growth rates ranging from 1.5% to 2.5%. This analysis yielded a range of per share values for Plum Creek common stock of approximately $28.75 to $31.50. Morgan Stanley compared this value range to Plum Creek's share price of $28.35 as of June 7, 2001.

    DISCOUNTED ANALYSTS PRICE TARGETS. Morgan Stanley analyzed the research analyst price targets of Plum Creek common stock. Twelve month price targets were discounted using a cost of equity of 9.75% for Plum Creek. This analysis yielded a range of discounted analyst price targets for Plum Creek common stock of approximately $27.33 to $29.16. Morgan Stanley compared this value range to Plum Creek's share price of $28.35 as of June 7, 2001.

    PRO FORMA ANALYSIS. Morgan Stanley analyzed the pro forma impact of the mergers on funds from operations (defined as net income plus depreciation, depletion and amortization) per share for Plum Creek for fiscal years 2001, 2002, and 2003. The pro forma results were calculated based on publicly available estimates from securities research analysts for Plum Creek and The Timber Company and company estimates. Morgan Stanley noted that the mergers would be accretive to Plum Creek's funds from operations per share in fiscal 2002 and 2003.

    In connection with its opinion dated as of June 12, 2001, Morgan Stanley confirmed the appropriateness of its reliance on certain analyses used to render its July 18, 2000 opinion and reviewed the assumptions upon which such analyses were based and the factors considered in connection therewith and performed procedures to update certain analyses.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of Morgan Stanley's analyses, without considering all its analyses, would create an incomplete view of the process underlying Morgan Stanley's analyses and opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described should not be taken to be Morgan Stanley's view of the actual value of The Timber Company or Plum Creek.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of The Timber Company or Plum Creek. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of (1) the redemption of all the outstanding shares of Timber Company common stock, taking into account that the Subsidiaries own all of the assets and assumed all of the liabilities attributed to The Timber Company, and the mergers pursuant to the merger agreement from a financial point of view to Georgia-Pacific; and (2) the exchange ratio pursuant to the merger agreement from a financial point of view to holders of Timber Company common stock and were conducted in connection with the delivery of the Morgan Stanley opinion to the Georgia-Pacific board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Timber Company common stock or Plum Creek common stock might actually be traded. The exchange ratio pursuant to the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between Georgia-Pacific and Plum Creek and were approved by the Georgia-Pacific board of directors. In addition, as described above, Morgan Stanley's opinion and presentation to the Georgia-Pacific board of directors was one of many factors taken into consideration by the Georgia-Pacific board of directors in making its decision to approve the mergers. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of Georgia-Pacific board of directors with respect to the value of Plum Creek or The Timber Company or of whether the Georgia-Pacific board of directors would have been willing to agree to a different consideration.

    The Georgia-Pacific board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Georgia-Pacific and Plum Creek and have received customary fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities or indebtedness of Georgia-Pacific, The Timber Company or Plum Creek for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley or the accounts of its customers and accordingly, Morgan Stanley or its affiliates may at any time hold long or short positions in these securities or indebtedness.

    Pursuant to an engagement letter dated September 1, 1999, Morgan Stanley agreed to provide financial advisory services and a financial opinion in connection with the mergers. Pursuant to the engagement letter, Georgia-Pacific paid Morgan Stanley a fee of $3,000,000 in connection with the execution of the merger agreement, dated July 18, 2000. In addition, Georgia-Pacific has agreed to pay Morgan Stanley a fee upon consummation of the mergers, which fee will be based upon the aggregate value of the consideration in connection with the mergers, less any fees previously paid. Georgia-Pacific has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses incurred in performing its services. In addition, Georgia-Pacific has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

CERTAIN TAX CONSEQUENCES OF THE MERGERS

    The following is a summary of certain material Federal income tax consequences to the holders of Timber Company common stock resulting from the mergers and the related redemption of Timber Company common stock in exchange for the common stock of each Subsidiary represented by the Units. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This summary assumes that holders of Timber Company common stock hold their shares as a capital asset (generally, property held for investment) and will hold Plum Creek common stock received pursuant to the mergers as a capital asset. This summary does not discuss all aspects of Federal income taxation which may be important to particular holders of Timber Company common stock in light of their individual investment circumstances, including certain types of holders subject to special tax rules (E.G., financial institutions, broker-dealers, insurance companies, partnerships, tax-exempt organizations, and foreign taxpayers), or to holders who acquired their shares of Timber Company common stock through the exercise of options or otherwise as compensation. In addition, this summary does not address state, local or foreign tax consequences. Holders of Timber Company common stock are urged to consult their tax advisors regarding the specific Federal, state, local and foreign income and other tax consequences of the redemption of Timber Company common stock and the mergers.

    THE REDEMPTION

    Georgia-Pacific and Plum Creek have each received an opinion from its respective tax counsel, McDermott, Will & Emery and Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that the redemption of Timber Company common stock for shares of common stock of each Subsidiary will be treated as exchanges under section 355 of the Internal Revenue Code and will generally be tax-free to Georgia-Pacific and will be tax-free to the holders of Timber Company common stock. The opinions also provide that:

    - no gain or loss will generally be recognized by Georgia-Pacific as a result of the redemption;

    - no gain or loss will be recognized by, and no amount will be included in the income of, the holders of Timber Company common stock upon receipt of common stock of each Subsidiary, represented by Units, in exchange for Timber Company common stock pursuant to the redemption of all of the outstanding shares of Timber Company common stock;

    - the aggregate basis of the shares of common stock of each Subsidiary received by each holder of Timber Company common stock pursuant to the redemption will equal the aggregate basis of Timber Company common stock exchanged for such shares; and

    - the holding period of the shares of common stock of each Subsidiary received by each holder of Timber Company common stock pursuant to the redemption will include the holding period of Timber Company common stock surrendered in exchange for such shares.

    In addition, tax counsel for Georgia-Pacific and Plum Creek have delivered opinions to Georgia-Pacific and Plum Creek, respectively, that:

    - the mergers will generally be treated as tax-free reorganizations within the meaning of section 368(a) of the Internal Revenue Code;

    - Plum Creek and each of the Subsidiaries will be a party to a reorganization; and

    - the mergers will not prevent the redemption from qualifying for treatment under section 355 of the Internal Revenue Code as discussed above.

    It is a condition to the obligation of each of Georgia-Pacific and Plum Creek to consummate both the redemption and the mergers that the opinions from both respective tax counsel be confirmed immediately prior to each of the redemption and the mergers.

    The opinions of tax counsel are based on certain factual representations made by officers of Plum Creek and Georgia-Pacific, regarding, in particular, the nature of the activities of Plum Creek and The Timber Company and the business purposes of Georgia-Pacific for the redemption. Such factual representations must be reaffirmed prior to the consummation of the redemption and the mergers. If any such representation were incorrect or untrue, the opinions of tax counsel may no longer be correct and no reliance could be placed upon them. The opinions of tax counsel also assume, among other things, that the redemption and the mergers will be consummated in accordance with the merger agreement and the descriptions in the factual representations noted above and in this joint proxy statement/prospectus.

    The opinions of tax counsel are, and will be, based on the Internal Revenue Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements, and judicial decisions, all as in effect as of the date on which the opinions are issued, and which are subject to change, possibly with retroactive effect. Holders of Timber Company common stock should note that the tax analysis of the consequences of the proposed transaction involves a careful application of the relevant legal standards to the facts related to the redemption and the mergers, and that the fact pattern of a spin-off followed by a merger into a REIT presents some novel legal and factual issues. No assurance can be given that the Internal Revenue Service will not challenge the conclusions as set forth in the opinions of tax counsel or that any such challenge would not be successful.

    In connection with the transactions, Plum Creek and Georgia-Pacific filed a request for rulings from the Internal Revenue Service with respect to the treatment of the redemption as a tax-free exchange under section 355 of the Internal Revenue Code. Despite initial non-binding indications that favorable rulings were possible, the Internal Revenue Service ultimately refused to issue the rulings that Plum Creek and Georgia-Pacific requested. Based on discussions with personnel of the Internal Revenue Service during the effort to obtain the rulings, tax counsel for Georgia-Pacific and Plum Creek believe that the Internal Revenue Service's unwillingness to issue the rulings was based on its view that the evidence proffered as to the business purposes for the redemption did not satisfy the high standard of proof that the published procedures of the Internal Revenue Service require taxpayers to satisfy in order to receive favorable rulings regarding tax-free spin-offs involving REITs and similar tax-advantaged entities and that the unwillingness to issue the rulings was not based on a belief by the Internal Revenue Service that the proposed transactions do not satisfy the applicable substantive legal requirements under section 355 of the Internal Revenue Code. It should be noted that the high standard of proof required for the Internal Revenue Service to issue a ruling is not applicable to a taxpayer's burden of proof during the audit process or any judicial proceeding where the standard of proof is less burdensome. Although tax counsel for Georgia-Pacific and Plum Creek continue to believe that the evidence proffered in support of the business purposes for the redemption meets the high standards of the Internal Revenue Service's published procedures for issuing favorable rulings, given the highly subjective and discretionary nature of such standards the Internal Revenue Service has wide latitude not to issue the requested rulings. The Internal Revenue Service, moreover, has not previously issued a favorable ruling involving a similar fact pattern. It is not possible to predict whether the efforts of the parties to obtain the rulings will cause the redemption to be subject to greater scrutiny or challenge by the Internal Revenue Service. As noted above, notwithstanding the Internal Revenue Service's unwillingness to rule, tax counsel for Georgia-Pacific and Plum Creek are of the opinion, subject to the conditions described herein, that the redemption complies with the substantive legal requirements for the redemption to be treated as a tax-free exchange under section 355 of the Internal Revenue Code.


    If, for any reason, the distribution were not eligible for treatment under section 355 of the Internal Revenue Code, Georgia-Pacific would recognize taxable gain on the redemption in an amount approximately equal to the value of the Subsidiaries at the time of redemption. Assuming that the price of Plum Creek common stock on the record date was the correct measure of the fair market value of the Subsidiaries, and assuming that Georgia-Pacific has little or no tax basis in the stock of the

Subsidiaries, the Federal income tax liability would be approximately $1.0 billion, excluding interest and any penalties.


    If the distribution were not eligible for treatment under section 355 of the Internal Revenue Code, the holders of Timber Company common stock would also be subject to tax on the redemption. Provided that the holders of Timber Company common stock own no other stock in Georgia-Pacific, or have relatively small holdings, those holders would have income (or loss) equal to the difference between the fair market value of the stock of the Subsidiaries and their tax basis in the shares of Timber Company common stock exchanged therefor. That gain, if any, would generally be eligible for long-term capital gain treatment if Timber Company common stock has been held for more than one year. In connection with the foregoing, please read "Risk Factors--Tax Risk Factors."

    Current Treasury Regulations require each holder of Timber Company common stock who receives Units pursuant to the redemption of all of the outstanding shares of Timber Company common stock to attach to his Federal income tax return for the year in which the redemption occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of section 355 of the Internal Revenue Code to the redemption. Georgia-Pacific will provide the appropriate information to each holder of Timber Company common stock receiving Units in the redemption.

    THE MERGERS

    As described above, tax counsel for Georgia-Pacific and Plum Creek will also deliver opinions regarding the tax status of the mergers as a reorganization under section 368(a) of the Internal Revenue Code.

    The following discussion assumes that the mergers will be consummated in accordance with the opinions of tax counsel for Georgia-Pacific and Plum Creek and as described in the merger agreement and this joint proxy statement/prospectus and that the mergers, to the extent set forth below, will be treated as tax-free reorganizations within the meaning of section 368(a) of the Internal Revenue Code.

    EXCHANGE OF UNITS FOR PLUM CREEK COMMON STOCK. A holder of Timber Company common stock will receive Units in connection with the redemption of Timber Company common stock. The Units will be represented by certificates formerly representing shares of Timber Company common stock, will evidence the ownership of shares in each of the Subsidiaries and will be exchanged in the mergers for Plum Creek common stock. Such holder will not recognize gain or loss in connection with such exchange, except to the extent of cash, if any, received instead of fractional shares of Plum Creek common stock. See "--Cash in Lieu of Fractional Shares" below. The aggregate tax basis of Plum Creek common stock received by such holder will be equal to the aggregate tax basis of the common stock of each of the Subsidiaries represented by the Units exchanged in the mergers (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of Plum Creek common stock received will include the holding period of the common stock of each of the Subsidiaries represented by the Units and, in turn, Timber Company common stock exchanged therefor. See "--The Redemption" for a description of a stockholder's tax basis and holding period in the common stock of each of the Subsidiaries underlying the Units received in exchange for its Timber Company common stock.

    CASH IN LIEU OF FRACTIONAL SHARES. A stockholder who receives cash in lieu of fractional shares of Plum Creek common stock will be treated as having received such fractional shares pursuant to the mergers and then as having exchanged such fractional shares for cash in a redemption by Plum Creek. The amount of any gain or loss will be equal to the difference between the ratable portion of the tax basis of the common stock of each of the Subsidiaries represented by the Units exchanged in the mergers that is allocated to such fractional shares and the cash received in lieu thereof. Any such gain or loss will constitute long-term capital gain or loss if Timber Company common stock exchanged for the Units pursuant to the redemption of Timber Company common stock has been held by the holder for more than one year at the time of the completion of the mergers.

    TREATMENT OF SUBSIDIARIES AND PLUM CREEK. No gain or loss will be recognized by any Subsidiary or Plum Creek as a result of the mergers.

ACCOUNTING TREATMENT

    The mergers will be accounted for under the purchase method of accounting and the Subsidiaries will be considered the acquiring parties for accounting purposes.

DIVIDEND POLICY

    The merger agreement permits Plum Creek and Georgia-Pacific to pay, prior to completing the mergers, regular quarterly cash dividends to Plum Creek stockholders and holders of Timber Company common stock, respectively. Plum Creek and Georgia-Pacific have agreed in the merger agreement to coordinate the declaration of dividends and the related record dates and payment dates so that the holders of Timber Company common stock do not receive two dividends, or fail to receive one dividend, for any single calendar quarter. Following the completion of the mergers, Plum Creek expects to continue to pay dividends on Plum Creek's common stock. If the mergers are completed in 2001, in order to maintain its status as a REIT, Plum Creek will be required to distribute the earnings and profits acquired from the Subsidiaries by January 31, 2002. As a result of this requirement, a portion of the distribution that would otherwise be a return of capital or capital gain to Plum Creek stockholders will be ordinary income for Federal income tax purposes. Based on amounts anticipated to be required to be distributed if the mergers are completed in 2001, Plum Creek expects that it may have to make a special distribution in December, 2001 or, alternatively, it may accelerate a dividend regularly scheduled for payment in the year 2002 and pay it no later than January 31, 2002 and elect to have such payment deemed as paid for tax purposes during calendar year 2001. However, the payment of dividends following the completion of the mergers will be at the sole discretion of Plum Creek's board of directors and will be determined after consideration of various factors, including, but not limited to, the need to satisfy certain annual minimum distribution requirements in order to maintain its REIT status, Plum Creek's results of operations, cash flow and capital requirements, economic conditions, tax considerations and borrowing capacity. Other factors that will be considered include debt covenant restrictions that may impose limitations on cash payments, future acquisitions and divestitures, harvest levels, changes in the price and demand for Plum Creek's products and the general market demand for non-strategic timberlands and those timberland properties that have higher and better uses.

INSURANCE POLICIES


    The Timber Company has obtained commitments for insurance from a number of major insurance companies providing an aggregate of $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption of Timber Company common stock. It is a condition to the notice of redemption of the Timber Company common stock and the closing of the mergers that binders for the policies be in full force and effect.



    The exact terms and conditions of the insurance policies have not yet been fully negotiated with the insurance companies. However, the parties have agreed to binding terms and conditions for the primary policy with the lead underwriter, Gulf Underwriters Insurance Company. It is expected that all of the other insurers will issue "following form" excess policies, which will bind those insurers to the terms and conditions of the primary policy, except for their respective limits of liability. The full text of the primary insurance policy has been filed by Plum Creek with the Securities and Exchange Commission as an exhibit to the registration statement on Form S-4, as amended, File No. 333-47708. The following summary of the policies as currently negotiated is qualified in its entirety by reference to that exhibit.



    We expect the insurance policies to provide that if an insured tax loss is sustained by Georgia-Pacific, the insurers will be contractually obligated to indemnify Georgia-Pacific for such loss subject to the terms, conditions and exclusions of the insurance policies, up to the limits of the policies. The total limit of insurance will be an aggregate of $500 million, including contest expenses. We expect the insurance policies to provide that Georgia-Pacific will be required to pay $4.5 million of the first $30 million of insured tax loss and the first $500,000 of contest expenses. We expect that the insurance will apply to any federal, state and local income tax liabilities that Georgia-Pacific may be determined to have incurred as a result of the redemption of Timber Company common stock. Plum Creek is expected to be an additional insured under the policies upon the happening of specified events.



    The premiums on the insurance policies, and any related expenses, will be paid by one or more of the Subsidiaries, up to a limit of $24.25 million in the aggregate. Any additional premium payments, which will be DE MINIMIS, will be paid by Georgia-Pacific.



    We anticipate that the insurance policies will contain provisions similar or identical to those found in many other commercial insurance policies, including provisions addressing payment of contest expenses, submittal and notice of claims, cooperation between the insurers and the insureds, rights of subrogation for the insurers in the event a claim is paid, choice of counsel in the event of a tax contest proceeding, arbitration of and choice of forum for insurance disputes, choice of law applicable to policy interpretation, assignments of rights and approval of the insurers in connection with any settlement. We also expect that the insurance policies will be subject to a number of customary conditions, exceptions and exclusions, including but not limited to the following:



    - Georgia-Pacific and Plum Creek must give notice within fifteen business days of receiving any written communication from a tax authority that could reasonably require the insurers to make a payment under the insurance policies;



    - Georgia-Pacific and Plum Creek must have prepared and filed tax returns on the basis that Georgia-Pacific is not subject to tax on the redemption and must have taken reasonable steps to mitigate any insured tax loss;



    - the insurance policies will not pay for an insured tax loss caused by a change in governing statutes or regulations relating to the insurer's liability;



    - the insurance policies will not pay for an insured tax loss caused by an amendment or supplement to, or waiver of any rights under, the merger agreement made without the prior written consent of the insurers, which has a material adverse effect on the insurers' rights or obligations under the insurance policies;



    - the insurance policies will not pay for an insured tax loss caused by any event, fact or circumstance which would make untrue or inaccurate any material, information, covenant or representation stated in this registration statement, provided that such untruth or inaccuracy has a material adverse effect on the insurers' rights or obligations under the insurance policies;



    - the insurance policies will not pay for an insured tax loss caused by any event, fact or circumstance which would make untrue or inaccurate any material, information, covenant or representation recited in the tax matters officers' certificates of Georgia-Pacific or Plum Creek, provided that such untruth or inaccuracy has a material adverse effect on the insurers' rights or obligations under the insurance policies;



    - the insurance policies will not pay for an insured tax loss caused by the failure of the parties to comply with the cooperation provisions in the insurance policies;



    - the insurance policies will not cover any loss caused by application of section 337(d) or section 1374 of the Internal Revenue Code;



    - the insurance policies will not pay for an insured tax loss caused by application of (i) section 355(e) of the Internal Revenue Code, except with regard to transactions contemplated by the merger agreement, or
      (ii) section 355(d) of the Internal Revenue Code; and



    - subject to specified exceptions, Georgia-Pacific and Plum Creek may not settle a claim relating to an insured tax loss without the consent of the insurers.

    We expect that the insurance policies will have a basic term consistent with the applicable statute of limitations (including any extensions thereof). In addition, if a claim by a tax authority is pending on the expiration of the statute of limitations, we expect that the insurance policies will continue to cover that claim until it is resolved (subject to compliance with the claims procedures stated in the policies and also subject to the limits of coverage not having been used up by other claims). As is typically the case, we expect that coverage under the insurance policies will be available for all covered claims until the coverage limit is reached. Accordingly, we anticipate that Georgia-Pacific will be entitled to make an unlimited number of claims covered under the insurance policies, subject to its coverage limits and other provisions.



    The following table below provides certain information about expected insurance companies and their respective levels of participation in the total $500 million of insurance.



                                                              A.M. BEST      STANDARD &
                                               COUNTRY OF      RATING &        POOR'S        FINANCIAL
IDENTITY OF INSURER                             DOMICLE     FINANCIAL SIZE     RATING      PARTICIPATION
-------------------                            ----------   --------------   ----------   ---------------
Gulf Underwriters Insurance Company..........     US          A+ IX             AA        $    50 million
American International Specialty Lines
  Insurance Company..........................     US          A++ XV            AAA        128.25 million
The Hartford (Nutmeg Insurance Company)......     US          A+ XV             AA             30 million
Executive Risk Specialty Insurance Company...     US          A++ XV            AAA            25 million
Steadfast Insurance Company..................     US          A+ XV             AA+         11.25 million
Liberty Surplus Insurance Corporation........     US          A+ XV             AA-            25 million
Kemper Indemnity Insurance Company...........     US           A XV          Not Rated       31.5 million
XL Insurance Company, Ltd....................   Bermuda       A+ XV             AA             50 million
Starr Excess Liability Insurance Company,
  Ltd........................................   Bermuda       A++ XV            AAA            10 million
Royal Surplus Lines Insurance Company,
  Inc........................................     US          A+ XIV            AA-             4 million
Columbia Casualty Insurance Company..........     US           A XV              A             50 million
ACE Bermuda Insurance Ltd....................   Bermuda       A+ XV             A+             30 million
North American Capacity Insurance Company....     US          A++ XV            AAA             5 million
Lloyd's of London............................     UK           A XV             A+             50 million


------------------------


(1) AM Best and Standard & Poor's are two of the principal rating agencies. The letters used in these ratings (e.g., "A" or "AA") represent the rating agency's overall evaluation of the issuer's financial strength, operating performance and market profile. AM Best's financial size categories (denoted by Roman numerals, e.g. "IX" or "XV") reflect the issuer's size based on its capital surplus and additional reserve funds in millions of dollars. A category of IX reflects between $250 million and $500 million; XIV reflects between $1.5 billion and $2 billion; XV reflects greater than $2 billion. Neither Georgia-Pacific nor Plum Creek assumes any responsibilities for these ratings, which represent independent evaluations by the rating agencies.



    We anticipate that the insurance policies will only cover the taxes paid at a maximum rate of 37% (the effective tax rate of Georgia-Pacific) and any related contest expenses of Georgia-Pacific if it is subject to tax on the redemption and will not cover all possible tax issues associated with the transaction. If Georgia-Pacific were subject to tax on the redemption, the insurance policies will cover only a portion of the actual liability. The issuance of insurance policies is dependent on Georgia-Pacific satisfying certain terms and conditions required by the binders for insurance. The insurers have made no review of and make no representation as to the suitability of any investment in the securities of any party to the transaction or in any other entities.



    The parties have agreed that any tax liability to Georgia-Pacific from the redemption and the mergers in excess of the proceeds of the insurance policies will be split equally between Plum Creek and Georgia-Pacific. See "Ancillary Arrangements--Tax Matters Agreement."

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGERS

    GENERAL

    Members of the respective boards of directors and managements of Plum Creek and Georgia-Pacific may be deemed to have interests in the mergers that are different from or in addition to your interests as a stockholder.

    ACCELERATED VESTING OF OPTIONS

    Prior to the completion of the mergers, each outstanding employee stock option to purchase a share of Timber Company common stock will be converted into an option to purchase one Unit for each share of Timber Company common stock subject to such option. Options to purchase Units will be evidenced by the option award agreements issued for shares of Timber Company common stock. Upon completion of the mergers, each outstanding option to purchase Units will be converted into an option to purchase a number of shares of Plum Creek common stock equal to the number of Units subject to the option multiplied by 1.37, the exchange ratio. The exercise price of such an option will be determined by dividing the Unit exercise price by the exchange ratio. Additionally, all unvested outstanding employee stock options to purchase Timber Company common stock, including the options held by the executive officers and directors of Georgia-Pacific, will automatically accelerate and vest as a result of the mergers. The following table discloses for each Georgia-Pacific executive officer and employee director the number of options with respect to shares of Timber Company common stock that will be subject to accelerated vesting upon the mergers and the total number of options with respect to shares of Timber Company common stock held by these officers and directors:

                                                               OPTIONS
                                                             SUBJECT TO
                                                             ACCELERATED   TOTAL NUMBER OF
NAME AND TITLE                                                 VESTING         OPTIONS
--------------                                               -----------   ---------------
Alston D. Correll .........................................    171,688         805,800
  Chairman, Chief Executive Officer and
  President and Director

Lee M. Thomas .............................................          0          56,900
  Executive Vice President--Consumer Products

Donald L. Glass ...........................................    184,120         494,400
  Executive Vice President--Timber and
  Chief Executive Officer--The Timber Company

Danny W. Huff .............................................     29,554          79,000
  Executive Vice President--Finance and
  Chief Financial Officer

James F. Kelley ...........................................     31,441         124,700
  Executive Vice President and General Counsel

Stephen E. Macadam ........................................          0               0
  Executive Vice President--Pulp and Paperboard

Ronald L. Paul ............................................          0               0
  Executive Vice President--Wood Products and Distribution

John F. Rasor .............................................          0          38,600
  Executive Vice President--Wood Procurement,
  Gypsum and Industrial Wood Products

Patricia A. Barnard .......................................     11,220          21,000
  Executive Vice President--Human Resources

James E. Bostic, Jr. ......................................          0          48,300
  Senior Vice President--Environmental
  Government Affairs and Communications

James E. Terrell ..........................................     14,374          57,100
  Vice President and Controller

    As of June 5, 2001, non-employee directors held 32,888 shares of Timber Company restricted stock, all of which will be subject to accelerated vesting upon the completion of the mergers. No executive officer of Georgia-Pacific will become or continue as an employee of Plum Creek as a result of the mergers.


    In respect of options to purchase Georgia-Pacific common stock held by those Georgia-Pacific employees who will become Plum Creek employees as a result of the mergers, Georgia-Pacific has agreed to extend the period during which such options may be exercised after the termination of the option holder's employment with Georgia-Pacific. Ordinarily, former Georgia-Pacific employees have 90 days to exercise vested Georgia-Pacific options after a termination of employment (or 60 months following retirement). However, Georgia-Pacific will extend this period of post-termination exercisability to include any period of employment by the option holder with Plum Creek.

    CHANGE OF CONTROL AGREEMENT

    Georgia-Pacific has entered into a change of control agreement with Donald
L. Glass. On July 18, 2000, Georgia-Pacific amended the agreement to provide that the completion of the mergers will constitute a change of control under the agreement and Plum Creek has agreed to assume the agreement as amended. The agreement provides that if Mr. Glass is either terminated by Georgia-Pacific or, after the mergers, Plum Creek other than for cause (as defined in the change of control agreement) or disability (as defined in the change of control agreement) or Mr. Glass terminates employment for good reason (as defined in the change of control agreement) prior to the earlier to occur of (1) the third anniversary of the effective date of the mergers and (2) Mr. Glass' 65th birthday, then
Mr. Glass shall receive a lump-sum cash amount equal to the lesser of (1) three years and (2) the number of years (including fractions) from the date of termination until Mr. Glass' 65th birthday times the sum of (a) Mr. Glass' base salary plus (b) Mr. Glass' Annual Incentive (as defined in the change of control agreement). In addition, Mr. Glass shall receive:

    - a lump sum payment equal to Mr. Glass' pro rata Annual Incentive for the year of termination;

    - three years age and service credit under the Officer's Retirement Agreement (as described below);

    - continued participation in welfare and insurance benefits for three years (or, if sooner, until Mr. Glass' 65th birthday);

    - outplacement services, not to exceed $25,000;

    - all awards granted under the Georgia-Pacific stock-based compensation plans shall become exercisable or payable in accordance with the terms of the plans; and

    - a lump sum payment equal to the contributions Georgia-Pacific would have made for the benefit of Mr. Glass to Georgia-Pacific's retirement plans assuming Mr. Glass' has remained employed for an additional three years (or, if sooner, until Mr. Glass' 65th birthday).

In the event the payments to Mr. Glass under the change of control agreement or otherwise are subject to the 20% parachute payment excise tax under section 4999 of the Internal Revenue Code and the payments exceed 110% of the amount that could be paid to Mr. Glass without the imposition of the excise tax, Georgia-Pacific or, after the mergers, Plum Creek will reimburse Mr. Glass in an amount sufficient to enable Mr. Glass to retain his benefits as if the excise tax had not applied.


    Mr. Glass is not expected to continue as an employee of Plum Creek following the mergers. Accordingly, Plum Creek will pay Mr. Glass the change of control benefits outlined above.


    OFFICER RETIREMENT AGREEMENT

    Georgia-Pacific has entered into a retirement agreement with Mr. Glass. Upon the consummation of the mergers, Plum Creek will assume the agreement and will recognize service with Georgia-Pacific for all purposes under the agreement. The agreement provides that upon Normal Retirement (as defined in the retirement agreement), Mr. Glass will be entitled to a monthly benefit equal to 50% of Mr. Glass' average monthly cash salary (including base salary and annual incentive bonuses) less any amounts payable under the retirement compensation plans maintained by Georgia-Pacific.
Mr. Glass is also entitled to a reduced benefit under the agreement upon an Early Retirement (as defined in the retirement agreement), a termination following one year of service due to death or disability or a termination following three years of service for any other reason. The agreement further provides that Georgia-Pacific may forfeit all benefits to Mr. Glass if he
(1) competes with Georgia-Pacific during the three year period following his termination of employment, (2) discloses trade secrets or confidential information or (3) solicits employees or customers of Georgia-Pacific during the two year period following his termination of employment. However, the right to forfeit the benefits under the agreement will expire upon the occurrence of a Change in Control (as defined in the Georgia-Pacific Corporation/Timber Group 1997 Long-Term Incentive Plan or any successor plan).

    BOARD OF DIRECTORS OF PLUM CREEK

    Under the merger agreement, Plum Creek has agreed that, upon completion of the mergers, up to three individuals designated by Georgia-Pacific prior to the mergers who are reasonably acceptable to Plum Creek will be added to Plum Creek's board of directors.

    VOTING AGREEMENT AND CONSENT

    In connection with the execution of the merger agreement, Plum Creek, Georgia-Pacific, PC Advisory Partners I, L.P., PC Intermediate Holdings, L.P. and John H. Scully, William J. Patterson and William E. Oberndorf, each of whom is a member of Plum Creek's board of directors, have entered into a voting agreement and consent dated as of July 18, 2000, as amended by Amendment No. 1 dated as of June 12, 2001. Pursuant to the voting agreement and consent, as amended, PC Advisory Partners I and PC Intermediate Holdings, which together own all of the outstanding shares of Plum Creek special voting common stock and approximately 24% of the outstanding shares of Plum Creek common stock, agreed, subject to specified exceptions, to (1) vote for the approval of the merger agreement and the transactions contemplated by the merger agreement and for the proposal to amend Plum Creek's certificate of incorporation to eliminate the classified board of directors and (2) convert their shares of Plum Creek special voting common stock into Plum Creek common stock immediately prior to the mergers. Further, pursuant to the voting agreement and consent, Messrs. Scully, Patterson and Oberndorf waived their right to designate any nominees to Plum Creek's board of directors, effective simultaneously with the completion of the mergers. See "Ancillary Arrangements--Voting Agreement and Consent."

    HUMAN RESOURCES AGREEMENT

    Plum Creek, Georgia-Pacific and each of the Subsidiaries entered into a human resources agreement dated as of July 18, 2000. This agreement deals with the matters involved in the termination of the employment of the Subsidiary employees and the commencement of the employment of the Subsidiary employees with Plum Creek. See "Ancillary Arrangements--Human Resources Agreement."

    NONCOMPETE AGREEMENT

    Plum Creek and Georgia-Pacific will enter into a noncompete agreement at or prior to the completion of the mergers which will limit Plum Creek from competing with Georgia-Pacific Group's operations in key fiber basins. See "Ancillary Arrangements--Noncompete Agreement."

    TIMBER SUPPLY AGREEMENTS

    Prior to or at the completion of the mergers, Georgia-Pacific and certain subsidiaries of Plum Creek will enter into a ten-year supply agreement with an automatic ten-year renewal provision on substantially similar terms, unless either party delivers a timely termination notice. This ten-year supply agreement will provide Georgia-Pacific with continued access to fiber in The Timber Company's key fiber basins at negotiated market prices. See "Ancillary Arrangements--Timber Supply Agreements."

REGULATORY APPROVALS

    HART-SCOTT-RODINO ACT FILINGS

    Under the Hart-Scott-Rodino Act and its accompanying rules, the mergers may not be completed until information and materials required under the Hart-Scott-Rodino Act are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods expire or are terminated.

    On December 29, 2000, we each filed a notification and report form required under the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission, which commenced a 30-day waiting period. The Federal Trade Commission terminated the waiting period on January 17, 2001. If the mergers are not completed by January 17, 2002, we will be required to refile a notification and report form. Although the waiting period has expired, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any state could take action under the antitrust laws with respect to the mergers at any time before or after the completion of the mergers, including seeking to enjoin completion of the mergers, to rescind the mergers, or to require us to divest particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

NO APPRAISAL RIGHTS

    Under Delaware law, Plum Creek stockholders will not have appraisal or dissenters' rights in connection with the mergers if the merger agreement and the transactions contemplated by the merger agreement are approved.

    Under Georgia law, Georgia-Pacific shareholders will not have appraisal or dissenters' rights in connection with the mergers if the merger agreement and the transactions contemplated by the merger agreement are approved.

STOCK EXCHANGE LISTING

    The Plum Creek common stock to be issued to holders of Units in the mergers will be listed on the New York Stock Exchange and the Pacific Exchange, subject to official notice of issuance.

FEDERAL SECURITIES LAWS CONSEQUENCES

    All shares of Plum Creek common stock received by the holders of the Units in the mergers will be freely transferable under the Federal securities laws, except that shares of Plum Creek common stock received by persons who are deemed to be "affiliates" of Georgia-Pacific or any of the Subsidiaries under the Securities Act of 1933, as amended, prior to the completion of the mergers may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Georgia-Pacific generally include individuals or entities that control, are controlled by, or are under common control with, Georgia-Pacific.

                                 THE REDEMPTION

    Pursuant to the separation agreement, prior to the redemption of all of the outstanding shares of Timber Company common stock, the Subsidiaries will own all of the assets and liabilities attributed by Georgia-Pacific to The Timber Company. After the conditions of the merger agreement described below under "The Merger Agreement--Conditions to the Notice of Redemption and Mergers" have been satisfied or waived, Georgia-Pacific will send a notice of redemption to the holders of Timber Company common stock. On the second to last fiscal day of the month on the thirtieth trading day after the date that the notice of redemption is sent to the holders of Timber Company common stock, Georgia-Pacific will redeem all of the outstanding shares of Timber Company common stock in exchange for all of the outstanding shares of each of the Subsidiaries by issuing one Unit, which will represent one outstanding share of common stock of each of the Subsidiaries, for each outstanding share of Timber Company common stock. The Units shall be evidenced by the certificates formerly representing shares of Timber Company common stock and the shares of common stock of each Subsidiary shall not be separately transferrable. Assuming that the requisite stockholder approvals are received from the Plum Creek stockholders and the holders of Timber Company common stock and all of the other conditions to the redemption are satisfied or waived, Georgia-Pacific expects that it will send the notice of redemption on August 16, 2001 and the redemption will become effective on September 29, 2001.

                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated in this joint proxy statement/prospectus by reference. WE URGE YOU TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

TERMS OF THE MERGERS

    GENERAL

    On the first business day following the redemption of all of the outstanding shares of Timber Company common stock, the Subsidiaries will each merge with and into Plum Creek. Plum Creek will be the surviving corporation in the mergers. Unless we agree otherwise, the closing of the mergers will occur on the day on which the conditions set forth in the merger agreement are satisfied or waived. Georgia-Pacific will, after the notice of redemption date and prior to the closing of the mergers, conduct the business of The Timber Company only in the ordinary course of business consistent with past practice and Plum Creek will have the right to approve any transaction which requires an expenditure or commitment in excess of $1.0 million by The Timber Company during this period.

    CONVERSION OF SECURITIES

    Upon completion of the mergers, each Unit, which consists of the shares of common stock of each Subsidiary represented thereby, will be converted into the right to receive 1.37 shares of Plum Creek common stock; PROVIDED, HOWEVER, that each Unit owned by Georgia-Pacific, Plum Creek or any of their respective subsidiaries (other than, in each case, Units held in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) prior to completion of the mergers will be cancelled and will not be converted into Plum Creek common stock and no exchange will be made with respect to such Units. Following the completion of the mergers, all Units will no longer be outstanding and will automatically be cancelled.

    FRACTIONAL SHARES

    Plum Creek will not issue any fractional shares of its common stock in the mergers. Instead, the exchange agent will pay each of those holders of Units otherwise entitled to a fractional share of Plum

Creek common stock, an amount in cash, without interest or other payment, determined by multiplying (1) the average of the per share closing sale price of Plum Creek common stock on the New York Stock Exchange on each of the twenty trading days ending on the third trading day immediately before the completion of the mergers by (2) the fractional share interest to which the holder of Units would otherwise be entitled.

    STOCK OPTIONS

    Prior to the completion of the mergers, each outstanding employee stock option to purchase one share of Timber Company common stock will be converted into an option to purchase one Unit for each share of Timber Company common stock subject to such option. Options to purchase Units will be evidenced by the option award agreements used for shares of Timber Company common stock. Upon completion of the mergers, each option to purchase a Unit will be converted into an option to purchase a number of shares of Plum Creek common stock equal to the product of (1) the number of Units subject to the original option and (2) 1.37, rounded to the nearest whole share, if necessary. The exercise price for each of these options will also be adjusted and will be equal to the quotient of
(1) the exercise price of the option to purchase a Unit divided by (2) 1.37, rounded to the nearest whole cent. All options to purchase Units will be accelerated and will become vested and exercisable as of the date the mergers are completed.

    In respect of options to purchase Georgia-Pacific common stock held by those Georgia-Pacific employees who will become Plum Creek employees as a result of the mergers, Georgia-Pacific has agreed to extend the period during which such options may be exercised after the termination of the option holder's employment with Georgia-Pacific to include any period of employment by the option holder with Plum Creek. Ordinarily, former Georgia-Pacific employees have 90 days to exercise vested Georgia-Pacific options after a termination of employment or 60 months for employees who retire.

    CERTIFICATE OF INCORPORATION OF PLUM CREEK

    Pursuant to the merger agreement, Plum Creek's certificate of incorporation will be amended to eliminate the Plum Creek special voting common stock.

    BOARD OF DIRECTORS OF PLUM CREEK

    Under the merger agreement, Plum Creek has agreed that, upon completion of the mergers, up to three individuals designated by Georgia-Pacific prior to the mergers who are reasonably acceptable to Plum Creek will be added to Plum Creek's board of directors.

EXCHANGE OF NEW STOCK CERTIFICATES

    EXCHANGE AGENT

    Once we complete the mergers, the exchange agent will mail to each holder of record of Timber Company common stock a letter of transmittal and instructions for use in surrendering the Units, which will be represented by certificates formerly representing shares of Timber Company common stock, in exchange for certificates representing shares of Plum Creek common stock into which the Units have been converted. Upon surrender of the certificate formerly representing Timber Company common stock to the exchange agent, each holder of such certificate will be entitled to receive, in addition to the dividends and distributions described below, a certificate representing Plum Creek common stock and cash instead of any fractional share of Plum Creek common stock.

    DIVIDENDS AND DISTRIBUTIONS

    No dividends or other distributions declared, made or paid after the mergers with respect to Plum Creek common stock with a record date on or after the date we complete the mergers will be paid to

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the holders of the Units until the holder surrenders the certificates formerly representing Timber Company common stock.

    Following surrender to the exchange agent of any certificate formerly representing Timber Company common stock, each holder of Units will be paid, without interest:

    - any dividends or other distributions made with respect to Plum Creek common stock with a record date on or after the mergers and a payment date before surrender; and

    - at the appropriate payment date, any dividends or other distributions made with respect to Plum Creek common stock with a record date after the mergers, but prior to surrender, and a payment date after surrender of any certificate.

    TRANSFERS

    Upon completion of the mergers, the transfer books of Georgia-Pacific solely with respect to the shares of Timber Company common stock evidencing the Units will be closed, and there will be no further registration of transfers of such shares.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains, subject to exceptions and qualifications, representations and warranties of Georgia-Pacific relating to, among other things:

    - the organization and qualification of Georgia-Pacific and the Subsidiaries;

    - the authority of Georgia-Pacific and the Subsidiaries relative to the merger agreement and the separation agreement and the transactions contemplated thereby;

    - the capitalization of Georgia-Pacific and the Subsidiaries;

    - the receipt of consents and approvals required for the mergers;

    - its filings with the Securities and Exchange Commission and its financial statements;

    - no undisclosed liabilities with respect to The Timber Company;

    - the accuracy of information supplied by it in connection with this joint proxy statement/ prospectus;

    - the absence of certain events with respect to The Timber Company;

    - the absence of litigation with respect to The Timber Company;

    - its real property with respect to The Timber Company;

    - its compliance with laws with respect to The Timber Company;

    - the receipt of all necessary permits and authorizations;

    - its employee benefit plans with respect to The Timber Company;

    - its employee relations and compliance with employment related laws, in each case, with respect to The Timber Company;

    - taxes;

    - its intellectual property with respect to The Timber Company;

    - environmental matters with respect to The Timber Company;

    - state anti-takeover statutes;

    - the votes necessary to approve the mergers and the absence of appraisal rights;

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    - the opinion of Morgan Stanley with respect to the fairness of the redemption of the shares of Timber Company common stock and the mergers to Georgia-Pacific from a financial point of view and the fairness of the exchange ratio to the holders of Timber Company common stock from a financial point of view;

    - its rights agreement;

    - its insurance with respect to The Timber Company;

    - the absence of transactions with affiliates with respect to The Timber Company;

    - the identification of material contracts and absence of defaults thereunder with respect to The Timber Company;

    - the ownership and assumption of the assets and liabilities of The Timber Company by the Subsidiaries collectively;

    - its allocation policies;

    - the accuracy of the representations and warranties provided by Georgia-Pacific in the merger agreement and the other information provided pursuant to the merger agreement;

    - brokers; and

    - its solvency.

    The merger agreement also contains, subject to exceptions and qualifications, representations and warranties made by Plum Creek as to, among other things:

    - the organization and qualification of Plum Creek and its subsidiaries;

    - its authority relative to the merger agreement and the transactions contemplated thereby;

    - the capitalization of Plum Creek and its subsidiaries;

    - the receipt of consents and approvals required for the mergers;

    - its filings with the Securities and Exchange Commission and its financial statements;

    - no undisclosed liabilities;

    - the accuracy of information supplied by it in connection with this joint proxy statement/ prospectus;

    - the absence of certain events;

    - the absence of litigation;

    - the votes necessary to approve the mergers;

    - its real property;

    - its compliance with laws;

    - the receipt of all necessary permits and authorizations;

    - the identification of material contracts and absence of defaults thereunder;

    - environmental matters;

    - taxes;

    - tax comfort with respect to the cutting of timber transferred by the Subsidiaries not being subject to section 1374 of the Internal Revenue Code;

    - the absence of transactions with affiliates;

    - its insurance;

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    - its employee relations and compliance with employment related laws;

    - its employee benefit plans; and

    - brokers.

COVENANTS

    CONDUCT OF GEORGIA-PACIFIC PENDING THE MERGERS

    Georgia-Pacific has agreed that, subject to exceptions, between the date of the merger agreement and the completion of the mergers, it will use commercially reasonable efforts to, among other things:

    - conduct the operations of The Timber Company in all material respects in the ordinary course and consistent with past practice, preserve intact The Timber Company business organization, keep available the services of The Timber Company officers and employees and maintain satisfactory relationships with persons having significant business relationships with The Timber Company; and

    - cause the transactions contemplated by the merger agreement to qualify as a series of substantially tax-free transactions and neither
      Georgia-Pacific nor any of its subsidiaries or affiliates will take any actions that could prevent such transactions from qualifying as substantially tax free transactions.

Additionally, neither Georgia-Pacific nor the Subsidiaries will issue equity interests if it would cause the transactions contemplated by the merger agreement to fail to qualify as a series of substantially tax-free transactions.

    Georgia-Pacific has agreed that, subject to exceptions, until completion of the mergers, Georgia-Pacific will use the cash generated from the operations, financing transactions, asset dispositions or investments of The Timber Company solely to:

    - pay expenses allocated to The Timber Company;

    - reserve for taxes allocated only to The Timber Company;

    - make permitted expenditures under the merger agreement; and

    - reduce indebtedness attributed to The Timber Company.

Further, unless Plum Creek consents in writing, Georgia-Pacific will not:

    - amend its organizational documents;

    - issue any shares of Timber Company common stock or securities convertible into Timber Company common stock except for the issuance of Timber Company common stock or Units upon the exercise of stock options or the issuance of Timber Company common stock under any stock purchase plan;

    - except for activities in the ordinary course of business and not in excess of $5 million individually, sell, lease, license, encumber or dispose of any properties or assets on behalf of The Timber Company;

    - (1) pay any dividends or make any distributions on Timber Company common stock other than its $.25 per share quarterly dividend, (2) reclassify, combine split or subdivide Timber Company common stock in any way,
      (3) redeem or acquire any shares of Timber Company common stock or
      (4) enter into any agreement with respect to the voting of Timber Company common stock;

    - acquire any material interest in any entity or material assets for The Timber Company, except for acquisitions of timberlands satisfying specified conditions or other than in the ordinary course of business consistent with past practice and not in excess of $10.0 million individually;

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    - incur any indebtedness for borrowed money or issue any debt securities or assume or become responsible for the obligations of any person for borrowed money, except (1) borrowings incurred in the ordinary course of business or in connection with transactions otherwise permitted by the merger agreement, (2) borrowings incurred to refinance any existing indebtedness, (3) borrowings under existing credit facilities or (4) as contemplated by the transfer of all of The Timber Company assets and liabilities to the Subsidiaries pursuant to the separation agreement;

    - enter into or amend any contract or arrangement that, if fully performed, would be an impermissible (1) acquisition or (2) incurrence of indebtedness by The Timber Company pursuant to the terms of the merger agreement;

    - acquire any interest in timberlands, except for acquisitions of such assets at or below fair market value and so long as the intended tax consequences of the mergers are not adversely affected;

    - take any action with respect to accounting policies of The Timber Company, other than as required by law or by generally accepted accounting principles;

    - except to the extent required under existing plans, agreements or by law or as contemplated by the merger agreement or any agreement contemplated thereby, (1) increase the compensation payable to any director, agent, consultant or employee of The Timber Company, (2) make any loans from the assets of The Timber Company to any director, agent, consultant or employee or affiliate of Georgia-Pacific or (3) adopt or materially amend any new or existing employee benefit plan relating to employees of The Timber Company;

    - amend, modify or terminate any ancillary agreements executed in connection with the mergers; or

    - take any action intended or reasonably expected to result in (1) any of Georgia-Pacific's representations set forth in the merger agreement or in the Georgia-Pacific tax matters officers' certificate to be or become untrue in any material respect prior to the notice of redemption, (2) any of the conditions set forth in the merger agreement not being satisfied or
      (3) a violation of any provision of the merger agreement.

    CONDUCT OF PLUM CREEK PENDING THE MERGERS

    Plum Creek has agreed that, subject to exceptions, between the date of the merger agreement and the completion of the mergers, it will use commercially reasonable efforts to:

    - conduct its operations in all material respects in the ordinary course and consistent with past practice, preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with persons having significant business relationships with Plum Creek;

    - cause the transactions contemplated by the merger agreement to qualify as a series of substantially tax-free transactions and neither Plum Creek nor any of its subsidiaries or affiliates will take any actions that could prevent such transactions from qualifying as substantially tax free transactions; and

    - maintain its status as a REIT.

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
    Additionally, neither Plum Creek nor any of its subsidiaries will issue equity interests if it would cause the transactions contemplated by the merger agreement to fail to qualify as a series of substantially tax-free transactions.

    Plum Creek agreed that, subject to exceptions, until the completion of the mergers, Plum Creek will use the cash generated from its operations, financing transactions, asset dispositions or investments solely to:

    - pay expenses;

    - make permitted expenditures under the merger agreement; and

    - retire or refinance its debt.

    Further, unless Georgia-Pacific consents in writing, Plum Creek will not:

    - except as contemplated by the merger agreement, amend its organizational documents;

    - except for activities in the ordinary course of business and not in excess of $5 million individually, sell, lease, license, encumber or dispose of any properties or assets;

    - (1) pay any dividends or make any distributions on Plum Creek common stock other than its $.57 per share quarterly dividend, (2) reclassify, combine, split or subdivide its capital stock in any way, (3) redeem or acquire any shares of its common stock, or (4) enter into any agreement with respect to the voting of its capital stock;

    - acquire any material interest in any entity or material assets, except for acquisitions of timberlands or mills satisfying specified conditions or other than in the ordinary course of business consistent with past practice and not in excess of $10 million individually;

    - incur any indebtedness for borrowed money or issue any debt securities or assume or become responsible for the obligations of any person for borrowed money, except (1) borrowings incurred in the ordinary course of business or in connection with transactions otherwise permitted by the merger agreement, (2) borrowings incurred to refinance any existing indebtedness or (3) borrowings incurred under existing credit facilities;

    - enter into or amend any contract or arrangement that, if fully performed, would be an impermissible (1) acquisition or (2) incurrence of indebtedness by Plum Creek pursuant to the terms of the merger agreement;

    - acquire any interest in timberlands or mills, except for acquisitions of such assets at or below fair market value and so long as the intended tax consequences of the transactions contemplated by the merger agreement are not adversely affected;

    - take any action with respect to its accounting policies, other than as required by law or by generally accepted accounting principles;

    - amend, modify or terminate any ancillary agreements executed in connection with the mergers; or

    - take any action intended or reasonably expected to result in (1) any of Plum Creek's representations set forth in the merger agreement or in the Plum Creek tax matters officers' certificate to be or become untrue in any material respect prior to the completion of the mergers, (2) any of the conditions set forth in the merger agreement not being satisfied or (3) a violation of any provision of the merger agreement.

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    CONDUCT OF BUSINESS OF GEORGIA-PACIFIC BETWEEN THE NOTICE OF REDEMPTION DATE
     AND THE COMPLETION OF THE MERGERS

    Georgia-Pacific has agreed that, between the date of the notice of the redemption of Timber Company common stock and the completion of the mergers, it will:

    - conduct the operations of The Timber Company only in the ordinary course of business consistent with past practice and will not (1) enter into, modify or terminate any contract in excess of $1,000,000 without Plum Creek's prior written consent or (2) take any of the following actions:

       - amend its certificate of incorporation or bylaws;

       - issue, pledge or transfer any shares of Timber Company common stock or securities convertible into Timber Company common stock;

       - pay any dividend or make any distributions on Timber Company common stock other than its $.25 per share quarterly dividend;

       - reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Timber Company common stock; or

       - change the accounting policies of The Timber Company, other than in the ordinary course of business or as required by generally accepted accounting principles; and

    - obtain Plum Creek's prior written consent before entering into any transaction involving the expenditure of, or commitment to expend, $1,000,000 or more, whether or not in the ordinary course of business.

    ALLOCATION POLICY

    Georgia-Pacific will not, without the prior written consent of Plum Creek:

    - change its allocation policies with respect to the allocation of the expenses, assets and liabilities of Georgia-Pacific attributed to The Timber Company;

    - change its year 2000 or 2001 capital expenditure budget for The Timber Company; or

    - with respect to items that are not subject to any objective allocation practice, increase the percentage of total expenses allocable to The Timber Company for its 2001 budget from the 2000 budget.

    NO SOLICITATION

    GEORGIA-PACIFIC. Georgia-Pacific has agreed that it will not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to any other person relating to any transaction involving:

    - the sale of any assets of The Timber Company, other than in the ordinary course of business;

    - the sale of any of the capital stock of The Timber Company; or

    - any merger, consolidation, business combination or similar transaction involving The Timber Company.

    This does not prohibit:

    - Georgia-Pacific from furnishing information to, and engaging in discussions or negotiations with any person that makes an unsolicited, written proposal, a "Georgia-Pacific Bona Fide Proposal," to acquire Georgia-Pacific, The Timber Company or any of Georgia-Pacific's subsidiaries which

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      Georgia-Pacific's board of directors determines in good faith is reasonably capable of being completed; or

    - Georgia-Pacific's board of directors from failing to make or withdrawing or modifying its recommendation to approve the mergers in response to a Georgia-Pacific Bona Fide Proposal;

provided, however, in each case referred to above, Georgia-Pacific's board of directors concludes in good faith, following consultation with its outside counsel, that its action is necessary for Georgia-Pacific's board of directors to comply with its fiduciary duties to its shareholders. If the board of directors receives such a proposal, Georgia-Pacific must promptly inform Plum Creek in writing of the terms of the proposal and the identity of the person making it.

    PLUM CREEK. Plum Creek has agreed that it will not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to any other person relating to any transaction involving:

    - the sale of any of the assets of Plum Creek, other than in the ordinary course of business;

    - the sale of any of the capital stock of Plum Creek; or

    - any merger, consolidation, business combination or similar transaction.

    This does not prohibit:

    - Plum Creek from furnishing information to, and engaging in discussions or negotiations with any person that makes an unsolicited, written proposal, a "Plum Creek Bona Fide Proposal" to acquire Plum Creek or any of Plum Creek's subsidiaries which Plum Creek's board of directors determines is reasonably capable of being completed; or

    - Plum Creek's board of directors from failing to make or withdrawing or modifying its recommendation to approve the mergers in response to a Plum Creek Bona Fide Proposal;

provided, however, in each case referred to above, Plum Creek's board of directors concludes in good faith, following consultation with its outside counsel, that its action is necessary for Plum Creek's board of directors to comply with its fiduciary duties to its stockholders. If Plum Creek's board of directors receives such a proposal, Plum Creek must promptly inform Georgia-Pacific in writing of the terms of the proposal and the identity of the person making it.


INSURANCE POLICIES


    Georgia-Pacific has agreed to use its commercially reasonable efforts to obtain prior to the date of the mergers one or more binders for insurance policies providing a total of $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption of Timber Company common stock. One or more of the Subsidiaries will pay up to $24.25 million for the insurance policies.

CONDITIONS TO THE NOTICE OF REDEMPTION AND MERGERS

    JOINT CONDITIONS TO EFFECT THE NOTICE OF REDEMPTION AND THE MERGERS--TO BE
     SATISFIED OR WAIVED ON OR PRIOR TO THE NOTICE OF REDEMPTION DATE

    The obligations of Georgia-Pacific and Plum Creek to effect the notice of redemption and the mergers are subject to the satisfaction or waiver of the following conditions on or prior to the notice of redemption date:

    - the receipt by both Georgia-Pacific and Plum Creek of opinions of McDermott Will & Emery and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, each dated as of the notice of redemption date, to the effect that the redemption of Timber Company common stock will qualify as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of

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      the Internal Revenue Code and that the consummation of the mergers will not alter such conclusion;

    - one or more binders for insurance policies providing $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption of Timber Company common stock shall have been issued and be in full force and effect;

    - the required approval of:

       - the holders of Plum Creek common stock and the holders of Plum Creek special voting common stock, voting together as a single class;

       - the Plum Creek special voting common stock voting separately; and

       - the holders of Timber Company common stock;

    - no governmental authority has enacted any rule which prevents or prohibits completion of the mergers or the transactions contemplated by the merger agreement;

    - the Plum Creek common stock to be issued in the mergers has been authorized for listing on the New York Stock Exchange and the Pacific Exchange;

    - the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, continues to be effective under the Securities Act;

    - the expiration of the waiting period under the Hart-Scott-Rodino Act;

    - neither of us shall be advised by our respective counsel that, as of the notice of redemption date, there exists (1) a regulation, revenue ruling or notice of the Internal Revenue Service or any other published pronouncement, including in proposed form, (2) the enactment or proposal of any legislation or (3) the likelihood of any of the foregoing that in any such case creates a substantial risk that principles that are similar to section 1374 of the Internal Revenue Code would apply to the cutting of timber transferred by the Subsidiaries to Plum Creek pursuant to the mergers during the ten year period following the completion of the mergers; and

    - Southeastern Asset Management has provided assurances with respect to its intent concerning the shares of Timber Company common stock that it owns prior to the redemption and the shares of Plum Creek common stock that it will own as a result of the mergers such that any future transactions involving such stock will not cause section 355(e) of the Internal Revenue Code to apply to the transactions contemplated by the merger agreement.

    PLUM CREEK'S CONDITIONS TO EFFECT THE NOTICE OF REDEMPTION AND THE
     MERGERS--TO BE SATISFIED OR WAIVED ON OR PRIOR TO THE NOTICE OF REDEMPTION DATE

    Plum Creek's obligation to effect the notice of redemption and the mergers also depends on the satisfaction or waiver of each of the following conditions on or prior to the notice of redemption date:

    - each of Georgia-Pacific's representations and warranties in the merger agreement and in the Georgia-Pacific tax matters officers' certificate are true and correct in all material respects when made and as of the notice of redemption date;

    - Georgia-Pacific has performed or complied in all material respects with all obligations to be performed by it under the merger agreement at or prior to the notice of redemption date;

    - Georgia-Pacific has delivered to Plum Creek an officer's certificate certifying as of the notice of redemption date that each of Georgia-Pacific's representations and warranties is true and that Georgia-Pacific has complied with its obligations under the merger agreement;

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    - Plum Creek has received the favorable opinions of Georgia-Pacific's outside counsel, King & Spalding, and Georgia-Pacific's general counsel, each dated the notice of redemption date;

    - Plum Creek has received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel to Plum Creek, dated as of the notice of redemption date, to the effect that the mergers will be treated as reorganizations within the meaning of section 368(a) of the Internal Revenue Code and that Plum Creek and the Subsidiaries will each be a party to a reorganization and, after the mergers, Plum Creek will continue to qualify as a REIT for U.S. Federal income tax purposes;

    - the earnings and profits of the Subsidiaries immediately following the separation of The Timber Company assets and liabilities to the Subsidiaries does not exceed an agreed upon amount;

    - Georgia-Pacific has executed and delivered to Plum Creek the ancillary agreements contemplated by the merger agreement; and

    - from the date of the merger agreement there has not been any event which would reasonably be expected to have a material adverse effect on The Timber Company.

    GEORGIA-PACIFIC'S CONDITIONS TO EFFECT THE NOTICE OF REDEMPTION AND THE
     MERGERS--TO BE SATISFIED OR WAIVED ON OR PRIOR TO THE NOTICE OF REDEMPTION DATE

    Georgia-Pacific's obligations to effect the notice of redemption and the mergers also depends on the satisfaction or waiver of each of the following conditions on or prior to the notice of redemption date:

    - each of Plum Creek's representations and warranties in the merger agreement and in the Plum Creek tax matters officers' certificate are true and correct in all material respects when made and as of the notice of redemption date;

    - Plum Creek has performed or complied in all material respects with all obligations to be performed by it under the merger agreement at or prior to the notice of redemption date;

    - Plum Creek has delivered to Georgia-Pacific an officer's certificate certifying as of the notice of redemption date that each of Plum Creek's representations and warranties are true and that Plum Creek has complied with its obligations under the merger agreement;

    - Georgia-Pacific has received the favorable opinions of Plum Creek's outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP and the general counsel of Plum Creek, each dated the notice of redemption date;

    - Georgia-Pacific has received the opinion of McDermott, Will & Emery, special counsel to Georgia-Pacific, dated the notice of redemption date, to the effect that the mergers will be treated as reorganizations within the meaning of section 368(a) of the Internal Revenue Code and that Plum Creek and the Subsidiaries will each be a party to a reorganization;

    - Plum Creek has executed and delivered to Georgia-Pacific the ancillary agreements contemplated by the merger agreement;

    - from the date of the merger agreement there has not been any event which would reasonably be expected to have a material adverse effect on Plum Creek; and

    - Plum Creek has received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP that, after the mergers, Plum Creek will continue to qualify as a REIT for U.S. Federal income tax purposes.

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    PLUM CREEK'S CONDITIONS TO EFFECT THE MERGERS--TO BE SATISFIED OR WAIVED ON
     OR PRIOR TO THE COMPLETION OF THE MERGERS

    Plum Creek's obligation to effect the mergers also depends on the satisfaction or waiver of each of the following conditions:

    - the receipt by both Georgia-Pacific and Plum Creek of opinions of McDermott Will & Emery and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, each dated as of the date of the mergers, to the effect that the redemption of Timber Company common stock will qualify as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of the Internal Revenue Code and that the consummation of the mergers will not alter such conclusion;

    - one or more binders for insurance policies providing $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption of Timber Company common stock shall have been issued and be in full force and effect;

    - the Subsidiaries will own all of the assets and have assumed all of the liabilities of The Timber Company and all of the outstanding shares of Timber Company common stock will have been redeemed in exchange for Units;

    - Georgia-Pacific has complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it after the notice of redemption date and on or prior to the completion of the mergers;

    - Georgia-Pacific has delivered to Plum Creek an officer's certificate certifying that as of the time of the mergers, Georgia-Pacific has complied with all of the conditions set forth in the preceding two bullets;

    - no governmental authority has enacted any rule which prevents or prohibits completion of the mergers or the transactions contemplated by the merger agreement;

    - Southeastern Asset Management has confirmed the assurances it made on or prior to the notice of redemption date with respect to its intent concerning the shares of Timber Company common stock that it owns prior to the redemption and the shares of Plum Creek common stock that it will own as a result of the mergers such that any future transactions involving such stock will not cause section 355(e) of the Internal Revenue Code to apply to the transactions contemplated by the merger agreement;

    - the rights granted pursuant to the Georgia-Pacific rights agreement with respect to Timber Company common stock have been terminated or redeemed; and

    - Georgia-Pacific has not (1) amended its organizational documents,
      (2) issued any shares of Timber Company common stock or securities convertible into Timber Company common stock or options, warrants or other rights to acquire any shares of Timber Company common stock or any equity interests of The Timber Company, except the issuance of Timber Company common stock or Units upon the exercise of Georgia-Pacific options or the issuance of Timber Company common stock under any stock purchase plan,
      (3) paid any dividends or made any distributions with respect to Timber Company common stock other than its $.25 quarterly dividend,
      (4) reclassified, combined, split, subdivided, redeemed or acquired any Timber Company common stock or (5) changed its accounting policies with respect to The Timber Company other than in the ordinary course of business or except as required by changes in generally accepted accounting principles.

    GEORGIA-PACIFIC'S CONDITIONS TO EFFECT THE MERGERS--TO BE SATISFIED OR
     WAIVED ON OR PRIOR TO THE COMPLETION OF THE MERGERS

    The obligations of each of Georgia-Pacific and the Subsidiaries to effect the mergers also depends on the satisfaction or waiver of each of the following conditions:

    - the receipt by both Georgia-Pacific and Plum Creek of opinions of McDermott Will & Emery and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, each dated as of the date of the mergers, to the effect that the redemption of Timber Company common stock will qualify as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of the Internal Revenue Code and that the consummation of the mergers will not alter such conclusion;

    - one or more binders for insurance policies providing $500 million of insurance against the risk that Georgia-Pacific would be subject to tax on the redemption of Timber Company common stock shall have been issued and be in full force and effect;

    - Plum Creek has complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it after the notice of redemption date and on or prior to the completion of the mergers;

    - Plum Creek has delivered to Georgia-Pacific an officer's certificate certifying that as of the time of the mergers it has complied with all agreements and covenants required by the merger agreement after the notice of redemption date and on or prior to the completion of the mergers;

    - no governmental authority has enacted any rule which prevents or prohibits the completion of the mergers or the transactions contemplated by the merger agreement; and

    - Southeastern Asset Management has confirmed the assurances it made on or prior to the notice of redemption date with respect to its intent concerning the shares of Timber Company common stock that it owns prior to the redemption and the shares of Plum Creek common stock that it will own as a result of the mergers such that any future transactions involving such stock will not cause section 355(e) of the Internal Revenue Code to apply to the transactions contemplated by the merger agreement.

TERMINATION

    RIGHT TO TERMINATE

    Except as otherwise described below, the merger agreement may be terminated, at any time before we complete the mergers and before or after any stockholder approval, in any of the following ways:

    - by our mutual written consent;

    - on or prior to the notice of redemption date, by Plum Creek based on
      (1) a material breach of any representation, warranty, covenant or agreement on the part of Georgia-Pacific, (2) the inability of tax counsel to either Plum Creek or Georgia-Pacific to deliver an opinion to the effect that the redemption of Timber Company common stock will qualify as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of the Internal Revenue Code and that the consummation of the mergers will not alter such conclusion, or (3) the occurrence of an event which would reasonably be expected to have a material adverse effect on The Timber Company;

    - on or prior to the notice of redemption date, by Georgia-Pacific, based on
      (1) a material breach of any representation, warranty, covenant or agreement on the part of Plum Creek, (2) the inability of tax counsel to either Plum Creek or Georgia-Pacific to deliver an opinion to the effect that the redemption of Timber Company common stock will qualify as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of the Internal Revenue Code and that the consummation of the mergers will not alter such conclusion, or (3) the occurrence of an event which would reasonably be expected to have a material adverse effect on Plum Creek;

    - by either one of us, if a final nonappealable decree or injunction prevents the completion of the mergers;

    - by either one of us, if the mergers are not completed before April 8, 2002 through no fault of the party wishing to terminate the merger agreement, provided that Georgia-Pacific may extend the merger agreement three months if Plum Creek has received advice from its counsel that the likelihood of the (1) issuance of a regulation, revenue ruling or notice of the Internal Revenue Service or any other published pronouncement, including in proposed form, or (2) enactment or proposal of legislation creates a substantial risk that principles similar to those of section 1374 of the Internal Revenue Code would apply to the cutting of timber transferred by the Subsidiaries to Plum Creek pursuant to the mergers during the ten year period following the completion of the mergers and at the end of such three months Georgia-Pacific may extend the merger agreement an additional three months if either Plum Creek or Georgia-Pacific is advised by its respective counsel that this tax condition continues to exist;

    - by either one of us, if the merger agreement is not approved by the:

       - holders of Timber Company common stock;

       - holders of Plum Creek common stock and the holders of Plum Creek special voting common stock, voting together as a single class; and

       - holders of Plum Creek special voting common stock voting separately;

    - on or prior to the notice of redemption date, by Plum Creek, if Georgia-Pacific's board of directors has not recommended or has modified its recommendation of the mergers, the merger agreement or the transactions contemplated by the merger agreement in a manner adverse to Plum Creek, provided that Plum Creek notifies Georgia-Pacific of this termination within thirty days of its receipt of written notice from Georgia-Pacific that its board of directors has failed to recommend or so modified its recommendation;

    - on or prior to the notice of redemption date, by Georgia-Pacific, if Plum Creek's board of directors has not recommended or has modified its recommendation of the mergers, the merger agreement or the transactions contemplated by the merger agreement in a manner adverse to Georgia-Pacific, provided that Georgia-Pacific notifies Plum Creek of this termination within thirty days of its receipt of written notice from Plum Creek that its board of directors has failed to recommend or so modified its recommendation;

    - by Georgia-Pacific, if Georgia-Pacific's board of directors has determined in good faith that approving and entering into an agreement in connection with a Georgia-Pacific Bona Fide Proposal to acquire any interest in The Timber Company would result in a transaction more favorable to its shareholders from a financial point of view than the mergers, provided that:

       - Georgia-Pacific has complied with the no solicitation provisions of the merger agreement;

       - Georgia-Pacific pays to Plum Creek a termination fee in the amount of $100 million; and

       - Georgia-Pacific provides Plum Creek at least three business days advance notice of such termination;

    - by Plum Creek, if Plum Creek's board of directors has determined in good faith that approving and entering into an agreement in connection with a Plum Creek Bona Fide Proposal to acquire any interest in Plum Creek would result in a transaction more favorable to its stockholders from a financial point of view than the mergers, provided that:

       - Plum Creek has complied with the no solicitation provisions of the merger agreement;

       - Plum Creek pays to Georgia-Pacific a termination fee in the amount of $100 million; and


       - Plum Creek provides Georgia-Pacific at least three business days advance notice of such termination; and


    - by Georgia-Pacific, if:

       - Georgia-Pacific's board of directors is unable to obtain an opinion, dated as of the notice of redemption date and the date of the redemption, of a nationally recognized investment banking or appraisal firm in form and substance reasonably satisfactory to Georgia-Pacific's board of directors to the effect that, after transferring all of the assets and liabilities of The Timber Company to the Subsidiaries and redeeming all of the outstanding shares of Timber Company common stock, Georgia-Pacific will be able to pay its debts as they come due in the usual course of business and its total assets will exceed the sum of its total liabilities; and

       - Georgia-Pacific pays to Plum Creek a termination fee in the amount of $100 million.

    TERMINATION FEES PAYABLE BY PLUM CREEK IN OTHER CIRCUMSTANCES

    Plum Creek shall also be obligated to pay to Georgia-Pacific a termination fee in the amount of $100 million if:

    - Georgia-Pacific terminates the merger agreement based upon the board of directors of Plum Creek not recommending or modifying its recommendation of the mergers, the merger agreement and the transactions contemplated by the merger agreement in a manner adverse to Georgia-Pacific; or

    - either Plum Creek or Georgia-Pacific terminates the merger agreement based upon Plum Creek having failed to receive the requisite approval from the Plum Creek stockholders, and (1) Georgia-Pacific is not in material breach of the merger agreement, (2) prior to the Plum Creek stockholder meeting to approve the merger agreement and the transactions contemplated by the merger agreement, a bona fide proposal has been publicly announced and
      (3) within nine months of such termination, Plum Creek enters into any agreement with respect to a bona fide proposal.

    TERMINATION FEES PAYABLE BY GEORGIA-PACIFIC IN OTHER CIRCUMSTANCES

    Georgia-Pacific shall also be obligated to pay to Plum Creek a termination fee in the amount of $100 million if:

    - Plum Creek terminates the merger agreement based upon the board of directors of Georgia-Pacific not recommending or modifying its recommendation of the mergers, the merger agreement and the transactions contemplated by the merger agreement in a manner adverse to Plum Creek; or

    - either Plum Creek or Georgia-Pacific terminates the merger agreement based upon Georgia-Pacific having failed to receive the requisite approval from the holders of Timber Company common stock and (1) Plum Creek is not in material breach of the merger agreement, (2) prior to the meeting of the holders of Timber Company common stock to approve the merger agreement, a bona fide proposal has been publicly announced and (3) within nine months of such termination, Georgia-Pacific enters into any agreement with respect to a bona fide proposal.

EXPENSES

    In the event of termination of the merger agreement in accordance with its terms, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such costs and expenses, provided that all printing expenses, Securities and Exchange Commission filing fees and Hart-Scott-Rodino Act filing fees shall be divided equally between Plum Creek and Georgia-Pacific.

    If the mergers are consummated, Plum Creek shall pay:

    - its own costs and expenses;

    - all filing fees;

    - printing costs; and

    - all of the costs and expenses incurred by Georgia-Pacific in connection with the mergers except for:

       - 25% of the legal fees and expenses incurred by Georgia-Pacific in connection with the separation of the assets and liabilities of Georgia-Pacific attributed to The Timber Company to the Subsidiaries and the redemption of Timber Company common stock; and

       - the expenses associated with Georgia-Pacific obtaining comfort that the transactions contemplated by the merger agreement will not cause Georgia-Pacific to be unable to pay its debts or cause the total assets of Georgia-Pacific to become less than the sum of its total liabilities.

                             ANCILLARY ARRANGEMENTS

SEPARATION AGREEMENT

    In connection with the execution of the merger agreement, Georgia-Pacific, the Subsidiaries and several other wholly owned subsidiaries of Georgia-Pacific which hold the assets and liabilities attributed to The Timber Company entered into a separation agreement dated as of July 18, 2000. The separation agreement was amended and restated in connection with the amendment to the merger agreement on June 12, 2001. The separation agreement is intended to result in all of the assets and liabilities attributed to The Timber Company at the time of the redemption being held by the Subsidiaries at the time of the redemption.

    The separation agreement provides for, among other things, transfers and attributions of assets, assumptions and attributions of liabilities and cross-indemnities designed to allocate, generally, financial responsibility for the liabilities attributed to The Timber Company at the time of redemption to the Subsidiaries and for the liabilities attributed to the Georgia-Pacific Group at the time of redemption to Georgia-Pacific and its other subsidiaries.

    The Subsidiaries have agreed to pay certain intercompany indebtedness payable to Georgia-Pacific at the time of the redemption that represents the portion of Georgia-Pacific's outstanding indebtedness that is attributable to The Timber Company as well as the resolution of certain other intercompany amounts. As of June 2, 2001, the amount of such indebtedness was approximately $635.4 million. This amount is expected to increase by approximately
$109 million as of the redemption date as a result of the payment for the insurance policies relating to the redemption by one of the Subsidiaries and the assumption by the Georgia-Pacific Group of certain deferred tax liabilities previously attributed to The Timber Company in connection with the redemption.

    The separation agreement also contains various agreements between Georgia-Pacific and the Subsidiaries that will take effect subsequent to the redemption date, including agreements relating to providing corporate records and access to information, retention of records, cooperation with respect to government reports and filings and confidentiality.

VOTING AGREEMENT AND CONSENT

    In connection with the execution of the merger agreement, Plum Creek, Georgia-Pacific, PC Advisory Partners I, L.P., PC Intermediate Holdings, L.P. and John H. Scully, William J. Patterson and William E. Oberndorf, each of whom is a member of Plum Creek's board of directors, have entered into a voting agreement and consent dated as of July 18, 2000, as amended by Amendment No. 1 dated as of June 12, 2001. Pursuant to the voting agreement and consent, as amended, PC Advisory Partners I and PC Intermediate Holdings, which own all of the outstanding shares of Plum Creek special voting common stock and approximately 24% of the outstanding shares of Plum Creek common stock, have agreed, subject to specified exceptions, to vote:

    - to approve the merger agreement and the transactions contemplated by the merger agreement, including the amendment to Plum Creek's certificate of incorporation as contemplated by the merger agreement;


    - to approve the asset transfer;


    - against any proposal or offer to acquire all or a substantial part of the business or properties of Plum Creek or capital stock of Plum Creek or any proposal or offer that, if consummated, would cause the transactions contemplated by the merger agreement to fail to qualify as a series of tax-free transactions, unless they shall have received the prior written consent of Plum Creek and Georgia-Pacific; and

    - to approve any proposed amendment to Plum Creek's certificate of incorporation to eliminate its classified board of directors.

    Additionally, PC Advisory Partners I, PC Intermediate Holdings and Messrs. Scully, Patterson and Oberndorf have agreed in the voting agreement and consent, as amended, to:

    - convert each share of Plum Creek special voting common stock held by PC Advisory Partners I and PC Intermediate Holdings into one share of Plum Creek common stock immediately prior to the mergers;

    - permanently and irrevocably waive, simultaneously with the completion of the mergers, any and all rights to designate any nominees to the board of directors of Plum Creek; and

    - acknowledge that the waiver of rights referred to in the immediately above clause will permanently and irrevocably extinguish any rights of PC Advisory Partners I, PC Intermediate Holdings and Messrs. Scully, Patterson and Oberndorf to designate any nominees to the board of directors of Plum Creek.

A copy of the voting agreement and consent, as amended, is attached as Annex D to this joint proxy statement/prospectus and is incorporated in this joint proxy statement/prospectus by reference.

HUMAN RESOURCES AGREEMENT

    In connection with the merger agreement, Plum Creek, Georgia-Pacific and each of the Subsidiaries entered into a human resources agreement dated as of July 18, 2000. Plum Creek has agreed to provide the employees who were formerly salaried and nonunion employees of a Subsidiary immediately prior to the mergers and who after completion of the mergers are Plum Creek employees:

    - base compensation not less than the base compensation provided to these employees immediately prior to the mergers; and

    - employee benefits and other terms and conditions of employment no less favorable than those provided to similarly situated Plum Creek employees.


    Plum Creek has also agreed to provide the employees who were formerly unionized employees of a Subsidiary immediately prior to the mergers and who after completion of the mergers are Plum Creek employees, wages equivalent to those provided in the respective collective bargaining agreements, employee benefits no less favorable than those provided in the respective collective bargaining agreements and other terms and conditions of employment substantially equivalent to those provided to them under their respective collective bargaining agreements.



    Georgia-Pacific will amend its retirement plans and 401(k) plans to provide that each participant who becomes a Plum Creek employee shall fully vest in their accrued benefits and account balances under the plans. In addition, upon completion of the mergers, these employees will be immediately eligible to participate in similar plans of Plum Creek and will receive credit for service with Georgia-Pacific under the plans for certain purposes.


NONCOMPETE AGREEMENT

    In connection with the merger agreement, Plum Creek and Georgia-Pacific have agreed to enter into a noncompete agreement pursuant to which Plum Creek agrees that for a period of ten years neither it, its subsidiaries nor any entity that owns in excess of 50% of the outstanding common equity of Plum Creek would, directly or indirectly, engage in, or have any equity or profit interest in any corporation or other entity that engages in any activity associated with the manufacture of softwood lumber, softwood plywood, softwood veneer or other similar products utilizing softwood timber within a one hundred mile radius of Georgia-Pacific's existing softwood lumber or plywood manufacturing operations located in Arkansas, Georgia and Oregon, without the prior consent of Georgia-Pacific. However, the noncompete agreement does not prohibit Plum Creek from:

    - purchasing or selling logs and stumpage;

    - acquiring timberland and associated facilities or corporations or entities, in each case, engaged in the manufacture of softwood lumber, softwood plywood, softwood veneer or other similar products utilizing softwood timber so long as less than 20% of the assets acquired is associated with the manufacture of these products;

    - selling timberlands or any of its softwood lumber manufacturing facilities;

    - managing its timberlands;

    - in-woods chipping

    - manufacturing and merchandising its logs; or

    - acquiring or holding a passive investment of five percent or less in any publicly traded equity securities.

TAX MATTERS AGREEMENT

    In connection with the merger agreement, Plum Creek, Georgia-Pacific and each of the Subsidiaries have entered into a tax matters agreement. The tax matters agreement defines Plum Creek's and Georgia-Pacific's rights and obligations with respect to Federal, state and other taxes and refunds relating to The Timber Company's operations for tax years (or portions thereof) ending prior to the mergers. The tax matters agreement also specifies the parties' respective obligations in connection with any audit or investigation concerning any Federal, state or other taxes or in the event that the redemption of all of the outstanding shares of Timber Company common stock is subsequently determined not to qualify as a tax-free transaction for U.S. Federal income tax purposes. Under the tax matters agreement, in general, Georgia-Pacific will prepare and file all tax returns and pay all taxes for Georgia-Pacific and its subsidiaries, including The Timber Company, with respect to periods (or portions thereof) ending on or before the completion of the mergers, and Plum Creek will reimburse Georgia-Pacific for The Timber Company's allocable share of the tax liability with respect to such periods. In general, The Timber Company's allocable share of the tax liability for such periods will be computed in a manner consistent with past practice as if The Timber Company were a separate stand-alone corporation for Federal income tax purposes. In addition, Plum Creek is generally required to indemnify Georgia-Pacific for 50% of any taxes in excess of the proceeds of the insurance policies that arise if the redemption of all of the outstanding shares of Timber Company common stock is determined to be subject to tax, unless such taxes are attributable to the actions of Georgia-Pacific, in which case Georgia-Pacific will be responsible for such taxes. Nevertheless, Plum Creek would be liable for such taxes if Georgia-Pacific becomes insolvent or was otherwise unable to pay. Plum Creek might also be liable for all of such tax liability if the imposition of such taxes is attributable to the actions of Plum Creek. Even if the redemption of all of the outstanding shares of Timber Company common stock otherwise qualifies for tax-free treatment under section 355 of the Internal Revenue Code, the redemption may be disqualified as tax-free to Georgia-Pacific under section 355(e) of the Internal Revenue Code if 50% or more of the stock of Georgia-Pacific or Plum Creek is acquired as part of a plan or series of related transactions that include the redemption. Pursuant to the tax matters agreement, if the Plum Creek common stock issued to the former holders of Timber Company common stock in the mergers constitutes less than 50% of the outstanding shares of Plum Creek common stock as a result of issuances (or possibly large block purchases) of Plum Creek common stock after the mergers, Plum Creek would be liable for any taxes imposed on Georgia-Pacific as a result of the application of section 355(e) of the Internal Revenue Code. The tax matters agreement also allocates the financial burden for certain collateral consequences of the redemption between the parties. Plum Creek may be exposed to additional monetary obligations as a result of such collateral consequences. Plum Creek does not believe that such obligations will have a material adverse impact on Plum Creek's financial position.

TIMBER SUPPLY AGREEMENTS

    Georgia-Pacific and The Timber Company have negotiated, as of January 1, 2001, a new timber supply agreement which will be effective for 10 years following the completion of the mergers and subject to an automatic ten year renewal period, unless either party delivers a timely termination notice. This agreement covers four key southern timber basins: Southeast Arkansas, Mississippi, Florida, and Southeast Georgia. Under the agreement, The Timber Company must offer to Georgia-Pacific specified percentages of its annual harvest, subject to absolute minimum and maximum limitations in each basin. Georgia-Pacific can elect between 36%-51% of The Timber Company's annual harvest each year in Mississippi, Florida and Southeast Georgia, and between 52%-65% in Southeast Arkansas. The total annual softwood volume will range from a minimum of 2.7 million tons to a maximum of 4.2 million tons. The prices for such timber will be negotiated at arms length between The Timber Company and Georgia-Pacific every six months, and will be set by third party arbitration if the parties cannot agree. A new agreement on substantially the same terms will be entered into with certain subsidiaries of Plum Creek if the mergers are completed.

    The Timber Company and Georgia-Pacific have also entered into a one year agreement for 2001 under which The Timber Company will deliver 42 million board feet of Douglas-fir and Western Hemlock sawtimber to Georgia-Pacific's sawmills at Coos Bay and Philomath, Oregon and 13 thousand green tons of pulpwood to the Georgia-Pacific Toledo pulp mill. Prices will be based on prevailing market prices.

TRANSITION SERVICES AGREEMENT


    In connection with the merger agreement, Plum Creek and Georgia-Pacific will enter into a transition services agreement at or prior to the completion of the mergers, which sets forth the obligations of Georgia-Pacific to provide Plum Creek with specified transition services and support, including, computer support and related services, state and local tax compliance services, and such other services requested by Plum Creek that Georgia-Pacific can reasonably provide to assist in the transition. The transition services agreement shall remain in effect for a period to be mutually agreed. In consideration for such transition services, Plum Creek will pay to Georgia-Pacific a fee based on Georgia-Pacific's actual costs of providing such services plus 5% of such costs.



                                 ASSET TRANSFER



    Plum Creek presently expects that it will transfer the assets and liabilities of the Subsidiaries to one or more of its subsidiaries, including Plum Creek Timberlands, L.P., its operating partnership, following the completion of the mergers. If the assets of the Subsidiaries to be transferred to the Plum Creek subsidiaries were to constitute a "sale, lease or exchange of all or substantially all" of Plum Creek's assets, as determined in accordance with Delaware law, Plum Creek would be required to obtain stockholder approval of the asset transfer. Plum Creek's board of directors has determined that it is important that the company have the maximum flexibility to operate its businesses following completion of the mergers, and, accordingly, has determined to seek stockholder approval of the asset transfer. If Plum Creek's subsidiaries were to sell or otherwise dispose of these assets at a later date, they could do so without obtaining your approval. It is also possible that Georgia-Pacific may, at Plum Creek's request, transfer Timber Company assets to one or more subsidiaries of the Subsidiaries prior to the completion of the mergers.

    Approval of the asset transfer requires the affirmative vote of a majority of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock, voting together as a class, and a majority of the outstanding shares of special voting stock, voting separately as a class. Approval of the asset transfer is not a condition to completing the mergers. The asset transfer cannot occur if the mergers are not completed.


          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    The Plum Creek common stock trades on both the New York Stock Exchange and the Pacific Exchange under the symbol "PCL." Timber Company common stock is listed on the New York Stock Exchange under the symbol "TGP."

    The table below shows, for the calendar quarters indicated, the reported high and low sale prices of Plum Creek common stock and Timber Company common stock, in each case, as reported on the New York Stock Exchange based on published financial sources, and the dividends declared on the stock.

                                                       PLUM CREEK COMMON STOCK
                                         ---------------------------------------------------
                                                                                  CASH
                                                                                DIVIDENDS
                                              HIGH               LOW            DECLARED
                                         ---------------   ---------------   ---------------
CALENDAR 1999
  First Quarter........................  $         29.44   $         25.50   $         0.57
  Second Quarter.......................            32.13             25.75             0.57
  Third Quarter........................            31.88             26.13             0.57
  Fourth Quarter.......................            29.50             23.81             0.57

CALENDAR 2000
  First Quarter........................  $         25.75   $         21.50   $         0.57
  Second Quarter.......................            29.81             23.13             0.57
  Third Quarter........................            28.94             21.88             0.57
  Fourth Quarter.......................            26.94             21.81             0.57

CALENDAR 2001
  First Quarter........................  $         27.30   $         23.30   $         0.57
  Second Quarter.......................            28.80             23.38             0.57
  Third Quarter through July 12,
    2001...............................            28.85             28.00             0.00

                                                     TIMBER COMPANY COMMON STOCK
                                         ---------------------------------------------------
                                                                                  CASH
                                                                                DIVIDENDS
                                              HIGH               LOW            DECLARED
                                         ---------------   ---------------   ---------------
CALENDAR 1999
  First Quarter........................  $         24.06   $         19.88   $          0.25
  Second Quarter.......................            27.13             22.00              0.25
  Third Quarter........................            27.19             22.00              0.25
  Fourth Quarter.......................            25.81             22.38              0.25
CALENDAR 2000
  First Quarter........................  $         25.63   $         20.75   $          0.25
  Second Quarter.......................            25.75             21.63              0.25
  Third Quarter........................            32.00             21.56              0.25
  Fourth Quarter.......................            31.19             25.94              0.25
CALENDAR 2001
  First Quarter........................  $         32.40   $         27.85   $          0.25
  Second Quarter.......................            36.00             28.45              0.25
  Third Quarter through July 12,
    2001...............................            37.00             35.50              0.00



    Additionally, set forth below are the closing sale prices of Plum Creek common stock and Timber Company common stock on July 18, 2000 and June 12, 2001, the last trading days before the public announcement of the signing of the merger agreement and amendment no. 1, and on July 12, 2001, the latest practicable date prior to the printing of this joint proxy statement/prospectus. Also listed below for the above dates are the implied equivalent per share value for shares of Timber Company common stock, which is the Plum Creek common stock price multiplied by the exchange ratio of 1.37.



                                                                                                 TIMBER
                                                                               PLUM             COMPANY
                                                       TIMBER COMPANY         CREEK              SHARE
                                                        SHARE PRICE        SHARE PRICE      EQUIVALENT VALUE
                                                      ----------------   ----------------   ----------------
July 18, 2000.......................................  $        24.75     $         27.19    $          37.25
June 12, 2001.......................................  $        33.93     $         28.06    $          38.44
July 12, 2001.......................................  $        36.97     $         28.75    $          39.39


    We urge you to obtain current market quotations for Timber Company common stock and Plum Creek common stock prior to making any decision with respect to the mergers.

                        PLUM CREEK TIMBER COMPANY, INC.

          UNAUDITED COMBINED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The following unaudited combined pro forma condensed financial statements reflect the proposed mergers of The Timber Company with and into Plum Creek. The unaudited combined pro forma condensed balance sheet assumes the mergers occurred on March 31, 2001. The unaudited combined pro forma condensed statements of income assume the mergers occurred on January 1, 2000.

    Plum Creek converted from a master limited partnership to a corporation on July 1, 1999 and has elected to be treated for Federal income tax purposes as a REIT. In order to qualify as a REIT effective July 1, 1999, Plum Creek transferred some of its assets and associated liabilities related to its manufacturing operations, harvesting activities, and some higher and better use land sales to several unconsolidated subsidiaries in exchange for preferred stock and nonvoting common stock. The voting stock of the unconsolidated subsidiaries was held by three officers and a former officer of Plum Creek.

    Due to a tax law change that permits Plum Creek to own 100% of the securities in its unconsolidated subsidiaries, on January 1, 2001 Plum Creek purchased the voting stock of the unconsolidated subsidiaries. As a result of such purchase, Plum Creek has consolidated for financial reporting purposes its manufacturing operations, harvesting activities, and its higher and better use land sales activities with its timberland operations as of and for the three months ended March 31, 2001. Additionally, the unaudited combined pro forma condensed income statement for the year ended December 31, 2000 has been prepared on the basis of Plum Creek consolidating these operations.

    The mergers will be accounted for as a purchase business combination in accordance with APB Opinion No. 16, "Business Combinations." Plum Creek will be the surviving entity and will issue approximately 110 million shares, or 62% of the outstanding shares immediately after the mergers, to the holders of Timber Company common stock. As a result, the mergers will be accounted for as a reverse acquisition with The Timber Company treated as the acquiring company for financial reporting purposes.

    In connection with the mergers, Plum Creek will conform its accounting policies to those of the acquiring company--The Timber Company. However, upon consummation of the mergers, The Timber Company expects to change its accounting for certain reforestation costs to the method used by Plum Creek, which is considered preferable for the merged companies. The unaudited pro forma condensed consolidated financial statements have been prepared on that basis. The cumulative effect for the above accounting policy change has not been reflected in the unaudited pro forma condensed consolidated financial statements because The Timber Company does not have the information available to compute the cumulative effect of the change in accounting for reforestation costs net of depletion over the prior harvest cycle of approximately 30 years.

    In connection with the mergers, Plum Creek will succeed to the earnings and profits of the Subsidiaries. In accordance with section 857 of the Internal Revenue Code, earnings and profits inherited in connection with a merger by a REIT must be distributed as a dividend (which are subject to tax as ordinary income) by the close of the taxable year or by January 31 of the following year if the distribution is declared in October, November or December of the taxable year to shareholders of record on a specific date in such month. It is estimated that the amount of earnings and profits that Plum Creek will succeed to in connection with the mergers could be as high as $150 million, or $0.84 per pro forma share.

    Accordingly, a one-time special dividend may be required in 2001 to distribute a portion of the earnings and profits inherited as a result of the mergers. As an alternative, Plum Creek may deem a dividend paid during January of 2002 as paid for tax purposes during the fourth quarter of 2001 to satisfy the REIT requirement to distribute all earnings and profits by the close of the taxable year.

                        PLUM CREEK TIMBER COMPANY, INC.

    The unaudited combined pro forma condensed financial statements are not necessarily indicative of the operating results or financial position that would have been achieved had the mergers occurred on the indicated dates, and should not be construed as representative of future operating results or financial position.

    The unaudited combined pro forma condensed financial statements and the accompanying notes should be read in conjunction with the historical financial statements and related notes of The Timber Company and Plum Creek.

                        PLUM CREEK TIMBER COMPANY, INC.

                     UNAUDITED COMBINED PRO FORMA CONDENSED

                              STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                              PRO FORMA ADJUSTMENTS            PLUM CREEK
                                          THE TIMBER                      ------------------------------        COMBINED
                                           COMPANY         PLUM CREEK        PLUM CREEK        MERGER          PRO FORMA
                                        HISTORICAL(A)     HISTORICAL(B)   CONSOLIDATION(D)   TRANSACTION   (SURVIVING ENTITY)
                                       ----------------   -------------   ----------------   -----------   ------------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.............................    $   394,000       $  209,054         $504,494 (e)    $ 95,985 (k)     $ 1,203,533
Costs and Expenses:
  Cost of Goods Sold.................         53,000           68,030          470,912 (e)      49,039 (l)         716,149
                                                                                               (20,817)(m)
                                                                                                95,985 (k)
  Selling, General and
    Administrative...................         38,000           17,514           30,149 (e)      (3,827)(n)          81,836
                                         -----------       ----------         --------        --------         -----------
    Total Costs and Expenses.........         91,000           85,544          501,061         120,380             797,985
Operating Income.....................        303,000          123,510            3,433         (24,395)            405,548
Interest Expense.....................        (44,000)         (46,834)         (17,712)(f)     (10,804)(o)        (123,862)
                                                                                                (1,154)(p)
                                                                                                (3,358)(q)
Gain on Disposition of Assets........                          49,616              (40)(g)                          49,576
Other Income--Net....................                           4,962             (467)(h)                           4,495
                                         -----------       ----------         --------        --------         -----------
Income before Income Taxes and Equity
  in Earnings (Loss) of
  Unconsolidated Subsidiaries and
  Preferred Stock Dividends..........        259,000          131,254          (14,786)        (39,711)            335,757
(Provision) Benefit for Income
  Taxes..............................        (97,000)                            8,764 (i)      89,461 (r)           9,243
                                                                                                 8,018 (s)
Equity in Earnings (Loss) of
  Unconsolidated Subsidiaries and
  Preferred Stock Dividends..........                             648             (648)(j)          --
                                         -----------       ----------         --------        --------         -----------
Net Income...........................    $   162,000       $  131,902         $ (6,670)       $ 57,768         $   345,000
                                         ===========       ==========         ========        ========         ===========
Earnings per Share--Basic............                      $     1.91
                                                           ==========
Earnings per Share ProForma--Basic...    $      1.47                                                           $      1.92
                                         ===========                                                           ===========
Earnings per Share--Diluted..........                      $     1.91
                                                           ==========
Earnings per Share
  ProForma--Diluted..................    $      1.46                                                           $      1.91
                                         ===========                                                           ===========
Pro Forma Shares
  Outstanding--Basic.................    110,414,232 (c)                                                       179,604,232 (t)
Pro Forma Shares
  Outstanding--Diluted...............    111,123,561 (c)                                                       180,336,561 (t)
Weighted average number of Shares
  outstanding
  Basic..............................                      69,190,000
  Diluted............................                      69,213,000

   See accompanying Notes to Unaudited Combined Pro Forma Condensed Financial
                                   Statements

                        PLUM CREEK TIMBER COMPANY, INC.

                     UNAUDITED COMBINED PRO FORMA CONDENSED

                              STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                                                                        PLUM CREEK
                                                      THE TIMBER                                         COMBINED
                                                       COMPANY         PLUM CREEK      PRO FORMA        PRO FORMA
                                                    HISTORICAL(A)     HISTORICAL(B)   ADJUSTMENTS   (SURVIVING ENTITY)
                                                   ----------------   -------------   -----------   ------------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.........................................    $    113,000      $   161,295     $  4,601 (k)    $    278,896
Costs and Expenses:
  Cost of Goods Sold.............................          35,000          109,335       19,374 (l)         163,957
                                                                                         (4,353)(m)
                                                                                          4,601 (k)
  Selling, General and Administrative............           9,000           10,932         (503)(n)          19,429
                                                     ------------      -----------     --------        ------------
Total Costs and Expenses.........................          44,000          120,267       19,119             183,386
Operating Income.................................          69,000           41,028      (14,518)             95,510
Interest Expense.................................         (11,000)         (15,656)      (2,590)(o)         (31,415)
                                                                                           (289)(p)
                                                                                         (1,880)(q)
Gain on Disposition of Assets....................                           24,738                           24,738
Other Income--Net................................                            1,371                            1,371
                                                     ------------      -----------     --------        ------------
Income before Income Taxes.......................          58,000           51,481      (19,277)             90,204
(Provision) Benefit for Income Taxes.............         (22,000)            (430)      21,830 (r)           3,402
                                                                                          4,002 (s)
                                                     ------------      -----------     --------        ------------
Net Income.......................................    $     36,000      $    51,051     $  6,555        $     93,606
                                                     ============      ===========     ========        ============
Earnings per Share--Basic........................                      $      0.74
                                                                       ===========
Earnings per Share ProForma--Basic...............    $       0.33                                      $       0.52
                                                     ============                                      ============
Earnings per Share--Diluted......................                      $      0.74
                                                                       ===========
Earnings per Share ProForma--Diluted.............    $       0.32                                      $       0.52
                                                     ============                                      ============
Pro Forma Shares Outstanding--Basic..............     110,414,232 (c)                                   179,601,232 (t)
Pro Forma Shares Outstanding--Diluted............     112,037,131 (c)                                   181,272,131 (t)
Weighted average number of Shares outstanding
  Basic..........................................                       69,187,000
  Diluted........................................                       69,235,000

   See accompanying Notes to Unaudited Combined Pro Forma Condensed Financial
                                   Statements

                        PLUM CREEK TIMBER COMPANY, INC.

                     UNAUDITED COMBINED PRO FORMA CONDENSED

                                 BALANCE SHEET

                              AS OF MARCH 31, 2001

                                                                                                        PLUM CREEK
                                                      THE TIMBER                                         COMBINED
                                                       COMPANY         PLUM CREEK      PRO FORMA        PRO FORMA
                                                    HISTORICAL(A)     HISTORICAL(B)   ADJUSTMENTS   (SURVIVING ENTITY)
                                                   ----------------   -------------   -----------   ------------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Current Assets:
  Cash and Cash Equivalents......................                      $  151,557                       $  151,557
  Inventories....................................                          44,037                           44,037
Other Current Assets.............................     $   16,000           91,088                          107,088
                                                      ----------       ----------     ----------        ----------
                                                          16,000          286,682                          302,682
Timber and Timberlands--Net......................      1,231,000          952,986     $1,266,957 (u)      3,450,943
Property, Plant and Equipment--Net...............         18,000           94,716        208,871 (u)        321,587
Other Assets.....................................        363,000           66,234        (59,667)(u)
                                                                                        (352,000)(v)         17,567
                                                      ----------       ----------     ----------        ----------
    Total Assets.................................     $1,628,000       $1,400,618     $1,064,161        $4,092,779
                                                      ==========       ==========     ==========        ==========
LIABILITIES
Current Liabilities..............................     $   58,000       $  184,942                       $  242,942
Long-Term Debt...................................        621,000          687,261     $   25,712 (u)      1,477,647
                                                                                         143,674 (w)
Deferred Taxes...................................        420,000                        (200,188)(v)         52,288
                                                                                          43,861 (u)
                                                                                        (211,385)(x)
Other Liabilities................................        357,000            9,998       (350,000)(v)         16,998
                                                      ----------       ----------     ----------        ----------
    Total Liabilities............................      1,456,000          882,201       (548,326)        1,789,875
                                                      ----------       ----------     ----------        ----------
Commitments and Contingencies
CAPITAL
Common Stock.....................................                             692           (692)(y)          1,796
 .................................................                                          1,796 (z)
Other Stockholders' Equity.......................                         517,725       (517,725)(y)      2,301,108
                                                                                       1,846,950 (y)
                                                                                         (25,000)(aa)
                                                                                         113,188 (bb)
                                                                                         170,204 (z)
                                                                                         211,385 (cc)
                                                                                         (15,619)(dd)
Parent's Equity (Difference of Assets over
  Liabilities)...................................        172,000                        (172,000)(z)
                                                      ----------       ----------     ----------        ----------
Total Liabilities and Stockholders' Equity.......     $1,628,000       $1,400,618     $1,064,161        $4,092,779
                                                      ==========       ==========     ==========        ==========

   See accompanying Notes to Unaudited Combined Pro Forma Condensed Financial
                                   Statements

                        PLUM CREEK TIMBER COMPANY, INC.

      NOTES TO UNAUDITED COMBINED PRO FORMA CONDENSED FINANCIAL STATEMENTS

 (a) See Notes to Combined Financial Statements for basis of presentation of The Timber Company Historical Financial Statements.

 (b) See Notes to Consolidated/Combined Financial Statements for basis of presentation of the Plum Creek Historical Financial Statements.

 (c) Pro Forma Shares Outstanding--Basic for The Timber Company assumes that for purposes of accounting, the assets and liabilities of The Timber Company have been transferred to the Subsidiaries followed by a distribution of 80,594,330 Units (whereby a Unit represents one share of common stock of each of the Subsidiaries) in exchange for the redemption of all the outstanding shares of Timber Company common stock. Furthermore, it is assumed that after the redemption but prior to the mergers, holders of the Units will receive 1.37 shares of Plum Creek shares for each unit, which will be accounted for as a 1.37 to 1 stock split.

     Pro Forma Shares Outstanding--Diluted, using the treasury stock method, for The Timber Company includes the dilutive impact of 5,937,033 outstanding options (after adjusting for the 1.37 to 1 stock split) at exercise prices ranging from $15.29 to $18.34 (after adjusting for the 1.37 to 1 stock split).

 (d) Reflects the pro forma adjustments required to conform Plum Creek's Statement of Income for the year ended December 31, 2000 to the financial reporting for the three months ended March 31, 2001. In order to qualify as a REIT effective July 1, 1999, Plum Creek transferred some of its assets and associated liabilities related to its manufacturing operations, harvesting activities, and some higher and better use land sales to several unconsolidated subsidiaries in exchange for preferred stock and nonvoting common stock. The voting stock of the unconsolidated subsidiaries was held by three officers and a former officer of Plum Creek. On January 1, 2001, as a result of a change in tax law, Plum Creek purchased the voting stock of the unconsolidated subsidiaries. As a result, beginning January 1, 2001, Plum Creek has consolidated its manufacturing operations, harvesting activities, and its higher and better use land sales with its timberland operations. Therefore, the unaudited combined pro forma condensed income statement for the year ended December 31, 2000 has been prepared on the basis of Plum Creek consolidating these operations.

 (e) Reflects the increase of revenues and expenses associated with the manufacturing operations, harvesting activities and some higher and better use land sales. Following the July 1, 1999 REIT conversion, these activities were conducted by the unconsolidated subsidiaries and were reported as Equity in Earnings (Loss) of Unconsolidated Subsidiaries and Preferred Stock Dividends by Plum Creek.

 (f) Reflects the increase in interest expense as a result of consolidating the long-term debt that was transferred to the unconsolidated subsidiaries in connection with the conversion to a REIT.

 (g) Reflects the gain or loss on disposal of excess equipment associated with the manufacturing operations. Following the July 1, 1999 REIT conversion, these amounts were reported by the unconsolidated subsidiaries as a component of Equity in Earnings (Loss) of Unconsolidated Subsidiaries and Preferred Stock Dividends by Plum Creek.

 (h) Reflects the decrease in other income--net associated with the manufacturing operations, harvesting activities and some higher and better use land sales. Following the July 1, 1999 REIT conversion, these amounts were reported as a component of Equity in Earnings (Loss) of Unconsolidated Subsidiaries and Preferred Stock Dividends by Plum Creek.

                        PLUM CREEK TIMBER COMPANY, INC.

 (i) Reflects the income tax benefit associated with the manufacturing operations, harvesting activities and some higher and better use land sales. In order to qualify as a REIT, on July 1, 1999 Plum Creek transferred certain assets and associated liabilities related to its manufacturing operations, harvesting activities, and some higher and better use land sales to several unconsolidated corporate subsidiaries. These activities do not generate qualified REIT income, and as a result, are subject to federal and state corporate income tax. Furthermore, a tax law change effective January 1, 2001 which allowed Plum Creek to acquire the voting control of the unconsolidated subsidiaries does not impact the taxability of these activities.

 (j) Reflects the elimination of income from equity affiliates as a result of Plum Creek purchasing the voting stock of the unconsolidated subsidiaries. (See footnote (d)) The equity income of $648 is comprised of the following components:

Share of Equity Earnings (Loss).............................  $(20,666)
Preferred Stock Dividend....................................    15,675
Amortization of Difference Between Carrying Amount and Share
  of Underlying Equity......................................     5,639
                                                              --------
                                                              $    648
                                                              ========

     As a result of presenting the unconsolidated subsidiaries on a consolidated basis, the Share of Equity Loss and Preferred Stock Dividend is reflected in the above amounts, e.g., Revenues, Costs and Expenses, etc. However, the amortization of the difference between Plum Creek's investment in its unconsolidated subsidiaries and Plum Creek's share of equity in the unconsolidated subsidiaries has been eliminated and is not reflected in the above amounts. This difference arose as a result of certain timber and timberlands being sold to the unconsolidated subsidiaries prior to the July 1, 1999 REIT conversion. For financial reporting purposes, this sale was recorded as a capital contribution. In connection with the purchase of the voting stock, this basis difference was eliminated.

 (k) To conform the presentation of The Timber Company's revenues from higher and better use land sales for consistency with Plum Creek's presentation.

 (l) For the year ended December 31, 2000, reflects higher depletion expense of $16.2 million, higher cost of goods sold for land sales of $21.9 million, and higher depreciation expense related to manufacturing operation of $10.9 million in connection with the step-up in basis of Plum Creek's assets and liabilities related to the purchase price allocation.

     For the three months ended March 31, 2001, reflects higher depletion expense of $3.8 million, higher cost of goods sold for land sales of $12.9 million, and higher depreciation expense related to manufacturing operation of $2.7 million in connection with the step-up in basis of Plum Creek's assets and liabilities related to the purchase price allocation.

 (m) Reflects the change in accounting policy as of January 1, 2000 for The Timber Company with respect to certain reforestation costs. The Timber Company currently capitalizes site preparation and planting costs but generally expenses all silviculture costs (primarily fertilization and herbicide application) after a timber stand has been established. In connection with the mergers, The Timber Company expects to change its accounting for capitalized reforestation costs to the method used by Plum Creek. Therefore, the pro forma income statements have been prepared as if The Timber Company adopted Plum Creek's capitalization method as of January 1, 2000. The adjustment for the year ended December 31, 2000 reflects the capitalization of $20.8 million of

                        PLUM CREEK TIMBER COMPANY, INC.

     reforestation costs that were previously expensed by The Timber Company. The adjustment for the three months ended March 31, 2001 reflects the capitalization of $4.5 million of reforestation costs that were previously expensed by The Timber Company less higher depletion of $0.1 million as a result of the additional reforestation costs capitalized in 2000.

 (n) Reflects the elimination of merger-related costs which have been expensed in Plum Creek's historical financial statements due to their nonrecurring nature. Plum Creek's total estimated merger-related costs of approximately $19.9 million have not been reflected in the combined pro forma statements of income due to their nonrecurring nature, but instead have been charged directly to Other Stockholders' Equity. The Timber Company's estimated merger-related costs of approximately $18.1 million have been included in the purchase price allocation. Merger related costs include estimated allowances for legal, investment advisory, tax and financial advisory, solicitation, printing, filing fees, and other costs.

 (o) Reflects additional interest expense associated with increased borrowings under Plum Creek's line of credit for the following:

       Merger Related Expenses (See footnote (n))

       Present Value of Installment Notes Deferred Taxes (See footnote (v))

       Purchase of Spin-Off Tax Liability Insurance (See footnote (aa))

     At March 31, 2001 The Timber Company had approximately $621 million of Georgia-Pacific's allocated long-term debt. At December 31, 2000 The Timber Company had approximately $640 million of Georgia-Pacific's allocated long-term debt. The average interest rate on the allocated debt was 7.2% for the year ended December 31, 2000 and was 7.6% for the three months ended March 31, 2001. In connection with the mergers, the allocated debt will be required to be replaced with outside third party debt. It is not currently known to what extent the debt will be refinanced with fixed-rate and variable-rate debt or at what interest rates the debt will be refinanced. Accordingly, for every 0.125% increase in the interest rate, net income for the year will decrease by approximately $0.8 million.

 (p) Reflects the increase in interest expense associated with amortizing a discount over the life of Plum Creek's debt. In connection with the assumed January 1, 2000 purchase price allocation, a discount of $12.8 million was recorded to adjust Plum Creek's long-term debt to its fair value.

 (q) Reflects the net increase in interest expense as a result of Georgia-Pacific's assumption of installment notes receivable and related indebtedness. (See footnote (v))

 (r) Reflects the reduction in The Timber Company's corporate income tax expense as a result of the mergers of the Subsidiaries into Plum Creek, a REIT. A REIT is generally not subject to corporate-level income tax if it satisfies certain requirements. However, Plum Creek (the surviving entity), will generally be subject to the corporate-level income tax ("built-in gains tax") to the extent it disposes of certain property of The Timber Company that it acquired in the mergers during the ten-year period following the mergers. The built-in gains tax only applies to gains from such asset sales to the extent the fair value of the property exceeds its tax basis at the date of the mergers. The built-in gains tax will not apply to income generated from the harvesting and sale of trees. For the year ended December 31, 2000, The Timber Company had approximately $19 million of timberland sales that would have been subject to the built-in gains tax and approximately $0.4 million of timberland sales for the three months ended March 31, 2001. The

                        PLUM CREEK TIMBER COMPANY, INC.

     pro forma income tax provision was calculated using a combined Federal and state statutory tax rate of 39%.

     Furthermore, in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," a one-time benefit of approximately $211 million will be recorded at the consummation date as a result of the Subsidiaries being merged into a REIT. The benefit of approximately $211 million represents the elimination of a deferred tax liability associated with temporary differences primarily related to timberlands that are not expected to be disposed of in a transaction subject to built-in gains tax during the ten-year period following the mergers. This tax benefit has not been included in the combined pro forma statements of income due to its nonrecurring nature, and as a result, has been credited directly to Other Stockholders' Equity.

 (s) Reflects the increase in income tax benefit as a result of the basis step-up of Plum Creek's assets due to the purchase price allocation.

 (t) Pro Forma Shares Outstanding--Basic reflects for accounting purposes, the assumed 110,414,232 shares that will be issued to the holders of Timber Company common stock in exchange for the redemption by Georgia-Pacific of Timber Company common stock after the 1.37 to 1 stock split plus the 69,187,000 shares (net of 19,575 restricted shares) as of March 31, 2001 or 69,190,000 shares (net of 19,575 restricted shares) as of December 31, 2000 that would have been issued to the stockholders of Plum Creek in connection with the mergers.

     Pro Forma Shares Outstanding--Diluted reflects the dilutive impact of 5,937,033 outstanding options of The Timber Company (after adjusting for the 1.37 to 1 stock split) at exercise prices ranging from $15.29 to $18.34 (after adjusting for the 1.37 to 1 stock split) plus the dilutive impact of Plum Creek's long-term incentive plans.

 (u) Reflects the increase (decrease) in Plum Creek's assets and liabilities to their fair value in connection with the merger of each of the Subsidiaries with Plum Creek. The mergers are being accounted for as a purchase of Plum Creek's assets and liabilities by The Timber Company. The approximate purchase price of $1.87 billion is based on The Timber Company acquiring all of Plum Creek's 69,206,575 outstanding shares and 290,200 outstanding options at the approximate fair value of Plum Creek's stock as of the July 18, 2000 announcement date plus approximately $18.1 million of merger related costs.

     The approximate purchase price of $1.87 billion has been allocated among the assets and liabilities of Plum Creek based on their approximate fair value as follows:

Assets acquired:
  Cash and Cash Equivalents.................................  $  151,557
  Other Current Assets......................................     135,125
  Timber and Timberlands....................................   2,219,943
  Property, Plant and Equipment.............................     303,587
  Other Assets..............................................       6,567
                                                              ----------
    Total Assets............................................  $2,816,779
Liabilities assumed:
  Current Liabilities.......................................  $  184,942
  Long-Term Debt............................................     712,973
  Other Liabilities.........................................      53,859
                                                              ----------
    Total Liabilities.......................................  $  951,774

                        PLUM CREEK TIMBER COMPANY, INC.

     The above allocation is based on preliminary estimates made by Plum Creek's management of the fair value of assets acquired and liabilities assumed, which are subject to refinement as appraisals are completed and additional information becomes available.

     The basis step-up allocated to the timber and timberlands will result in higher depletion over the growth cycle of the particular stands or higher basis in connection with land sales. The basis step-up allocated to the manufacturing assets will result in higher depreciation expense. The manufacturing assets are generally depreciated over ten years. The basis adjustment allocated to the long-term debt represents a premium based on interest rates at March 31, 2001 and will be amortized over the remaining life of the debt.

 (v) Reflects the elimination of installment notes receivable, indebtedness in connection with monetizing the installment notes and deferred income tax liabilities, all associated with major timberland sales. From time to time, Georgia-Pacific and The Timber Company have made major sales of timberlands using installment notes. In connection with the mergers, these related installment notes, indebtedness and deferred income tax liabilities will be retained by Georgia-Pacific. At March 31, 2001, the books of The Timber Company reflect the following amounts related to prior sales of timberlands using installment notes:

Installment Notes Receivable................................  $352 million
Commercial Paper............................................  $350 million
Deferred Income Tax Liabilities.............................  $200 million

     Furthermore, at closing The Timber Company will pay Georgia-Pacific
     $85 million in connection with the assumption of the installment notes, indebtedness, and deferred income tax liabilities by Georgia-Pacific. The payment of $85 million is approximately equal to the net present value of the installment notes, indebtedness, and deferred income tax liabilities being assumed by Georgia-Pacific. The difference between the book amounts and the net present value of the installment notes, indebtedness, and deferred income tax liabilities in the amount of $113 million is being accounted for as a capital contribution by Georgia-Pacific to The Timber Company.

 (w) Reflects the increase in the amount borrowed under Plum Creek's line of credit for the following:

Merger Related Expenses ....................................  $34 million
  (See footnote (n))
Net Present Value of Installment Notes Deferred Taxes ......  $85 million
  (See footnote (v))
Purchase of Spin-Off Tax Liability Insurance ...............  $25 million
  (See footnote (aa))


 (x) Represents the reduction of deferred income taxes as a result of each of the Subsidiaries merging into an entity that has elected to be subject to tax as a REIT under section 856 of the Internal Revenue Code. As a REIT, Plum Creek is generally not subject to corporate-level income tax. However, to the extent certain of The Timber Company assets are disposed of in a taxable transaction during the ten-year period following the mergers, Plum Creek will be subject to the corporate-level income tax. The corporate-level tax only applies to gains from such asset sales to the extent the fair value of the property exceeds its tax basis at the date of the mergers. (See footnote (r))

 (y) Reflects the elimination of Plum Creek's historical equity and the issuance of 69,206,575 shares, at an average price of approximately $26.6875 per share, to the stockholders of Plum Creek in connection with the mergers.

 (z) For accounting purposes, represents the recapitalization of The Timber Company to reflect the issuance of 80,594,330 shares to the holders of Timber Company common stock in exchange for the redemption of Timber Company common stock, the 1.37 to 1 stock split immediately prior to the mergers and the 69,206,575 shares issued in connection with the purchase of Plum Creek. The par value for the 179,620,807 shares being issued in connection with the recapitalization and mergers is $0.01 per share, or approximately $1.8 million.

 (aa) Reflects a payment at closing in the amount of approximately $25 million for the cost of tax risk insurance. The parties have agreed to close the transaction based on opinions from tax counsel that the spin-offs and subsequent mergers will not be a taxable transaction under sections 355 and 368 of the Internal Revenue Code. The parties have agreed to purchase $500 million of insurance to cover federal income taxes and interest costs that Georgia-Pacific might incur should the Internal Revenue Service successfully assess such taxes in connection with the transaction. Additionally, the parties have agreed that the cost of such insurance will be funded by The Timber Company. (See footnote (w))

 (bb) Reflects for accounting purposes a capital contribution by Georgia-Pacific to The Timber Company in connection with the assumption by Georgia-Pacific of the installment notes, indebtedness, and deferred income tax liabilities associated with prior sales of timberlands using installment notes. (See footnotes (v) and (w))

 (cc) Reflects the expected one-time tax benefit that will be recognized by The Timber Company upon the consummation of the mergers. The expected benefit is credited directly to Other Stockholders' Equity due to the nonrecurring nature of this adjustment. (See footnotes (r) and (x))

 (dd) Reflects the direct charge to Other Stockholders' Equity for estimated non-recurring merger related costs that are expected to be incurred by Plum Creek. Plum Creek will expense these costs in its financial statements as incurred. Total estimated merger costs expected to be incurred by Plum Creek are $19.9 million of which $4.3 million have been incurred as of March 31, 2001. (See footnote (n))

                               THE TIMBER COMPANY
                            SELECTED FINANCIAL DATA


    For purposes of the mergers, Georgia-Pacific has prepared separate financial statements that are different from the financial statements previously prepared for The Timber Company. The financial statements prepared for the mergers reflect the operations of The Timber Company as if it were a stand-alone entity (the "Carve-out Financial Statements"). In the Carve-out Financial Statements, The Timber Company recognizes revenues and earnings from timber deed sales to Georgia-Pacific Group at the time of the timber deed agreement (which is the applicable accounting policy for timber deeds sold to third parties) verses when the timber is cut (which is the applicable accounting policy for timber deed sold to related parties). In addition, because The Timber Company does not have shares outstanding for purposes of preparing the Carve-out Financial Statements, no dividend payments, option exercises or share repurchases are reflected in such statements. The Carve-out Financial Statements disclose only the commitments and contingencies and debt information directly related to The Timber Company as a stand-alone entity. The Carve-out Financial Statements reflect pro forma earnings per share that gives effect to the recapitalization that will be done for accounting purposes in connection with the mergers. The Carve-out Financial Statements are included herein and begin on page F-3.


    The Timber Company is providing the following information to aid you in your analysis of the financial aspects of the mergers. The Timber Company derived the information for each of the years in the period ending December 30, 2000 from, and should be read in conjunction with, its audited financial statements for these fiscal years contained elsewhere in this joint proxy statement/prospectus. The Timber Company derived the financial information for the three months ended March 31, 2001, and as of March 31, 2001, from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of results. The operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 29, 2001. This information is only a summary and you should read it in conjunction with The Timber Company's historical audited financial statements and related notes contained on pages F-1 through F-29 of this joint proxy statement/prospectus.

                                                      FOR THE                              YEAR ENDED
                                                    THREE MONTHS   -----------------------------------------------------------
                                                       ENDED       DECEMBER 30,    JANUARY 1,            DECEMBER 31,
                                                     MARCH 31,     -------------   ----------   ------------------------------
                                                        2001           2000           2000        1998       1997       1996
                                                    ------------   -------------   ----------   --------   --------   --------
                                                                        (DOLLAR AMOUNTS, EXCEPT PER SHARE,
                                                                           AND SHARES ARE IN MILLIONS)
Operations
  Net sales.......................................     $  113          $ 394         $ 522       $ 541      $ 551      $ 547
  Income before extraordinary item................         36            162           398         182        215        127
  Extraordinary item, net of taxes................         --             --            --          (2)        --         --
                                                       ------          -----         -----       -----      -----      -----
  Net income......................................         36            162           398         180        215        127
Other statistical data
  Basic pro forma earnings per share..............     $ 0.33          $1.47
                                                       ------
  Diluted pro forma earnings per share............     $ 0.32          $1.46
                                                       ------
  Basic pro forma shares outstanding..............      110.4          110.4
  Diluted pro forma shares outstanding............      112.0          111.1
  Earnings to fixed charges.......................        6.3            6.6          10.2         5.2        5.2        3.0
  Cash flow to interest...........................        4.6            4.9           3.3         3.8        3.5        2.6
  Effective income tax rate.......................       37.9           37.5          39.1%       39.1%      39.1%      38.9%

EARNINGS TO FIXED CHARGES

    Income before income taxes and extraordinary items plus total interest cost (interest expense plus capitalized interest) and one-third of rent expense, divided by total interest cost plus one-third of rent expense.

CASH FLOW TO INTEREST

    Cash provided by operations plus interest expense divided by total interest cost (interest expense plus capitalized interest).

EFFECTIVE INCOME TAX RATE

    Provision for income taxes divided by income before income taxes and extraordinary items.

                               THE TIMBER COMPANY
                  SELECTED FINANCIAL DATA--FINANCIAL POSITION

                                         THREE                              YEAR ENDED
                                         MONTHS     -----------------------------------------------------------
                                         ENDED      DECEMBER 30,    JANUARY 1,            DECEMBER 31,
                                       MARCH 31,    -------------   ----------   ------------------------------
                                          2001          2000           2000        1998       1997       1996
                                       ----------   -------------   ----------   --------   --------   --------
                                                           (DOLLAR AMOUNTS ARE IN MILLIONS)
Financial position
Total assets.........................    $1,628        $1,619         $1,521      $1,173     $1,171     $1,326
Debt.................................       621           640            970         983        971      1,316
Parent's equity (deficit)............       172           145            127         (81)       (49)      (172)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               THE TIMBER COMPANY

GENERAL

    On December 16, 1997, shareholders of Georgia-Pacific approved the creation of two classes of common stock intended to reflect separately the performance of Georgia-Pacific's manufacturing and timber businesses (the "Letter Stock Recapitalization"). Georgia-Pacific's articles of incorporation were amended and restated to, among other things, (i) create a new class of stock designated as Georgia-Pacific Corporation-Timber Group common stock, $0.80 par value per share, and (ii) authorize the distribution of one share of Timber Company common stock for each outstanding share of Georgia-Pacific. Timber Company common stock tracks the performance of a wholly-owned division of Georgia-Pacific that is engaged primarily in the growing and selling of timber on the approximately 4.7 million acres of timberlands that Georgia-Pacific owns or leases. Also in connection with the Letter Stock Recapitalization, Georgia-Pacific formed Georgia-Pacific Group, a wholly-owned division that manufactures and distributes building products and pulp and paper products.

    Since December 16, 1997, Georgia-Pacific has reported the results of The Timber Company in separate financial information that tracks the financial performance of The Timber Company (the "Letter Stock Financial Information"). Because this Letter Stock Financial Information is consolidated with and into the financial statements of Georgia-Pacific, it is not prepared as if The Timber Company were a stand-alone entity. In the Letter Stock Financial Information, The Timber Company recognizes revenues and earnings from timber deed sales to Georgia-Pacific Group as the timber is cut by the Georgia-Pacific Group. The Letter Stock Financial Information also reflects dividend payments, option exercises, share repurchases and earnings per share related to Timber Company common stock.

    For purposes of this merger transaction, Georgia-Pacific has prepared separate financial statements, different from the Letter Stock Financial Information, which reflect the operations of The Timber Company as if it were a stand-alone entity (the "Carve-out Financial Statements"). In the Carve-out Financial Statements, The Timber Company recognizes revenues and earnings from timber deed sales to Georgia-Pacific Group at the time of the timber deed agreement (the applicable accounting policy for timber deeds sold to third parties). In addition, because The Timber Company does not have shares outstanding for purposes of preparing the Carve-out Financial Statements, no dividend payments, option exercises or share repurchases are reflected in such statements. The Carve-out Financial Statements disclose only the commitments and contingencies and debt information directly related to The Timber Company as a stand-alone entity. The Carve-out Financial Statements reflect pro forma earnings per share that gives effect to the recapitalization that will be done for accounting purposes in connection with the mergers. The Carve-out Financial Statements are included herein and begin on page F-3.

    Historically, The Timber Company grew, harvested and sold timber, substantially all of which was sold to manufacturing facilities operated by the Georgia-Pacific Group. During 2000, The Timber Company and the Georgia-Pacific Group negotiated a new timber supply agreement which became effective January 1, 2001 and is subject to an automatic ten year renewal period, unless either party delivers a timely termination notice. This agreement provides The Timber Company with a stable, long-term customer for approximately one-third of its planned harvest while increasing the amount of its harvest which it can market and merchandise to other customers.

MERGERS

    On July 18, 2000, Georgia-Pacific signed a definitive agreement, as amended on June 12, 2001, to combine The Timber Company with Plum Creek. Prior to the mergers, Georgia-Pacific will have transferred the assets and liabilities of The Timber Company to the Subsidiaries. Georgia-Pacific will redeem all of the outstanding shares of Timber Company common stock. In connection with the redemption, each outstanding share of Timber Company common stock will be exchanged for one Unit.

In connection with the mergers, holders of the Units will receive 1.37 shares of Plum Creek common stock for each Unit. This transaction, which includes the incurrence by Plum Creek of an amount of debt sufficient to relieve the debt attributed to The Timber Company, which was approximately $730 million as of March 31, 2001, adjusting for the transfer of an installment note and payment for the insurance policies, is valued at approximately $3.8 billion. Plum Creek will assume a ten-year timber supply agreement between Georgia-Pacific Group and The Timber Company. The mergers are subject to, among other things, approval by the Plum Creek stockholders and the holders of Timber Company common stock, and receipt by Georgia-Pacific and Plum Creek of opinions of their respective legal counsel that the spin-offs and subsequent mergers will be treated as tax-free reorganizations under the Internal Revenue Code. The mergers are also subject to receipt of applicable governmental approvals and the satisfaction of customary closing conditions. The mergers are expected to be completed by the end of 2001.

FIRST QUARTER 2001 COMPARED WITH FIRST QUARTER 2000

    The Timber Company reported net sales of $113 million and net income of $36 million, or $0.32 diluted pro forma earnings per share, for the first quarter of 2001 compared to net sales of $102 million and net income of $40 million for the same period of 2000.

    Timber sales increased from $100 million in 2000 to $106 million in 2001, as higher volumes offset the impact of lower prices. Total timber sales volume was
3.4 million tons in the first quarter of 2001, up 17 percent from 2.9 million tons in 2000. Average net stumpage prices for softwood sawtimber and softwood pulpwood declined 14 percent and 25 percent, respectively, year over year. In response to weak demand for solid wood and paper products, widespread downtime and log inventory reductions by The Timber Company's customers kept pressure on log prices. Meanwhile, continued dry weather conditions in the South in late 2000 and early 2001 kept the available supply of timber high. The Timber Company expects strengthening demand for solid wood products during the remainder of 2001. Accordingly, log demand is forecast to improve as mill curtailments end and log inventories are rebuilt. The Timber Company plans to harvest between 12 and 13 million tons in 2001. Gains from land sales are expected to total $35 to $60 million for the year.

    Cost of sales, excluding depreciation and depletion, increased from $11 million in the first quarter of 2000 to $28 million in the same period of 2001. This increase was principally a result of $6 million lower gains on tactical land sales and exchanges, $4 million higher cutting and hauling costs, and higher silviculture expenses.

    General and administrative expense remained unchanged at $9 million for the first quarters of 2000 and 2001. In addition, depreciation and depletion expense remained unchanged at $7 million for both the first quarters of 2001 and 2000.

    Interest expense increased by $1 million from $10 million in the first quarter of 2000 to $11 million in the first quarter of 2001, due primarily to higher average interest rates.

    For a discussion of commitments and contingencies refer to Note 5 of the Notes to Combined Financial Statements.

2000 COMPARED WITH 1999

    The Timber Company reported net sales of approximately $394 million for 2000 compared to net sales of $522 million in 1999. The 1999 net sales included $66 million from the California, Maine and New Brunswick timberlands which were sold in that year. Net income for the full year 2000 was $162 million ($1.46 diluted pro forma earnings per share) compared to $398 million for 1999. Results for 2000 include $78 million of gains from tactical land sales, compared with gains of $51 million in 1999. The 1999 results included a one-time after tax gain of $215 million from the sale of non-strategic timberlands in California, Maine and New Brunswick.

    Harvest volumes totaled 11.7 million tons in 2000, compared with 14.7 million tons in 1999. While part of the volume decline resulted from the 1999 strategic divestitures, the decline was also attributable to market-related downtime across the industry, particularly at Georgia-Pacific Group, which elected to defer harvests of approximately 490,000 tons from planned levels until 2001. The Timber Company also elected to postpone some open-market timber sales to keep local supply in balance with demand. Production curtailments at solid wood products mills put pressure on softwood sawtimber prices, which declined 5% year over year. Continued drought conditions in the South increased pulpwood availability, while pulp mill downtime reduced demand. As a result, softwood and hardwood pulpwood prices were down 9% and 7%, respectively.

    General and administrative expense was $38 million in 2000 compared to $43 million in 1999. Most of the decline resulted from the reduced size of the Timber Company's land holdings.

    Interest expense decreased by $25 million to $44 million in 2000 compared to $69 million in 1999. The decrease is due primarily to interest income from the note receivable from the sale of the timberlands in California.

1999 COMPARED WITH 1998

    The Timber Company reported net sales of $522 million and net income of $398 million in 1999, compared with net sales of $541 million and net income of $180 million in 1998. The 1999 results included a $355 million pretax gain ($215 million after taxes) from the sale of 1,024,000 acres of timberlands located in California, Maine and New Brunswick, Canada. The 1998 results included a $24 million pretax gain ($14 million after taxes) from the sale of certain timberlands in West Virginia and an extraordinary, after-tax loss of $2 million for the early retirement of debt.

    Timber sales decreased $24 million to $497 million in 1999 compared to $521 million in 1998, primarily as a result of a 27% decline in pulpwood selling prices. Timber sales to unrelated parties grew 66% over 1998 as The Timber Company increased its total sales revenue to third parties from 20% in 1998 to 33% in 1999. Southern softwood sawtimber prices decreased 11% from record levels in 1998 due in part to the dry ground conditions in the South. This decline in price was offset by a 11% increase in harvest volumes due in part to strong demand in the building products business. However, Western sawtimber volumes decreased 16% compared to 1998 due in part to weather conditions which restricted harvesting in the Northwest during the first nine months of 1999. Softwood pulpwood prices were down 20% compared to 1998 due to a combination of dry weather and pulp mill curtailments and/or shutdowns in the first half of 1999. Hardwood pulpwood prices also continued to drop, as anticipated. Hardwood sawtimber harvest volumes increased 18% over 1998, while pricing remained flat. Western sawtimber prices increased 19% year over year, primarily due to recovering Western markets. Also contributing was the increased demand in the building products business that was experienced during 1999.

    Excluding the pretax gain on the sale of timberlands in California, Maine and New Brunswick of $355 million in 1999, and the pretax gain on the sale of certain timberlands in West Virginia of $24 million in 1998, earnings before interest and taxes increased $22 million to $368 million in 1999 compared with $346 million in 1998. The 6% increase resulted primarily from a $34 million increase in gains on miscellaneous land sales as compared to 1998, offset by lower pulpwood selling prices. Overall, 4% higher total harvest volumes partially offset the year over year 8% decline in average sales price. Cost of sales, excluding depreciation and cost of timber harvested and gains on asset sales, decreased by $10 million to $121 million in 1999, compared to $131 million in 1998. Much of the decline in cost of sales was attributable to lower silviculture expenses and lower cut and haul expenses.

    General and administrative expense was $43 million in 1999 compared with $36 million in 1998. The increase is due to higher incentive compensation accruals, higher legal fees and $2 million of one-time, nonrecurring charges in the third quarter of 1999, primarily related to charitable contributions.

    Interest expense decreased by $2 million to $69 million in 1999 compared to $71 million in 1998 due primarily to a decrease in the weighted average interest rate.

LIQUIDITY AND CAPITAL RESOURCES

    OPERATING ACTIVITIES. The Timber Company generated cash from operations of $40 million during the three-months ended March 31, 2001, compared with $61 million for the same period a year ago. The higher amount of cash generated from operations in the first quarter 2000 was due principally to a refund of taxes escrowed on the sale of certain timberlands in 1999.

    The Timber Company generated cash from operations of $172 million during 2000 compared with $159 million in 1999. The increase in cash generated from operations was due principally to the transfer to Georgia-Pacific of an $18 million tax escrow account related to the 1999 sale of the New Brunswick timberlands.

    INVESTING ACTIVITIES. Timber and timberland investment was $12 million in the first quarter of 2001 compared to $13 million for the same period in 2000.

    Proceeds from the sales of miscellaneous timberlands were $2 million and $4 million during the first quarter of 2001 and 2000, respectively. In addition, The Timber Company paid approximately $6 million in selling costs in 2000 related to the sale of the California timberlands.

    Timber and timberland investment was $59 million in 2000 compared to $78 million in 1999. Proceeds from the sales of miscellaneous timberlands were $364 million in 2000 compared to $124 million in 1999.


    Excluding tax-free exchange transactions, The Timber Company received $124 million in proceeds from the sale of assets in 1999, including $92 million from the sale of approximately 390,000 acres of timberlands in New Brunswick, Canada, and approximately 440,000 acres of timberlands in Maine. In December 1999, The Timber Company sold approximately 194,000 acres of its redwood and Douglas fir timberlands in Northern California for approximately $397 million. In conjunction with the sale, Georgia-Pacific received notes from the purchaser for the purchase price. These notes are fully secured by a standby letter of credit with an unaffiliated third-party financial institution. In November 2000, Georgia-Pacific monetized these notes through the issuance of notes payable. In November 2000, The Timber Company recorded net proceeds of $342 million from this monetization and used these proceeds to reduce debt. The estimated annual operating profits and capital expenditures for 1999 related to these timberlands were $30 million and $1 million, respectively. The Timber Company expects to continue to optimize its timber portfolio in 2001, selling selected properties that are nonstrategic or have a greater value as conservation, commercial or recreational sites. There are currently more than 100,000 acres of scattered parcels that have been identified for such sales. Capital spending is expected to be $45 million in 2001, primarily for reforestation.


    The Timber Company expects to buy and sell timberlands as part of a continuing effort to improve its competitive position. Proceeds from sales of timberlands will be used either to fund the purchase of other timberlands that, due to location or species mix, are most desirable, or to reduce debt. The cost of timberland purchases or the proceeds from timberland sales could be material to the results of operations and financial condition reported for The Timber Company in any particular period.

    FINANCING ACTIVITIES. The Corporation's total debt decreased by $446 million to $15.40 billion at March 31, 2001, from $15.85 billion at December 30, 2000. At March 31, 2001 and December 30, 2000, $621 million and $640 million, respectively, of such debt was allocated to The Timber Company.

    Georgia-Pacific's total debt increased by $8.8 million to $15.8 billion at December 30, 2000 from $7.02 billion at January 1, 2000. At December 30, 2000 and January 1, 2000, $640 million and $970 million, respectively, of such debt was allocated to The Timber Company. The debt of The Timber Company bears interest at a rate equal to the weighted average interest rate of Georgia-Pacific's total debt, calculated on a quarterly basis. At December 30, 2000 the weighted average interest rate on Georgia-Pacific's total debt, excluding senior deferrable notes, was 7.6% including outstanding interest rate exchange agreements. The Timber Company's debt increases or decreases by the amount of any cash provided by or used for its operating activities, investing activities, and other nondebt-related financing activities. See Note 1 of the Notes to Combined Financial Statements for further discussion of financial activities.

    In conjunction with the sale of 194,000 acres of The Timber Company's California timberlands in December 1999, The Timber Company received notes from the purchaser with an estimated fair value of $350 million. In November 2000, Georgia-Pacific monetized these notes through the issuance of notes payable in a private placement. The proceeds from the monetization were used to reduce The Timber Company's debt. Georgia-Pacific will use proceeds from the notes receivable to fund payments required for the notes payable. Georgia-Pacific also entered into a $47 million rate collar swap transaction to mitigate the risks associated with the interest rate differences between the notes receivable and notes payable. As of March 31, 2001, the fair value of the rate collar swap was $1 million. The rate collar swap is expected to mature in 2005 with an interest rate cap of 7.5% and an interest rate floor of 5.5%.

    In conjunction with the sale of 440,000 acres of The Timber Company's Maine timberlands in June 1999, Georgia-Pacific received notes from the purchaser in the amount of $51 million. In November 1999, Georgia-Pacific monetized these notes through the issuance of notes payable in a private placement. These proceeds were used to reduce The Timber Company's debt. Georgia-Pacific will use proceeds from the notes receivable to fund payments required for the notes payable.

    The Timber Company does not utilize derivatives for speculative purposes. Derivatives are transaction-specific so that a specific debt instrument, contract or invoice determines the amount, maturity and other specifics of the hedge. Counterparty risk is limited to institutions with long-term debt ratings of A or better.

    During the first quarters of 2001 and 2000, The Timber Company returned cash to the Corporation of $9 million and $42 million, respectively. In 2001, The Timber Company expects its cash flow from operations, together with proceeds from any asset sales and available financing sources, to be sufficient to fund planned capital investments, pay dividends and make scheduled debt payments.

    During 2000 and 1999, The Timber Company returned cash to Georgia-Pacific of $144 million and $190 million, respectively.

    OTHER. The Timber Company employs approximately 400 people of which there are not a significant number of union employees.

    For a discussion of commitments and contingencies, see Note 9 of the Notes to Combined Financial Statements.

    CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION ACT OF 1995. The statements under "Management's Discussion and Analysis" and other statements contained herein that are not historical facts, including statements regarding pricing trends and expected harvest rotations, are forward-looking statements (as such term is defined under the Private Securities Litigation Reform Act of 1995) based on current expectations. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions. In addition to the risks, uncertainties and assumptions discussed elsewhere herein, factors that could cause or contribute to actual results differing materially from such forward-looking statements include the following: the effect on The Timber Company of governmental, legislative and environmental restrictions; catastrophic losses from fires, floods, windstorms, earthquakes, volcanic eruptions, insect infestations or diseases; material variations in regional market demand for timber products; fluctuations in interest rates; and other risks, uncertainties and assumptions discussed in Georgia-Pacific's filings with the Securities and Exchange Commission, including Georgia-Pacific's Form 10-K dated December 30, 2000 and Georgia-Pacific's Form 8-K dated October 17, 1996.

                             BUSINESS OF PLUM CREEK

GENERAL

    Plum Creek is in the business of acquiring, managing and operating timberland properties for the primary purpose of planting, growing, harvesting and selling merchantable timber and wood fiber. Plum Creek is the fourth largest owner and operator of private timberlands in the United States with a forest resource base of approximately 3.1 million acres. Plum Creek's diverse timber holdings are located in four distinct regions and are strategically situated near end-markets for its products. As of December 31, 2000, Plum Creek's timber portfolio contained approximately 31.7 million cunits, as summarized below. A cunit is a standard unit of measurement of volume equal to one hundred cubic feet of timber.

                                                     ACRES        CUNITS
REGION (STATES)                                     (OWNED)    (IN MILLIONS)     PRIMARY SPECIES
---------------                                    ---------   -------------   --------------------
Cascade Region ..................................    229,000         4.2           Douglas-fir
  (Washington)                                                                       Hemlock

Rocky Mountain Region ...........................  1,486,000        10.2           Douglas-fir
  (Montana)                                                                           Larch
  (Idaho)                                                                              Pine

Northeast Region ................................    903,000        13.0              Spruce
  (Maine)                                                                              Firs
                                                                                      Birch
                                                                                      Maple

Southern Region .................................    522,000         4.3       Southern Yellow Pine
  (Louisiana)
  (Arkansas)

    Plum Creek's timberlands are well diversified, not only by geography and species mix but also by age class distribution. Growth rates vary depending on species, location, age and forestry practices. Plum Creek manages its timberlands in four business segments: the Northeast resources segment, consisting of timberlands in central Maine; the Cascade resources segment, consisting of timberlands in western Washington; the Rockies resources segment, consisting of timberlands in western Montana and northern Idaho; and the Southern resources segment, consisting of timberlands in Louisiana and Arkansas.

RESOURCE MANAGEMENT

    Plum Creek seeks to enhance the value of its timberland holdings by actively managing them in an economically prudent and environmentally responsible manner. One way through which Plum Creek enhances the value of its forest resources is by improving the productivity of its forests through modern technology. Plum Creek's implementation of advanced and beneficial silviculture methods has increased growth rates of its timber and shortened harvest cycles. Plum Creek also focuses on controlling harvesting costs and sorting and merchandising logs to capture the highest value from each log.

    Plum Creek also carefully considers its forest management activities on properties with potentially higher and better uses than long-term timber production. Higher and better use properties are properties that are typically located near recreational areas or expanding population centers and that may be better suited for conservation, residential or recreational purposes. To date, Plum Creek has transferred approximately 21,900 acres of these properties to a wholly owned subsidiary and expects them to be sold or exchanged within the next five years.

    Plum Creek's policy is to ensure that every acre of timberland harvested is promptly reforested. Company managers and foresters spend substantial time throughout the year planning and implementing the reforestation effort. The process begins well in advance of final harvest with Plum Creek's foresters working closely with Plum Creek's nursery and seed orchard personnel to determine how best to plant, grow and develop the next generation of timber. Each year, Plum Creek plants nearly 20 million seedlings as part of its reforestation efforts.

ENVIRONMENTAL STEWARDSHIP

    Plum Creek is dedicated to environmental forestry practices and subscribes to the principles and objectives of the American Forest and Paper Association's Sustainable Forestry Initiative(SM) which sets forth a comprehensive nationwide approach to responsible forest stewardship. These principles are designed to ensure that forest management is integrated with the conservation of soil, air and water resources, wildlife and fish habitat and aesthetics. A 1999 independent audit of Plum Creek's forest practices in all of its operating regions conducted by PricewaterhouseCoopers LLP concluded that Plum Creek is in compliance with the objectives of the Sustainable Forestry Initiative(SM). Plum Creek also works closely with Federal, state and local governmental authorities in establishing and implementing habitat conservation plans for various species of wildlife. Habitat conservation agreements providing protected habitat for numerous species currently cover approximately 1.8 million acres of Plum Creek's timberland. Plum Creek is currently developing an additional habitat conservation plan for red-cockaded woodpeckers, covering approximately 260,000 acres in Arkansas and Louisiana.

MANUFACTURING

    Plum Creek's manufacturing operations are conducted through its wholly owned taxable REIT subsidiaries and include four lumber mills, two plywood plants, one medium density fiberboard facility, and two lumber remanufacturing facilities. These facilities, strategically located near Plum Creek's timberlands in Montana and Idaho (which supply the facilities with the majority of their raw material), convert logs to lumber, plywood and other wood products, and convert sawdust and shavings to medium density fiberboard. These facilities, along with sawmills located in Louisiana and Arkansas which were sold on December 15, 2000, accounted for 66% of Plum Creek's 2000 combined segment revenue of $713.5 million.

    Plum Creek employs modern technology in its manufacturing facilities in order to achieve high efficiencies, maximize the utilization of its timber resources and maintain the high quality standards that have been the basis of its penetration of value-added markets. Since the beginning of 1995 through March 31, 2001, Plum Creek has invested approximately $165 million in capital improvements to improve the efficiency and expand the capacity of its conversion facilities.

    Plum Creek's lumber products manufactured in the northwest United States are targeted to domestic lumber retailers, such as retail home centers, for use in repair and remodeling projects. Value-added products and services such as consumer appearance boards, pull-to-length boards, premium furring strips, premium studs and pattern boards targeted to specialty markets have made the company less dependent on the more volatile home construction market. Plum Creek produces high-grade plywood that it primarily sells into specialized industrial markets including recreational boat, recreational vehicle, and fiberglass-reinforced panels. Its plywood products are generally of higher quality than commodity construction grade products and command higher prices in these specialty markets. Plum Creek also supplies high-quality medium density fiberboard markets in North America and the Pacific Rim. Medium density fiberboard products are primarily sold to distributors and door, molding, fixture and furniture manufacturers.

GROWTH STRATEGY

    Plum Creek's disciplined growth strategy has allowed it to expand and diversify its timber holdings, as well as increase its cash flow. Over the last decade, Plum Creek has increased its timber holdings from approximately
1.4 million acres to approximately 3.1 million acres at the end of 2000. For the same period, Plum Creek's inventory of standing timber increased from approximately 19.4 million cunits to approximately 31.7 million cunits. In addition, Plum Creek's EBITDA, defined as operating income before depreciation, depletion and amortization, grew from $97 million in 1990 to approximately $192.0 million in 2000, inclusive of EBITDA from Plum Creek's unconsolidated subsidiaries (taxable REIT subsidiaries beginning January 1, 2001). EBITDA does not take into account capital expenditures, does not represent cash provided by operating activities in accordance with generally accepted accounting principles and does not indicate the cash available to fund cash needs, including distributions to stockholders.

POLICIES OF PLUM CREEK

    Plum Creek does not have a policy with respect to the issuance of securities, the borrowing of money, the making of loans to other persons, the underwriting of securities or the repurchasing of its securities. Plum Creek's policy is to operate in a manner that will permit it to qualify as a REIT for Federal income tax purposes. Other than the REIT qualification rules discussed elsewhere in this joint proxy statement/prospectus, there are no additional limitations on the percentage of assets Plum Creek may invest in any one property or security. The extent to which Plum Creek engages in any activity will be determined in light of then-existing conditions. Plum Creek's board of directors may institute or revise any of Plum Creek's policies at their discretion without a vote of Plum Creek stockholders.

                         BUSINESS OF THE TIMBER COMPANY

GENERAL

    The Timber Company is engaged in the business of acquiring, managing and operating timberland properties for the primary purpose of planting, growing, harvesting, and selling merchantable timber and wood fiber. The Timber Company is one of the largest timberland owners in the United States, owning or controlling approximately 4.7 million acres. These timberlands are located in three regions: 3.9 million acres of primarily pine forests in the South; 287,000 acres of primarily Douglas fir forests in Oregon; and 484,000 acres of mixed hardwood forests in the Appalachian and north central regions of the United States. These timberlands are within economic reach of over 1,000 customers. Principal products include softwood sawtimber, softwood pulpwood, hardwood sawtimber and hardwood pulpwood.

    The Timber Company also operates five world-class nurseries, and plants more than 125 million conifer seedlings each year. It does not own or operate logging equipment or converting facilities. Logging operations are performed by independent contractors working for purchasers of the standing timber or, in certain circumstances, for The Timber Company.

    The Timber Company also engages in certain businesses related to ownership and management of its timberlands, including but not limited to the management of hunting leases and mineral rights and the continuous evaluation and sale of selected properties that have greater value as conservation, commercial or recreational sites.

    The Timber Company attempts to maximize shareholder value through the implementation of strategies that constantly focus on merchandising timber for maximum return, maximizing timberland productivity, controlling costs, enhancing the quality of its timberlands portfolio and ensuring environmentally sustainable operations.

    During 2000, The Timber Company negotiated a new timber supply agreement which became effective January 1, 2001 and is subject to an automatic ten year renewal period, unless either party delivers a timely termination notice. This arms-length agreement provides The Timber Company with a stable, long-term customer for approximately one-third of its planned harvest while increasing the amount of its harvest which it can market and merchandise to other customers.

MAXIMIZE TIMBERLAND PRODUCTIVITY

    Harvest plans and inventory projections reflect The Timber Company's objective of increasing harvest volumes while maintaining the amount of its standing timber. Increased harvests will be effected through the use of intensive silvicultural treatments in order to improve growth, and through the replanting of harvested acres with faster-growing, higher-quality trees. Forest productivity initiatives are based on proprietary forest growth systems and processes applied on a site-by-site basis. The Integrated Forest Management System electronically connects stand-level data collected in the field with sophisticated forest growth models and discounted cash flow analysis to "electronically grow and manage" the forests. This system allows forest management on a site-by-site basis to maximize the present value of productive lands. Growth rates are expected to continue to increase into the future through the development and use of genetically enhanced seedlings, improvements in responses to fertilization, vegetation control, thinning, and selective harvesting.

FOCUS ON COST CONTROL

    The Timber Company has one of the leanest, most productive workforces in the industry generating revenue of approximately $1 million per salaried employee. During 2000, The Timber Company continued to manage general and administrative ("G&A") costs. Since The Timber Company was created in 1997, G&A expenditures have decreased approximately 11%. While the potential for improvements in administrative expenses are unlikely to be a significant value driver going forward, a continuing focus on cost control is a core operating value embraced throughout The Timber Company as part of its focus on maximizing long-term cash flow and value for its shareholders.

ENVIRONMENTAL STEWARDSHIP

    The Timber Company is dedicated to environmental stewardship. The Timber Company's 11-point environmental strategy adopts the provisions of the American Forest and Paper Association's Sustainable Forestry Initiative(SM) and incorporates its own specific environmental goals. The Timber Company continues to work closely with federal, state, and local authorities on issues concerning endangered species, clean water, wildlife, flora and fauna diversity, and conservation set asides.

TIMBER RESOURCES

    The principal raw material used by Georgia-Pacific is timber. During 2000, The Timber Company supplied 14% of the overall timber requirements of Georgia-Pacific Group's facilities. The prices and terms of the transactions between The Timber Company and Georgia-Pacific Group were determined on an arms length basis pursuant to supply contracts put in place in 1997 at the time of Georgia-Pacific's "letter-stock" recapitalization.

              DIRECTORS DESIGNATED BY GEORGIA-PACIFIC TO BE ADDED
                       TO PLUM CREEK'S BOARD OF DIRECTORS


    Under the merger agreement, up to three individuals designated by Georgia-Pacific prior to completion of the mergers who are reasonably acceptable to Plum Creek will be added to Plum Creek's board of directors at the closing of the mergers. When these individuals have been determined, Plum Creek intends to issue a press release and to file biographical information about the individuals on an Annual Report on Form 10-K/A with the Securities and Exchange Commission. For information on how you can obtain a copy of the Form 10-K/A after it is filed, see "Where You Can Find More Information" on page 159.

                       COMPARISON OF RIGHTS OF HOLDERS OF
            PLUM CREEK COMMON STOCK AND TIMBER COMPANY COMMON STOCK

    This section of the joint proxy statement/prospectus describes material differences between the current rights of the holders of Timber Company common stock and rights those shareholders will have as Plum Creek stockholders following the mergers. The following discussion is intended only to highlight material differences between the rights of corporate shareholders under Delaware law and Georgia law generally and specifically with respect to Plum Creek stockholders and the holders of Timber Company common stock pursuant to the respective charters and bylaws of Plum Creek and Georgia-Pacific. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the provisions of the Delaware General Corporation Law, the Georgia Business Corporation Code, Georgia-Pacific's articles of incorporation, Georgia-Pacific's bylaws, Plum Creek's certificate of incorporation and Plum Creek's bylaws. The holders of Timber Company common stock are referred to the Georgia Business Corporation Code, Georgia-Pacific's articles of incorporation, Georgia-Pacific's bylaws and the Delaware General Corporation Law, Plum Creek's certificate of incorporation and Plum Creek's bylaws for detailed information regarding such differences.

    The rights of the holders of Timber Company common stock are governed by Georgia law, Georgia-Pacific's articles of incorporation and Georgia-Pacific's bylaws. Upon completion of the mergers, the rights of the holders of Timber Company common stock who become Plum Creek stockholders as a result of the mergers will be governed by Delaware law, and by Plum Creek's certificate of incorporation and Plum Creek's bylaws, each as amended as contemplated by the merger agreement.

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
Description of
common stock         Plum Creek is authorized to issue     On December 16, 1997, shareholders
                     300,000,000 shares of common stock,   of Georgia-Pacific approved the
                     par value $.01 per share. Following   creation of two classes of common
                     the mergers, only one class of        stock, Georgia- Pacific Group common
                     common stock will be issued and       stock and Timber Company common
                     outstanding. Holders of Plum Creek    stock, which was intended to reflect
                     common stock are entitled to one      separately the performance of
                     vote per share.                       Georgia-Pacific's two operating
                                                           groups, Georgia-Pacific Group and
                                                           The Timber Company. Georgia-Pacific
                                                           is authorized to issue 400,000,000
                                                           shares of Georgia-Pacific Group
                                                           common stock, par value $.80 per
                                                           share, and 250,000,000 shares of
                                                           Timber Company common stock, par
                                                           value $.80 per share.

                                                           On each matter to be voted on by the
                                                           holders of Georgia-Pacific Group
                                                           common stock and Timber Company
                                                           common stock voting together as a
                                                           single voting group, each share of
                                                           Georgia-Pacific Group common stock
                                                           is entitled to one vote and each
                                                           share of Timber Company common stock
                                                           is

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                                                           entitled to a variable vote equal to
                                                           the ratio of the time-weighted
                                                           average market value of one share of
                                                           Timber Company common stock to the
                                                           time-weighted average market value
                                                           of one share of Georgia-Pacific
                                                           Group common stock calculated over
                                                           the twenty-trading day period ending
                                                           ten-trading days prior to the record
                                                           date for each respective meeting of
                                                           shareholders, and may have more
                                                           than, less than, or exactly one vote
                                                           per share. Because each share of
                                                           Timber Company common stock has a
                                                           variable number of votes, the
                                                           relative voting power per share of
                                                           Timber Company common stock and
                                                           Georgia-Pacific Group common stock
                                                           fluctuates. As of the record date,
                                                           each share of Timber Company common
                                                           stock is entitled to 0.975 of a
                                                           vote.

                                                           Georgia-Pacific's articles of
                                                           incorporation provide that holders
                                                           of all classes of Georgia-Pacific
                                                           common stock and any series of
                                                           Georgia-Pacific junior preferred
                                                           stock outstanding at the time of a
                                                           vote and entitled to vote together
                                                           with the holders of Georgia-Pacific
                                                           common stock will vote together as a
                                                           single class on all matters as to
                                                           which holders of Georgia-Pacific
                                                           common stock are generally entitled
                                                           to vote other than a matter with
                                                           respect to which Georgia-Pacific
                                                           common stock or either
                                                           Georgia-Pacific Group common stock
                                                           or Timber Company common stock or
                                                           any series of Georgia-Pacific junior
                                                           preferred stock would be entitled to
                                                           vote as a separate voting group.
                                                           Georgia-Pacific's board of directors
                                                           is authorized and empowered to fix
                                                           and determine whether or not shares
                                                           of Georgia-Pacific preferred stock
                                                           have voting rights and the extent of
                                                           any such voting rights.

                                                           Under the Georgia Business
                                                           Corporation Code, holders of
                                                           Georgia-Pacific group common stock
                                                           and Timber Company common stock vote
                                                           together as a single voting group,
                                                           except as to

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                                                           certain amendments to
                                                           Georgia-Pacific's articles of
                                                           incorporation affecting, among other
                                                           things, the designations, rights,
                                                           preferences or limitations of either
                                                           class of Georgia-Pacific common
                                                           stock or in connection with mergers
                                                           and statutory share exchanges
                                                           involving such amendments, in which
                                                           case a separate vote by the holders
                                                           of the particular class affected is
                                                           also required.

Description of
preferred stock      Plum Creek is authorized to issue     Georgia-Pacific's articles of
                     75,000,000 shares of preferred        incorporation authorize the board of
                     stock, par value $.01 per share.      directors to issue 10,000,000 shares
                     Plum Creek's certificate of           of preferred stock, no par value,
                     incorporation authorizes the board    and 25,000,000 shares of junior
                     of directors to issue shares of       preferred stock, no par value.
                     preferred stock in one or more        Subject to Georgia law and
                     series, establish the number of       Georgia-Pacific's articles of
                     shares to be included in each such    incorporation, Georgia-Pacific's
                     series and fix the designations,      articles of incorporation authorize
                     powers, including voting powers,      the board of directors to issue
                     preferences and rights of the shares  shares of preferred stock in one or
                     of each such series and the           more series, establish the number of
                     qualifications, limitations and       shares to be included in each such
                     restrictions thereof. Currently, no   series and fix the designations,
                     shares of Plum Creek preferred stock  powers, including voting powers,
                     are outstanding.                      preferences and rights of the shares
                                                           of each such series and the
                                                           qualifications, limitations and
                                                           restrictions thereof. Currently, no
                                                           shares of Georgia-Pacific preferred
                                                           stock are outstanding.

                                                           The Georgia-Pacific junior preferred
                                                           stock has three series. The holders
                                                           of each unit, or one one-hundredth
                                                           (1/100) of a share, of Series A
                                                           Junior Preferred Stock and Series B
                                                           Junior Preferred Stock are entitled
                                                           to one vote on all matters submitted
                                                           to a vote of the Georgia-Pacific
                                                           shareholders. The holders of each
                                                           unit, or one one-hundredth (1/100)
                                                           of a share, of Series C Junior
                                                           Preferred Stock are entitled to the
                                                           number of votes per share which the
                                                           holders of Timber Company common
                                                           stock then have with respect to
                                                           matters submitted to a vote of the
                                                           shareholders of Georgia-Pacific. The
                                                           holders of each series of
                                                           Georgia-Pacific junior preferred
                                                           stock and the holders of

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                                                           Timber Company common stock and
                                                           Georgia-Pacific Group common stock
                                                           vote together as one voting group on
                                                           all matters submitted to a vote of
                                                           shareholders of Georgia-Pacific.
                                                           However, if at any time, dividends
                                                           on any series of Georgia-Pacific
                                                           junior preferred stock are in
                                                           arrears in an amount equal to six
                                                           quarterly dividends thereon, then
                                                           during such period from the
                                                           occurrence of such event until such
                                                           time as all accrued and unpaid
                                                           dividends for all previous quarterly
                                                           dividend periods and for the current
                                                           quarterly dividend period on any
                                                           series of Georgia-Pacific junior
                                                           preferred stock then outstanding
                                                           have been declared and paid or set
                                                           apart for payment, the holders of
                                                           each of the three series of
                                                           Georgia-Pacific junior preferred
                                                           stock outstanding at the time of
                                                           such default, shall have the right
                                                           to elect two directors of
                                                           Georgia-Pacific. Currently, no
                                                           shares of Georgia-Pacific Series A
                                                           Junior Preferred Stock are
                                                           authorized, 5,000,000 shares of
                                                           Georgia-Pacific Series B Junior
                                                           Preferred Stock are authorized and
                                                           5,000,000 shares of Georgia-Pacific
                                                           Series C Junior Preferred Stock are
                                                           authorized.

Risk inherent in
letter stock
structure            Plum Creek does not have a tracking   Holders of Timber Company common
                     stock structure.                      stock are subject to all the risks
                                                           of an investment in Georgia-Pacific
                                                           as a whole. Financial effects
                                                           arising from the Georgia-Pacific
                                                           Group that affect Georgia-Pacific's
                                                           consolidated results of operations
                                                           could, if significant, affect the
                                                           results of operations or financial
                                                           condition of The Timber Company. In
                                                           addition, holders of Timber Company
                                                           common stock do not have shareholder
                                                           approval rights associated with
                                                           traditional common stock. There is
                                                           no board of directors that owes
                                                           separate fiduciary duties to the
                                                           holders of Timber Company common
                                                           stock and holders of Timber Company
                                                           common stock may

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                                                           not have any remedies if any action
                                                           by directors or officers of
                                                           Georgia-Pacific has an adverse
                                                           effect on Timber Company common
                                                           stock.

Ownership
restrictions
mandated by REIT
structure            As a REIT, Plum Creek's capital       Georgia-Pacific is not a REIT.
                     stock must be held by at least 100
                     persons and no more than 50% of the
                     value of such stock may be owned,
                     directly or indirectly, by five or
                     fewer individuals, which includes
                     certain entities such as private
                     foundations, at all times during any
                     taxable year. Plum Creek's
                     certificate of incorporation
                     provides for certain restrictions
                     regarding the transfer and ownership
                     of its capital stock for purposes of
                     aiding the company in meeting the
                     REIT stock ownership requirements.
                     In general, these provisions render
                     ineffective any purported transfers
                     of stock that would cause Plum Creek
                     to fail to qualify as a REIT. See
                     "Description of Capital
                     Stock--Restrictions on Ownership and
                     Transfer of Shares."

Special meeting of
shareholders         Under Delaware law, a special         Under Georgia law, a special meeting
                     meeting of stockholders may be        of shareholders may be called by the
                     called by the board of directors or   board of directors or any other
                     any other person authorized to do so  person authorized to do so in the
                     in the certificate of incorporation   articles of incorporation or the
                     or the bylaws. Plum Creek's bylaws    bylaws. In addition, Georgia law
                     authorize the Chairman of the Board,  provides that a special meeting of
                     the President, any Vice President,    shareholders may also be called by
                     the Secretary or any Assistant        the holders of at least 25% of all
                     Secretary to call a special meeting   votes entitled to be cast on any
                     of stockholders upon the written      issue proposed to be considered at a
                     request of the board of directors, a  special meeting or such greater or
                     committee of the board of directors   lesser percentages as the articles
                     or stockholders owning a majority of  of incorporation or the bylaws
                     the issued and outstanding capital    provide. Georgia-Pacific's bylaws
                     stock of Plum Creek entitled to vote  allow the Chairman of the Board, any
                     on the issue proposed to be           Vice Chairman, the President, the
                     considered at the special meeting.    Chief Executive Officer or
                                                           Georgia-Pacific's board of directors
                                                           to call special meetings of
                                                           shareholders, and provide that a
                                                           special meeting of shareholders

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                                                           shall be called, among other
                                                           circumstances, upon written request
                                                           of the holders of not less than 75%
                                                           of the voting power of the
                                                           outstanding capital stock of
                                                           Georgia-Pacific entitled to be vote
                                                           on any issue proposed to be
                                                           considered at the special meeting.

Action by written
consent in lieu of
a shareholders'
meeting              Unless prohibited by the terms of a   Georgia law permits shareholders to
                     corporation's certificate of          act without a meeting only by
                     incorporation, Delaware law provides  unanimous written consent of the that stockholders may take action by  shareholders entitled to vote on the written consent in lieu of voting at  action, unless otherwise provided by
                     a stockholders' meeting. Plum         the articles of incorporation.
                     Creek's certificate of incorporation  Georgia-Pacific's articles of
                     expressly eliminates the ability of   incorporation do not provide for
                     stockholders to act by written        shareholders action by less than
                     consent.                              unanimous written consent.

Advance notice
provisions for
board nomination at
annual meetings      Plum Creek's bylaws require that      Georgia-Pacific's bylaws require
                     nominations of persons for election   that nominations of persons for
                     to the board of directors must be     election to the board of directors
                     made by the board of directors or by  must be made by the affirmative vote
                     any stockholder of record entitled    of a majority of the entire board of
                     to vote generally in the election of  directors or by any shareholder of
                     directors who gives proper notice.    record entitled to vote generally in
                     If made by a stockholder, such        the election of directors who gives
                     stockholder must provide advance      proper notice. If made by a
                     written notice to Plum Creek not      shareholder, such shareholder must
                     less than 60 days nor more than 90    provide advance written notice to
                     days prior to the anniversary date    Georgia-Pacific not less than 60
                     of the immediately preceding annual   days nor more than 75 days prior to
                     meeting of stockholders; provided,    the date of the meeting, provided
                     however, that in the event that the   that if less than 70 days' notice or
                     annual meeting is called for a date   prior public disclosure of the date
                     that is not within 30 days before or  of the scheduled meeting is given or
                     after such anniversary date, notice   made to shareholders, notice by the
                     by the stockholder must be received   shareholder must be received not
                     not later than the close of business  later than the close of business on
                     on the 10th day following the         the 10th day following the earlier
                     earlier of the day on which such      of the day on which the notice of
                     notice of the date of the annual      the meeting is mailed or public
                     meeting was mailed or such public     disclosure of the date of such
                     disclosure of the date of the annual  meeting is made.
                     meeting was made; PROVIDED

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                     FURTHER that in the case of a
                     special meeting of stockholders
                     called for the purpose of electing
                     directors, notice by the stockholder
                     must be received not later than the
                     close of business on the 10th day
                     following the earlier of the day on
                     which the notice of the meeting is
                     mailed.

Number of directors  Plum Creek's bylaws provide that the  Georgia-Pacific's bylaws provide
                     board of directors shall consist of   that the number of the board of
                     not less than three nor more than     directors shall be 13, but the
                     fifteen members, the exact number of  number may be increased or decreased which shall be fixed by the board of  either by the board of directors or
                     directors. Upon completion of the     by the affirmative vote of at least
                     mergers, the size of Plum Creek's     75% of the voting power of the
                     board of directors will be eleven     outstanding capital stock of
                     members.                              Georgia- Pacific entitled to vote
                                                           generally in the election of
                                                           directors, voting as a separate
                                                           voting group. Presently,
                                                           Georgia-Pacific's board of directors
                                                           consists of 13 members.

Classified board of
directors            As permitted by Delaware law, Plum    Georgia law provides that a
                     Creek's board of directors is         corporation's board of directors may
                     divided into three classes, as        be divided into various classes with
                     nearly equal in size as possible,     staggered terms of office. Georgia-
                     with one class of three members       Pacific's board of directors is
                     being elected annually. Plum Creek    divided into three classes, as
                     directors are elected to a term of    nearly equal in size as possible,
                     three years.                          with one class being elected
                     Classification of directors makes it  annually. Georgia-Pacific directors
                     more difficult for stockholders to    are elected to a term of three
                     change the composition of the board   years.
                     of directors. If the Plum Creek       Classification of directors makes it
                     stockholders approve the amendment    more difficult for shareholders to
                     to Plum Creek's certificate of        change the composition of the board
                     incorporation, Plum Creek will        of directors.
                     eliminate its staggered board and
                     each elected director will serve for
                     a term of one year.

Election of
directors            The Delaware General Corporation Law  Under the Georgia Business
                     provides that directors, unless       Corporation Code, directors are
                     their terms are staggered, will be    elected at each annual shareholders
                     elected at each annual stockholders   meeting unless their terms are
                     meeting. The certificate of           staggered pursuant to the
                     incorporation may authorize the       corporation's articles of
                     election of certain directors by one  incorporation or a bylaw adopted by or more classes or series of shares.  the shareholders. The articles of
                     The certificate of                    incorporation may authorize the
                                                           election

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

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------

                     incorporation or the bylaws also may  of certain directors by one or more
                     allow the stockholders or the board   classes or series of shares. The
                     of directors to fix or change the     articles of incorporation or the
                     number of directors, but a            bylaws also may allow the
                     corporation must have at least one    shareholders or the board of
                     director. Since Plum Creek has a      directors to fix or change the
                     classified board of directors, at     number of directors. Since
                     least two annual meetings of          Georgia-Pacific has a classified
                     stockholders will generally be        board of directors, at least two
                     required to change a majority of the  annual meetings of shareholders will
                     board of directors. If Plum Creek     generally be required to change a
                     was confronted by a stockholder       majority of the board of directors.
                     attempting to force a proxy contest,  If Georgia-Pacific was confronted by
                     a tender or exchange offer or other   a holder attempting to force a proxy
                     extraordinary corporate transaction,  contest, a tender or exchange offer the extended time period required to  or other extraordinary corporate
                     replace a majority of the board of    transaction, the extended time
                     directors would allow the board       period required to replace a
                     sufficient time to review the         majority of the board of directors
                     proposal, provide the board with an   is designed to allow the board
                     opportunity to review available       sufficient time to review the
                     alternatives to the proposal and act  proposal, provide the board with an
                     in what it believes to be the best    opportunity to review available
                     interests of stockholders. These      alternatives to the proposal and act
                     factors may have the effect of        in what it believes to be the best
                     deterring such proposals or make      interests of shareholders. These
                     them less likely to succeed.          factors may have the effect of
                     If the Plum Creek stockholders        deterring such proposals or making
                     approve the amendment to Plum         them less likely to succeed.
                     Creek's certificate of incorporation  Under Georgia law, shareholders do to eliminate the classified board of  not have cumulative voting rights
                     directors, each elected director      for the election of directors unless
                     will serve for a term of one year.    the articles of incorporation so
                     Under Delaware law, stockholders do   provide. Georgia- Pacific's articles
                     not have cumulative voting rights     of incorporation do not provide for
                     for the election of directors unless  cumulative voting rights.
                     the certificate of incorporation so
                     provides. Plum Creek's certificate
                     of incorporation does not provide
                     for cumulative voting rights.
                     John H. Scully, William J. Patterson
                     and William E. Oberndorf,
                     collectively referred to herein as
                     the "Principals," currently are
                     entitled to designate nominees
                     constituting a majority of Plum
                     Creek's board of directors, for so
                     long as the Principals beneficially
                     own at least five million shares of
                     Plum Creek common stock and/or Plum
                     Creek special voting common stock in
                     the aggregate at the time such slate
                     of board

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

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                     nominees is determined.
                     Additionally, for so long as the
                     Principals beneficially own less
                     than five million shares but at
                     least three million shares of Plum
                     Creek common stock in the aggregate
                     at the time the slate of board
                     nominees is determined, the
                     Principals are entitled to designate
                     two nominees to the board. Pursuant
                     to the voting agreement and consent,
                     as amended, the Principals have
                     permanently and irrevocably waived
                     the right to designate any nominees
                     to Plum Creek's board of directors,
                     which waiver is conditioned upon
                     completion of the mergers. This
                     waiver will have the effect of
                     permanently and irrevocably
                     extinguishing any rights of the
                     Principals to designate any nominees
                     to the board of directors of Plum
                     Creek.

Removal of
directors            The Delaware General Corporation Law  Georgia law provides that classified
                     provides that classified directors    directors of a corporation may be
                     of a corporation may only be removed  removed only for cause by a majority
                     for cause by the holders of a         of the votes entitled to be cast on
                     majority of the shares entitled to    their election, unless the articles
                     vote at an election of directors,     of incorporation or a bylaw adopted
                     unless the certificate of             by the shareholders provides
                     incorporation otherwise provides.     otherwise. However, if a director is
                     Plum Creek's certificate of           elected by a particular voting group
                     incorporation provides that any       of shareholders, that director may
                     director, including persons elected   only be removed by the requisite
                     by directors to fill vacancies on     vote of that voting group.
                     the board of directors, may be        Georgia-Pacific's bylaws provide
                     removed from office only (a) with     that any director or the entire
                     cause and (b) by the affirmative      Georgia-Pacific board of directors
                     vote of the holders of at least       may be removed, with or without
                     two-thirds of the total voting power  cause, by the affirmative vote of
                     of the shares of capital stock of     the holders of 75% of the voting
                     Plum Creek then entitled to vote at   power of the outstanding capital
                     a meeting of the stockholders called  stock of Georgia-Pacific entitled to
                     for that purpose.                     vote generally on the election of
                                                           directors, voting as a separate
                                                           voting group.

Board of director
vacancies            Under Delaware law, unless the        The Georgia Business Corporation
                     certificate of incorporation or       Code provides that vacancies on the
                     bylaws provide otherwise, the board   board of directors may be filled by
                     of directors may fill any vacancy on  the shareholders or directors,
                     the board, including newly created    unless the articles of incorporation
                     directorships resulting from an       or a bylaw approved by the
                     increase in the number                shareholders provides

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

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------

                     of directors.                         otherwise.
                     Plum Creek's certificate of           Georgia-Pacific's bylaws provide
                     incorporation provide that vacancies  that a vacancy may be filled by the
                     on the board of directors may only    affirmative vote of a majority of
                     be filled by the vote of a majority   the remaining directors, even if
                     of directors then in office, though   less than a quorum, or by a sole
                     less than a quorum, or by a sole      remaining director, or if the
                     remaining director, and the           vacancy is not filled or no director
                     directors so chosen shall hold        remains, by the holders of the
                     office until the end of the term to   shares of capital stock who are
                     which they are appointed and until    entitled to vote for the director
                     their successors are duly elected     with respect to which the vacancy is
                     and qualified, or until their         being filled. If a vacancy occurs
                     earlier death, resignation or         with respect to a director elected
                     removal.                              by a particular class or series of
                                                           shares voting as a separate voting
                                                           group, the vacancy may be filled by
                                                           the remaining director or directors
                                                           elected by that class or series, or,
                                                           if the vacancy is not filled by such
                                                           remaining director or directors or
                                                           no such director remains, by the
                                                           holders of that class or series of
                                                           shares.
                                                           A director elected to fill a vacancy
                                                           is elected for the unexpired term of
                                                           his predecessor in office. Any
                                                           directorship to be filled by reason
                                                           of an increase in the number of
                                                           directors may be filled by the board
                                                           of directors, but only for a term of
                                                           office continuing until the next
                                                           election of directors by the
                                                           shareholders and the election and
                                                           qualification of his successor.

Indemnification      Plum Creek's bylaws provide, and      The Georgia Business Corporation
                     Delaware law permits, that a          Code permits a corporation to
                     corporation may indemnify any person  indemnify an individual for any
                     who was or is a party or is           liability and reasonable expense
                     threatened to be made a party to any  that may be incurred in connection
                     type of proceeding, other than an     with or resulting from any
                     action by or in the right of the      threatened, pending or completed
                     corporation, because he or she is or  civil, criminal, administrative or
                     was an officer, director, employee    investigative action, suit or
                     or agent of the corporation, or is    proceeding (whether brought by or in
                     or was serving at the request of the  the right of the corporation or
                     corporation as a director, officer,   otherwise), in which he or she may
                     employee or agent of another          become involved because he or she is
                     corporation or entity, against        or was a director, officer, employee
                     expenses, including attorney's fees,  or agent of the corporation;
                     judgments, fines and amounts paid in  provided, that
                     settlement actually and reasonably    - such individual acted in a manner
                     incurred in connection with such      he or she believed in good faith to
                     proceeding:                             be in or not opposed to the best
                     - if he or she acted in good faith      interests of the corporation; and
                     and in

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

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                       a manner he or she reasonably       - in the case of a criminal
                       believed to be in or not opposed    proceeding, he or she had no
                       to the best interests of the          reasonable cause to believe that
                       corporation; and                      his or her conduct was unlawful.
                     - in the case of a criminal           Georgia law requires, to the extent
                     proceeding, he or she had no          that an officer, director, employee
                       reasonable cause to believe that    or agent has been successful, on the
                       his or her conduct was unlawful.    merits or otherwise, in the defense
                     Plum Creek's bylaws provide, and the  of any proceeding to which he or she
                     Delaware General Corporation Law      was a party, the corporation to
                     permits, that a corporation may       indemnify the officer, director,
                     indemnify any person who was or is a  employee or agent against reasonable
                     party or is threatened to be made a   expenses incurred by him or her in
                     party to any threatened, pending or   connection therewith.
                     completed action or suit brought by   Georgia-Pacific's bylaws provide,
                     or in the right of the corporation    and the Georgia Business Corporation
                     because he or she is or was an        Code permits, that upon receipt of a
                     officer, director, employee or agent  claim for indemnification by an
                     of the corporation, or is or was      officer or director of
                     serving at the request of the         Georgia-Pacific for which mandatory
                     corporation as a director, officer,   indemnification is not applicable,
                     employee or agent of another          the corporation must make a
                     corporation or other entity, against  determination that indemnification expenses, including attorney's fees,  is permissible under the
                     actually and reasonably incurred in   circumstances. The determination
                     connection with the defense or        shall be made:
                     settlement of such action or suit if  - by a majority vote of a quorum
                     he or she acted in good faith and in    consisting of directors not at
                     a manner he or she reasonably           that time parties to the suit;
                     believed to be in or not opposed to   - if such quorum is not obtainable
                     the best interests of the             or, even if obtainable, if a quorum
                     corporation, except that there may      of disinterested directors so
                     be no such indemnification if the       directs, by duly selected special
                     person is found liable to the           legal counsel; or
                     corporation unless, in such a case,   - if such determination has not been
                     the court determines the person is      made within 90 days after the
                     entitled thereto. A corporation must    claim is asserted, and if
                     indemnify a present or former           requested by the claimant, by vote
                     officer or director against expenses    of a majority of the shares
                     actually and reasonably incurred by     entitled to vote thereon.
                     him or her who successfully defends   Upon receipt of a claim for
                     himself or herself in a proceeding    indemnification made by a person who
                     to which he or she was a party        is not a director or officer of the
                     because he or she is or was an        corporation, Georgia-Pacific's Chief
                     officer or director of the            Executive Officer and general
                     corporation.                          counsel shall determine whether
                     Plum Creek's bylaws provide, and the  indemnification is permissible under
                     Delaware General Corporation Law      the circumstances.
                     permits, that prior to indemnifying   Additionally, Georgia-Pacific's
                     an individual, a determination must   bylaws provide, and the Georgia
                     be made that such person has met the  Business Corporation Code permits, applicable standard of conduct. Such  that no

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

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                     determination shall be made, with     indemnification shall be made with
                     respect to a person who is a          regard to any claim, issue or matter
                     director or officer at the time of    as to which a director, officer,
                     such determination, by                employee or agent shall have been
                     - a majority vote of the directors    adjudged liable to Georgia-Pacific
                     who are not parties to such action,   unless and only to the extent that
                       suit or proceeding, even though     the court in which such action or
                       less than a quorum;                 suit was brought shall determine
                     - by a committee of such directors    that despite the adjudication of
                       designated by majority vote of      liability but in view of all the
                       such directors, even though less    circumstances of the case, such
                       than a quorum;                      director, officer, employee or agent
                     - independent legal counsel in a      is fairly and reasonably entitled to
                     written opinion if there are no such  indemnity for such expenses as the directors, or if such directors so  court shall deem proper. Georgia law
                       direct; or                          also states that a corporation may
                     - by the stockholders.                not indemnify a director adjudged
                     Plum Creek's bylaws provide, and the  liable:
                     Delaware General Corporation Law      - for any appropriation, in
                     permits, that a corporation may       violation of his or her duties, of
                     advance expenses, including           any business opportunity of the
                     attorney's fees, to any director or   corporation;
                     officer as long as any director or    - for acts or omissions which
                     officer receiving an advance          involve intentional misconduct or a
                     undertakes to repay the amounts         knowing violation of law;
                     advanced if it is ultimately          - for unlawful distributions; or
                     determined that such director or      - for any transaction from which he
                     officer is not entitled to be         or she received an improper personal
                     indemnified.                            benefit.
                                                           Georgia law permits a corporation to
                                                           advance expenses to directors and
                                                           officers as long as the director,
                                                           officer, employee or agent receiving
                                                           an advance (i) furnishes the
                                                           corporation a written affirmation of
                                                           his good faith belief that he has
                                                           met the applicable standards of
                                                           conduct and (ii) undertakes to repay
                                                           the amounts advanced if it is
                                                           ultimately determined that such
                                                           director or officer was not entitled
                                                           to be indemnified.

Limitations on
liability of
directors            In accordance with Delaware law,      Georgia-Pacific's articles of
                     Plum Creek's certificate of           incorporation eliminate a director's
                     incorporation eliminates personal     personal liability for monetary
                     liability of a director of Plum       damages to Georgia-Pacific or any of
                     Creek or its stockholders for         its shareholders for any action
                     monetary damages for breach of        taken, or failure to take any
                     fiduciary duty as a director, other   action, as a director, except that
                     than with respect to:                 such liability is not eliminated
                                                           for:

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

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------

                     - breaches of the director's duty of  - any appropriation, in violation of
                       loyalty to the corporation or its   such director's duties, of any
                       stockholders;                         business opportunity of
                     - acts or omissions not in good         Georgia-Pacific;
                     faith involving intentional           - acts or omission which involve
                       misconduct or knowing violations      intentional misconduct or a
                       of law;                               knowing violation of law;
                     - the payment of unlawful dividends   - unlawful distributions; or
                     or unlawful stock repurchases or      - any transaction from which the
                     redemptions; or                         director received an improper
                     - any transaction in which the          personal benefit.
                     director received an improper         Georgia-Pacific's articles of
                       personal benefit.                   incorporation provide that if at any
                     Plum Creek's certificate of           time Georgia law is amended to
                     incorporation provides that if the    further eliminate or limit the
                     Delaware General Corporation Law is   liability of a director, then the
                     amended to further eliminate or       liability of each director of
                     limit the liability of a director,    Georgia-Pacific shall be limited to
                     then the liability of each director   the fullest extent permitted
                     of Plum Creek shall be eliminated or  thereby.
                     limited to the fullest extent
                     permitted thereby.

Rights on
disposition of
assets of a group    Plum Creek stockholders are not       If Georgia-Pacific disposes of all
                     entitled to special rights            or substantially all of the
                     associated with the disposition of    properties and assets of The Timber
                     assets of a group because Plum        Company (e.g. 80% or more of the
                     Creek's certificate of incorporation  then fair value), other than in
                     does not authorize a letter stock.    specified related business
                                                           transactions, Georgia-Pacific must
                                                           either:
                                                           - distribute to the holders of
                                                           Timber Company common stock an
                                                             amount in cash and/or securities
                                                             or other property equal to the
                                                             fair value of the net proceeds of
                                                             such disposition, either by
                                                             special dividend or by redemption
                                                             of all or part of the outstanding
                                                             shares of Timber Company common
                                                             stock; or
                                                           - convert each share of Timber
                                                             Company common stock into a number
                                                             of shares of Georgia-Pacific Group
                                                             common stock equal to 110% of the
                                                             ratio of the average market value
                                                             of one share of Timber Company
                                                             common stock to the average market
                                                             value of one share of
                                                             Georgia-Pacific Group common
                                                             stock,

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

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------

                                                             calculated over the 10 trading day
                                                             period beginning on the 16th
                                                             trading day after consummation of
                                                             the disposition transaction.
                                                           Georgia-Pacific may, at any time
                                                           prior to the first anniversary of a
                                                           dividend on, or partial redemption
                                                           of, shares of Timber Company common
                                                           stock following a disposition of all
                                                           or substantially all of the
                                                           properties and assets of The Timber
                                                           Company, convert each remaining
                                                           outstanding share of Timber Company
                                                           common stock into a number of shares
                                                           of Georgia-Pacific Group common
                                                           stock equal to 110% of the ratio of
                                                           the time-weighted average market
                                                           value of one share of Timber Company
                                                           common stock to the time-weighted
                                                           average market value of one share of
                                                           Georgia-Pacific group common stock,
                                                           calculated over the 20 trading day
                                                           period ending five trading days
                                                           prior to the date of the notice of
                                                           such conversion.
                                                           The proceeds from any disposition of
                                                           properties and assets that do not
                                                           comprise all or substantially all of
                                                           the properties and assets of The
                                                           Timber Company will be assets of The
                                                           Timber Company and will be used for
                                                           its benefit, subject to
                                                           Georgia-Pacific's management and
                                                           allocation policies.

Business
combination
restrictions         Delaware's business combination       Under Georgia law, corporations may
                     statute prevents an "interested       adopt a provision requiring that
                     stockholder," defined generally as a  certain business combinations be
                     person beneficially owning 15% or     approved by a special vote of the
                     more of a corporation's outstanding   board of directors and/or the
                     voting stock, with the exception of   shareholders unless certain criteria
                     any person who owned and has          set forth in Georgia's fair price
                     continued to own shares in excess of  statute are met. Georgia's fair
                     the 15% limitation since              price statute prohibits certain
                     December 23, 1987, from engaging in   business combinations between a
                     a "business combination" with a       Georgia corporation and an
                     Delaware corporation for three years  interested shareholder (as defined
                     following the date such person        below), unless certain requirements
                     became an interested stockholder.     are met. Generally, for purposes of
                     The term "business combination"       this statute, "business
                                                           combinations" are defined to include
                                                           mergers, sales of 10% or more of the

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

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                     includes mergers or consolidations    corporation's assets out of the
                     with an interested stockholder and    ordinary course of business,
                     certain other transactions with an    liquidations and certain issuances
                     interested stockholder, including,    of securities involving the
                     without limitation:                   corporation and any interested
                     - any merger or consolidation of the  shareholder.
                       corporation with (a) the            To satisfy Georgia's fair price
                       interested stockholder or           statute, a business combination with
                       (b) with any other entity if the    an interested shareholder must meet
                       merger is caused by such            one of three criteria:
                       interested stockholder and results  - the transaction must be approved
                       in the inapplicability of             unanimously by the "continuing
                       Delaware's business combination       directors"--directors who served
                       statute;                              as directors immediately prior to
                     - any sale, lease, exchange,            the date the interested
                     mortgage, pledge, transfer or other     shareholder first became an
                       disposition - except                  interested shareholder and who are
                       proportionately as a stockholder      not affiliates or associates of
                       of such corporation - to or with      the interested shareholder or his
                       the interested stockholder of         affiliates, provided that the
                       assets of the corporation having      continuing directors constitute at
                       an aggregate market value equal to    least three members of the board
                       10% or more of either the             of directors at the time of such
                       aggregate market value of all         approval;
                       assets of the corporation           - the transaction must be
                       determined on a consolidated basis  recommended by at least two-thirds
                       or the aggregate market value of      of the continuing directors and
                       all the outstanding stock of the      approved by a majority of the
                       corporation;                          votes entitled to be cast by
                     - any transaction which results in      holders of voting shares,
                     the issuance or transfer by the         excluding shares beneficially
                       corporation or by certain             owned by the interested
                       subsidiaries thereof of any stock     shareholder who is, or whose
                       of the corporation or such            affiliate is, a party to the
                       subsidiary to the interested          business combination; or
                       stockholder, except pursuant to     - the terms of the transaction must
                       certain transfers in a conversion     meet statutory fair pricing
                       or exchange or a pro rata             criteria and certain other tests
                       distribution to all stockholders      intended to assure that all
                       of the corporation or certain         shareholders receive a fair price
                       other transactions, none of which     and equivalent consideration for
                       increases the interested              their shares regardless of when
                       stockholder's proportionate           they sell to the acquiring party.
                       ownership of any class or series    The Georgia fair price statute is
                       of the corporation's stock or of    designed to inhibit unfriendly
                       the voting stock of the             acquisitions that do not satisfy the
                       corporation;                        specified fair price requirements.
                     - any transaction involving the       The Georgia Business Corporation
                       corporation or certain              Code authorizes Georgia corporations
                       subsidiaries thereof which has the  to adopt a provision which requires effect, directly or indirectly, of  that business combinations with increasing the proportionate share  interested shareholders occurring
                       of the stock of any class or        within five years
                       series, or securities convertible
                       into stock of the corporation or
                       any subsidiary which is

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

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                       owned by the interested             of the date a person first becomes
                       stockholder, except as a result of  an interested shareholder be
                       immaterial changes due to           approved by a super-majority vote of
                       fractional share adjustments or as  the shareholders. For purposes of
                       a result of any purchase or         this statute, "business
                       redemption of any shares of stock   combinations" are defined to include
                       not caused directly or indirectly   mergers, sales of 10% or more of the
                       by the interested stockholder; or   corporation's net assets, and
                     - any receipt by the interested       certain issuances of securities, all
                       stockholder of the benefit,         involving the corporation and any
                       directly or indirectly, except      interested shareholder.
                       proportionately as a stockholder    With limited exceptions, the Georgia
                       of such corporation, of any loans,  business combination statute
                       advances, guarantees, pledges, or   requires approval of a subject
                       other financial benefits provided   transaction in one of three ways:
                       by or through the corporation or    - prior to such person becoming an
                       certain subsidiaries.                 interested shareholder, the
                     The three-year moratorium may be        corporation's board of directors
                     avoided if:                             must have approved the business
                     - before such person became an          combination or the transaction
                       interested stockholder, the board     which resulted in the shareholder
                       of directors of the corporation       becoming an interested
                       approved either the business          shareholder;
                       combination or the transaction in   - the interested shareholder must
                       which the interested stockholder      acquire at least 90% of the
                       became an interested stockholder;     outstanding voting stock of the
                     - upon consummation of the              corporation (other than shares
                     transaction which resulted in the       owned by officers, directors and
                       stockholder becoming an interested    their affiliates and associates)
                       stockholder, the interested           in the same transaction in which
                       stockholder owned at least 85% of     such person becomes an interested
                       the voting stock of the               shareholder; or
                       corporation outstanding at the      - subsequent to becoming an
                       time the transaction commenced,     interested shareholder, such person
                       excluding shares held by directors    acquires additional shares
                       who are also officers of the          resulting in ownership of at least
                       corporation and by employee stock     90% of the outstanding shares,
                       plans that do not provide employee    other than shares owned by
                       participants with the right to        officers, directors and their
                       determine confidentially whether      affiliates and associates, and
                       shares held subject to the plan       obtains the approval of the
                       will be tendered in a tender or       business combination by the
                       exchange offer; or                    holders of a majority of the
                     - on or following the date on which     shares entitled to vote thereon,
                       such person became an interested      exclusive of the shares held
                       stockholder, the business             beneficially by the interested
                       combination is approved by the        shareholder and its affiliates and
                       board of directors of the             shares owned by officers,
                       corporation and authorized at an      directors and their affiliates and
                       annual or special meeting of          associates.
                       stockholders, not by written        For purposes of both the fair price
                       consent,                            statute and the business combination
                                                           statute, an "interested shareholder"
                                                           is

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------

                       by the affirmative vote of the      defined as a person or entity that
                       stockholders of at least 66 2/3%    is the beneficial owner of 10% or
                       of the outstanding voting stock of  more of the voting power of the
                       the corporation not owned by the    corporation's voting stock, or a
                       interested stockholder.             person or entity that is an
                                                           affiliate of the corporation and, at
                                                           any time within the two-year period
                                                           immediately prior to the date in
                                                           question, was the beneficial owner
                                                           of 10% or more of the voting power
                                                           of the corporation's voting stock.
                                                           Georgia-Pacific has elected to be
                                                           subject to both the fair price
                                                           statute and the business combination
                                                           statute.

Vote on
extraordinary
corporate
transactions         Delaware law provides that, unless a  Under Georgia law, a sale or other
                     corporation's certificate of          disposition of all or substantially
                     incorporation requires a greater      all of the corporation's assets, a
                     vote of the stockholders or the       merger of the corporation with and
                     Delaware business combination         into another corporation, a share
                     statute discussed above applies then  exchange involving one or more
                     (a) a sale, lease or exchange of all  classes or series of the
                     or substantially all of the           corporation's shares or a
                     corporation's assets, (b) a merger    dissolution of the corporation must
                     or consolidation of the corporation   be approved by the board of
                     with another corporation or (c) a     directors (except in certain limited
                     dissolution of the corporation,       circumstances) plus, with certain
                     requires the affirmative vote of the  exceptions, the affirmative vote of
                     board of directors, except in         the holders of a majority of all
                     certain limited circumstances, plus,  shares of stock entitled to vote
                     with certain exceptions, the          thereon.
                     affirmative vote of a majority of
                     the outstanding stock entitled to
                     vote thereon.

Liquidation          In the event of any dissolution,      In the event of a liquidation,
                     liquidation or winding up of the      dissolution or winding up of
                     affairs of Plum Creek, whether        Georgia-Pacific, whether voluntary
                     voluntary or involuntary, after       or involuntary, after payment or
                     payment in full of the amounts        provision for payment of the debts
                     required to be paid to the holders    and other liabilities of Georgia-
                     of Plum Creek preferred stock, the    Pacific and full preferential
                     remaining assets and funds of Plum    amounts, including any accumulated
                     Creek shall be distributed pro rata   and unpaid distributions, to which
                     to the holders of Plum Creek common   holders of any outstanding shares of
                     stock based on the aggregate number   Georgia-Pacific preferred stock or
                     of shares of Plum Creek common stock  junior preferred stock are entitled,
                     outstanding.                          regardless of the group to which
                                                           such shares of Georgia-Pacific
                                                           preferred stock or junior preferred
                                                           stock were attributed, the holders
                                                           of Georgia-Pacific Group common
                                                           stock and

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                                                           Timber Company common stock will be
                                                           entitled to receive the net assets,
                                                           if any, of Georgia-Pacific for
                                                           distribution to holders of
                                                           Georgia-Pacific common stock on a
                                                           per share basis in proportion to a
                                                           fixed number of units per share of
                                                           each class, referred to herein as
                                                           "Liquidation Units." Holders of
                                                           Timber Company common stock are
                                                           entitled to a portion of the assets
                                                           remaining for distribution to
                                                           holders of Georgia-Pacific common
                                                           stock on a per share basis in
                                                           proportion to the Liquidation Units
                                                           per share of Timber Company common
                                                           stock. Georgia-Pacific's articles of
                                                           incorporation provide that each
                                                           share of Georgia-Pacific Group
                                                           common stock initially has one
                                                           Liquidation Unit and each share of
                                                           Timber Company common stock
                                                           initially has the number of
                                                           Liquidation Units equal to the ratio
                                                           to the time-weighted average market
                                                           value of one share of Timber Company
                                                           common stock to the time-weighted
                                                           average market value of one share of
                                                           Georgia-Pacific Group common stock
                                                           calculated over the 20-trading day
                                                           period ending on the 40th trading
                                                           day immediately succeeding the date
                                                           of the effectiveness of
                                                           Georgia-Pacific's articles of
                                                           incorporation. The number of
                                                           Liquidation Units to which Timber
                                                           Company common stock is entitled is
                                                           subject to adjustment if shares of
                                                           either class are subdivided,
                                                           combined or distributed as a
                                                           dividend. The number of Liquidation
                                                           Units to which each share of Timber
                                                           Company common stock is entitled
                                                           will not change without the approval
                                                           of the holders of Timber Company
                                                           common stock and the holders of the
                                                           Georgia-Pacific Group common stock.

Conversion at
Option of Company    Plum Creek common stock is not        Georgia-Pacific may, at any time,
                     subject to conversion.                convert each share of Timber Company
                                                           common stock into a number of shares
                                                           of Georgia-Pacific Group common
                                                           stock

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                                                           equal to 115% of the ratio of the
                                                           time-weighted average market value
                                                           of one share of Timber Company
                                                           common stock to the time-weighted
                                                           average market value of one share of
                                                           Georgia-Pacific group common stock,
                                                           calculated over the 20-day trading
                                                           period ending five trading days
                                                           prior to the date of notice of such
                                                           conversion.

Redemption in
Exchange for Stock
of a Subsidiary      Plum Creek common stock does not      Georgia-Pacific may redeem Timber
                     contain a redemption feature.         Company common stock in exchange for
                                                           shares of the common stock of one or
                                                           more wholly owned subsidiaries of
                                                           Georgia-Pacific that hold all of the
                                                           assets and liabilities of The Timber
                                                           Company.

Par value,
dividends and
repurchases of
shares               The concepts of par value, capital    Georgia law dispenses with the
                     and surplus are retained under        concept of par value of shares for
                     Delaware law. Delaware law permits a  most purposes as well as statutory
                     corporation to declare and pay        definitions of capital, surplus and
                     dividends out of surplus or, if       the like. Under Georgia law, a
                     there is no surplus, out of the net   corporation may make distributions
                     profits for the fiscal year in which  to its shareholders subject to any
                     the dividend is declared and/or for   restrictions imposed in the
                     the preceding fiscal year as long as  corporation's articles of
                     the amount of capital of the          incorporation, except that no
                     corporation following the             distribution may be made if as a
                     declaration and payment of the        result the corporation would not be
                     dividend is not less than the         able to pay its debts as they become
                     aggregate amount of the capital       due in the usual course of business
                     represented by the issued and         or its total assets would be less
                     outstanding stock of all classes      than the sum of its total
                     having a preference upon the          liabilities plus the amount that
                     distribution of assets.               would be needed, if the corporation
                     Under the Delaware General            were to be dissolved at the time of
                     Corporation Law, a corporation may    the distribution, to satisfy the
                     purchase or, if so provided in the    preferential rights upon dissolution
                     corporation's certificate of          of shareholders whose preferential
                     incorporation, redeem shares of any   rights are superior to those
                     class of its capital stock, but       receiving the distribution.
                     subject generally to there being no   Under the Georgia Business
                     impairment of capital of the          Corporation Code, a corporation may
                     corporation and provided that         acquire its own shares of capital
                     immediately following any such        stock and shares so acquired will
                     redemption, the corporation           constitute authorized but unissued
                     generally                             shares, unless the articles of
                                                           incorporation provide that

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------

                     must have outstanding shares of one   such shares become treasury shares
                     or more classes or series of capital  or prohibit the reissuance of stock which have full voting rights.  reacquired shares. If such reissuance is prohibited, the number
                                                           of authorized shares will be reduced
                                                           by the number of shares reacquired.
                                                           Dividends on Timber Company common
                                                           stock are paid at the discretion of
                                                           Georgia-Pacific's board of directors
                                                           based primarily upon the financial
                                                           condition, results of operations and
                                                           business requirements of The Timber
                                                           Company and Georgia-Pacific as a
                                                           whole. Dividends are payable out of
                                                           the lesser of (1) the assets of
                                                           Georgia-Pacific legally available
                                                           for the payment of dividends and
                                                           (2) The Timber Company Available
                                                           Dividend Amount. Georgia-Pacific's
                                                           board of directors, subject to the
                                                           limitation set forth above, may, in
                                                           its sole discretion, declare and pay
                                                           dividends exclusively on Timber
                                                           Company common stock, exclusively on
                                                           the Georgia-Pacific Group common
                                                           stock or any combination thereof, in
                                                           equal or unequal amounts,
                                                           notwithstanding the amount of
                                                           dividends previously declared on
                                                           either class, the respective voting
                                                           or liquidation rights of either
                                                           class or any other factor. The
                                                           "Timber Company Available Dividend
                                                           Amount" on any date, shall mean any
                                                           amount in excess of the minimum
                                                           amount necessary for The Timber
                                                           Company to be able to pay its debts
                                                           as they become due in the ordinary
                                                           course of business.

Dissenters' or
appraisal rights     The Delaware General Corporation Law  Georgia law provides that
                     provides stockholders of a Delaware   shareholders who comply with certain
                     corporation appraisal rights in       procedural requirements of the
                     connection with mergers and           Georgia Business Corporation Code
                     consolidations generally, provided    are entitled to dissent from and
                     the stockholder complies with         obtain payment of the fair value of
                     certain procedural requirements of    their shares in the event of
                     the Delaware General Corporation      mergers, share exchanges, sales or
                     Law. However, this right to demand    exchanges of all or substantially
                     appraisal does not apply to           all of the corporation's assets,
                     stockholders if                       amendments to the articles of
                                                           incorporation that

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                     (a) they are stockholders of the      materially and adversely affects
                     surviving corporation and a vote of   certain rights in respect of a
                     the stockholders of such corporation  dissenter's shares and certain other
                     is not necessary to authorize the     actions taken pursuant to a
                     merger or consolidation or (b) the    shareholder vote to the extent
                     shares held by the stockholders are   provided for under the Georgia
                     of a class or series listed on a      Business Corporation Code, the
                     national securities exchange,         articles of incorporation, bylaws or
                     designated as a national market       a resolution of the board of
                     system security on an interdealer     directors. However, unless the
                     quotation system by the National      corporation's articles of
                     Association of Securities Dealers or  incorporation provide otherwise,
                     are held of record by more than       appraisal rights are not available:
                     2,000 stockholders, in each case on   - to holders of shares of any class
                     the record date set to determine the  of shares not entitled to vote on
                     stockholders entitled to vote on the    the transaction;
                     merger or consolidation.              - in a sale of all or substantially
                     Notwithstanding the above, appraisal  all of the property of the
                     rights are available for the shares     corporation pursuant to court
                     of any class or series of stock of a    order;
                     Delaware corporation if the holders   - in a sale of all or substantially
                     thereof are required by the terms of  all of the corporation's assets for
                     an agreement of merger or               cash, where all or substantially
                     consolidation to accept for their       all of the net proceeds of such
                     stock anything except:                  sale will be distributed to the
                     - shares of stock of the corporation    shareholders within one year; or
                       surviving or resulting from the     - to holders of shares which at the
                       merger or consolidation;              record date were either listed on
                     - shares of stock of any other          a national securities exchange or
                       corporation which at the effective    held of record by more than 2,000
                       date of the merger or                 shareholders, unless: (1) in the
                       consolidation will be listed on a     case of a plan of merger or share
                       national securities exchange,         exchange, the holders of shares of
                       designated as a national market       the class or series are required
                       system security on an interdealer     under the plan of merger or share
                       quotation system by the National      exchange to accept for their
                       Association of Securities Dealers     shares anything except shares of
                       or held of record by more than        the surviving corporation or a
                       2,000 stockholders;                   publicly held corporation which at
                     - cash in lieu of fractional shares     the effective date of the merger
                     of the corporations described in        or share exchange are either
                       either of the above; or               listed on a national securities
                     - any combination of the shares of      exchange or held of record by more
                     stock and cash in lieu of fractional    than 2,000 shareholders, except
                       shares described in any of the        for scrip or cash payments in lieu
                       three above.                          of fractional shares; or (2) the
                     A Delaware corporation may provide      articles of incorporation or a
                     in its certificate of incorporation     resolution of the board of
                     that appraisal rights shall be          directors approving the
                     available for the shares of any         transaction provides otherwise.
                     class or series of its stock as the   Appraisal rights under Georgia law
                     result of an amendment to its         differ from appraisal rights under

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------
                     certificate of incorporation, any     Delaware law in that, under Georgia
                     merger or consolidation to which the  law, shareholders have appraisal
                     corporation is a party, or the sale   rights for more types of
                     of all or substantially all of the    transactions than under Delaware
                     assets of the corporation.            law, and unlike the appraisal rights
                                                           provisions under Delaware law, under
                                                           Georgia law the board of directors
                                                           may voluntarily extend appraisal
                                                           rights to shareholders. In addition,
                                                           Georgia law provides that, if a
                                                           shareholder is entitled to exercise
                                                           appraisal rights, those rights
                                                           constitute the shareholder's
                                                           exclusive remedy in the absence of
                                                           fraud or failure to comply with
                                                           certain procedural requirements.

Amendments to
charter              Under Delaware law, unless a greater  Georgia law provides that certain
                     vote is required by the certificate   relatively technical amendments to a
                     of incorporation, an amendment to     corporation's articles of
                     the certificate of incorporation      incorporation may be adopted by the
                     generally may be approved by a        directors without shareholder
                     majority of the outstanding shares    action. Generally, the Georgia
                     entitled to vote upon the proposed    Business Corporation Code requires a
                     amendment following the adoption of   majority vote of the outstanding
                     a resolution by the board of          shares of each voting group entitled
                     directors supporting the              to vote to amend the articles of
                     advisability of such amendment. Plum  incorporation, unless the Georgia
                     Creek's certificate of incorporation  Business Corporation Code, the
                     provides that the amendment or        articles of incorporation, or a
                     repeal of, or adoption of provisions  bylaw adopted by the shareholders
                     inconsistent with, certain articles   requires a greater number of
                     of Plum Creek's certificate of        affirmative votes. Georgia-
                     incorporation shall require the       Pacific's articles of incorporation
                     approval of at least two-thirds of    provide that Article IV of
                     the total voting power of the shares  Georgia-Pacific's articles of
                     of capital stock entitled to vote     incorporation regarding the
                     thereon, voting as a single class.    Georgia-Pacific junior preferred
                                                           stock may not be amended, modified
                                                           or repealed by the shareholders, nor
                                                           shall any amendment to
                                                           Georgia-Pacific's articles of
                                                           incorporation which is inconsistent
                                                           with Article IV be adopted by the
                                                           shareholders of Georgia-Pacific,
                                                           except pursuant to the vote of at
                                                           least 75% of the voting power of the
                                                           outstanding capital stock entitled
                                                           to vote generally in the election of
                                                           directors, voting as a class.

Amendments to
bylaws               Under Delaware law, the power to      Under Georgia law, shareholder
                     amend the bylaws of a corporation is  action is generally not necessary to amend the

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------

                     vested in the stockholders, but a     bylaws, unless the articles of
                     corporation in its certificate of     incorporation provide otherwise or
                     incorporation may also confer such    the shareholders in amending or
                     power upon the board of directors.    repealing a particular bylaw provide
                     Under Plum Creek's certificate of     expressly that the board of
                     incorporation, the board of           directors may not amend or repeal
                     directors is expressly authorized to  that bylaw. The shareholders do,
                     make, amend or repeal Plum Creek's    however, have the right to amend,
                     bylaws without any action on the      repeal or adopt bylaws, except for
                     part of the stockholders, solely by   bylaws that restrict the power of
                     the affirmative vote of at least      the board to manage the business.
                     two-thirds of the directors then in   Under Georgia-Pacific's bylaws, the
                     office. In addition, Plum Creek's     board of directors has the power to
                     bylaws may be amended or repealed by  alter, amend or repeal the bylaws or
                     the stockholders by the affirmative   adopt new bylaws, but any bylaws
                     vote of the holders of shares         adopted by the board of directors
                     representing at least two-thirds of   may be altered, amended or repealed,
                     the combined voting power of the      and new bylaws adopted, by the
                     outstanding shares of capital stock   shareholders. However,
                     of Plum Creek entitled to vote.       Georgia-Pacific's articles of
                                                           incorporation provide that,
                                                           notwithstanding any provision of
                                                           Georgia-Pacific's bylaws, the
                                                           following provisions of
                                                           Georgia-Pacific's bylaws may not be
                                                           amended, modified or repealed by the
                                                           shareholders, nor may any provision
                                                           of Georgia-Pacific's bylaws
                                                           inconsistent with such provisions be
                                                           adopted by the shareholders, except
                                                           pursuant to the affirmative vote of
                                                           at least 75% of the voting power of
                                                           the outstanding capital stock
                                                           entitled to vote generally in the
                                                           election of directors, voting as a
                                                           class:
                                                           - the shareholder special meeting
                                                             section;
                                                           - the number of directors section;
                                                           - the nomination for election of
                                                             directors section;
                                                           - the board of directors special
                                                           meeting section; or
                                                           - the board of directors quorum and
                                                             manner of acting section.

Shareholder rights
agreement            Plum Creek does not have a            Georgia-Pacific's board of directors
                     shareholder rights agreement in       has adopted a Restated Rights
                     effect. However, see discussion       Agreement between Georgia-Pacific
                     above regarding ownership             and First

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------

                     restrictions mandated by the REIT     Chicago Trust Company of New York,
                     structure.                            as rights agent. Pursuant to the
                                                           terms of the rights agreement,
                                                           Georgia-Pacific issued one right
                                                           with respect to each share of Timber
                                                           Company common stock, referred to
                                                           herein as a "Timber Right," which
                                                           entitles the holder thereof to
                                                           purchase shares of Georgia-Pacific
                                                           Series C Junior Preferred Stock
                                                           under the conditions specified in
                                                           the rights agreement.
                                                           The Timber Rights are exercisable
                                                           upon the earlier of:
                                                           - the tenth day after a public
                                                             announcement that a person or
                                                             group of affiliated or associated
                                                             persons has acquired, obtained the
                                                             right to acquire, or otherwise
                                                             obtained beneficial ownership of
                                                             15% or more of the total voting
                                                             rights of the then outstanding
                                                             shares of Georgia-Pacific common
                                                             stock; and
                                                           - the tenth business day following
                                                           the commencement of a tender or
                                                             exchange offer by a person or
                                                             group that, if consummated, would
                                                             result in such person or group
                                                             acquiring, obtaining the rights to
                                                             acquire or otherwise beneficially
                                                             owning 15% or more of the total
                                                             voting rights of the then
                                                             outstanding shares of Georgia-
                                                             Pacific common stock.
                                                           Each Timber Right entitles the
                                                           registered holder thereof to
                                                           purchase one one-hundredth (1/100th)
                                                           of a share of Georgia-Pacific
                                                           Series C Junior Preferred Stock,
                                                           referred to herein as a "Series C
                                                           Unit," at a purchase price of
                                                           $100.00, subject to adjustment,
                                                           referred to herein as the "Series C
                                                           Unit Purchase Price."
                                                           Under certain circumstances
                                                           involving an acquiring person or
                                                           upon the occurrence of certain
                                                           events while there is an acquiring
                                                           person as set forth in the rights
                                                           agreement, the Timber Rights will
                                                           "flip-in," and proper provision will
                                                           be

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------

                                                           made so that each holder of a Timber
                                                           Right, other than Timber Rights
                                                           which are, or under certain
                                                           circumstances specified in the
                                                           rights agreement were, beneficially
                                                           owned by an acquiring person, which
                                                           will thereafter be void, will
                                                           thereafter be entitled to purchase,
                                                           at the Series C Unit Purchase Price,
                                                           a number of Series C Units with a
                                                           market value equal to twice the
                                                           Series C Unit Purchase Price.
                                                           In the event, following the stock
                                                           acquisition date:
                                                           - Georgia-Pacific is acquired in a
                                                             merger or other business
                                                             combination transaction and
                                                             Georgia-Pacific is not the
                                                             surviving corporation;
                                                           - any person consolidates or merges
                                                             with Georgia-Pacific and all or
                                                             part of Georgia-Pacific's common
                                                             stock is converted or exchanged
                                                             for securities, cash or property
                                                             of any other person; or
                                                           - 50% or more of Georgia-Pacific's
                                                             assets or earning power is sold or
                                                             transferred;
                                                           the Timber Rights will "flip-over,"
                                                           and each Timber Right will entitle
                                                           its holder to purchase, for the
                                                           Series C Unit Purchase Price, a
                                                           number of shares of common stock of
                                                           the surviving entity in any such
                                                           merger, consolidation or other
                                                           business combination or the
                                                           purchaser in any such sale or
                                                           transfer with a market value equal
                                                           to twice the Series C Unit Purchase
                                                           Price.
                                                           The rights agreement permits a
                                                           majority of independent directors to
                                                           terminate the Timber Rights without
                                                           any payment to any holder thereof.
                                                           The rights agreement could, under
                                                           certain circumstances, discourage
                                                           third parties from seeking to
                                                           acquire a significant portion of the
                                                           outstanding securities of
                                                           Georgia-Pacific; engaging in any
                                                           transaction which might result in a

                                  PLUM CREEK                        THE TIMBER COMPANY
                                  (DELAWARE)                            (GEORGIA)
                                  ----------                            ---------

                                                           change of control of
                                                           Georgia-Pacific; or acquiring,
                                                           holding, voting or disposing of any
                                                           securities of Georgia-Pacific.
                                                           Georgia-Pacific has amended the
                                                           rights agreement to provide that
                                                           (1) neither Plum Creek nor any of
                                                           its affiliates or associates will be
                                                           deemed an "Acquiring Person" as
                                                           defined in the rights agreement and
                                                           (2) the Subsidiaries will not have
                                                           to establish a stockholder rights
                                                           plan upon redemption of Timber
                                                           Company common stock.

                          DESCRIPTION OF CAPITAL STOCK


    The following summary of the current terms of the capital stock of Plum Creek and the terms of the capital stock of Plum Creek to be in effect after the completion of the mergers is not meant to be complete and is qualified by reference to the certificate of incorporation and bylaws of Plum Creek. Copies of Plum Creek's certificate of incorporation and bylaws are incorporated by reference. To obtain copies of these documents see, "Where You Can Find More Information" on page 159.


AUTHORIZED CAPITAL STOCK--PRIOR TO COMPLETION OF THE MERGERS

    Plum Creek has authorized 525,634,567 shares of capital stock, consisting of:

    - 300,000,000 shares of common stock, par value $.01 per share;

    - 634,566 shares of special voting common stock, par value $.01 per share;

    - 150,000,001 shares of excess stock, par value $.01 per share; and

    - 75,000,000 shares of preferred stock, par value $.01 per share.

AUTHORIZED CAPITAL STOCK--FOLLOWING COMPLETION OF THE MERGERS

    CONVERSION AND ELIMINATION OF PLUM CREEK SPECIAL VOTING COMMON STOCK

    The voting agreement and consent, as amended, provides that immediately prior to the completion of the mergers, all of the outstanding shares of Plum Creek special voting common stock will be converted into shares of Plum Creek common stock pursuant to Plum Creek's certificate of incorporation. As a result, the number of outstanding shares of Plum Creek common stock will be increased by 634,566 shares. Pursuant to the merger agreement, Plum Creek's certificate of incorporation will be amended to eliminate the special voting common stock and, accordingly, Plum Creek's board of directors will no longer have the right to authorize the issuance of any shares of Plum Creek special voting common stock. See "Ancillary Arrangements--Voting Agreement and Consent" beginning on page 88.

    PLUM CREEK STOCK OUTSTANDING

    The outstanding shares of Plum Creek common stock are, and the shares of Plum Creek common stock to be issued pursuant to the merger agreement will be, duly authorized, validly issued, fully paid and nonassessable.

    VOTING RIGHTS

    Each holder of Plum Creek common stock is entitled to one vote for each share of Plum Creek common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

    DIVIDEND RIGHTS; RIGHTS UPON LIQUIDATION

    The holders of Plum Creek common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Plum Creek's board of directors, subject to any preferential dividend rights granted to the holders of any outstanding Plum Creek preferred stock. In the event of liquidation, each share of Plum Creek common stock is entitled to share pro rata in any distribution of Plum Creek's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Plum Creek preferred stock.

    PREEMPTIVE RIGHTS

    Holders of Plum Creek common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

PREFERRED STOCK


    Plum Creek's board of directors has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed on any unissued series of Plum Creek's preferred stock and to fix the number of shares, distribution rights, conversion or exchange rights, voting rights, redemption rights, liquidation preferences, and sinking funds of any series of Plum Creek preferred stock. The authorized shares of Plum Creek preferred stock will be available for issuance without further action by Plum Creek's stockholders, unless stockholder action is required by applicable law or by the rules of a stock exchange on which any series of Plum Creek's stock may be listed. As of the record date, no shares of preferred stock are outstanding and Plum Creek has no current plans to issue any preferred stock.


RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

    In order for Plum Creek to qualify as a REIT under the Internal Revenue Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined by the Internal Revenue Code. Also, shares of Plum Creek capital stock must be beneficially owned by 100 or more persons during the last 335 days of a taxable year of 12 months, other than the first year or during a proportionate part of a shorter year taxable year.


    To protect Plum Creek from losing its status as a REIT, its certificate of incorporation, subject to some exceptions, provides that no person, other than the individuals designated in its certificate of incorporation and their affiliates, may beneficially own more than the Ownership Limit of Plum Creek's shares of capital stock. "Ownership Limit" means the provisions in Plum Creek's certificate of incorporation which prohibit ownership either directly or under the applicable attribution rules of the Internal Revenue Code of more than 5% of the lesser of the total number of shares of common stock outstanding or the value of the outstanding shares of common stock by any stockholder other than by some designated persons agreed to by Plum Creek. These ownership restrictions, however, allow the individuals designated in its certificate of incorporation and some of their affiliates to beneficially own up to 27% of Plum Creek capital stock, which percentage will be permanently reduced in accordance with any reduction in their proportional beneficial ownership from sales of shares of Plum Creek capital stock by these individuals and their affiliates or new issuances of capital stock by Plum Creek, and which percentage will be increased to adjust for repurchases of capital stock by Plum Creek. This limitation will be reduced to approximately 10% after the mergers.


    Any transfer of shares of Plum Creek capital stock is null and void, and the intended transferee will acquire no rights to the shares of capital stock, if the transfer would do any of the following:

    - cause any person to beneficially own shares of Plum Creek capital stock in excess of the Ownership Limit not otherwise permitted as provided above;

    - result in the shares of Plum Creek capital stock being owned by fewer than 100 persons within the meaning of section 856(a)(5) of the Internal Revenue Code;

    - result in Plum Creek being "closely held" within the meaning of section 856(h) of the Internal Revenue Code;

    - result in Plum Creek failing to qualify as a "domestically controlled REIT" within the meaning of section 897(h)(4)(B) of the Internal Revenue Code; or

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    - otherwise cause Plum Creek to fail to qualify as a REIT.

    The restriction on transferability and ownership described above which prohibits any person from beneficially owning shares of Plum Creek capital stock in excess of the Ownership Limit will not apply if Plum Creek's board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to it, waives the application of the Ownership Limit to a person subject to the limit, provided that:

    - Plum Creek's board of directors obtains representations and undertakings as are reasonably necessary to ascertain that the acquiror's beneficial ownership or constructive ownership of shares of capital stock will not at that time or in the future result in any of the other situations described above; and

    - the acquiror agrees in writing that any violation or attempted violation of any other limitations, restrictions and conditions that Plum Creek's board of directors may impose at the time of waiver with respect to the acquiror will result in the conversion of these shares in excess of the original limit applicable to the acquiror into shares of excess stock.

    If any purported transfer of Plum Creek capital stock or other event resulting in an increase in any holder's percentage interest in Plum Creek common stock would cause a purported transferee or holder to be in violation of the Ownership Limit or would cause Plum Creek to be disqualified as a REIT, then the purported transferee or holder will not acquire or will cease to own, as the case may be, the number of shares in excess of the Ownership Limit or in excess of the highest number of shares which would allow Plum Creek to remain qualified as a REIT. The excess stock will be converted automatically into an equal number of shares of stock and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Plum Creek. Automatic transfer shall be deemed to be effective as of the close of business on the trading day prior to the date of the violative transfer or event. Upon the occurrence of a conversion of shares of capital stock into an equal number of shares of excess stock, these shares of capital stock shall be automatically retired and canceled, without any action required by Plum Creek's board of directors, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of capital stock from which this excess stock was converted and may be reissued by Plum Creek as that particular class or series of capital stock.

    As soon as practical after the transfer of shares of excess stock to the trust, the trustee of the trust, who shall be designated by Plum Creek, will be required to designate one or more persons who could own excess shares without violating the Ownership Limit or causing Plum Creek to be disqualified as a REIT and to sell excess shares to these permitted transferees. Upon the trustee's designation and sale of the excess stock to the permitted transferee, shares of excess stock will automatically convert into an equal number of shares of capital stock of the same class and series from which the excess stock was converted. Upon the occurrence of a conversion of shares of excess stock into an equal number of shares of capital stock, shares of excess stock shall be automatically retired and canceled, without any action by Plum Creek's board of directors, and shall be restored to the status of authorized but unissued shares of excess stock and may be reissued by Plum Creek as excess stock. However, if the transfer of excess stock to a purported permitted transferee would or does violate any of the transfer restrictions set forth above, this transfer shall be void as to that number of shares of excess stock that cause the violation of this restriction when shares are converted into shares of capital stock and the purported permitted transferee shall be deemed to be a prohibited owner and shall acquire no rights in these shares of excess stock or Plum Creek capital stock. Shares of Plum Creek capital stock shall be automatically converted into excess stock and transferred to the trust from which they were originally transferred.

    Any prohibited owner shall be entitled, following acquisition of the shares of excess stock and the subsequent designation and sale of excess stock to a permitted transferee, to receive from the trustee

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sales proceeds received by the trust for the excess shares. The proceeds of a sale are calculated according to a formula in Plum Creek's certificate of incorporation.

    In addition, excess shares held in the trust shall be deemed to have been offered for sale to Plum Creek, or its designee, at a price per share equal to the lesser of the price per share in the transaction that created the excess stock or market value. Plum Creek shall have the right to accept this offer for a period of 90 days.

    All certificates representing shares of common stock bear a legend referring to the restrictions described above.

    Plum Creek is required to keep records which disclose the actual ownership of its outstanding shares of capital stock. Accordingly, in order to comply with these record keeping requirements, any person who beneficially owns more than 30% of the outstanding shares of any class or series of Plum Creek capital stock, or the lower percentages as are then required pursuant to regulations under the Internal Revenue Code, is required to provide to Plum Creek, by January 31st of each year, a written statement or affidavit stating the name and address of the beneficial owner, the number of shares beneficially owned by the beneficial owner and a description of how the shares are held. In addition, each record and beneficial owner of Plum Creek capital stock shall, upon demand, be required to disclose to Plum Creek in writing the information Plum Creek may request in order to determine its status as a REIT and to ensure compliance with the Ownership Limit. In addition, the individuals designated in Plum Creek's certificate of incorporation and their affiliates shall promptly notify Plum Creek upon any transfer of its capital stock.

    The ownership limitations described above could have the effect of delaying, deferring or preventing a change of control in which holders of common stock might receive a premium for their shares over the then prevailing market price.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

    Under Delaware law, an acquirer of 15% or more of Plum Creek voting stock must wait three years before engaging in a business combination with Plum Creek unless one of the following exceptions is available:

    - approval by Plum Creek's board of directors prior to the time the acquiror became a 15% holder of Plum Creek voting stock;

    - achieving an ownership level of at least 85% of Plum Creek voting stock in the transaction in which the acquiror became a 15% holder of Plum Creek voting stock; or

    - approval of the business combination by Plum Creek's board of directors and at least two-thirds of Plum Creek's disinterested holders of Plum Creek voting stock.

Any of these provisions could delay, deter or prevent a tender offer or takeover attempt with respect to Plum Creek.

TRANSFER AGENT AND REGISTRAR

    EquiServe, L.P. acts as transfer agent and registrar for Plum Creek common stock.

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                     FEDERAL INCOME TAXATION OF PLUM CREEK
                              AND ITS STOCKHOLDERS

    The following is a summary of the Federal income tax considerations anticipated to be material to prospective holders of Plum Creek common stock. The discussion does not address the tax consequences that may be relevant to individual stockholders in light of their particular circumstances or any special treatment to which they may be subject under certain Federal income tax laws, such as dealers in securities, traders in securities that elect to mark to market, banks, insurance companies, tax-exempt organizations, except to the extent discussed under the heading "--Taxation of Tax-Exempt U.S. Stockholders," or non-United States persons, except to the extent discussed under the heading "--Taxation of Non-United States Stockholders." This summary does not address any consequences arising under the laws of any state, local or foreign jurisdiction.

    The information in the discussion below is based on current provisions of the Internal Revenue Code, existing, temporary and currently proposed Treasury Regulations thereunder, the legislative history of the Internal Revenue Code, existing administrative interpretations and practices of the Internal Revenue Service, and judicial decisions, all of which are subject to change either prospectively or retroactively. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations or judicial decisions will not significantly change the current law or adversely affect existing interpretations of current law.

    Prospective holders of Plum Creek common stock are urged to consult their tax advisors regarding the specific Federal, state, local and foreign income and other tax consequences of the ownership and disposition of Plum Creek common stock.

TAXATION OF PLUM CREEK AS A REIT

    GENERAL.

    Under Federal income tax law, if certain detailed conditions imposed by the Internal Revenue Code and the related Treasury Regulations are satisfied, an entity that invests principally in real estate and that would otherwise be subject to tax as a corporation may elect to be treated as a REIT for Federal income tax purposes. These conditions relate, in part, to the nature of the entity's assets and income. Provided Plum Creek qualifies to be subject to tax as a REIT, it will generally not be subject to Federal corporate income tax on taxable income that it distributes currently to stockholders. This treatment substantially eliminates "double taxation." Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed.

    Plum Creek has elected to be treated for tax purposes as a REIT commencing with its taxable year ending on December 31, 1999. Plum Creek believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner. No assurance can be given, however, that it was organized and has operated in such a manner as to qualify as a REIT. Plum Creek has, however, as described more fully under "Income Tests" below, received a private letter ruling from the Internal Revenue Service substantially to the effect that its timberlands, including those timberlands that are subject to timber cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests discussed below, and that the gains derived by Plum Creek from timber cutting contracts will be from the sale of real property for purposes of the REIT gross income tests. See "Risk Factors."

    As a condition to the obligation of Plum Creek to consummate the mergers, Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Plum Creek, will deliver an opinion to the effect that Plum Creek will continue to meet the requirements for qualification and taxation as a REIT after the mergers. The opinion will be based upon facts, representations and assumptions as of its date, and

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Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise Plum
Creek or holders of Plum Creek common stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. Qualification and taxation as a REIT will depend upon Plum Creek's ability to meet on an ongoing basis (through actual annual operating results, its asset base, distribution levels and diversity of share ownership) the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on a continuing basis. No assurance can be given that the actual results of Plum Creek's operations for any particular taxable year will satisfy such requirements, and an opinion of counsel is not binding upon the Internal Revenue Service. Further, the anticipated income tax treatment described in this joint proxy statement/prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Failure to Qualify as a REIT."

    The sections of the Internal Revenue Code and the corresponding Treasury Regulations relating to the taxation of REITs and their stockholders are highly technical and complex. The following discussion sets forth the material aspects of the rules that govern the Federal income tax treatment of a REIT and its stockholders. This summary is based on current United States law, including the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, which changes may apply retroactively.

    Provided Plum Creek qualifies for taxation as a REIT, it will generally not be subject to Federal corporate income taxes on that portion of its ordinary income or capital gain that Plum Creek currently distributes to stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a regular corporation. Plum Creek will, however, be subject to Federal income tax under certain circumstances, including the following:

    - Plum Creek will be subject to tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, "Annual Distribution Requirements" with respect to its ability to elect to treat as having been distributed to stockholders certain of its capital gains upon which it has paid taxes, in which event so much of the taxes as Plum Creek has paid with respect to such income would be available as a credit or refund to stockholders;

    - Plum Creek may be subject to the "alternative minimum tax" on certain of its items of tax preference;

    - If Plum Creek has (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, Plum Creek will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property;

    - Plum Creek will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business;

    - If Plum Creek fails to satisfy the 75% gross income test or the 95% gross income test as discussed below, but Plum Creek has maintained its qualification as a REIT because certain other requirements have been met, Plum Creek will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amount by which Plum Creek fails the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect its profitability;

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
    - Plum Creek will be required to pay a 4% excise tax on the amount by which its annual distributions to stockholders are less than the sum of (1) 85% of its ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, other than capital gain income Plum Creek elects to retain and pay tax on and (3) any undistributed taxable income from prior periods, other than capital gains from such years which Plum Creek elected to retain and pay tax on;

    - A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary if and to the extent that the Internal Revenue Service successfully adjusts the reported amounts of these items; and

    - If Plum Creek acquires an asset from a corporation that was subject to tax under subchapter C of the Internal Revenue Code in a transaction in which the adjusted tax basis of the asset in the hands of Plum Creek is determined by reference to the adjusted tax basis of the asset in the hands of the transferor corporation, then under recently issued temporary Treasury Regulations, the transferor corporation would generally be required to recognize any built-in gain that would have been realized if it had sold all of its assets at their respective fair market values and immediately liquidated on the day before the date of the transfer. The regulations provide, however, that in lieu of taxation of the transferor corporation as described immediately above, Plum Creek may make an irrevocable election to be subject to tax at the highest regular corporate tax rate then applicable on the built-in gain recognized upon a subsequent disposition of any such assets during the ten-year period following their acquisition from the transferor corporation. Plum Creek intends to make such an election with respect to the assets of the Subsidiaries that are acquired pursuant to the mergers to avoid an immediate tax on the Subsidiaries.

      Plum Creek intends to take the position that the income it derives from the harvesting and sale of timber pursuant to timber cutting contracts (as opposed to the gain derived from the sale of timberlands it acquired in the mergers) will not be subject to the built-in gains tax. Although this position is not entirely free from doubt, it is consistent with the conclusion reached by the Internal Revenue Service in a Technical Advice Memorandum and numerous private letter rulings that were issued to other taxpayers. The Internal Revenue Service announced, however, that it intends to revisit this issue. Although it is difficult to predict whether the Internal Revenue Service will change its position on this issue, or when notice of such a change would be issued, Plum Creek believes that any such change, if any, issued by the Internal Revenue Service should only apply prospectively and should not affect the income derived by Plum Creek from the harvesting and sale of timber acquired pursuant to the mergers. If the built-in gains tax were to apply to Plum Creek's harvesting and sale of timber from timberlands transferred by the Subsidiaries in the mergers, a substantial portion of Plum Creek's income would be subject to double taxation (I.E., at the entity and shareholder levels) for the 10-year period following the mergers, and as a result, Plum Creek's operating results and the market price of Plum Creek common stock would be adversely affected.

    REQUIREMENTS FOR QUALIFICATION

    Plum Creek has elected to be treated as a REIT beginning with its taxable year ended December 31, 1999. In order to continue to qualify as a REIT, Plum Creek must meet the requirements discussed below relating to its organization, sources of income, nature of assets and distributions of income.

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    ORGANIZATIONAL REQUIREMENTS

    Plum Creek's stock must be held by at least 100 persons and no more than 50% of the value of its capital stock may be owned, directly or indirectly, by five or fewer individuals (as specially defined for these purposes) at all times during the last half of the taxable year. For these purposes, certain entities such as private foundations are treated as an individual. Plum Creek must satisfy these stock ownership requirements in its second taxable year and in each subsequent taxable year. Plum Creek's certificate of incorporation provides for certain restrictions regarding the transfer of its capital stock in order to aid in meeting the stock ownership requirements, but these restrictions cannot insure that Plum Creek will in all cases comply with these ownership requirements.

    To monitor its compliance with the stock ownership requirements, Plum Creek is required to maintain records regarding the actual ownership of its stock. To do so, Plum Creek must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the stock (I.E., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of its records. A stockholder who fails or refuses to comply with the demand must submit a statement with its Federal income tax return disclosing the actual ownership of the stock and certain other information.

    INCOME TESTS

    In order to maintain qualification as a REIT, Plum Creek must annually satisfy two gross income requirements. First, for each taxable year Plum Creek must derive, directly or indirectly, at least 75% of its gross income (excluding gross income from "prohibited transactions") from investments relating to real property or mortgages on real property (including "rents from real property" and "gain from the sale or other disposition of real property") other than property held primarily for sale to customers in the ordinary course of business or from certain types of temporary investments. Second, for each taxable year Plum Creek must derive, directly or indirectly, at least 95% of its gross income (excluding gross income from "prohibited transactions") from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

    In addition, if Plum Creek should realize any net income from the sale or other disposition of property held primarily for sale to customers in the ordinary course of business (including its share of any such gain realized by any partnership in which Plum Creek is a partner) then such income would be treated as income from a "prohibited transaction" and would not count towards satisfying the 95% and 75% gross income tests. Such income would also be subject to a 100% penalty tax. Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

    Rents that Plum Creek receives will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. Substantially all of the rental income that Plum Creek has received in the past and is anticipated to receive in the future is derived from certain farmlands and grazing lands, from certain hunting leases and from renting rights of ways through its properties. It is anticipated that any income Plum Creek receives from such leases and properties will constitute "rents from real property" under the applicable rules. While it is not expected that Plum Creek will receive a substantial amount of rental income, Plum Creek will take steps to ensure that any such rental income will qualify as "rents from real property" for purposes of the 75% and 95% gross income tests.

    Plum Creek has received a private letter ruling from the Internal Revenue Service substantially to the effect that its timberlands, including those timberlands that are subject to timber cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT

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asset tests, and that the gains derived by Plum Creek from timber cutting contracts will be from the sale of real property for purposes of the REIT gross income tests. In reaching these conclusions, the Internal Revenue Service expressly relied upon a representation from Plum Creek that its disposals of timber pursuant to these timber cutting contracts will qualify as disposals of timber under section 631(b) of the Internal Revenue Code. In connection with this representation, Plum Creek has received an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, substantially to the effect that its disposal of timber pursuant to these timber cutting contracts will qualify for treatment under section 631(b) of the Internal Revenue Code.

    If Plum Creek fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Plum Creek may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if:

    - Plum Creek's failure to meet such tests was due to reasonable cause and not due to willful neglect;

    - Plum Creek attaches a schedule of the sources of its income to its Federal income tax return; and

    - any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances Plum Creek would be entitled to the benefit of these relief provisions. As discussed above in "--General," even if these relief provisions apply, a tax would be imposed with respect to the excess gross income.

    The Treasury Regulations provide that if Plum Creek is a partner in a partnership, it will be deemed to own its proportionate share of the assets of the partnership, and it will be deemed to be entitled to its proportionate share of the gross income of the partnership. In addition, the character of the assets and gross income of the partnership generally retains the same character in its hands for purposes of satisfying the gross income tests and the asset tests.

    ASSET TESTS

    At the close of each quarter of its taxable year, Plum Creek must satisfy the following three tests relating to the nature of its assets:

    - at least 75% of the value of its total assets must be represented by real estate assets including (1) its allocable share of real estate assets held by partnerships in which Plum Creek owns an interest and (2) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering, cash, cash items and government securities;

    - not more than 25% of its total assets may be represented by securities other than those in the 75% asset class; and

    - of the investments included in the 25% asset class, the value of any one issuer's securities owned by Plum Creek may not exceed 5% of the value of its total assets, and Plum Creek may not own more than 10% of any one issuer's outstanding voting securities or more than 10% of the value of the outstanding securities of any one issuer.

The 5% and 10% asset limitations described above do not apply to wholly owned qualified REIT subsidiary corporations, or to electing taxable REIT subsidiary corporations. The value of stock held by a REIT in taxable REIT subsidiary corporations may not, however, exceed, in the aggregate, 20% of the value of a REIT's total assets.

    As of the date of this joint proxy statement/prospectus, substantially more than 75% of the fair market value of the assets indirectly owned by Plum Creek through its operating partnership will

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consist of timberlands owned in fee, and Plum Creek expects that, at all times after the mergers, substantially more than 75% of the assets owned by it directly and indirectly through the operating partnership will consist of fee ownership of timberland. Accordingly, Plum Creek believes that it will be able to meet the 75% test described above on a going forward basis.

    The operating partnership owns indirectly all of the outstanding stock of its various corporate subsidiaries that are engaged in the business of purchasing and harvesting timber and manufacturing timber products. These corporate subsidiaries were formed, as part of the conversion of Plum Creek from a partnership to a REIT, to own and operate businesses that Plum Creek, as a REIT, would not be permitted to own and operate directly. Through its ownership interest in the operating partnership, Plum Creek is considered to own its pro rata share (which as of the date of this joint proxy statement/ prospectus is 100%) of the stock of such corporate subsidiaries held by the operating partnership. Plum Creek has elected to treat its corporate subsidiaries as taxable REIT subsidiaries.

    The percentage limitations on the ownership of securities described above must generally be met for any quarter in which Plum Creek acquires securities of the issuer. Thus, this requirement must be satisfied not only on the date Plum Creek acquires securities of each of the corporate subsidiaries but also each time Plum Creek increases its ownership of securities of any corporate subsidiaries, including as a result of its interest in the operating partnership, the exercise by the partners of their exchange rights or otherwise. Although Plum Creek will take steps to ensure that it satisfies these tests for any quarter with respect to which testing will occur, there can be no assurance that such steps will always be successful or will not require Plum Creek to reduce its overall interest in one or more of the corporate subsidiaries. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on the assumption of continued compliance with these tests.

    If Plum Creek fails to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause Plum Creek to lose its REIT status if
(1) Plum Creek satisfied all of the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (I.E., the discrepancy arose from changes in the market values of its assets). If the conditions described in clause (2) of the preceding sentence were not satisfied, Plum Creek could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

    ANNUAL DISTRIBUTION REQUIREMENTS

    In order to qualify as a REIT, Plum Creek is required to make distributions (other than capital gain dividends) to its stockholders in an amount at least equal to (1) the sum of (a) 90% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of noncash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Plum Creek timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that Plum Creek does not distribute (or Plum Creek is not treated as having distributed) all of its capital gain or Plum Creek distributes (or Plum Creek is treated as having distributed) at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, Plum Creek will be subject to tax on the undistributed income at regular corporate tax rates. If Plum Creek should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year (other than capital gain income that Plum Creek elects to retain and pay tax on as provided for below) and (3) any undistributed taxable income from prior periods (other than capital gains from such years which Plum Creek elected to retain and pay tax on), Plum Creek would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

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    Plum Creek may elect to retain rather than distribute its net long-term capital gains. The effect of this election is that:

    - Plum Creek would be required to pay the tax on such gains at regular corporate tax rates;

    - its stockholders, although required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the tax paid by Plum Creek; and

    - the basis of a stockholder's stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of the tax on capital gains paid by Plum Creek which was included in income by the stockholder).

    It is possible that Plum Creek, from time to time, may not have sufficient cash or other liquid assets to meet the annual distribution requirements described above due to timing or other differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at its taxable income. If Plum Creek encounters this situation, it may elect to retain the capital gain and pay the tax on the gain. Nevertheless, in order to pay such tax or otherwise meet the distribution requirements, Plum Creek may find it necessary to arrange for short or possibly long-term borrowings, issue equity, or sell assets.

    Under certain circumstances, Plum Creek may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, Plum Creek may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Plum Creek will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    DISTRIBUTION OF ACQUIRED EARNINGS AND PROFITS

    The Internal Revenue Code provides that when a REIT acquires a subchapter C corporation (such as the Subsidiaries), the REIT may qualify as a REIT only if, as of the close of the year of acquisition, the REIT has no "earnings and profits" acquired from such acquired corporation. In the mergers, Plum Creek will succeed to the earnings and profits of the Subsidiaries and, therefore, Plum Creek will be required to distribute the earnings and profits of the Subsidiaries effective on or before January 31, 2002. As a result of the requirement to distribute such earnings and profits, as further described below, the character of the portion of Plum Creek's distributions in the year the mergers are completed (and possibly through January 31, 2002) that is attributable to the amount of such earnings and profits that would otherwise be a return of capital or capital gain to stockholders will be ordinary income.

    Plum Creek has retained independent certified public accountants to review the determination of the Subsidiaries' earnings and profits for purposes of this requirement, and it will attempt to ensure that it has distributed all of its earnings and profits by January 31, 2002. Any adjustments to the Subsidiaries' income for taxable years ending on or before the closing of the mergers, including as a result of an examination of its returns by the Internal Revenue Service, could affect the calculation of the Subsidiaries' earnings and profits. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt.

    There can be no assurance that the Internal Revenue Service will not examine the tax returns of the Subsidiaries and propose adjustments to increase their taxable income and therefore their earnings and profits. In this regard, the Internal Revenue Service can consider all taxable years of the Subsidiaries as open for review for purposes of determining the amount of such earnings and profits. If Plum Creek fails to distribute an amount equal to the Subsidiaries' earnings and profits effective on or before January 31, 2002, Plum Creek might be subject to adverse tax consequences. Distributions will

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be treated as first made from earnings and profits which, but for such distributions, would result in a failure to meet the requirements described above. Accordingly, based on the amounts anticipated to be distributed to stockholders after completion of the mergers in 2001, Plum Creek expects that, even if the earnings and profits of the Subsidiaries were subsequently to be adjusted upward by the Internal Revenue Service, the amounts distributed would exceed such earnings and profits and Plum Creek would not be subject to any adverse tax consequences. Nevertheless, such an adjustment may give rise to the imposition of the 4% excise tax on the excess of income required to be distributed and the amounts treated as distributed after application of the earnings and profits rule. See "--Annual Distribution Requirements."

    Because of the nature of a substantial portion of its income as capital gain, Plum Creek may not have to make actual additional cash distributions in excess of its normal distribution in order to meet the distribution requirement described above. Instead, Plum Creek may elect to retain its capital gains and pay tax on such gains. See "--Annual Distribution Requirements." Such an election would effectively change the portion of Plum Creek's distributions for the applicable year that would otherwise be capital gain to ordinary income.

    FAILURE TO QUALIFY AS A REIT

    If Plum Creek fails to qualify for taxation as a REIT in any taxable year and if the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Plum Creek fails to qualify as a REIT will not be deductible by Plum Creek nor will they be required to be made. As a result, cash available for distribution to stockholders would be significantly reduced. In addition, if Plum Creek fails to qualify as a REIT, all distributions to stockholders will be subject to tax as ordinary income, to the extent of its current and accumulated earnings and profits, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Plum Creek will also be disqualified from being eligible to be subject to tax as a REIT for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances Plum Creek would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. HOLDERS

    As used herein, the term "U.S. Holder" means a holder of Plum Creek common stock who for United States Federal income tax purposes is

    - an individual who is a citizen or resident of the United States;

    - an entity which is a corporation or partnership for United States Federal income tax purposes and which is created or organized in the United States or under the laws of the United States or any political subdivision thereof (although certain partnerships so created or organized may be treated, under regulations not yet published, as not a United States person);

    - any estate whose income is includable in gross income for United States Federal income tax purposes regardless of its source; or

    - a "Domestic Trust." A Domestic Trust is generally any trust with respect to which a court within the United States is able to exercise primary supervision over the administration of such trust, and as to which one or more United States fiduciaries have the authority to control all substantial decisions of such trust.

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    DISTRIBUTIONS TO U.S. HOLDERS

    Provided that Plum Creek qualifies as a REIT, distributions made to U.S. Holders, other than tax-exempt entities, that are not designated as capital gain dividends, will generally be subject to tax as ordinary income to the extent of Plum Creek's current and accumulated earnings and profits as determined for Federal income tax purposes. If the amounts distributed exceed a stockholder's allocable share of Plum Creek's earnings and profits, the excess will be treated as a return of capital to the extent of the stockholder's adjusted basis in its shares, which will not be subject to tax, and thereafter as a gain from the sale or exchange of a capital asset. At the present time, Plum Creek anticipates that substantially all of the distributions made by it will constitute capital gain dividends or a return of capital. Nevertheless, certain measures taken to satisfy the requirement to distribute earnings and profits acquired in the mergers may result in effectively changing the character of such distributions to ordinary income in the year the mergers are completed. See "--Taxation of Plum Creek as a REIT--Distribution of Acquired Earnings and Profits."

    Distributions made to U.S. Holders that Plum Creek properly designates as capital gain dividends will be subject to tax as capital gains (to the extent that they do not exceed Plum Creek's actual net capital gain for the taxable year) without regard to the period for which a U.S. Holder has held its shares. The maximum long-term Federal capital gains rate for individuals with respect to capital gains dividends is 20%. If Plum Creek elects to retain capital gains rather than distribute them, a U.S. Holder will be deemed to receive a capital gain dividend equal to its share of such retained capital gains. In such a case, a stockholder will receive a tax credit or refund for its share of the tax paid by Plum Creek on such undistributed capital gains and the basis of the stockholders' common stock would be increased by the amount of the undistributed capital gains (minus the amount of the tax on capital gains paid by Plum Creek deemed distributed to such stockholders).

    Dividends declared by Plum Creek in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Plum Creek and received by the stockholder on December 31 of such year, provided that Plum Creek actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their income tax returns any of Plum Creek's net operating losses or capital losses. Plum Creek will notify each stockholder after the close of its taxable year as to the portions of the distributions attributable to that year which constitute ordinary income, capital gain or a return of capital.

    Plum Creek will be treated as having sufficient earnings and profits to treat as a dividend any distribution that Plum Creek makes up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under "--Taxation of Plum Creek as a REIT--General" and "--Taxation of Plum Creek as a REIT--Annual Distribution Requirements." As a result, stockholders may be required to treat as taxable dividends certain distributions that would otherwise result in tax free returns of capital. In addition, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of Plum Creek's earnings and profits.

    PASSIVE ACTIVITY LOSSES AND THE INVESTMENT INTEREST LIMITATION

    Distributions made by Plum Creek and gain arising from the sale or exchange by a U.S. Holder of Plum Creek common stock will not be treated as passive activity income, and, as a result, U.S. Holders will generally not be able to apply any "passive losses" against such income or gain. Dividends from Plum Creek will generally be treated as investment income for purposes of the investment interest limitation to the extent the dividends do not constitute a capital gain dividend or a return of capital. Net capital gain from the sale or other disposition of shares of common stock and capital gain dividends will generally not be considered investment income for purposes of the investment interest limitation.

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    SALE OF PLUM CREEK COMMON STOCK

    Upon any sale or other taxable disposition of shares of Plum Creek common stock, a U.S. Holder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on such sale or other disposition and (2) the holder's adjusted basis in such shares for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Holder as a capital asset and will be eligible for preferential capital gains rates if such shares have been held for more than one year, as discussed above under "Distributions to U.S. Holders." In general, any loss recognized by a U.S. Holder upon the sale or other disposition of Plum Creek common stock that has been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received by such U.S. Holder which were treated as long-term capital gains.

TAXATION OF TAX-EXEMPT U.S. STOCKHOLDERS

    Based upon a published ruling by the Internal Revenue Service, distributions that Plum Creek makes to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    Notwithstanding the preceding paragraph, however, a portion of the dividends Plum Creek distributes may be treated as UBTI to certain United States private pension trusts if Plum Creek were treated as a "pension-held REIT." Plum Creek is not currently nor does it anticipate that it will be a "pension-held REIT." If Plum Creek were to become a pension-held REIT, these rules would generally only apply to certain United States pension trusts that hold more than 10% of its stock.

TAXATION OF NON-UNITED STATES STOCKHOLDERS

    The rules governing United States Federal income taxation of the ownership and disposition of Plum Creek common stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Holders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States Federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Holder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Plum Creek qualifies for taxation as a REIT. Prospective Non-U.S. Holders should consult their tax advisors to determine the impact of Federal, state, local and foreign tax laws with regard to the ownership and disposition of Plum Creek common stock (including reporting requirements) in light of their individual investment circumstances. As discussed below, because of the nature of Plum Creek's income, investment in Plum Creek common stock by Non-U.S. Holders may be less favorable than investments in REITs whose principal activity is not timber-related.

    DISTRIBUTIONS TO NON-U.S. HOLDERS

    Under the Foreign Investors In Real Property Tax Act ("FIRPTA"), distributions to a Non-U.S. Holder that are attributable to gain from sales or exchanges by Plum Creek of United States real property interests will cause the Non-U.S. Holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Holders would thus generally be subject to tax at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Such gain may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a corporation. Plum Creek is generally

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required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Holder's United States Federal income tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends is higher than the maximum rate on long-term capital gains of U.S. Holders that are individuals. It should also be emphasized that the income Plum Creek receives under its timber cutting contracts will be characterized for Federal income tax purposes as gain from the sale or other disposition of real property. Accordingly, the portion of any distribution that Plum Creek makes that is not a return of capital will be subject to such treatment. Plum Creek currently expects that substantially all of its distributions will be capital gain and accordingly will be subject to such treatment. Plum Creek will withhold at a rate of 35% on the entire amount of any distribution to Non-U.S. Holders.

    The portion of dividends received by Non-U.S. Holders payable out of Plum Creek's earnings and profits which are not attributable to capital gains if any, and which are not effectively connected with a United States trade or business of the Non-U.S. Holder will be subject to United States withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a United States trade or business solely as a result of their ownership of Plum Creek common stock. In cases where the dividend income from a Non-U.S. Holder's investment in Plum Creek common stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a United States trade or business, the Non-U.S. Holder will generally be subject to United States Federal income tax at graduated rates, in the same manner as United States stockholders are subject to tax with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

    Under United States Treasury Regulations applicable to dividends paid after December 31, 2000, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder will be required to either (1) provide an Internal Revenue Service Form W-8BEN certifying such Non-U.S. Holder's entitlement to benefits under a treaty together with, in certain circumstances, additional information, or (2) satisfy certain other applicable treaty certification requirements. The Treasury Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those persons or entities holding an interest in such entity. Non-U.S. Holders who hold Plum Creek common stock through United States pass-through entities should consult their tax advisors.

    Distributions in excess of Plum Creek's current and accumulated earnings and profits to Non-U.S. Holders will not be subject to tax to the extent that they do not exceed the adjusted basis of the stockholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's shares of Plum Creek common stock, they will give rise to gain from the sale or exchange of such shares, the tax treatment of which is described below. Because at the time of a distribution Plum Creek will generally not know whether such distribution is in excess of earnings and profits, Plum Creek will withhold at a rate of 35% on the entire amount of any distribution (or a lower applicable treaty rate). Nevertheless, a Non-U.S. Holder may seek a refund of such amounts from the Internal Revenue Service if it subsequently determines that such distribution was, in fact, in excess of Plum Creek's current or accumulated earnings and profits and the amount withheld exceeded the Non-U.S. Holder's United States Federal income tax liability, if any, with respect to the distribution.

    SALE OF PLUM CREEK COMMON STOCK

    Gain recognized by a Non-U.S. Holder upon the sale or exchange of Plum Creek common stock will generally not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. Plum Creek common stock will not constitute a "United States real property interest" so long as Plum Creek is a "domestically controlled REIT." A

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"domestically controlled REIT" is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by Non-U.S. Holders. Plum Creek believes that it is currently a "domestically controlled REIT," because its stock is publicly traded; however, no assurance can be given that Plum Creek will continue to be a "domestically controlled REIT." If Plum Creek ceases to be a "domestically-controlled REIT," gain arising from the disposition of shares of Plum Creek common stock will not be subject to tax, provided that such shares are publicly traded on an established securities market (as determined under applicable Treasury Regulations) and the stockholder holds 5% or less of the outstanding stock of Plum Creek during the five-year period ending on the date of disposition.

    Notwithstanding the foregoing, a Non-U.S. Holder will be subject to tax on gain from the sale or exchange of common stock not otherwise subject to FIRPTA if the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Plum Creek must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such stockholder, regardless of whether any tax was actually withheld. That information may also be made available to the tax authorities of the country in which a Non-U.S. Holder resides.

    Backup withholding tax, which is generally imposed on certain payments to persons that fail to furnish certain information under the United States information reporting requirements, will generally not apply to dividends, including any capital gain dividends, that Plum Creek pays on its stock to a Non-U.S. Holder at an address outside the United States.

    The payment of the proceeds from the disposition of Plum Creek common stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of Plum Creek common stock to or through a non-U.S. office of a non-U.S. broker will generally not be subject to backup withholding and information reporting.

    The backup withholding tax is not an additional tax and may be credited against a Non-U.S. Holder's United States Federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the Internal Revenue Service.

    The Internal Revenue Service has issued final Treasury Regulations regarding the backup withholding and information rules discussed above, which are generally effective for payments made after December 31, 2000. In general, those final Treasury Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. Non-U.S. Holders should consult their tax advisors regarding the application of the final Treasury Regulations and their potential effect on the ownership of Plum Creek common stock.

TAX ASPECTS OF PLUM CREEK'S OWNERSHIP OF INTERESTS IN THE OPERATING PARTNERSHIP

    As of the date of this joint proxy statement/prospectus, substantially all of Plum Creek's assets are held indirectly through its operating partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Skadden,

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Arps, Slate, Meagher & Flom LLP, special counsel to Plum Creek, has delivered an opinion, substantially to the effect that the operating partnership will not be classified as an association subject to tax as a corporation, but will instead be classified as either (1) a disregarded entity if Plum Creek owns 100% of its membership interests directly or indirectly through one or more of its wholly owned subsidiaries, or (2) a partnership if, in addition to Plum Creek at least one other person that is unrelated to Plum Creek or that is not, directly or indirectly, a 100% owned disregarded entity, owns an interest in the operating partnership. Accordingly, Plum Creek will include in its income its proportionate share of the foregoing items of the operating partnership for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Plum Creek will include its proportionate share of assets held through the operating partnership.

OTHER TAXES

    Plum Creek, the operating partnership, any of its subsidiaries, or its stockholders may be subject to foreign, state and local tax in various countries, states and localities, including those countries, states and localities in which they transact business, own property, or reside. The state, local or foreign tax treatment of Plum Creek and its stockholders in those jurisdictions may differ from the Federal income tax treatment described above. Consequently, prospective holders of Plum Creek common stock should consult their tax advisors regarding the effect of foreign, state and local tax laws upon the ownership and disposition of Plum Creek common stock in light of their individual investment circumstances.

LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

    The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department. Changes to the Federal tax laws and interpretations of Federal tax laws could adversely affect an investment in Plum Creek.

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             AMENDMENT TO PLUM CREEK'S CERTIFICATE OF INCORPORATION
                     TO ELIMINATE THE CLASSIFICATION OF THE
                         PLUM CREEK BOARD OF DIRECTORS

    Article Fifth of Plum Creek's certificate of incorporation currently provides for the division of the board of directors into three classes with each serving staggered three year terms. The purpose of dividing the directors into three classes was to promote continuity and stability in Plum Creek's management and policies by making an attempted takeover of Plum Creek more difficult. A classified board of directors extends the time required to make a change in control of the board and tends to discourage any hostile takeover because it takes at least two annual meetings to make a change in control of the board, since only a minority of the directors are elected at each meeting.

    Plum Creek's board of directors believes that the elimination of the classified board will allow Plum Creek stockholders to express their views annually regarding the entire board by electing all directors annually and also help to ensure that each director will represent the interests of all stockholders. Further, the elimination of the classified board of directors promotes greater accountability on the part of all of the directors each year and encourages directors to better serve stockholders while discouraging the preservation of the status quo. The amendment is not being proposed in response to any specific takeover effort of which the Plum Creek board of directors is aware. If this proposal is approved, each elected Plum Creek director will serve one year terms. The proposed amendment to the certificate of incorporation will not affect the current term of any of the current members of Plum Creek's board of directors.

    Approval of this proposed amendment to Plum Creek's certificate of incorporation requires the affirmative vote of 66 2/3% of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock, voting together as a single class.

    The holders of all of the outstanding shares of Plum Creek special voting common stock, who also own approximately 24% of the outstanding shares of Plum Creek common stock approximately 25% of the outstanding shares of Plum Creek common stock and Plum Creek special voting common stock voting together as a class, have entered into a voting agreement and consent, which provides, among other things, that each of them will vote their shares of special voting common stock and common stock in favor of the amendment to Plum Creek's certificate of incorporation to eliminate the classified board of directors.

    Plum Creek's board of directors recommends that the Plum Creek stockholders vote for the proposed amendment to Plum Creek's certificate of incorporation to end the classification of Plum Creek's board of directors even though approving the amendment is not a condition to completing the mergers.

                                 LEGAL MATTERS

    The validity of the shares of Plum Creek common stock to be issued pursuant to the terms of the merger agreement will be passed upon by Skadden, Arps, Slate, Meagher & Flom, LLP. It is a condition to the completion of the mergers that Plum Creek and Georgia-Pacific receive opinions from Skadden, Arps, Slate, Meagher & Flom, LLP and McDermott, Will & Emery, respectively, with respect to the tax treatment of the mergers. See "The Merger Agreement--Conditions to the Notice of Redemption and Mergers" and "The Mergers--Certain Tax Consequences of the Mergers."

                                    EXPERTS

    The consolidated/combined financial statements of Plum Creek incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for Plum Creek for the year ended December 31, 2000 have been so incorporated in reliance on the report of

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PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements and schedule of Georgia-Pacific Corporation and the combined financial statements of The Timber Company included in or incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      SUBMISSION OF STOCKHOLDER PROPOSALS


    Any Plum Creek stockholder who wishes to present a proposal at the Plum Creek 2002 annual meeting of stockholders, and who wishes to have such proposal included in Plum Creek's proxy statement for that meeting, must deliver a copy of such proposal to Plum Creek Timber Company, Inc., 999 Third Avenue, Suite 2300, Seattle, Washington 98104, Attention: Secretary, on or before
November 27, 2001. If a Plum Creek stockholder intends to present a proposal at the Plum Creek 2002 annual meeting of stockholders that is not included in Plum Creek's proxy statement for that meeting, and the Plum Creek stockholder fails to promptly notify Plum Creek of such proposal in writing prior to February 7, 2002 but not later than March 9, 2002, then such proposals shall be considered untimely. Article II, Section 5 of Plum Creek's bylaws governs submission of matters for presentation at Plum Creek stockholder meetings.


    Due to the contemplated completion of the mergers, Georgia-Pacific does not currently intend to hold a 2002 annual meeting for the holders of Timber Company common stock. If the mergers are not completed and that meeting is held, any proposals of the holders of Timber Company common stock intended to be presented at this meeting must be received by the secretary of Georgia-Pacific at its principal executive offices no later than the close of business on November 29, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports (including annual reports which contain audited financial statements), proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

    Plum Creek has filed with the Securities and Exchange Commission a registration statement on Form S-4. This joint proxy statement/prospectus is a part of the registration statement and constitutes the prospectus of Plum Creek for the Plum Creek common stock to be issued to the holders of Units in the mergers. As allowed by the Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

    The Securities and Exchange Commission allows us to "incorporate by reference" information into this joint proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about Plum Creek and The Timber Company and their respective financial condition. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this joint proxy statement/prospectus and prior to the date of the Plum Creek special meeting or the special meeting of the holders of Timber Company common stock:


PLUM CREEK'S SEC FILINGS (FILE NO. 1-10239)                               PERIOD
-------------------------------------------         --------------------------------------------------
Annual Report on Form 10-K........................  Fiscal Year ended December 31, 2000
Quarterly Reports on Form 10-Q....................  Quarter ended March 31, 2001
Current Reports on Form 8-K.......................  Dated January 12, 2001 and June 14, 2001
The description of Plum Creek common stock set
  forth in the Registration Statement on
  Form 8-A........................................  Dated July 1, 1999



GEORGIA-PACIFIC'S SEC FILINGS (FILE NO. 1-3506)                           PERIOD
-----------------------------------------------     --------------------------------------------------
Annual Report on Form 10-K........................  Fiscal Year ended December 30, 2000
Quarterly Reports on Form 10-Q....................  Quarter ended March 31, 2001
Current Reports on Form 8-K.......................  Dated January 26, 2001, March 2, 2001, March 15,
                                                      2001, April 19, 2001, April 30, 2001, June 4,
                                                      2001 and June 14, 2001


    You can obtain any of the documents incorporated by reference in this joint proxy statement/ prospectus through Plum Creek or Georgia-Pacific, as the case may be, or from the SEC web site at "http://www.sec.gov." Documents incorporated by reference are available from the appropriate company without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

    Plum Creek Timber Company, Inc.
    999 Third Avenue, Suite 2300
    Seattle, Washington 98104
    Attention: Director of Investor Relations
    Telephone No.: 1-800-858-5347

    Georgia-Pacific Corporation
    133 Peachtree Street, N.E.
    Atlanta, Georgia 30303
    Attention: Investor Relations
    Telephone No.: (404) 652-5555


    IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, YOU SHOULD MAKE YOUR REQUEST BY AUGUST 8, 2001.


    WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGERS OR ABOUT US THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS JOINT PROXY STATEMENT/ PROSPECTUS OR THE DOCUMENTS THAT WE PUBLICLY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

    IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.

    THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                               THE TIMBER COMPANY
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
FINANCIAL STATEMENTS:
  Report of Independent Public Accountants..................  F-2
  Combined Statements of Income for the years ended
    December 30, 2000, January 1, 2000 and December 31,
    1998....................................................  F-3
  Combined Statements of Cash Flows for the years ended
    December 30, 2000, January 1, 2000 and December 31,
    1998....................................................  F-4
  Combined Balance Sheets as of December 30, 2000 and
    January 1, 2000.........................................  F-5
  Combined Statements of Parent's Equity (Deficit) for the
    years ended December 30, 2000, January 1, 2000 and
    December 31, 1998.......................................  F-6
  Notes to Combined Financial Statements....................  F-7
  Combined Statements of Income for the three months ended
    March 31, 2001 (unaudited) and April 1, 2000
    (unaudited).............................................  F-25
  Combined Statements of Cash Flows for the three months
    ended March 31, 2001 (unaudited) and April 1, 2000
    (unaudited).............................................  F-26
  Combined Balance Sheets as of March 31, 2001 (unaudited)
    and December 30, 2000...................................  F-27
  Notes to Combined Financial Statements as of March 31,
    2001 (unaudited)........................................  F-28

                            ------------------------

    On December 16, 1997, shareholders of Georgia-Pacific approved the creation of two classes of common stock intended to reflect separately the performance of Georgia-Pacific's manufacturing and timber businesses (the "Letter Stock Recapitalization"). Georgia-Pacific's articles of incorporation were amended and restated to, among other things, (i) create a new class of stock designated as Georgia-Pacific Corporation--Timber Group common stock, $0.80 par value per share, and (ii) authorize the distribution of one share of Timber Company common stock for each outstanding share of Georgia-Pacific. Timber Company common stock tracks the performance of a wholly owned division of Georgia-Pacific that is engaged primarily in the growing and selling of timber on the approximately
4.7 million acres of timberlands that Georgia-Pacific owns or leases. Also in connection with the Letter Stock Recapitalization, Georgia-Pacific formed Georgia-Pacific Group, a wholly-owned division that manufactures and distributes building products and pulp and paper products.

    Since December 16, 1997, Georgia-Pacific has reported the results of The Timber Company in separate financial information that tracks the financial performance of The Timber Company (the "Letter Stock Financial Information"). Because this Letter Stock Financial Information is consolidated with and into the financial statements of Georgia-Pacific, it is not prepared as if The Timber Company were a stand-alone entity. In the Letter Stock Financial Information, The Timber Company recognizes revenues and earnings from timber deed sales to Georgia-Pacific Group as the timber is cut by the Georgia-Pacific Group. The Letter Stock Financial Information also reflects dividend payments, option exercises, share repurchases and earnings per share related to Timber Company common stock.

    For purposes of this merger transaction, Georgia-Pacific has prepared separate financial statements, different from the Letter Stock Financial Information, which reflect the operations of The Timber Company as if it were a stand-alone entity (the "Carve-out Financial Statements"). In the Carve-out Financial Statements, The Timber Company recognizes revenues and earnings from timber deed sales to Georgia-Pacific Group at the time of the timber deed agreement (the applicable accounting policy for timber deeds sold to third parties). In addition, because The Timber Company does not have shares outstanding for purposes of preparing the Carve-out Financial Statements, no dividend payments, option exercises or share repurchases are reflected in such statements. The Carve-out Financial Statements disclose only the commitments and contingencies and debt information directly related to The Timber Company as a stand-alone entity. The Carve-out Financial Statements reflect pro forma earnings per share that gives effect to the recapitalization that will be done for accounting purposes in connection with the mergers. The Carve-out Financial Statements are included herein and begin on page F-3.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Timber Company:

    We have audited the accompanying combined balance sheets of The Timber Company (as described in Note 1) as of December 30, 2000 and January 1, 2000 and the related combined statements of income, parent's equity (deficit), and cash flows for each of the three years in the period ended December 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Timber Company as of December 30, 2000 and January 1, 2000 and the results of their operations and their cash flows for each of the three years in the period ended
December 30, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
---------------------
Arthur Andersen LLP
Atlanta, Georgia

June 5, 2001

                               THE TIMBER COMPANY

                         COMBINED STATEMENTS OF INCOME

                                                                           YEAR ENDED
                                                            ----------------------------------------
                                                            DECEMBER 30,   JANUARY 1,   DECEMBER 31,
                                                                2000          2000          1998
                                                            ------------   ----------   ------------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales
  Timber--Georgia-Pacific Group...........................      $ 239         $323          $416
  Timber--unrelated parties
    Delivered.............................................         38           43            53
    Stumpage..............................................         96          131            52
  Other...................................................         21           25            20
                                                                -----         ----          ----
    Total net sales.......................................        394          522           541
                                                                -----         ----          ----
Costs and expense
  Cost of sales, excluding depreciation and depletion.....         26           70           114
  Depreciation and depletion..............................         27           41            45
  General and administrative..............................         38           43            36
  Interest................................................         44           69            71
  Other Income............................................         --         (355)          (24)
                                                                -----         ----          ----
    Total costs and expenses..............................        135         (132)          242
                                                                -----         ----          ----
Income before income taxes and extraordinary item.........        259          654           299
Provision for income taxes................................         97          256           117
                                                                -----         ----          ----
Income before extraordinary item..........................      $ 162         $398          $182
Extraordinary item--loss from early retirement of debt,
  net of taxes............................................         --           --            (2)
                                                                -----         ----          ----
Net income................................................      $ 162         $398          $180
                                                                =====         ====          ====
Basic pro forma earnings per share:
Income before extraordinary item..........................      $1.47
                                                                -----
Extraordinary item, net of taxes..........................         --
                                                                -----
Net income................................................      $1.47
                                                                =====
Diluted pro forma earnings per share:
Income before extraordinary item..........................      $1.46
                                                                -----
Extraordinary item, net of taxes..........................         --
                                                                -----
Net income................................................      $1.46
                                                                =====
Basic pro forma shares outstanding........................      110.4
                                                                =====
Diluted pro forma shares outstanding......................      111.1
                                                                =====

    The accompanying notes are an integral part of these combined financial statements.

                               THE TIMBER COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED
                                                            ----------------------------------------
                                                            DECEMBER 30,   JANUARY 1,   DECEMBER 31,
                                                                2000          2000          1998
                                                            ------------   ----------   ------------
                                                                         (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income................................................      $162          $398          $180
Adjustments to reconcile net income to cash provided by
  operations:
  Depreciation and depletion..............................        27            41            45
  Other income............................................        --          (355)          (24)
  Deferred income taxes...................................        29           131             6
  Gain on disposal of assets, net.........................       (78)          (51)          (17)
  Change in other assets and other liabilities............        32            (5)           11
                                                                ----          ----          ----
Cash provided by operations...............................       172           159           201
                                                                ----          ----          ----
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant and equipment investments.................        (3)           (2)           (6)
Timber and timberlands purchases..........................       (59)          (78)          (59)
Proceeds from sales of assets.............................       364           124            64
                                                                ----          ----          ----
Cash (used for) provided by investing activities..........       302            44            (1)
                                                                ----          ----          ----
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash returned to Georgia-Pacific Corporation..........      (144)         (190)         (212)
Additions to (repayments of) long-term debt...............      (330)          (13)           12
                                                                ----          ----          ----
Cash used for financing activities........................      (474)         (203)         (200)
                                                                ----          ----          ----
Increase in cash..........................................        --            --            --
  Balance at beginning of period..........................        --            --            --
                                                                ----          ----          ----
  Balance at end of period................................      $ --          $ --          $ --
                                                                ====          ====          ====

    The accompanying notes are an integral part of these combined financial statements.

                               THE TIMBER COMPANY

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 30,   JANUARY 1,
                                                                  2000          2000
                                                              ------------   ----------
                                                                    (IN MILLIONS)
Assets
  Timber and timberlands
    Timberlands.............................................     $  324        $  318
    Fee timber..............................................        531           523
    Reforestation...........................................        301           259
    Other...................................................         64            27
                                                                 ------        ------
      Total timber and timberlands..........................      1,220         1,127
  Property, plant and equipment, less accumulated
    depreciation of $43 and $44, respectively...............         18            19
  Note receivable...........................................        352           350
  Other assets..............................................         29            25
                                                                 ------        ------
  Total assets..............................................     $1,619        $1,521
                                                                 ======        ======
Liabilities and Parent's Equity
  Debt......................................................     $  640        $  970
  Other liabilities.........................................        428            47
  Deferred income tax liabilities...........................        406           377
                                                                 ------        ------
  Total liabilities.........................................      1,474         1,394
                                                                 ------        ------
  Commitments and contingencies.............................
  Parent's equity...........................................        145           127
                                                                 ------        ------
  Total liabilities and parent's equity.....................     $1,619        $1,521
                                                                 ======        ======

    The accompanying notes are an integral part of these combined financial statements.

                               THE TIMBER COMPANY

                COMBINED STATEMENTS OF PARENT'S EQUITY (DEFICIT)


                                                                           YEAR ENDED
                                                            ----------------------------------------
                                                            DECEMBER 30,   JANUARY 1,   DECEMBER 31,
                                                                2000          2000          1998
                                                            ------------   ----------   ------------
                                                                         (IN MILLIONS)
Parent's equity (deficit) balance, beginning of year......      $127          $(81)         $(49)
Net income................................................       162           398           180
Net cash returned to Georgia-Pacific Corporation..........      (144)         (190)         (212)
                                                                ----          ----          ----
Parent's equity (deficit) balance, end of year............      $145          $127          $(81)
                                                                ====          ====          ====


    The accompanying notes are an integral part of these combined financial statements.

                               THE TIMBER COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL. On December 16, 1997, shareholders of Georgia-Pacific Corporation ("Georgia-Pacific") approved the creation of two classes of common stock intended to reflect separately the performance of Georgia-Pacific's manufacturing ("Georgia Pacific Group") and timber businesses ("The Timber Company") (the "Letter Stock Recapitalization"). Georgia-Pacific's Articles of Incorporation were amended and restated to, among other things, (i) create a new class of stock designated as Georgia-Pacific Corporation--Timber Group common stock, $0.80 par value per share and (ii) authorize the distribution of one share of The Timber Company stock for each outstanding share of Georgia Pacific.

    The Timber Company represents the businesses whose results have been separately tracked by Georgia-Pacific's Timber Company common stock and is engaged primarily in the growing and selling of timber on the approximately
4.7 million acres of timberlands that Georgia-Pacific owns or leases. In 2000, these timberlands supplied approximately 14% of the overall timber requirements of Georgia-Pacific's manufacturing facilities.

    BASIS OF PRESENTATION. The financial statements of The Timber Company have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the historical balance sheets, results of operations and cash flows for The Timber Company, with all significant intercompany transactions and balances eliminated; and (ii) assets and liabilities of Georgia-Pacific and related transactions identified with The Timber Company, including allocated portions of Georgia-Pacific's debt and general and administrative expenses.

    The Timber Company's combined financial statements reflect the application of the management and allocation policies adopted by the Board of Directors of Georgia-Pacific to various corporate activities, as described below.

    MERGERS. On July 18, 2000, Georgia-Pacific signed a definitive agreement to combine The Timber Company with and into Plum Creek Timber Company, Inc. ("Plum Creek"). Prior to the mergers, Georgia-Pacific will have transferred the assets and liabilities of The Timber Company to six wholly owned subsidiaries (the "Subsidiaries") ("the spin-off"). Georgia-Pacific will redeem all of the outstanding shares of Timber Company common stock. In connection with the redemption, each outstanding share of Timber Company common stock will be exchanged for one unit (a "Unit"), which will represent one outstanding share of common stock of each of the Subsidiaries. Also in connection with the mergers, holders of the Units will receive 1.37 shares of Plum Creek stock for each Unit. This transaction, which includes the incurrence by Plum Creek of an amount of debt sufficient to relieve the debt attributed to The Timber Company, which was approximately $730 million as of March 31, 2001, adjusting for the transfer of an installment note and payment for the insurance policies, is valued at approximately $3.8 billion. Plum Creek will assume a ten-year timber supply agreement between Georgia-Pacific Group and The Timber Company. The mergers are subject to, among other things, approval by the Plum Creek stockholders and holders of Timber Company common stock, and receipt by Georgia-Pacific and Plum Creek of opinions of their respective legal counsel that the spin-offs and subsequent mergers will be treated as tax-free reorganizations under the Internal Revenue Code. The mergers are also subject to receipt of applicable governmental approvals and the satisfaction of customary closing conditions. The mergers are expected to be completed by the end of 2001.

    FINANCIAL ACTIVITIES. At June 30, 1997, $1.0 billion of Georgia-Pacific's total debt was allocated to The Timber Company for financial statement purposes. Georgia-Pacific's debt was allocated to The Timber Company based upon a number of factors including expected future cash flows, volatility of

                               THE TIMBER COMPANY

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) earnings, and the ability to pay debt service. In addition, Georgia-Pacific considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity, as a means of ensuring that each group could continue to pay debt service during a business downcycle. The Timber Company's debt increases or decreases by the amount of any net cash generated by, or required to fund, its operating activities, investing activities, and financing activities. Management believes that such allocation is equitable and reasonable.

    Interest is charged to The Timber Company in proportion to the respective amount of its debt at a rate equal to the weighted average interest rate of Georgia-Pacific's debt calculated on a quarterly basis. Georgia-Pacific's management believes that this method of allocation of the cost of debt is equitable and provides a reasonable estimate of the cost attributable to the groups. Changes in the cost of Georgia-Pacific's debt are reflected in adjustments to the weighted average interest cost of such debt.

    ALLOCATION OF SHARED SERVICES. A portion of Georgia-Pacific's shared general and administrative expenses (such as executive management, human resources, legal, accounting and auditing, tax, treasury, strategic planning and information systems support) has been allocated to The Timber Company based upon identification of such services specifically used by The Timber Company. Where determinations based on specific usage alone have been impracticable, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to The Timber Company. These methods consisted of allocating costs based on (i) number of employees of each group, (ii) percentage of office space and (iii) estimated percentage of staff time utilized. The total of these allocations was $3 million, $3 million and $4 million in 2000, 1999 and 1998, respectively. It is not practicable to provide a detailed estimate of the expenses that would be recognized if The Timber Company were a separate legal entity.

    ALLOCATION OF EMPLOYEE BENEFITS. A portion of Georgia-Pacific's employee benefit costs, including pension and postretirement health care and life insurance benefits, has been allocated to The Timber Company. The Timber Company's pension cost related to its participation in Georgia-Pacific's noncontributory defined benefit pension plan, and other employee benefit costs related to its participation in Georgia-Pacific's postretirement health care and life insurance benefit plans, are actuarially determined based on the number of its employees and an allocable share of the plan assets and are calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 87, "Employers' Accounting for Pensions," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," respectively. Georgia-Pacific's management believes such method of allocation is equitable and provides a reasonable estimate of the costs attributable to The Timber Company.

    Since plan assets are not segregated into separate accounts or restricted to providing benefits to employees of The Timber Company, assets of Georgia-Pacific's employee benefit plans may be used to provide benefits to all employees of Georgia-Pacific. Plan assets have been allocated to The Timber Company based on the percentage of its projected benefit obligation to the plans' total projected benefit obligations.

    ALLOCATION OF FEDERAL AND STATE INCOME TAXES. The federal income taxes of Georgia-Pacific and the subsidiaries that own assets allocated to The Timber Company are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated to The

                               THE TIMBER COMPANY

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Timber Company based principally on the taxable income and tax credits directly attributable to it. Such allocations reflect The Timber Company's contribution (positive or negative) to Georgia-Pacific's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits, if any, generated by The Timber Company that cannot be used by The Timber Company, but can be used on a consolidated basis, are credited to The Timber Company. Had The Timber Company filed separate tax returns, the provision for income taxes and net income for The Timber Company would not have significantly differed from the amounts reported on its statements of income for the years ended December 30, 2000, January 1, 2000 and December 31, 1998. However, the amounts of current and deferred taxes and taxes payable or refundable allocated to The Timber Company on the historical financial statements may differ from those that would have been allocated had The Timber Company filed separate income tax returns.

    Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a consolidated or combined basis or on a separate corporation basis. State income tax provisions and related tax payments or refunds determined on a consolidated or combined basis are allocated to The Timber Company based on its contribution to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments that are determined on a separate corporation basis are allocated to The Timber Company in a manner designed to reflect the contributions of The Timber Company to Georgia-Pacific's separate state or local taxable income.

    REVENUE RECOGNITION. Timber sales are recognized when legal ownership and the risk of loss passes to the purchaser and the quantity sold is determinable. This occurs when a purchaser acquires stumpage or standing timber, or when a purchaser receives logs on a delivered sale agreement. There are two types of stumpage agreements. A timber deed agreement is one in which the purchaser takes title to all timber on a tract of land. When title passes, revenue is recognized for the full value of all timber on the tract. A cutting contract agreement is one in which the purchaser acquires the right to harvest all stumpage on a tract at an agreed-to price per unit for all products on the tract. The sale, and any related advances, is recognized as the purchaser harvests the timber on the tract. For delivered sales, the risk of loss passes when the timber is delivered to the customer. Revenues are determined by multiplying actual harvest volumes by contractually agreed-upon prices negotiated with the purchasers, including the Georgia-Pacific Group, the manufacturing entity of Georgia-Pacific. Other sales are recognized when earned.

    PRO FORMA EARNINGS PER SHARE. In connection with the mergers, Georgia-Pacific expects to transfer the assets and liabilities of The Timber Company to the Subsidiaries. Georgia-Pacific will redeem all of the outstanding shares of Timber Company common stock. In connection with the redemption, each outstanding share of Timber Company common stock will be exchanged for one Unit. Also in connection with the mergers, holders of the Units will receive 1.37 shares of Plum Creek stock for each Unit. The pro forma basic earnings per share have been calculated after giving effect to the mergers. Furthermore, the diluted pro forma earnings per share include the dilutive effect of 5,937,033 outstanding options (after adjusting for the mergers) using the treasury stock method at exercise prices ranging from $15.29 to $18.34 per share (after adjusting for the mergers). The actual shares issued in the mergers will depend on the number of shares of Timber Company common stock outstanding on the date the mergers are completed.

    TIMBER AND TIMBERLANDS. The Timber Company capitalizes timber and timberland purchases and reforestation costs. The cost of timber harvested is based on the volume of timber harvested, the

                               THE TIMBER COMPANY

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) capitalized cost and the total timber volume estimated to be available over the growth cycle. Timber carrying costs are expensed as incurred.

    Gains or losses on sales of timberlands are reflected in "Cost of sales" on the accompanying statements of income. During 2000, 1999 and 1998, The Timber Company recognized net gains on sales of timberlands of $78 million, $51 million and $17 million, respectively, that are reflected as a reduction of "Cost of sales." Occasionally, The Timber Company sells entire basins or large tracts of timberlands in non-strategic areas. Gains or losses from these major divestitures, which are generally greater than $20 million for a single transaction, are reflected as "Other income".

    The Timber Company enters into tax-free exchange transactions to acquire and sell assets, principally timberlands. During 2000, 1999 and 1998, The Timber Company acquired assets totaling $32 million, $33 million and $4 million, respectively, under tax-free exchange transactions. Also during 2000, 1999 and 1998, The Timber Company disposed of assets for consideration of $76 million, $35 million and $13 million, respectively, under tax-free exchange transactions. These transactions are treated as noncash exchanges for purposes of preparing the accompanying statements of cash flows.

    PROPERTY, PLANT AND EQUIPMENT. Forestry-related property, plant and equipment are recorded at cost. Lease obligations for which The Timber Company assumes or retains substantially all the property rights and risks of ownership are capitalized. Replacements of major units of property are capitalized, and the replaced properties are retired. Replacements of minor components of property, and repair and maintenance costs, are charged to expense as incurred.

    Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Useful lives are 25 years for land improvements, 20 to 45 years for buildings, and 3 to 20 years for machinery and equipment. Upon retirement or disposition of assets, cost and accumulated depreciation are removed from the related accounts and any gain or loss is included in income.

    INVESTMENT IN REAL ESTATE HELD FOR DEVELOPMENT AND SALE. The Timber Company divested its real estate development properties located in South Carolina and Florida in the first quarter of 1998. As a result, The Timber Company is no longer engaged in real estate development activities. Real estate held for development and sale was stated at the lower of cost or net realizable value, and included direct costs of land and land development and indirect costs, including amenities, less amounts charged to cost of sales. These costs were allocated to individual lots or acreage sold based on relative sales value. Direct costs were allocated on a specific neighborhood basis, while indirect costs were allocated over the projects. The Timber Company recognized sales of retail homesites developed when all conditions, as set forth in SFAS No. 66, "Accounting for Sales of Real Estate," had occurred.

    FINANCIAL INSTRUMENTS. The carrying amount of The Timber Company's Note receivable and Debt approximates fair value.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                               THE TIMBER COMPANY

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING STANDARDS CHANGE. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on its balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Timber Company will be required to adopt SFAS No. 133 in 2001. Management has evaluated the effect of this statement on The Timber Company's derivative instrument, a rate collar swap transaction. The impact of such adjustment to fair value will not be material to The Timber Company's operations.

    CHANGE IN FISCAL YEAR. In April 1999, The Timber Company determined to change its fiscal year from December 31 to end on the Saturday closest to December 31. Additionally, The Timber Company reports its quarterly periods on a 13-week basis ending on a Saturday. The impact of one additional day on the year ended January 1, 2000 was not material. There was no transition period on which to report.

    RECLASSIFICATIONS. Certain 1999 and 1998 amounts have been reclassified to conform with the 2000 presentation.

NOTE 2. FACTORS AFFECTING THE TIMBER COMPANY'S BUSINESS

    FACTORS AFFECTING SUPPLY AND DEMAND. The results of operations of The Timber Company are and will continue to be affected by cyclical supply and demand factors related to the forest products industry. The supply of timber is significantly affected by land use management policies of the U.S. government, which in recent years have limited, and are likely to continue to limit, the amount of timber offered for sale by certain U.S. government agencies. Such government agencies historically have been major suppliers of timber to the U.S. forest products industry, but timber sales by such government agencies currently are at historically low levels. Any reversal of government land use management policies that substantially increases sales of timber by U.S. government agencies could significantly reduce prices for logs, lumber and other forest products. The demand for logs and manufactured wood products also has been, and in the future can be expected to be, subject to cyclical fluctuations. Such demand is primarily affected by the level of housing starts, repair and remodeling activity, industrial wood product use, competition from nonwood products, and the demand for pulp and paper products. These factors are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions, competitive pressures and other factors. Any decrease in the level of industry demand for logs and wood products generally can be expected to result in lower net sales, operating income and cash flow of The Timber Company.

    HARVESTING LIMITATIONS. Net sales, operating income and cash flow of The Timber Company are dependent, to a significant extent, on the continued ability of purchasers of standing timber and, to a lesser extent, of The Timber Company to harvest timber at adequate levels. Weather conditions, timber growth cycles, access limitations and regulatory requirements associated with the protection of wildlife and water resources may restrict harvesting of The Timber Company's timberlands. From time to time, proposals have been made in state legislatures that would regulate the level of timber harvesting. Timber harvests also may be affected by various natural factors, including damage by fire, insect infestation, disease, prolonged drought, severe weather conditions and other causes. The effects of such natural disasters may be particularly damaging to young timber. Although damage from such natural causes usually is localized and affects only a limited percentage of the timber, there can be no

                               THE TIMBER COMPANY

NOTE 2. FACTORS AFFECTING THE TIMBER COMPANY'S BUSINESS (CONTINUED) assurance that any damage affecting The Timber Company's timberlands will in fact be so limited. Consistent with industry practice, The Timber Company does not maintain insurance coverage with respect to damage to its timberlands. Any of the above factors that materially limits the ability of purchasers or The Timber Company to harvest timber could have a significant adverse impact on the net sales, operating income and cash flow of The Timber Company.

    COMMITTED PRODUCT PURCHASES BY THE GEORGIA-PACIFIC GROUP; POSSIBLE INABILITY TO DEVELOP NEW MARKETS. During 2000, The Timber Company derived approximately 61% of its net sales from sales of timber directly to the Georgia-Pacific Group. For a description of the terms of sales of timber by The Timber Company to the Georgia-Pacific Group, see Note 10. While management of The Timber Company believes that there is significant demand for The Timber Company's timber products from users other than the Georgia-Pacific Group, no assurance can be given that such demand will be equivalent to The Timber Company's planned annual harvests. Any excess supply of timber that results from the inability of The Timber Company to sell its products to users other than the Georgia-Pacific Group could result in lower prices for The Timber Company's products, which could have a material adverse effect on the net sales, operating income and cash flow of The Timber Company.

    ENVIRONMENTAL REGULATION. The Timber Company is subject to extensive and changing federal, state and local environmental laws and regulations, the provisions and enforcement of which are expected to become more stringent in the future. The Timber Company's operations generate air emissions, discharge wastewater and stormwater, and generate and dispose of both hazardous and nonhazardous wastes. The Timber Company is subject to regulation under the Endangered Species Act (the "ESA"), the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Insecticide, Fungicide and Rodenticide Act, as well as similar state laws and regulations. Violations of various statutory and regulatory programs that apply to The Timber Company's operations can result in civil penalties, remediation expenses, natural resource damages, potential injunctions, cease and desist orders, and criminal penalties. Some environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. There can be no assurance that such laws or future legislation or administrative or judicial action with respect to protection of the environment will not adversely affect The Timber Company.

    The ESA and counterpart state legislation protect species threatened with possible extinction. A number of species indigenous to The Timber Company's timberlands have been and in the future may be protected under these laws, including the northern spotted owl, marbled murrelet, gray wolf, grizzly bear, bald eagle, red-cockaded woodpecker, coho salmon and various other species. Protection of endangered and threatened species may include restrictions on timber harvesting, road building and other silvicultural activities on private, federal and state land containing the affected species.

    The U.S. Environmental Protection Agency has proposed regulations under its Total Maximum Daily Load ("TMDL") and National Pollutant Discharge Elimination System ("NPDES") programs under the Clean Water Act that could redefine certain silvicultural activities as point sources of pollution. These proposals, if enacted as currently written, have the potential to negatively impact forest management activities in certain areas.

    POTENTIAL ACQUISITION RISKS. The Timber Company intends to pursue acquisitions as part of its strategy in order to increase cash flow and returns to its shareholders. There can be no guarantee,

                               THE TIMBER COMPANY

NOTE 2. FACTORS AFFECTING THE TIMBER COMPANY'S BUSINESS (CONTINUED) however, that The Timber Company will be able to identify any timberlands for acquisition on terms that are economically feasible. Additionally, any acquisition strategy involves numerous risks, including difficulties inherent in the integration of systems, operations and personnel, diversion of management attention away from other business concerns and the need to potentially secure additional financing to consummate such acquisitions.

NOTE 3. DIVESTITURES

    During the second quarter of 1999, The Timber Company sold approximately 390,000 acres of timberlands in New Brunswick, Canada, and approximately 440,000 acres of timberlands in Maine for approximately $92 million and recognized a pretax gain of $84 million ($50 million after taxes). The amount is reflected in "Other income" on the accompanying statements of income. In conjunction with the sale of its Maine timberlands, Georgia-Pacific received notes from the purchaser in the amount of $51 million. In November 1999, Georgia-Pacific monetized these notes through the issuance of notes payable in a private placement. The proceeds of this transaction were credited to The Timber Company through a reduction of its allocated debt.

    In December 1999, The Timber Company sold approximately 194,000 acres of redwood and Douglas fir timberlands in Northern California for a purchase price of approximately $397 million and recognized a pretax gain of $271 million
($165 million after taxes). The amount is reflected in "Other income" on the accompanying statements of income. In conjunction with the sale of its California timberlands, The Timber Company received notes from the purchaser with an estimated fair value of $350 million. These notes are fully secured by a standby letter of credit with an unaffiliated third-party financial institution. In October 2000, Georgia-Pacific monetized these notes through the issuance of commercial paper secured by the notes. The net proceeds of $342 million from this monetization were used to reduce debt allocated to The Timber Company. The commercial paper is classified as "Other liabilities" on the accompanying balance sheet at December 30, 2000.

    In March 1998, The Timber Company sold its real estate development properties located in South Carolina and Florida for $18 million in cash, resulting in a pretax gain of approximately $1 million.

    In December 1998, The Timber Company completed the sale of approximately 61,000 acres of timberlands located in West Virginia. This sale resulted in a pretax gain of $24 million ($14 million after taxes). The amount is reflected in "Other income" on the accompanying statements of income.

NOTE 4. INDEBTEDNESS

    At June 30, 1997, $1.0 billion of Georgia-Pacific's total debt was allocated to The Timber Company for financial statement purposes. Georgia-Pacific's debt was allocated to The Timber Company based upon a number of factors including expected future cash flows, volatility of earnings, and the ability to pay debt service and dividends. In addition, Georgia-Pacific considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity, as a means of ensuring that each group could continue to pay debt service during a business downcycle. Georgia-Pacific believes that such allocation is equitable and reasonable.

    At December 30, 2000 and January 1, 2000, $640 million and $970 million, respectively, of Georgia-Pacific's debt was allocated to The Timber Company. Georgia-Pacific has not allocated any debt securities or instruments to The Timber Company. Interest is charged to The Timber Company in

                               THE TIMBER COMPANY

NOTE 4. INDEBTEDNESS (CONTINUED)
proportion to the respective amount of its debt at a rate equal to the weighted average interest rate of Georgia-Pacific's debt calculated on a quarterly basis and was 7.6%, 7.2% and 7.2% in 2000, 1999 and 1998, respectively.

    During 1998, Georgia-Pacific recorded an after-tax loss of approximately
$14 million related to the early redemption of debentures. Of this extraordinary loss, $2 million was allocated to The Timber Company.

    Because The Timber Company's debt is an allocated amount, there is no scheduled maturity. Georgia-Pacific does not expect repayment of The Timber Company debt on a schedule substantially different from its own scheduled debt maturity. The scheduled maturities of Georgia-Pacific's long-term debt for the next five years are as follows: 2% in 2001, 36% in 2002, 5% in 2003, 5% in 2004 and 16% in 2005.

NOTE 5. INCOME TAXES

    The provision for income taxes includes The Timber Company's allocated portion of income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The Timber Company's provision for income taxes consists of the following:

                                             DECEMBER 30,   JANUARY 1,   DECEMBER 31
                                                 2000          2000         1998
                                             ------------   ----------   -----------
                                                          (IN MILLIONS)
Federal income taxes:
  Current..................................       $61          $105         $ 95
  Deferred.................................        27           111            6
State income taxes:
  Current..................................         6            20           16
  Deferred.................................         3            20           --
                                                  ---          ----         ----
Provision for income taxes.................       $97          $256         $117
                                                  ===          ====         ====

    The federal statutory income tax rate was 35%. The Timber Company's provision for income taxes is reconciled to the federal statutory rate as follows:

                                             DECEMBER 30,   JANUARY 1,   DECEMBER 31
                                                 2000          2000         1998
                                             ------------   ----------   -----------
                                                          (IN MILLIONS)
Provision for income taxes computed at the
  federal statutory tax rate...............       $91          $229         $105
State income taxes, net of federal
  benefit..................................         6            27           12
                                                  ---          ----         ----
Provision for income taxes.................       $97          $256         $117
                                                  ===          ====         ====

                               THE TIMBER COMPANY

NOTE 5. INCOME TAXES (CONTINUED)
    The components of The Timber Company's net deferred income tax liabilities are as follows:

                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
                                                              (IN MILLIONS)
Deferred income tax assets:
  Other accruals and reserves.........................      $   1         $   1
                                                            -----         -----
                                                                1             1
Valuation allowance...................................         --            --
                                                            -----         -----
                                                                1             1
                                                            -----         -----
Deferred income tax liabilities:
  Machinery and equipment.............................         (5)           (5)
  Timber and timberlands..............................       (402)         (373)
                                                            -----         -----
                                                             (407)         (378)
                                                            -----         -----
Deferred income tax liabilities, net..................      $(406)        $(377)

NOTE 6. RETIREMENT PLANS

    DEFINED BENEFIT PENSION PLANS. Most of The Timber Company's employees participate in noncontributory defined benefit pension plans. These include plans that are administered solely by Georgia-Pacific. Georgia-Pacific's funding policy for solely administered plans is based on actuarial calculations and the applicable requirements of federal law.

    Benefits under the majority of plans for hourly employees are primarily related to years of service. Georgia-Pacific has separate plans for salaried employees and officers under which benefits are primarily related to compensation and years of service. The officers' plan is not funded and is nonqualified for federal income tax purposes.

    Plan assets consist principally of common stocks, bonds, mortgage securities, interests in limited partnerships, cash equivalents and real estate.

                               THE TIMBER COMPANY

NOTE 6. RETIREMENT PLANS (CONTINUED)
    The following table sets forth the change in projected benefit obligation and the change in plan assets for the solely administered plans allocated as described in Note 1 of the Notes to Combined Financial Statements under "Allocation of Employee Benefits":

                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
                                                              (IN MILLIONS)
Change in projected benefit obligation
Projected benefit obligation at beginning of year.....       $16           $16
Service cost..........................................         1             1
Interest cost.........................................         1             1
Actuarial gains.......................................        --            (1)
Benefits paid.........................................        (1)           (1)
                                                             ---           ---
Projected benefit obligation at end of year...........       $17           $16
                                                             ===           ===
Change in plan assets
Fair value of assets at beginning of year.............       $25           $21
Actual return on plan assets..........................        --             5
Employer contributions................................        --            --
Benefits paid.........................................        (1)           (1)
                                                             ---           ---
Fair value of assets at end of year...................       $24           $25
                                                             ===           ===

    The funded status and the amounts recognized on the accompanying balance sheets for the solely administered plans are set forth in the following table:

                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
                                                              (IN MILLIONS)
Funded status.........................................      $  7          $  8
Unrecognized actuarial gain...........................        (7)           (8)
Unrecognized prior service cost.......................        --            --
Unrecognized net (asset) obligation...................        --            --
                                                            ----          ----
Net (accrued) prepaid benefit cost....................      $ --          $ --
                                                            ====          ====
Amounts recognized on the balance sheets consist of:
Prepaid pension cost..................................      $ --          $ --
Accrued pension liability.............................        --            --
                                                            ----          ----
Net amount recognized.................................      $ --          $ --
                                                            ====          ====

                               THE TIMBER COMPANY

NOTE 6. RETIREMENT PLANS (CONTINUED)
    The Timber Company's share of the net periodic pension cost for solely administered pension plans included the following:

                                                           YEAR ENDED
                                             ---------------------------------------
                                             DECEMBER 30,   JANUARY 1,   DECEMBER 31
                                                 2000          2000         1998
                                             ------------   ----------   -----------
                                                          (IN MILLIONS)
Service cost of benefits earned............      $  1          $  1         $  1
Interest cost on projected benefit
  obligation...............................         1             1            1
Expected return on plan assets.............        (2)           (2)          (2)
                                                 ----          ----         ----
Net periodic pension cost..................      $ --          $ --         $ --
                                                 ====          ====         ====

    The following assumptions were used:

                                                           YEAR ENDED
                                             ---------------------------------------
                                             DECEMBER 30,   JANUARY 1,   DECEMBER 31
                                                 2000          2000         1998
                                             ------------   ----------   -----------
Discount rate used to determine the
  projected benefit obligation.............       7.5%          7.5%         6.5%
Rate of increase in future compensation
  levels used to determine the projected
  benefit obligation.......................       5.6%          5.7%         5.6%
Expected long-term rate of return on plan
  assets used to determine net periodic
  pension cost.............................       9.5%          9.5%         9.5%
                                                  ---           ---          ---

    DEFINED CONTRIBUTION PLANS. Georgia-Pacific sponsors several defined contribution plans to provide eligible employees with additional income upon retirement. Georgia-Pacific's contributions to the plans are based on employee contributions and compensation. The allocated portion of Georgia-Pacific's contributions related to The Timber Company totaled $1 million each in 2000, 1999 and 1998.

    HEALTH CARE AND LIFE INSURANCE BENEFITS. Georgia-Pacific provides certain health care and life insurance benefits to eligible retired employees. Salaried participants generally become eligible for retiree health care benefits after reaching age 55 with 10 years of service or after reaching age 65. Benefits, eligibility and cost-sharing provisions for hourly employees vary by location and/or bargaining unit. Generally, the medical plans pay a stated percentage of most medical expenses, reduced for any deductible and payments made by government programs and other group coverage. The plans are funded through a trust established for the payment of active and retiree benefits. Georgia-Pacific contributes to the trust in the amounts necessary to fund current obligations of the plans.

    In 1991, Georgia-Pacific began transferring its share of the cost of post-age 65 health care benefits to future salaried retirees. It is currently anticipated that Georgia-Pacific will continue to reduce the percentage of the cost of post-age 65 benefits that it will pay on behalf of salaried employees who retire in each of the years 1995 through 1999 and that Georgia-Pacific will continue to share the pre-age 65 cost with future salaried retirees but will no longer pay any of the post-age 65 cost for salaried employees who retire after 1999.

                               THE TIMBER COMPANY

NOTE 6. RETIREMENT PLANS (CONTINUED)
    The following tables set forth the change in projected benefit obligation and the amounts recognized on the accompanying balance sheets:

                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
                                                              (IN MILLIONS)
Change in projected benefit obligation
Projected benefit obligation at beginning of year.....      $  1          $  1
Actuarial losses......................................        --            --
                                                            ----          ----
Projected benefit obligation at end of year...........      $  1          $  1
                                                            ====          ====

                                                        DECEMBER 30,   JANUARY 1,
                                                            2000          2000
                                                        ------------   ----------
                                                              (IN MILLIONS)
Funded status.........................................       $(1)          $(1)
Unrecognized actuarial losses.........................        --            --
Unrecognized prior service cost.......................        --            --
Unrecognized net obligation...........................        --            --
                                                             ---           ---
Net accrued benefit cost..............................       $(1)          $(1)
                                                             ===           ===
Amounts recognized on the balance sheets consist of:
Prepaid benefit cost..................................       $--           $--
Accrued benefit liability.............................        (1)           (1)
                                                             ---           ---
Net amount recognized.................................        (1)           (1)
                                                             ===           ===

    The Timber Company's net periodic postretirement benefit cost consists of service cost of benefits earned, interest cost on accumulated postretirement benefit obligation and amortization of gains and losses. Total net periodic postretirement benefit costs were $133,594 as of December 30, 2000, $74,123 as of January 1, 2000 and $91,849 as of December 31, 1998.

    For measuring the expected postretirement benefit obligation for 2000, Georgia-Pacific assumed separate annual rates of increase in the per capital claims costs for its pre-age 65 and 65 and older claims of 7.5% and 10.0% respectively. An annual rate of increase in per capita claims cost of 7% and 8% was assumed for 1999 and 1998, respectively, for measuring the expected postretirement benefit obligation. The rates were assumed to decrease gradually to 5.5% in 2006 and remain at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7% at December 30, 2000, 7% at January 1, 2000 and 6% at December 31, 1998.

    If the annual health care cost trend rate were increased by 1%, the accumulated postretirement benefit obligation would have increased by 10% as of December 30, 2000, 13% as of January 1, 2000, and 10% as of December 31, 1998. The effect of this change on the aggregate of service and interest costs would be an increase of 15% for 2000, 13% for 1999, and 10% for 1998.

    If the annual health care cost trend rate were decreased by 1%, the accumulated postretirement benefit obligation would have decreased by 9% as of December 30, 2000, 11% as of January 1, 2000, and 9% as of December 31, 1998. The effect of this change on the aggregate of service and interest costs would be a decrease of 13% for 2000, 12% for 1999, and 9% for 1998.

                               THE TIMBER COMPANY

NOTE 7. STOCK BASED COMPENSATION

    Georgia-Pacific's authorized capital stock includes 250 million shares of Timber Company common stock. Prior to the mergers, Georgia-Pacific will have transferred the assets and liabilities of The Timber Company to the Subsidiaries. Georgia-Pacific will redeem all of the outstanding shares of Timber Company common stock. In connection with the redemption, each outstanding share of Timber Company common stock will be exchanged for a Unit. Also in connection with the mergers, holders of the Units will receive 1.37 shares of Plum Creek stock for each Unit and holders of stock options to purchase Timber Company common stock will receive equivalent Unit options using the same exchange ratio.

    1997 Long-Term Incentive Plans. Georgia-Pacific reserved 3,800,000 shares of Timber Company common stock for issuance under The Timber Company 1997 Long-Term Incentive Plan ("The Timber Company Plan"). Options covering 1,010,600 shares, 950 shares, and 624,250 shares were granted under The Timber Company Plan on December 17, 1997, January 28, 1999 and January 21, 2000, respectively. These grants have a 10-year term and vest ratably over four and three-year periods, except that all grants vest in connection with the mergers.

    EMPLOYEE STOCK PURCHASE PLAN. Georgia-Pacific reserved 1,500,000 shares of Timber Company common stock for issuance under the 2000 Employee Stock Purchase Plan (the "2000 Purchase Plan"), which offers employees the right to subscribe for shares of The Timber Company stock at a subscription price equal to 90% of the lower of the price per share on the first day or the last day of the purchase period. The purchase period for the initial one-year period begins on July 1, 2000 and ends on June 30, 2001. If the 2000 Purchase Plan is extended, the Plan Administrator will set the next purchase period for the plan years of 2001 and 2002. An employee may terminate his or her subscription at any time before he or she pays the full price of the shares subscribed and will receive in cash, the full amount withheld, without interest.

    1995 OUTSIDE DIRECTORS STOCK PLAN. Georgia-Pacific reserved 200,000 shares of Timber Company common stock for issuance under the 1995 Outside Directors Stock Plan (the "Directors Plan"), which provides for the issuance of shares of common stock to nonemployee directors of Georgia-Pacific on a restricted basis. Each nonemployee director was issued 647 and 346 restricted shares of Timber Company common stock in 2000 and 1999, respectively.

    EMPLOYEE STOCK OPTION PLANS. The 1995 Shareholder Value Incentive Plan (the "SVIP") provides for the granting of stock options having a term of either 5 1/2 or 10 years to officers and key employees. Under the amended and restated SVIP, no further grants may be made under the plan. Options having a term of 10 years become exercisable in 9 1/2 years unless certain performance targets tied to Georgia-Pacific's common stock performance are met, in which case the holder could exercise such options after 3, 4 or 5 years from the grant date. Options having a term of 5 1/2 years may be exercised only if such performance targets are met in the third, fourth or fifth year after such grant date. At the time options are exercised, the exercise price is payable in cash or by surrender of shares of common stock already owned by the optionee. All shares were vested as of February 2000.

    The 1994 Employee Stock Option Plan (the "1994 Option Plan") provided for the granting of stock options to certain nonofficer key employees. Under the 1994 Option Plan, Georgia-Pacific issued 146,350 and 75,550 shares of Timber Company common stock in 1999 and 1998, respectively. All remaining options were exercised in February 1999.

                               THE TIMBER COMPANY

NOTE 7. STOCK BASED COMPENSATION (CONTINUED)
    Following the Letter Stock Recapitalization, each outstanding stock option under the SVIP and the 1994 Option Plan was converted into separately exercisable options to acquire a number of shares of Timber Company common stock, each of which equaled the number of shares of Existing Common Stock specified in the original option. The exercise prices for the resulting Timber Company common stock options were calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which was the average of the high and low price of Timber Company common stock on December 17, 1997 and the denominator of which was the sum of such Georgia-Pacific Group and Timber Company common stock prices. This was intended to ensure that the aggregate intrinsic value of the options was preserved and the ratio of the exercise price per option to the market value per share was not reduced.

    Additional information relating to Georgia-Pacific's existing Timber Company employee common stock options is as follows:

                      TIMBER COMPANY COMMON STOCK OPTIONS

                                                     YEAR ENDED DECEMBER 30, 2000
                                                    -------------------------------
                                                                   WEIGHTED AVERAGE
                                                       SHARES       EXERCISE PRICE
                                                    ------------   ----------------
Options outstanding at January 1, 2000............    4,967,650          $22.33
Options granted/converted.........................      624,250           22.50
Options exercised/surrendered.....................     (659,601)          21.56
Options cancelled.................................      (22,600)          22.17
                                                     ----------          ------
Options outstanding at December 30, 2000..........    4,909,699          $22.46
Options available for grant at December 30,
  2000............................................    2,164,200
                                                     ----------
Total reserved shares.............................    7,073,899
                                                     ==========
Options exercisable at December 30, 2000..........    4,052,772          $22.30
Option prices per share:
  Granted/converted...............................          $23
  Exercised/surrendered...........................      $21-$25
  Cancelled.......................................      $21-$25
Options outstanding by exercise price:
$20.95-$25.13.....................................    4,909,699          $22.46
Average remaining life............................   6.4 years

                               THE TIMBER COMPANY

NOTE 7. STOCK BASED COMPENSATION (CONTINUED)

                                                               YEAR ENDED JANUARY 1, 2000
                                                              -----------------------------
                                                                           WEIGHTED AVERAGE
                                                                SHARES      EXERCISE PRICE
                                                              ----------   ----------------
Options outstanding at January 1, 1999......................   5,553,850        $22.26
Options granted/converted...................................         950         22.56
Options exercised/surrendered...............................    (417,150)        21.58
Options cancelled...........................................    (170,000)        21.70
                                                              ----------        ------
Options outstanding at January 1, 2000......................   4,967,650        $22.33
Options available for grant at January 1, 2000..............   1,288,450
                                                              ----------
Total reserved shares.......................................   6,256,100
                                                              ==========
Options exercisable at January 1, 2000......................   2,972,400        $22.32
Option prices per share:
  Granted/converted.........................................         $23
  Exercised/surrendered.....................................     $21-$23
  Cancelled.................................................     $21-$23
Options outstanding by exercise price:
$20.95-$25.13...............................................   4,967,650        $22.33
Average remaining life......................................   7.0 years

                                                               YEAR ENDED DECEMBER 31, 1998
                                                              -------------------------------
                                                                             WEIGHTED AVERAGE
                                                                 SHARE        EXERCISE PRICE
                                                              ------------   ----------------
Options outstanding at January 1, 1998......................    6,029,600          $22.20
Options granted.............................................           --              --
Options exercised/surrendered...............................     (180,400)          21.52
Options cancelled...........................................     (295,350)          21.50
                                                               ----------          ------
Options outstanding at December 31, 1998....................    5,553,850          $22.26
Options available for grant at December 31, 1998............    1,289,400
                                                               ----------
Total reserved shares.......................................    6,843,250
                                                               ==========
Options exercisable at December 31, 1998....................    1,503,588          $23.21
Average remaining life of options outstanding...............    6.3 years
Option prices per share:
  Granted...................................................          $--
  Exercised/surrendered.....................................      $17-$23
  Cancelled.................................................      $17-$25
  Outstanding...............................................      $21-$25
                                                               ==========

    OTHER. The Timber Company has elected to continue to account for its participation in stock-based compensation plans of Georgia-Pacific under APB Opinion No. 25 and disclose pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, no compensation cost has been recognized for the SVIP, The Timber Company Plan or the 2000 Purchase Plan. Had compensation cost for these plans been determined based on the fair value at the grant

                               THE TIMBER COMPANY

NOTE 7. STOCK BASED COMPENSATION (CONTINUED) dates in 2000, 1999 or 1998 under the plan consistent with the method of SFAS No. 123, the pro forma net income and earnings per share would have been as follows:

                                                  YEAR ENDED
                               -------------------------------------------------
                                 DECEMBER 30, 2000
                               ---------------------   JANUARY 1,   DECEMBER 31,
                                          PRO FORMA    ----------   ------------
                                 NET        INCOME        2000          1998
                                INCOME    PER SHARE*   NET INCOME    NET INCOME
                               --------   ----------   ----------   ------------
                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
As reported..................    $162       $1.47         $398          $180
Pro forma....................     159        1.43          392           173

------------------------

* Represents basic pro forma earnings per share, calculated after giving effect to the mergers (see Note 1 of the Notes to Combined Financial Statements). Pro forma diluted income per share was $1.42 in 2000.

    The fair-value-based method of accounting for stock-based compensation plans under SFAS No. 123 recognizes the value of options granted as compensation cost over the option's vesting period and has not been applied to options granted prior to January 1, 1995. Accordingly, the resulting pro forma compensation cost is not representative of what compensation cost will be in future years.

    Following are the weighted average assumptions used in connection with the Black-Scholes option pricing model to estimate the fair value of options granted in 2000 and 1999:

                                                            YEAR ENDED
                                               -------------------------------------
                                                DECEMBER 30, 2000    JANUARY 1, 2000
                                               -------------------   ---------------
                                               OPTIONS     ESPP*         OPTIONS
                                               --------   --------   ---------------
Risk-free interest rate......................      6.7%      6.1%           4.9%
Expected dividend yield......................      4.4%      4.5%           4.4%
Expected life................................  10 years    1 year        9 years
Expected volatility..........................      0.38      0.38           0.32
Option forfeiture rate.......................        3%      8.6%             3%

------------------------

*   Employee Stock Purchase Plan

    The weighted average grant date fair value per share of Timber Company common stock options granted during the year using the Black-Scholes option pricing model was $7.35 and $7.89 for 2000 and 1999, respectively. No options were granted to The Timber Company during 1998. The weighted average grant date fair value per share of shares subscribed under the 2000 Purchase Plan was $4.34 for The Timber Company. The total pro forma compensation cost calculated under SFAS No. 123 was allocated between the Georgia-Pacific Group and The Timber Company based on the number of employees in each group for periods prior to December 17, 1997. Management believes that this method of allocation is equitable and provides a reasonable estimate of the costs attributable to The Timber Company.

                               THE TIMBER COMPANY

NOTE 8. OTHER COMPREHENSIVE INCOME

    In 1998, The Timber Company adopted SFAS No. 130, which establishes standards for reporting and display of comprehensive income and its components. For the years ended December 30, 2000, January 1, 2000 and December 31, 1998, total comprehensive income was $162 million, $398 million and $180 million, respectively. Other comprehensive income was insignificant during 2000, 1999 and 1998.

NOTE 9. COMMITMENTS AND CONTINGENCIES

    The Timber Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. Although the ultimate outcome of these matters and legal proceedings cannot be determined with certainty, based on presently available information, management of Georgia-Pacific believes that the final outcome of such matters and legal proceedings will not have a material adverse effect on the results of operations, liquidity or financial position of The Timber Company.

NOTE 10. RELATED-PARTY TRANSACTIONS

    For all periods in which the separate accompanying combined statements of income are presented, timber has been transferred from Georgia-Pacific's timberlands at prices intended to reflect fair market prices based on prices paid by independent purchasers and sellers for similar kinds of timber.

    During the second quarter of 1998, Georgia-Pacific Group and The Timber Company revised the operating policy, which they had agreed to in 1997, with respect to sales of timber by The Timber Company to Georgia-Pacific Group. This revised policy was implemented on July 1, 1999 and remained in effect through 2000. Under the policy, The Timber Company was required to offer 70% of its projected annual harvest in Southeast Arkansas and Mississippi and 80% of its projected annual harvest in most of its Southern forests to Georgia-Pacific Group, and Georgia-Pacific Group was required to purchase not less than 50% nor more than 70% of the projected annual harvests in Southeast Arkansas and Mississippi, and not less than 60% nor more than 80% of the projected annual harvest in other Southern forest basins. The provisions in the policy were intended to cause prices paid by Georgia-Pacific Group for timber sold by The Timber Company to reflect market prices in particular forests, to allow Georgia-Pacific Group more flexibility in purchasing wood from third parties, and to allow The Timber Company flexibility in the timing of sales of its annual harvest on the open market.

    In 2000, Georgia-Pacific Group and The Timber Company negotiated a new timber supply agreement which became effective January 1, 2001 and is subject to an automatic ten year renewal period, unless either party delivers a timely termination notice. This agreement covers four key southern timber basins:
Southeast Arkansas, Mississippi, Florida, and Southeast Georgia. Under the agreement, The Timber Company must offer to Georgia-Pacific Group specified percentages of its annual harvest, subject to absolute minimum and maximum limitations in each basin. Georgia-Pacific Group can elect between 36% and 51% of The Timber Company's annual harvest each year in Mississippi, Florida and Southeast Georgia, and between 52% and 65% in Southeast Arkansas. The total annual volume softwood will range from a minimum of 2.7 million tons to a maximum of 4.2 million tons. The prices for such timber will be negotiated at arm's length between The Timber Company and Georgia-Pacific Group every six months, and will be set by third party arbitration if the parties cannot agree. A new agreement on substantially the same terms will be entered into with certain subsidiaries of Plum Creek if the mergers are completed.

                               THE TIMBER COMPANY

NOTE 10. RELATED-PARTY TRANSACTIONS (CONTINUED)
    The Timber Company and the Georgia-Pacific Group have also entered into a one year supply agreement for 2001 under which The Timber Company will deliver 42 million board feet of Douglas-fir and Western Hemlock sawtimber to Georgia-Pacific Group's sawmills at Coos Bay and Philomath, Oregon as well as 13 thousand green tons of pulpwood to the Georgia-Pacific Group Toledo pulp mill. Prices will be based on prevailing market prices.

NOTE 11. UNAUDITED SELECTED QUARTERLY FINANCIAL DATA

                                                                                          SECOND
                                                                 FIRST QUARTER            QUARTER
                                                              -------------------   -------------------
                                                                2000       1999       2000       1999
                                                              --------   --------   --------   --------
                                                                   (IN MILLIONS, EXCEPT PER SHARE
                                                                              AMOUNTS)
Net sales...................................................    $102       $140       $102       $134
Gross profit (net sales minus cost of sales)................      91        116         86        113
Net income..................................................      40         46         34         97
Basic pro forma earnings per share:
Net income..................................................    0.36                  0.31
Diluted pro forma earnings per share:
Net income..................................................    0.36                  0.31

                                                                     THIRD                FOURTH
                                                                    QUARTER               QUARTER
                                                              -------------------   -------------------
                                                                2000       1999       2000       1999
                                                              --------   --------   --------   --------
                                                                   (IN MILLIONS, EXCEPT PER SHARE
                                                                              AMOUNTS)
Net sales...................................................    $ 95       $139       $ 95       $109
Gross profit (net sales minus cost of sales)................      79        119        112        104
Net income..................................................      32         49         56        206
Basic pro forma earnings per share:
Net income..................................................    0.29                  0.51
Diluted pro forma earnings per share:
Net income..................................................    0.29                  0.50

                               THE TIMBER COMPANY

                   COMBINED STATEMENTS OF INCOME (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                              --------------------
                                                              MARCH 31,   APRIL 1,
                                                                2001        2000
                                                              ---------   --------
                                                              (IN MILLIONS, EXCEPT
                                                               PER SHARE AMOUNTS)
Net sales
  Timber-Georgia-Pacific Group..............................   $   68      $   64
  Timber-unrelated parties
    Delivered...............................................       13           8
    Stumpage................................................       25          28
  Other.....................................................        7           2
                                                               ------      ------
Total net sales.............................................      113         102
                                                               ------      ------
Costs and expense
  Cost of sales, excluding depreciation and depletion.......       28          11
  Depreciation and depletion................................        7           7
  General and administrative................................        9           9
  Interest..................................................       11          10
                                                               ------      ------
Total costs and expenses....................................       55          37
                                                               ------      ------
Income before income taxes..................................       58          65
Provision for income taxes..................................       22          25
                                                               ------      ------
Net income..................................................   $   36      $   40
                                                               ======      ======
Basic pro forma earnings per share..........................   $ 0.33
                                                               ------
Diluted pro forma earnings per share........................     0.32
                                                               ------
Basic pro forma shares outstanding..........................    110.4
                                                               ======
Diluted pro forma shares outstanding........................    112.0
                                                               ======

    The accompanying notes are an integral part of these combined financial statements.

                               THE TIMBER COMPANY

                 COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                  THREE MONTHS
                                                                     ENDED
                                                              --------------------
                                                              MARCH 31,   APRIL 1,
                                                                2001        2000
                                                              ---------   --------
                                                                 (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income..................................................    $ 36        $ 40
Adjustments to reconcile net income to cash provided by
  operations:
  Depreciation and depletion................................       7           7
  Deferred income taxes.....................................      14           2
  Gain on disposal of assets, net...........................      (4)        (10)
  Change in other assets and other liabilities..............     (13)         22
                                                                ----        ----
Cash provided by operations.................................      40          61
                                                                ----        ----
CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant and equipment investments...................      (1)         (1)
Timber and timberlands purchases............................     (12)        (13)
Proceeds from sales of assets...............................       2           4
Other.......................................................      --          (6)
                                                                ----        ----
Cash (used for) provided by investing activities............     (11)        (16)
                                                                ----        ----
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash returned to Georgia-Pacific Corporation............      (9)        (42)
Additions to (repayments of) long-term debt.................     (19)         (3)
Other.......................................................      (1)         --
                                                                ----        ----
Cash used for financing activities..........................     (29)        (45)
                                                                ----        ----
Increase in cash............................................      --          --
  Balance at beginning of period............................      --          --
                                                                ----        ----
  Balance at end of period..................................    $ --        $ --
                                                                ====        ====

    The accompanying notes are an integral part of these combined financial statements.

                               THE TIMBER COMPANY

                      COMBINED BALANCE SHEETS (UNAUDITED)

                                                              MARCH 31,   DECEMBER 30,
                                                                2001          2000
                                                              ---------   ------------
                                                                   (IN MILLIONS)
Assets
  Timber and timberlands
    Timberlands.............................................   $  333        $  324
    Fee timber..............................................      536           531
    Reforestation...........................................      311           301
    Other...................................................       51            64
                                                               ------        ------
  Total timber and timberlands..............................    1,231         1,220
                                                               ------        ------
  Property, plant and equipment, less accumulated
    depreciation of $45 and $43, respectively...............       18            18
  Note receivable...........................................      352           352
  Other assets..............................................       27            29
                                                               ------        ------
  Total assets..............................................   $1,628        $1,619
                                                               ======        ======

Liabilities and Parent's Equity
  Debt......................................................   $  621        $  640
  Other liabilities.........................................      415           428
  Deferred income tax liabilities...........................      420           406
                                                               ------        ------
  Total liabilities.........................................    1,456         1,474
                                                               ------        ------
  Commitments and contingencies

  Parent's equity...........................................      172           145
                                                               ------        ------
  Total liabilities and parent's equity.....................   $1,628        $1,619
                                                               ======        ======

    The accompanying notes are an integral part of these combined financial statements.

                               THE TIMBER COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

                                 MARCH 31, 2001

1.  ORGANIZATION AND MERGER.

    On December 16, 1997, shareholders of Georgia-Pacific Corporation ("Georgia-Pacific") approved the creation of two classes of common stock intended to reflect separately the performance of the Corporation's manufacturing and timber businesses (the Letter Stock Recapitalization). Georgia-Pacific's Articles of Incorporation were amended and restated to, among other things, (i) create a new class of stock designated as Georgia-Pacific Corporation--Timber Group common stock, $0.80 par value per share and
(ii) authorize the distribution of one share of The Timber Company stock for each outstanding share of Georgia-Pacific.

    The Timber Company's assets consist of approximately 4.7 million acres of timberlands owned or leased by Georgia-Pacific, together with related facilities and equipment. The accompanying financial statements present the historical results of operations and financial condition of the timberlands and operations that compose The Timber Company.

    On July 18, 2000, Georgia-Pacific signed a definitive agreement to merge The Timber Company with and into Plum Creek Timber Company, Inc. ("Plum Creek"). Prior to the mergers, Georgia-Pacific will have transferred the assets and liabilities of the Timber Company to six wholly owned subsidiaries (the "Subsidiaries"). Georgia-Pacific will redeem all of the outstanding shares of Timber Company common stock. In connection with the redemption, each outstanding share of Timber Company common stock will be exchanged for one unit (a "Unit"), which will represent one outstanding share of common stock of each of the Subsidiaries. Also in connection with the mergers, holders of the Units will receive 1.37 shares of Plum Creek stock for each Unit. This transaction, which includes the incurrence by Plum Creek of an amount of debt sufficient to relieve the debt attributed to The Timber Company, which was approximately $730 million as of March 31, 2001, adjusting for the transfer of an installment note and payment for the insurance policies, is valued at approximately $3.8 billion. Plum Creek will assume a 10-year wood supply agreement between Georgia-Pacific Group and The Timber Company. The mergers are subject to approval by the shareholders of both Plum Creek and The Timber Company, and receipt of opinions from legal counsel that the spin-offs and subsequent mergers will be treated as tax-free reorganizations under the Internal Revenue Code. The mergers are also subject to receipt of applicable governmental approvals and the satisfaction of customary closing conditions. The mergers are expected to be completed by the end of 2001.

2.  BASIS OF PRESENTATION.

    The combined financial statements include the accounts of The Timber Company and subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation. The interim financial information included herein is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of The Timber Company's financial position, results of operations, and cash flows for the interim periods. All such adjustments are of a normal, recurring nature. Certain 2000 amounts have been reclassified to conform with the 2001 presentation. These combined financial statements should be read in conjunction with the audited combined financial information of The Timber Company for the three years ended December 30, 2000.

3.  PRO FORMA EARNINGS PER SHARE.

    Prior to the mergers, Georgia-Pacific will have transferred the assets and liabilities of The Timber Company to the Subsidiaries. Georgia-Pacific will redeem all of the outstanding shares of Timber

                               THE TIMBER COMPANY

                                 MARCH 31, 2001

3.  PRO FORMA EARNINGS PER SHARE. (CONTINUED)
Company common stock. In connection with the redemption, each outstanding share of Timber Company common stock will be exchanged for one Unit. Also in connection with the mergers, holders of the Units will receive 1.37 shares of Plum Creek Stock for each Unit. The pro forma basic earnings per share have been calculated after giving effect to the mergers. Furthermore, the diluted pro forma earnings per share include the dilutive effect of 5,937,033 outstanding options (after adjusting for the mergers) using the treasury stock method at exercise prices ranging from $15.29 to $18.34 per share (after adjusting for the mergers). The actual shares issued in the mergers will depend on the number of shares of Timber Company common stock outstanding on the date the mergers are completed.

4.  COMPREHENSIVE INCOME.

    Total comprehensive income was $36 million and $40 million, respectively, for the three months ended March 31, 2001 and April 1, 2000. Other comprehensive income was insignificant during the three months ended March 31, 2001 and April 1, 2000.

5.  COMMITMENTS AND CONTINGENCIES WITH RESPECT TO THE TIMBER COMPANY.

    The Timber Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. Although the ultimate outcome of these matters and legal proceedings cannot be determined with certainty, based on presently available information, management of Georgia-Pacific believes that the final outcome of such matters and legal proceedings will not have a material adverse effect on the results of operations, liquidity or financial position of The Timber Company.

6.  RELATED PARTY TRANSACTIONS.

    During the three months ended 2001 and 2000, The Timber Company sold timber to Georgia-Pacific Group totaling $68 million and $64 million, respectively.

    In 2000, Georgia-Pacific Group and The Timber Company negotiated a new timber supply agreement which became effective January 1, 2001 and is subject to an automatic ten year renewal period, unless either party delivers a timely termination notice. This agreement covers four key southern timber basins:
Southeast Arkansas, Mississippi, Florida, and Southeast Georgia. Under the agreement, The Timber Company must offer to Georgia-Pacific Group specified percentages of its annual harvest, subject to absolute minimum and maximum limitations in each basin. Georgia-Pacific Group can elect between 36% and 51% of The Timber Company's annual harvest each year in Mississippi, Florida and Southeast Georgia, and between 52% and 65% in Southeast Arkansas. The total annual softwood volume will range from a minimum of 2.7 million tons to a maximum of 4.2 million tons. The prices for such timber will be negotiated at arm's length between The Timber Company and Georgia-Pacific Group every six months, and will be set by third party arbitration if the parties cannot agree. A new agreement on substantially the same terms will be entered into with certain subsidiaries of Plum Creek if the mergers are completed.

    The Timber Company and Georgia-Pacific Group have also entered into a one year supply agreement for 2001 under which The Timber Company will deliver
42 million board feet of Douglas-fir and Western Hemlock sawtimber to Georgia-Pacific Group's sawmills at Coos Bay and Philomath, Oregon and
13 thousand green tons of pulpwood to the Georgia-Pacific Group Toledo pulp mill. Prices will be based on prevailing market prices.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          GEORGIA-PACIFIC CORPORATION,

                          NORTH AMERICAN TIMBER CORP.,

                                NPI TIMBER, INC.

                                GNN TIMBER, INC.

                                GPW TIMBER, INC.

                               LRFP TIMBER, INC.

                                NPC TIMBER, INC.

                                      AND

                        PLUM CREEK TIMBER COMPANY, INC.

                           DATED AS OF JULY 18, 2000,
                         AS AMENDED BY AMENDMENT NO. 1,
                           DATED AS OF JUNE 12, 2001

                               TABLE OF CONTENTS

                                                                                      PAGE NO.
                                                                                      --------

                                          ARTICLE I
                                         DEFINITIONS

Section 1.01            Definitions.................................................       A-1

                                          ARTICLE II
                                   SPINOFF AND THE MERGERS

Section 2.01            The Spinoff.................................................       A-8
Section 2.02            The Mergers.................................................       A-8
Section 2.03            Certificate of Incorporation of the Surviving Corporation...       A-8
Section 2.04            By-Laws of the Surviving Corporation........................       A-8
Section 2.05            Directors and Officers of the Surviving Corporation.........       A-8
Section 2.06            Closing.....................................................       A-9

                                         ARTICLE III
                           CONVERSION OF SHARES AND RELATED MATTERS

Section 3.01            Conversion of Capital Stock.................................       A-9
Section 3.02            Exchange of Certificates....................................       A-9
Section 3.03            G-P Stock Options...........................................      A-12

                                          ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES OF G-P

Section 4.01            Due Organization, Good Standing and Corporate Power.........      A-13
Section 4.02            Authorization and Validity of Agreement.....................      A-13
Section 4.03            Capitalization..............................................      A-14
Section 4.04            Consents and Approvals; No Violations.......................      A-15
Section 4.05            G-P SEC Filings; Financial Statements.......................      A-15
Section 4.06            No Undisclosed Liabilities..................................      A-16
Section 4.07            Information to Be Supplied..................................      A-16
Section 4.08            Absence of Certain Events...................................      A-16
Section 4.09            Litigation..................................................      A-16
Section 4.10            Title to Properties; Encumbrances...........................      A-17
Section 4.11            Compliance with Laws........................................      A-17
Section 4.12            G-P Employee Benefit Plans..................................      A-17
Section 4.13            Employment Relations........................................      A-19
Section 4.14            Taxes.......................................................      A-19
Section 4.15            Intellectual Property.......................................      A-20
Section 4.16            Environmental Matters.......................................      A-21
Section 4.17            State Takeover Statutes.....................................      A-21
Section 4.18            Voting Requirements; Board Approval; Appraisal Rights.......      A-22
Section 4.19            Opinion of Financial Advisor................................      A-22
Section 4.20            Rights Agreement............................................      A-22
Section 4.21            Insurance...................................................      A-22
Section 4.22            Transactions with Affiliates................................      A-22
Section 4.23            Material Contracts..........................................      A-22
Section 4.24            Redemption..................................................      A-23

                                                                                      PAGE NO.
                                                                                      --------
Section 4.25            Policies with Respect to Allocation of Expenses.............      A-23
Section 4.26            Disclosure..................................................      A-23
Section 4.27            Broker's or Finder's Fee....................................      A-23
Section 4.28            Solvency....................................................      A-23

                                          ARTICLE V
                         REPRESENTATIONS AND WARRANTIES OF PLUM CREEK

Section 5.01            Due Organization, Good Standing and Corporate Power.........      A-24
Section 5.02            Authorization and Validity of Agreement.....................      A-24
Section 5.03            Capitalization..............................................      A-24
Section 5.04            Consents and Approvals; No Violations.......................      A-25
Section 5.05            Plum Creek SEC Filings; Financial Statements................      A-26
Section 5.06            No Undisclosed Liabilities..................................      A-26
Section 5.07            Information to Be Supplied..................................      A-26
Section 5.08            Absence of Certain Events...................................      A-27
Section 5.09            Litigation..................................................      A-27
Section 5.10            Voting Requirements; SPO Approval; Board Approval...........      A-27
Section 5.11            Title to Properties: Encumbrances...........................      A-28
Section 5.12            Compliance with Laws........................................      A-28
Section 5.13            Material Contracts..........................................      A-28
Section 5.14            Environmental Matters.......................................      A-28
Section 5.15            Taxes.......................................................      A-29
Section 5.16            Tax Comfort.................................................      A-30
Section 5.17            Transactions with Affiliates................................      A-30
Section 5.18            Insurance...................................................      A-30
Section 5.19            Employment Relations........................................      A-30
Section 5.20            Plum Creek Employee Benefit Plans...........................      A-30
Section 5.21            Broker's or Finder's Fee....................................      A-31

                                          ARTICLE VI
                                          COVENANTS

Section 6.01            Access to Information Concerning Properties and Records.....      A-32
Section 6.02            Confidentiality.............................................      A-32
Section 6.03            Conduct of the Business of G-P Pending the Effective Time...      A-33
                        Conduct of the Business of Plum Creek Pending the Effective
Section 6.04              Time......................................................      A-35
                        Conduct of the Business of G-P After the Notice of
Section 6.05              Redemption Date...........................................      A-36
                        Method of Allocating the Assets and Liabilities of the
Section 6.06              Timber Group..............................................      A-36
Section 6.07            Shareholders' Meetings......................................      A-37
                        Preparation of Joint Proxy Statement/Prospectus;
Section 6.08              Registration Statement....................................      A-37
Section 6.09            Commercially Reasonable Efforts.............................      A-38
Section 6.10            Board Recommendations.......................................      A-38
Section 6.11            No Solicitation.............................................      A-39
Section 6.12            Notification of Certain Matters.............................      A-40
Section 6.13            Public Announcements........................................      A-40
Section 6.14            NYSE and PE Listing.........................................      A-40
Section 6.15            Coordination of Dividends...................................      A-41
Section 6.16            Separation Agreement........................................      A-41
Section 6.17            Ancillary Contracts.........................................      A-41
Section 6.18            Affiliates..................................................      A-41

                                                                                      PAGE NO.
                                                                                      --------
Section 6.19            Method of Effecting the Merger..............................      A-41
Section 6.20            Timber Agreements...........................................      A-41
Section 6.21            Insurance Binder............................................      A-41

                                         ARTICLE VII
                      CONDITIONS TO THE NOTICE OF REDEMPTION AND MERGERS

Section 7.01            Conditions to the Notice of Redemption......................      A-42
Section 7.02            Conditions of Plum Creek....................................      A-42
Section 7.03            Conditions to Obligations of G-P............................      A-44
                        Conditions to Obligations of Plum Creek to Effect the
Section 7.04              Merger....................................................      A-44
Section 7.05            Conditions to Obligations of G-P to Effect the Mergers......      A-45

                                         ARTICLE VIII
                                 TERMINATION AND ABANDONMENT
Section 8.01            Termination.................................................      A-46
Section 8.02            Effect of Termination.......................................      A-47

                                          ARTICLE IX
                                        MISCELLANEOUS

Section 9.01            Fees and Expenses...........................................      A-48
Section 9.02            Survival of Representations and Warranties..................      A-49
Section 9.03            Notices.....................................................      A-49
Section 9.04            Entire Agreement............................................      A-50
Section 9.05            Binding Effect; Benefit; Assignment.........................      A-50
Section 9.06            Amendment and Modification..................................      A-50
Section 9.07            Further Actions.............................................      A-50
Section 9.08            Headings....................................................      A-50
Section 9.09            Enforcement.................................................      A-50
Section 9.10            Counterparts................................................      A-51
Section 9.11            Applicable Law..............................................      A-51
Section 9.12            Severability................................................      A-51
Section 9.13            Waiver of Jury Trial........................................      A-51

Exhibits (Omitted)

Exhibit A               Human Resources Agreement
Exhibit B               Noncompete Agreement
Exhibit C               Tax Matters Agreement
Exhibit D-1             Master Timber Agreement
Exhibit D-2             Master Stumpage Agreement
Exhibit D-3             Security Agreement
Exhibit E               Transition Services Agreement
Exhibit F               Amended Certificate of Incorporation
Exhibit G               Form of G-P Legal Opinions
Exhibit H               Form of Plum Creek Legal Opinions
Exhibit I               G-P Tax Matters Officers' Certificate
Exhibit J               Plum Creek Tax Matters Officers' Certificate

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of July 18, 2000, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 12, 2001 (this "Agreement"), by and among Plum Creek Timber Company, Inc., a Delaware corporation ("Plum Creek"), Georgia-Pacific Corporation, a Georgia corporation ("G-P"), and North American Timber Corp., NPI Timber, Inc., GNN Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc., and NPC Timber, Inc., each a Delaware corporation and a wholly owned subsidiary of G-P (each a "Spinco" and, collectively, the "Spincos").

    WHEREAS, G-P and each of the Spincos below are parties to a Separation Agreement (as defined below), pursuant to which the Spincos own or shall own all of the assets and have assumed all of the liabilities (whether accrued, absolute, contingent or otherwise) of G-P's Timber Group (as defined below) prior to the Redemption (as defined below);

    WHEREAS, immediately prior to the Effective Time (as defined below), G-P shall redeem all of the outstanding shares of Timber Group Common Stock (as defined below) in exchange for all of the outstanding shares of each Spinco by delivery of one unit (a "Unit"), consisting of one share of common stock of each Spinco, for each share of Timber Group Common Stock outstanding (the "Redemption");

    WHEREAS, pursuant to the Redemption, each option to purchase one share of Timber Group Common Stock shall be converted into an option to purchase one Unit on the terms described herein;

    WHEREAS, each of the Board of Directors of Plum Creek, G-P and each of the Spincos, has approved and declared advisable the merger of each of the Spincos with and into Plum Creek (each, a "Merger" and collectively, the "Mergers"), with Plum Creek as the surviving corporation, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

    WHEREAS, pursuant to resolutions duly adopted, each of the Board of Directors of Plum Creek, G-P and each of the Spincos has approved and adopted this Agreement and the transactions contemplated hereby; and

    WHEREAS, pursuant to resolutions duly adopted, G-P, as the sole stockholder of each of the Spincos, has approved and adopted this Agreement and the transactions contemplated hereby.

    WHEREAS, as a condition to, and in connection with the execution of this Agreement, SPO (as defined below) has entered into a Voting Agreement and Consent with Plum Creek and G-P dated as of the date hereof, as amended by Amendment No. 1 to Voting Agreement and Consent, dated as of June 12, 2001 (the "Voting Agreement").

    NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Section 1.01 DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

    "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

    "Affiliated Entity" shall mean any corporation or other entity in which G-P or Plum Creek or any of its respective Subsidiaries owns capital stock, a limited partnership interest or other security which constitutes at least 10% of all of such outstanding securities or class of securities.

    "Agreement" shall have the meaning set forth in the preamble hereto.

    "Allocation Policies" shall have the meaning set forth in Section 4.25.

    "Ancillary Contracts" shall mean the (i) Timber Group Timber Agreements;
(ii) Tax Matters Agreement; (iii) Human Resources Agreement; (iv) Transition Services Agreements; (v) Noncompete Agreement and (vi) Voting Agreement.

    "Business Day" means a day other than a Saturday, a Sunday or a day on which banks in New York, New York are permitted or required to close.

    "Certificate" shall have the meaning set forth in Section 3.02.

    "Certificates of Merger" shall have the meaning set forth in
Section 2.02(a).

    "Closing" shall have the meaning set forth in Section 2.06.

    "Closing Date" shall have the meaning set forth in Section 2.06.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Contracts" shall have the meaning set forth in Section 4.04.

    "DGCL" shall have the meaning set forth in the fourth recital hereto.

    "Effective Time" shall have the meaning set forth in Section 2.02(a).

    "Environmental Claim" shall mean any claim, action, cause of action, investigation or notice by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by G-P or Plum Creek, as the case may be, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

    "Environmental Laws" shall mean any applicable Federal, state, local and foreign laws and regulations, including common law, relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure, and reporting requirements respecting Materials of Environmental Concern.

    "ERISA" shall have the meaning set forth in Section 4.12(a).

    "ERISA Affiliate" shall have the meaning set forth in Section 4.12(a).

    "ERISA Plans" shall have the meaning set forth in Section 4.12(a).

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Exchange Agent" shall have the meaning set forth in Section 3.02(a).

    "Exchange Fund" shall have the meaning set forth in Section 3.02(b).

    "Exchange Ratio" shall have the meaning set forth in Section 3.01(a).

    "GAAP" shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

    "GCC" shall mean the Georgia Business Corporation Code.

    "Georgia-Pacific Group" shall mean, as of any date:

        (a) the interest of G-P or any of its subsidiaries on such date in all of the assets, liabilities and businesses of G-P or any of its subsidiaries (and any successor companies), other than any assets, liabilities and businesses attributed in accordance with Articles of Incorporation of G-P to the Timber Group;

        (b) all properties and assets transferred to the Georgia-Pacific Group from the Timber Group pursuant to transactions in the ordinary course of business of both the Georgia-Pacific Group and the Timber Group or otherwise as the Board of Directors of G-P may have directed as permitted by the Articles of Incorporation of G-P; and

        (c) the interest of G-P or any of its subsidiaries in any business or asset acquired and any liabilities assumed by G-P or any of its subsidiaries outside the ordinary course of business and attributed to the Georgia-Pacific Group, as determined by the Board of Directors of G-P.

    "Georgia-Pacific Group Common Stock" shall mean the Georgia-Pacific Corporation-Georgia-Pacific Group Common Stock, par value $0.80 per share.

    "Governmental Authority" shall have the meaning set forth in Section 4.04.

    "G-P" shall have the meaning set forth in the preamble hereto.

    "G-P Acquisition Transaction" shall have the meaning set forth in
Section 6.11(a).

    "G-P Bona Fide Proposal" shall mean a proposal from a third party which G-P's Board of Directors determines in good faith, and after receipt and consideration of advice from its legal and financial advisors, is reasonably capable of being consummated by the Person making the proposal, taking into account regulatory, legal, financial and other relevant matters.

    "G-P Common Stock" shall mean, collectively, (i) the Georgia-Pacific Group Common Stock and (ii) the Timber Group Common Stock.

    "G-P Disclosure Letter" shall have the meaning set forth in Section 4.01.

    "G-P Junior Preferred Stock" shall have the meaning set forth in
Section 4.03(a).

    "G-P Preferred Stock" shall have the meaning set forth in Section 4.03(a).

    "G-P SEC Filings" shall have the meaning set forth in Section 4.05(a).

    "G-P Tax Matters Officers' Certificate" shall mean the G-P Tax Matters Officers' Certificate substantially in the form attached hereto as Exhibit I.

    "HSR Act" shall have the meaning set forth in Section 4.04.

    "Human Resources Agreement" shall mean the agreement substantially in the form attached hereto as Exhibit A.

    "Insurance Binder" shall mean one or more binders of insurance, issued by one or more insurance carriers reasonably acceptable to G-P and Plum Creek, binding such insurance carriers unconditionally, except as respects non-payment of premium, to issue one or more insurance policies (i) providing a minimum of $500 million of tax opinion guarantee insurance coverage reasonably acceptable to G-P and Plum Creek and (ii) containing terms and conditions customary to such insurance.

    "IRS" shall mean the United States Internal Revenue Service.

    "Issuance Obligation" shall have the meaning set forth in Section 4.03(a).

    "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus relating to the Timber Group Shareholder Meeting and the Plum Creek Stockholder Meeting.

    "Laws" shall have the meaning set forth in Section 4.04.

    "Liens" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, option, right of first refusal, security interest or encumbrance of any kind in respect of such asset. Liens shall not include hunting leases, easements for roads or public utilities, railroads, licenses or permits or other matters that do not materially detract from the value of or impair such assets.

    "Material of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, or radon.

    "Material Transaction" shall have the meaning set forth in Section 6.05(b).

    "Merger" or "Mergers" shall have the meaning set forth in the fourth recital hereto.

    "Merger Registration Statement" shall have the meaning set forth in
Section 5.07(a).

    "Noncompete Agreement" shall mean the agreement substantially in the form attached hereto as Exhibit B.

    "Non-Plum Creek Optionees" shall have the meaning set forth in
Section 3.03(c).

    "Notice of Redemption" shall have the meaning set forth in Section 2.01(a).

    "Notice of Redemption Date" shall have the meaning set forth in
Section 2.01(a).

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "Offeror" shall have the meaning set forth in Section 6.11(c).

    "Orders" shall have the meaning set forth in Section 4.04.

    "PBGC" shall have the meaning set forth in Section 4.12(c).

    "PE" shall mean the Pacific Exchange, Inc.

    "Permits" shall have the meaning set forth in Section 4.11(b).

    "Person" shall mean and include an association, an individual, a partnership, a joint venture, joint stock company, a corporation, a trust, an unincorporated organization, a limited liability company, a group, a government or other department or agency thereof and any other entity.

    "Plans" shall have the meaning set forth in Section 4.12(a).

    "Plum Creek" shall have the meaning set forth in the preamble hereto.

    "Plum Creek Acquisition Transaction" shall have the meaning set forth in
Section 6.11(d).

    "Plum Creek Bona Fide Proposal" shall mean a proposal from a third party which Plum Creek's Board of Directors determines in good faith, and after receipt and consideration of advice from its legal and financial advisors, is reasonably capable of being consummated by the Person making the proposal, taking into account regulatory, legal, financial and other relevant matters.

    "Plum Creek Common Equity" shall mean, collectively, the Plum Creek Common Stock and the Plum Creek Special Voting Common Stock.

    "Plum Creek Common Stock" shall mean Plum Creek's common stock, par value $0.01 per share.

    "Plum Creek Disclosure Letter" shall have the meaning set forth in
Section 5.03(a).

    "Plum Creek ERISA Affiliate" shall have the meaning set forth in
Section 5.20.

    "Plum Creek Excess Stock" shall have the meaning set forth in
Section 5.03(a).

    "Plum Creek Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets, financial condition or results of operations of Plum Creek and its Subsidiaries taken as a whole, but shall exclude any material adverse effect arising out of (i) any changes in U.S. general economic or securities markets conditions; (ii) any changes that affect the timber industry in general; or (iii) any changes resulting from the announcement of this Agreement, each Merger or the transactions contemplated thereby.

    "Plum Creek Material Contract" shall mean a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), which requires expenditures or the performance of services in an amount in excess of $5 million and is not cancellable within one year.

    "Plum Creek Option" shall have the meaning set forth in Section 3.03(b).

    "Plum Creek Plans" shall have the meaning set forth in Section 5.20.

    "Plum Creek Preferred Stock" shall have the meaning set forth in
Section 5.03(a).

    "Plum Creek Real Property" shall mean all of the real property, interests in real property and improvements that are owned, leased, or operated by Plum Creek or any of its Subsidiaries or Affiliates.

    "Plum Creek SEC Filings" shall have the meaning set forth in
Section 5.05(a).

    "Plum Creek Special Voting Common Stock" shall have the meaning set forth in
Section 5.03(a).

    "Plum Creek Stockholder Approval" shall have the meaning set forth in
Section 5.10(a).

    "Plum Creek Stockholder Meeting" shall have the meaning set forth in
Section 6.07(b).

    "Plum Creek Tax Matters Officers' Certificate" shall mean the Plum Creek Tax Matters Officers' Certificate substantially in the form attached hereto as Exhibit J.

    "Preferred Stock Subsidiary" shall mean a "preferred stock subsidiary" or any other subsidiary from which a Person that is a Real Estate Investment Trust under the Code derives a majority of the economic benefit, but which such Person does not control in order to comply with the rules and regulations applicable to Real Estate Investment Trusts under the Code, whether or not such Person's interest is held through ownership of preferred stock or through non-voting common stock.

    "Redemption" shall have the meaning set forth in the second recital hereto.

    "Redemption Date" shall mean the date on which the shares of Timber Group Common Stock shall be redeemed in exchange for Units.

    "Rights" shall mean, collectively (i) the rights of the holders of the Georgia-Pacific Group Common Stock to purchase the Series B Junior Preferred Stock of G-P issued pursuant to the Rights Agreement and (ii) the rights of the holders of the Timber Group Common Stock to purchase the Series C Junior Preferred Stock of G-P issued pursuant to the Rights Agreement.

    "Rights Agreement" shall mean the Amended and Restated Rights Agreement dated as of December 16, 1997, by and between G-P and First Chicago Trust Company of New York, as Rights Agent, as amended.

    "Rule 145 Affiliates" shall have the meaning set forth in Section 6.18.

    "SEC" shall mean the U.S. Securities and Exchange Commission.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Separation" shall have the meaning set forth in Section 2.01(a).

    "Separation Agreement" shall have the meaning set forth in Section 2.01(a).

    "Solvency Opinions" shall mean the opinion of a nationally recognized investment banking or appraisal firm in form and substance reasonably satisfactory to the G-P Board of Directors to the effect that, after giving effect to the Spinoff, G-P will be able to pay its debts as they come due in the usual course of business and its total assets will exceed the sum of its total liabilities, such opinions to be dated as of the date the G-P Board of Directors declares the Redemption and the Redemption Date.

    "Spinco" or "Spincos" shall have the meaning set forth in the preamble hereto.

    "Spinco Options" shall have the meaning set forth in Section 3.03(a).

    "Spinoff" shall mean the Separation together with the Redemption.

    "SPO" shall mean, collectively, PC Advisory Partners I, L.P. and PC Intermediate Holdings, L.P.

    "Subsidiary" with respect to a Person shall mean (x) any partnership of which such Person or any of its Subsidiaries is a general partner or (y) any other entity in which such Person or any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity; PROVIDED, HOWEVER, that a Preferred Stock Subsidiary shall be considered a Subsidiary for the purposes of this Agreement whether or not such subsidiary otherwise falls within this definition of "Subsidiary."

    "Surviving Corporation" shall have the meaning set forth in
Section 2.02(b).

    "Tax Authority" shall mean the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

    "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

    "Tax Matters Agreement" shall mean the agreement substantially in the form attached to this Agreement as Exhibit C.

    "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

    "Timber Group" shall mean, as of any date:

        (a) all assets and liabilities of G-P and its subsidiaries attributed by the Board of Directors of G-P to the Timber Group;

        (b) all properties and assets transferred to the Timber Group from the Georgia-Pacific Group pursuant to transactions in the ordinary course of business of the Georgia-Pacific Group and the Timber Group or otherwise as the Board of Directors of G-P may have directed as permitted by the Articles of Incorporation of G-P; and

        (c) the interest of G-P or any of its subsidiaries in any business or asset acquired and any liabilities assumed by G-P or any of its subsidiaries outside of the ordinary course of business and attributed to the Timber Group, as determined by the Board of Directors of G-P.

    "Timber Group Common Stock" shall mean the Georgia-Pacific
Corporation-Timber Group Common Stock, par value $0.80 per share.

    "Timber Group Equity Interest" shall have the meaning set forth in
Section 4.03(a).

    "Timber Group Employees" shall mean those individuals who, immediately prior to the Redemption Date, were employees of Timber Group.

    "Timber Group Financial Statements" shall mean the financial statements included in the G-P SEC Filings which reflect separately the operations, assets and liabilities, and cash flows of the Timber Group.

    "Timber Group Intellectual Property" shall have the meaning set forth in
Section 4.15(a).

    "Timber Group Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets, financial condition or results of operations of the Timber Group, taken as a whole, but shall exclude any material adverse effect arising out of (i) any changes in U.S. general economic or securities markets conditions; (ii) any changes that affect the timber industry in general; or (iii) any changes resulting from the announcement of this Agreement, each Merger or the transactions contemplated thereby.

    "Timber Group Material Contract" shall have the meaning set forth in
Section 4.23.

    "Timber Group Options" shall have the meaning set forth in Section 3.03(a).

    "Timber Group Real Property" shall mean all of the real property, interests in real property and improvements attributed to the Timber Group that are owned, leased, or operated by G-P, any of the Spincos or any of their Subsidiaries or Affiliates.

    "Timber Group Shareholder Approval" shall mean the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Timber Group Common Stock.

    "Timber Group Shareholder Meeting" shall have the meaning set forth in
Section 6.07(a).

    "Timber Group Timber Agreements" shall mean the agreements, in the form attached hereto as Exhibits D-1 through D-3, with such changes as are necessary to enable Plum Creek to continue to qualify as a Real Estate Investment Trust under the Code and to comply with section 631(b) of the Code, without materially altering the economics of such agreements.

    "Trading Day" shall mean any day on which securities are traded on the NYSE.

    "Transaction Termination Event" shall mean (i) the issuance of any Treasury regulation, revenue ruling or notice of the IRS or Treasury or any other published pronouncement, including in proposed form, (ii) the enactment or proposal of any legislation or, (iii) based on the reasonable knowledge and belief of any party hereto, the likelihood of the issuance of any of the foregoing, that in any such case creates a substantial risk that principles that are similar to those of section 1374 of the Code would apply to the cutting of timber transferred by the Spincos to the Surviving Corporation pursuant to the Mergers during the ten year period following the Effective Date.

    "Transition Services Agreement" shall mean the agreement substantially in the form attached hereto as Exhibit E.

    "Treasury" shall mean the United States Department of Treasury.

    "Unit" shall have the meaning set forth in the second recital hereto.

    "Voting Agreement" shall have the meaning set forth in the seventh recital hereto.

    "Voting Debt" shall have the meaning set forth in Section 4.03(a).

    "WARN Act" shall have the meaning set forth in Section 4.13(c).

                                   ARTICLE II
                            SPINOFF AND THE MERGERS

    Section 2.01  THE SPINOFF.

    (a) As of the Redemption Date, the Spincos shall own all of the assets and have assumed all of the liabilities (whether accrued, absolute, contingent or otherwise) of the Timber Group and no other assets and liabilities (the "Separation"). The Spincos have entered into the Separation Agreement with G-P dated as of the date hereof, as amended and restated as of June 12, 2001 (the "Separation Agreement"). A notice of redemption shall be sent by G-P to the holders of Timber Group Common Stock (the "Notice of Redemption") 30 "trading days" (as defined in G-P's Articles of Incorporation) prior to the Redemption upon satisfaction or waiver of the conditions set forth in Section 7.01, 7.02 and 7.03 hereof (excluding conditions that, by their nature, cannot be satisfied until the date that such notice is given (the "Notice of Redemption Date")), and subject to the satisfaction or waiver of the conditions set forth in
Section 7.04 and 7.05, the Redemption shall occur on the last fiscal day of the month on the thirtieth trading day after the Notice of Redemption Date.

    (b) The Units shall be evidenced by the certificates formerly representing shares of Timber Group Common Stock until exchanged for certificates representing the consideration provided for by Section 3.01(a) in accordance with Section 3.02 and the shares of common stock of each Spinco shall not be separately transferrable.

    Section 2.02  THE MERGERS.

    (a) Upon the terms and subject to the conditions of this Agreement, immediately following the Spinoff, certificates of merger (the "Certificates of Merger") shall be duly prepared, executed and acknowledged by Plum Creek and each of the Spincos in accordance with Section 251 of the DGCL and shall be filed with the Secretary of State of Delaware. Each of the Mergers shall be evidenced by separate Certificates of Merger. The consideration to be received in connection with the Mergers shall be allocated with respect to each Spinco in an amount that will be agreed upon in good faith by the parties hereto. The Mergers shall become effective at the opening of business on the first Business Day following the Redemption Date as provided in such Certificates of Merger (or at such later time reflected in such Certificates of Merger as shall be agreed to by Plum Creek and G-P). The date and time when the Mergers shall become effective on Business Day after the Redemption Date and is hereinafter referred to as the "Effective Time."

    (b) At the Effective Time, each Spinco shall be merged with and into Plum Creek and the separate corporate existence of each Spinco shall cease, and Plum Creek shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").

    (c) At the Effective Time, the effect of the Mergers shall be as provided in this Article II and in the applicable provisions of the DGCL.

    Section 2.03  CERTIFICATE OF INCORPORATION OF THE SURVIVING
CORPORATION. The Certificate of Incorporation of Plum Creek as amended pursuant to the Merger shall read in its entirety as set forth in Exhibit F and shall be the Certificate of Incorporation of the Surviving Corporation.

    Section 2.04 BY-LAWS OF THE SURVIVING CORPORATION. The By-Laws of Plum Creek, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

    Section 2.05 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors and officers of Plum Creek immediately prior to the Effective Time and up to three directors designated by G-P prior to the Effective Time who are reasonably acceptable to Plum Creek shall be the directors and officers of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the DGCL and the Certificate of Incorporation and

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By-Laws of the Surviving Corporation, until the next annual stockholders'
meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. As soon as practicable after the Effective Time, the number of directors of the Surviving Corporation shall be increased from eight to eleven.

    Section 2.06 CLOSING. Subject to the terms and conditions contained in this Agreement, the closing of the Mergers (the "Closing") shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 on the day immediately prior to the Effective Time on which the last of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII hereof is satisfied or waived or at such other time and date as the parties hereto shall agree in writing; PROVIDED, HOWEVER, that the Closing shall not occur prior to January 1, 2001, except as otherwise mutually agreed by the parties hereto in writing. Such date is herein referred to as the "Closing Date."

                                  ARTICLE III
                    CONVERSION OF SHARES AND RELATED MATTERS

    Section 3.01 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Mergers and without any action on the part of Plum Creek, the Spincos or the holders of any of the following securities:

        (a) Each Unit, including each share of common stock of each Spinco represented thereby, issued and outstanding immediately prior to the Effective Time (other than any Units to be cancelled pursuant to Section 3.01(b)) shall be converted, subject to Section 3.02(f), into the right to receive 1.37 shares of Plum Creek Common Stock (as adjusted pursuant to Section 3.01(c), the "Exchange Ratio"). Following the Effective Time, all Units, including each share of common stock of each Spinco represented thereby, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. No fractional share of Plum Creek Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.02(f) hereof.

        (b) Each Unit owned by G-P and each Unit owned by Plum Creek or any direct or indirect wholly owned subsidiary of Plum Creek or G-P (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

        (c) If between the date of this Agreement and the Effective Time, the outstanding shares of Plum Creek Common Stock or, between the date of this Agreement and the Redemption Date, the outstanding shares of Timber Group Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or the record date therefor or the effective date thereof shall be prior to the Effective Time, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

        (d) The shares of Plum Creek Common Equity issued and outstanding immediately prior to the Effective Time shall remain outstanding and be unchanged in the Mergers except as contemplated by Section 2.03.

    Section 3.02 EXCHANGE OF CERTIFICATES. (a) Prior to the Effective Time, Plum Creek shall appoint a bank or trust company reasonably acceptable to G-P as exchange agent (the "Exchange Agent") for the purposes of exchanging the certificates formerly representing the Timber Group Common Stock which subsequent to the Spinoff but prior to the Effective Time evidence the Units (each a

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"Certificate") for whole number of shares of Plum Creek Common Stock into which the Units evidenced by such Certificate have been converted pursuant to
Section 3.01(a) and cash in lieu of fractional shares of Plum Creek Common Stock in accordance with Section 3.02(f). Promptly after the Effective Time, Plum Creek will send, or will cause the Exchange Agent to send, to each holder of record of Timber Group Common Stock as of the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other customary provisions as Plum Creek may reasonably specify) and
(ii) instructions for use in effecting the surrender of Certificates in exchange for the whole number of shares of Plum Creek Common Stock into which the Units have been converted and cash in lieu of fractional shares of Plum Creek Common Stock.

    (b) As soon as practicable but in any event no later than three Business Days following the Effective Time, Plum Creek shall deposit with the Exchange Agent as nominee for the benefit of the holders of Timber Group Common Stock, certificates representing the shares of Plum Creek Common Stock (such shares of Plum Creek Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.01(a). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Plum Creek Common Stock contemplated to be issued pursuant to Section 3.01(a) out of the Exchange Fund. Subject to Section 3.02(g), the Exchange Fund shall not be used for any other purposes.

    (c) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal referred to in Section 3.02(a), duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing the whole number of shares of Plum Creek Common Stock into which the Units represented by such Certificate have been converted in accordance with Section 3.01(a), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such shares of Plum Creek Common Stock, and (iii) the cash amount payable in lieu of fractional shares of Plum Creek Common Stock in accordance with Section 3.02(f), in each case which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Mergers. Until surrendered as contemplated by this
Section 3.02(c) and subject to Section 3.02(d), each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the whole number of shares of Plum Creek Common Stock into which the Units represented by such Certificate has been converted in accordance with
Section 3.01(a), plus the cash amount payable in lieu of fractional shares of Plum Creek Common Stock in accordance with Section 3.02(f), plus the amount of dividends or other distributions, if any, with a record date on or after the Effective Time, which theretofore became payable with respect to such shares of Plum Creek Common Stock.

    (d) No dividends or other distributions declared, made or paid after the Effective Time with respect to shares of Plum Creek Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Plum Creek Common Stock represented thereby and no cash payment in lieu of fractional shares of Plum Creek Common Stock shall be paid to any such holder pursuant to Section 3.02(f) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 3.02. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Plum Creek Common Stock, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such shares of Plum Creek Common Stock and (ii) at

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the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Plum Creek Common Stock. Dividends or other distributions with a record date on or after the Effective Time but prior to surrender of Certificates by holders thereof payable in respect of shares of Plum Creek Common Stock held by the Exchange Agent shall be held in trust for the benefit of such holders of Certificates.

    (e) All shares of Plum Creek Common Stock issued upon conversion of the Units in accordance with the terms hereof (including any cash paid pursuant to Section 3.02(d) or (f)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the Units represented thereby. At the Effective Time, the stock transfer books of G-P solely with respect to the shares of Timber Group Common Stock evidencing the Units shall be closed and there shall be no further registration of transfers thereon of such shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.02.

    (f) No certificate or scrip representing fractional shares of Plum Creek Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares will not entitle the owner thereof to vote or to any rights of a holder of shares of Plum Creek Common Stock. In lieu of any such fractional shares of Plum Creek Common Stock, each holder of Certificates who would otherwise have been entitled to a fraction of a share of Plum Creek Common Stock in exchange for such Certificates (after taking into account all Certificates delivered by such holder) pursuant to this Section 3.02 shall receive from the Exchange Agent, as applicable, a cash payment in lieu of such fractional share of Plum Creek Common Stock, determined by multiplying (A) the average of the per share closing sale price of Plum Creek Common Stock, as reported on the NYSE, on each of the twenty Trading Days ending on the third Trading Day immediately preceding the Effective Time by (B) the fractional share of Plum Creek Common Stock to which such holder would otherwise be entitled.

    (g) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six (6) months after the Effective Time shall be delivered to Plum Creek, upon demand, and any holders of Certificates who have not theretofore complied with this Article III shall thereafter look only to Plum Creek (subject to abandoned property, escheat and other similar laws) as a general creditor for payment of their claim for shares of Plum Creek Common Stock, any cash in lieu of fractional shares of Plum Creek Common Stock and any dividends or distributions with respect to shares of Plum Creek Common Stock. Plum Creek shall not be liable to any holder of any Certificate for shares of Plum Creek Common Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional shares of Plum Creek Common Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any securities or cash amounts remaining unclaimed by holders of Certificates shall immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority, to the extent permitted by applicable law, become the property of Plum Creek free and clear of any claims or interest of any Person previously entitled thereto.

    (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Plum Creek, the posting by such Person of a bond in such reasonable amount as Plum Creek may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the whole number of shares of Plum Creek Common Stock into which the Units represented by such Certificate have been converted, any cash in lieu of fractional shares of Plum Creek Common Stock, and unpaid dividends and distributions in respect of or on shares of Plum Creek Common Stock deliverable in respect thereof, pursuant to this Agreement.

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
    (i) Plum Creek shall be entitled to deduct and withhold from the shares of Plum Creek Common Stock (and any dividends or distributions thereon) and cash in lieu of fractional shares of Plum Creek Common Stock otherwise payable hereunder to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign income tax law. To the extent that Plum Creek so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by Plum Creek.

    Section 3.03  G-P STOCK OPTIONS.

    (a) Prior to the Effective Time, G-P shall cause each outstanding option granted to an employee of G-P or its Subsidiaries to purchase Timber Group Common Stock ("Timber Group Options") to be amended to substitute one Unit for each share of Timber Group Common Stock subject to such option (the "Spinco Options").

    (b) Each Spinco Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, shall be automatically converted at the Effective Time into an option (a "Plum Creek Option") to purchase a number of shares of Plum Creek Common Stock equal to the number of Units subject to such Spinco Option multiplied by the Exchange Ratio (rounded to the nearest whole number), at a price per share of Plum Creek Common Stock equal to the per-Unit option exercise price specified in the Spinco Option divided by the Exchange Ratio (rounded to the nearest whole cent); PROVIDED, HOWEVER, that all other terms and conditions of the Plum Creek Options shall continue to be determined by reference to the applicable G-P stock plan and Timber Group Option, PROVIDED, FURTHER, HOWEVER, that all Spinco Options shall become vested and exercisable as of the Effective Time. From and after the Effective Time, (i) except as otherwise provided herein, all references to G-P in the Spinco Options shall be deemed to refer to Plum Creek and (ii) no Plum Creek Option holder shall be deemed to have suffered a termination of employment under such plans or agreements solely by reason of the consummation of the transactions contemplated hereunder.

    (c) In respect of those Plum Creek Option holders who do not become employees of the Surviving Corporation at the Effective Time ("Non-Plum Creek Optionees"), (i) any references in the Plum Creek Option to G-P as the employer of Non-Plum Creek Optionees or to employment by Non-Plum Creek Optionees by G-P shall not be deemed to refer to Plum Creek as the employer or to employment with Plum Creek and (ii) G-P shall provide Plum Creek, in a timely manner, with such information as Plum Creek shall reasonably require in order to assume its obligations and enforce its rights under the Plum Creek Options.

    (d) Plum Creek shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Plum Creek Common Stock for delivery upon exercise of the Plum Creek Options. As promptly as reasonably practicable after the Effective Time, Plum Creek shall issue to each holder of a Spinco Option that was converted into a Plum Creek Option pursuant to this
Section 3.03 a document evidencing the foregoing assumption by Plum Creek. At or prior to the Effective Time, to the extent necessary to provide for registration of shares of Plum Creek Common Stock subject to Plum Creek Options other than Plum Creek Options held by Non-Plum Creek Optionees, Plum Creek shall file a registration statement on Form S-8 (or other applicable or successor form), with respect to such shares of Plum Creek Common Stock and shall use its commercially reasonable efforts to maintain such registration statement (or other applicable or successor form), including the current status of any related prospectus or prospectuses, for so long as such Plum Creek Options remain outstanding. In respect of shares of Plum Creek Common Stock subject to Plum Creek Options held by Non-Plum Creek Optionees, Plum Creek shall file, at or prior to the Effective Time, to the extent necessary to provide for the registration of such shares, a registration statement on Form S-3 (or other

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applicable or successor form), and shall use its commercially reasonable efforts to maintain such registration statement (or other applicable or successor form), including the current status of any required prospectus or prospectuses, for so long as such Plum Creek Options remain outstanding.

    (e) Prior to the Effective Time, G-P shall use commercially reasonable efforts to take all actions (including, if appropriate, amending the terms of G-P's stock plans) and obtain such consents as are necessary to give the effect to the transactions contemplated by this Section 3.03.

    (f) Prior to the date hereof, G-P shall take such steps to give effect to the acceleration of the vesting and exercisability of the Spinco Options as such is described above.

    (g) In respect of those employees of the Surviving Corporation who at the Effective Time hold options to purchase Georgia-Pacific Group Stock ("Georgia-Pacific Options"), (i) G-P shall amend such options to extend the exercise period to include any period of employment as an employee of the Surviving Corporation and (ii) Plum Creek shall provide G-P, in a timely manner, with such information as G-P shall reasonably require in order to enforce its rights under the Georgia-Pacific Options.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF G-P

    Except as otherwise set forth in the G-P Disclosure Letter specifying the section to which it relates, G-P hereby represents and warrants to Plum Creek as follows:

    Section 4.01 DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER. Each of G-P and the Spincos is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such Person has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of G-P and the Spincos is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Timber Group Material Adverse Effect.
Section 4.01 of the letter delivered by G-P to Plum Creek concurrently with the delivery of this Agreement (the "G-P Disclosure Letter") sets forth a list of all of the Persons holding as of the date hereof, directly or indirectly, any of the assets and liabilities of the Timber Group and their respective jurisdictions of incorporation or organization and identifies G-P's (direct or indirect) percentage of equity ownership therein.

    Section 4.02 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of G-P and the Spincos has full corporate power and authority to execute and deliver this Agreement and the Separation Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Separation Agreement by each of G-P and the Spincos, and the consummation by each of them of the transactions contemplated hereby and thereby, have been duly authorized and unanimously approved by their respective Boards of Directors and by G-P as the sole stockholder of each of the Spincos and no other corporate action on the part of G-P or any of the Spincos is necessary to authorize the execution, delivery and performance of this Agreement and the Separation Agreement by G-P or the Spincos and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Separation Agreement have been duly executed and delivered by each of G-P and the Spincos and each is a valid and binding obligation of each of G-P and the Spincos enforceable against each of G-P and the Spincos in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

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    Section 4.03  CAPITALIZATION.

    (a) The authorized capital stock of G-P consists of 685,000,000 shares, of which (i) 400,000,000 shares are designated as Georgia-Pacific Group Common Stock, (ii) 250,000,000 shares are designated as Timber Group Common Stock,
(iii) 10,000,000 shares are designated as preferred stock, no par value per share (the "G-P Preferred Stock"), and (iv) 25,000,000 shares are designated as junior preferred stock, no par value per share (the "G-P Junior Preferred Stock"). As of the date hereof: (i) 170,751,428 shares of Georgia-Pacific Group Common Stock were issued and outstanding, (ii) 79,619,482 shares of Timber Group Common Stock were issued and outstanding, (iii) no shares of G-P Preferred Stock were issued and outstanding, (iv) no shares of G-P Junior Preferred Stock were issued and outstanding, (v) 25,200,000 shares of Georgia-Pacific Group Common Stock were reserved for issuance under G-P's stock option and stock benefit plans and arrangements, (vi) 21,501,300 shares of Georgia-Pacific Group Common Stock were held by G-P in its treasury, (vii) 8,400,000 shares of Timber Group Common Stock were reserved for issuance under G-P's stock option and stock benefit plans and arrangements and (viii) 14,387,850 shares of Timber Group Common Stock were held by G-P in its treasury. All issued and outstanding shares of capital stock of G-P have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the immediately preceding sentence and other than the Rights or pursuant to the Spinoff, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Timber Group Common Stock or any capital stock equivalent or other nominal interest in G-P or any of its Subsidiaries which relate to the Timber Group (collectively, "Timber Group Equity Interests") pursuant to which G-P or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Timber Group Equity Interests ("Issuance Obligation"). None of the Rights granted pursuant to the Rights Agreement have at any time been triggered. Except for the Redemption, there are no outstanding obligations of G-P to repurchase, redeem or otherwise acquire any outstanding securities of Timber Group Equity Interests. G-P has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities the holders of which have the right to vote) with the holders of the Timber Group Common Stock on any matter ("Voting Debt"). Except as set forth in Section 4.03(a) of the Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by G-P with respect to the Timber Group Common Stock and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

    (b) The authorized capital stock of each of the Spincos consists of 100 shares, par value $.01 per share. As of the date hereof, each of the Spincos had 25 shares issued and outstanding. Other than as contemplated by Section 3.03, none of the Spincos have any shares reserved for issuance under a stock option or stock benefit and arrangement plan. Prior to the Redemption, G-P will be the sole stockholder of all of the issued and outstanding shares of stock of each of the Spincos. All of the issued and outstanding shares of capital stock of each of the Spincos are validly existing, fully paid and non-assessable. Other than as contemplated by Section 3.03, none of the Spincos have outstanding Voting Debt or are bound by, obligated under, or party to an Issuance Obligation with respect to any security of the Spincos and there are no obligations of the Spincos to repurchase, redeem or otherwise acquire any outstanding securities of the Spincos.

    (c) Except as set forth in Section 4.03(c) of the G-P Disclosure Letter or as contemplated by this Agreement or the Separation Agreement, none of the Spincos own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.

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    Section 4.04  CONSENTS AND APPROVALS; NO VIOLATIONS.  Assuming (a) the
filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the filing of the Certificates of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, and (e) the Plum Creek Stockholder Approval, the execution and delivery of this Agreement by each of G-P and the Spincos and the consummation by each of G-P and the Spincos of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of G-P's or the Spincos' Certificate of Incorporation or G-P's or the Spincos' By-Laws or the comparable governing documents of any of their Subsidiaries; (ii) violate or conflict with any statute, law, ordinance, rule or regulation (together, "Laws") or any order, judgment, decree, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any domestic or foreign state, county, city or other political subdivision (a "Governmental Authority") applicable to G-P, the Spincos or any of their Subsidiaries or by which any of their respective properties or assets may be bound; (iii) except as set forth in
Section 4.04(e)(iii) of the G-P Disclosure Letter, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Timber Group, the Spincos or any of their Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease, franchise agreement or other instrument or obligation of any kind ("Contracts") to which G-P, any of the Spincos or any of their Subsidiaries, in each case on behalf of the Timber Group, is a party, or by which any such Person or any of its properties or assets are bound, excluding from the foregoing clauses (ii), (iii) and
(iv) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect.

    Section 4.05  G-P SEC FILINGS; FINANCIAL STATEMENTS.

    (a) G-P has timely filed all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since November 1, 1997 (collectively, the "G-P SEC Filings"). The G-P SEC Filings (i) as they relate to the Timber Group, were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact with respect to the Timber Group or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein with respect to the Timber Group, in the light of the circumstances under which they were made, not misleading. No liabilities attributable to the Georgia-Pacific Group as set forth in the G-P SEC Filings are attributable to the Timber Group. No G-P Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

    (b) Each of the Timber Group Financial Statements (including, in each case, any notes thereto) contained in the G-P SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and to normal and recurring adjustments) and each presented fairly in all material respects the consolidated financial position of the Timber Group as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). The books and records of each of G-P, the Spincos and their Subsidiaries as they relate to the Timber Group have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

    Section 4.06 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth on the consolidated balance sheet of the Timber Group, as of April 1, 2000, included in G-P's Form 10-Q for the period ended April 1, 2000, including the notes thereto, neither G-P, any of the Spincos nor any Subsidiaries of G-P has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) relating to the Timber Group that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred since April 1, 2000 in the ordinary course of business that would neither, individually or in the aggregate, (i) reasonably be expected to have a Timber Group Material Adverse Effect nor (ii) reasonably be expected to prevent or materially delay the performance by G-P of its obligations under this Agreement, each Merger or the transactions contemplated thereby.

    Section 4.07  INFORMATION TO BE SUPPLIED.

    (a) The Joint Proxy Statement/Prospectus and the other documents required to be filed by G-P with the SEC in connection with the Mergers and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date that it is filed, on the date it is first mailed to the shareholders of Timber Group Common Stock and stockholders of Plum Creek and at the time of the Timber Group Shareholder Meeting and the Plum Creek Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (b) Notwithstanding the foregoing provisions of this Section 4.07, no representation or warranty is made by G-P with respect to statements made or incorporated by reference in the Merger Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by Plum Creek expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 5.07.

    Section 4.08 ABSENCE OF CERTAIN EVENTS. Except as expressly permitted by this Agreement, since January 1, 2000, each of G-P, the Spincos and their Subsidiaries have operated their respective Timber Group businesses only in the ordinary course of business and there has not occurred (i) any event, occurrence or condition which would reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect or (ii) other than in the ordinary course of business in a manner consistent with past practices, any increase in the compensation of, or change of control agreement with, any officer of G-P, the Spincos or any of their Subsidiaries or any general salary or benefits increase to the employees of G-P, the Spincos or any of their Subsidiaries, except those employees that will not be Timber Group Employees.

    Section 4.09 LITIGATION. Except as set forth in Section 4.09 of the G-P Disclosure Letter, there are no investigations, actions, suits or proceedings pending against G-P, the Spincos or any of their Subsidiaries or, to the knowledge of G-P, threatened against G-P, the Spincos or any of their Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal, that would reasonably be expected to have, individually or in the aggregate, a Timber Group Material Adverse Effect, and, to the knowledge of G-P, no development has occurred with respect to any pending or threatened action, suit or proceeding that would reasonably be expected to have a Timber Group Material Adverse Effect or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither G-P, any of the Spincos nor their Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect.

    Section 4.10 TITLE TO PROPERTIES; ENCUMBRANCES. Section 4.10 of the G-P Disclosure Letter sets forth a complete list of all of the material Timber Group Real Property. Except as set forth in Section 4.10 of the G-P Disclosure Letter, each of G-P, the Spincos and their Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties and assets of the Timber Group except where the failure to have such good, valid and marketable title would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect; in each case subject to no Liens, except for (a) Liens reflected in G-P's consolidated balance sheet as of April 1, 2000, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by G-P, any of the Spincos or any of their Subsidiaries in the operation of the Timber Group, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (d) Liens which would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect, each of G-P, the Spincos and their Subsidiaries are in compliance with the terms of all leases of tangible properties to which they are a party and under which they are in occupancy that relate to the operation of the Timber Group, and all such leases are in full force and effect.

    Section 4.11  COMPLIANCE WITH LAWS.

    (a) Each of G-P, the Spincos and their Subsidiaries are in compliance with all applicable Federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect.

    (b) Except as set forth in Section 4.11(b) of the G-P Disclosure Letter, each of G-P, the Spincos and their Subsidiaries hold, to the extent legally required, all Federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Authorities (the "Permits") that are required for the operation of the Timber Group by G-P, the Spincos and their Subsidiaries as now conducted, except where the failure to hold any such Permit would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect.

    Section 4.12 G-P EMPLOYEE BENEFIT PLANS. Except as would not pertain to or materially affect the Timber Group:

        (a) Section 4.12(a) of the G-P Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by G-P, the Spincos or any of their subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with G-P or any of its subsidiaries would be deemed a "single employer" within the meaning of
    Section 4001(b)(1) of the Employee Retirement Income Security Act of

    1974 ("ERISA"), for the benefit of any current or former employee or director of a Spinco or any Spinco subsidiary, whether formal or informal and whether legally binding or not (the "Spinco Plans").

        (b) With respect to each Spinco Plan, G-P has made available or will make available to Plum Creek a current, accurate and complete copy thereof and, to the extent applicable: (i) the most recent determination letter,
    (ii) any summary plan description and (iii) for the two most recent years
    (A) the form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

        (c) The Spinco Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws, except where the failure to so comply would not reasonably be expected to have a Timber Group Material Adverse Effect. Each Spinco Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and, to the knowledge of G-P, nothing has occurred that would reasonably be expected to affect such qualification.

        (d) There are no pending, or to the knowledge of G-P, threatened claims and no pending or, to the knowledge of the Spincos, threatened litigation with respect to any Spincos Plans that would reasonably be expected to have a Timber Group Material Adverse Effect, other than ordinary and usual claims for benefits by participants and beneficiaries.

        (e) No liability under Title IV of ERISA has been incurred by G-P, any of its Subsidiaries or any ERISA Affiliate since the Effective Date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to G-P, the Spincos or any of their subsidiaries or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due, that would reasonably be expected to have a Timber Group Material Adverse Effect. G-P shall take such steps as are necessary to prevent Spinco assets from being subject to a lien as a result of any liability G-P or any ERISA Affiliate may incur under Title IV of ERISA. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which G-P, the Spincos, any of their subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six years.

        (f) No lien has been imposed under section 412(n) of the Code or
    Section 302(f) of ERISA on the assets of G-P, any of the Spincos, any of their subsidiaries or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any Spinco Plan.

        (g) Except for liabilities that would not reasonably be expected to have a Timber Group Material Adverse Effect, with respect to any Spinco Plan that is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (i) neither G-P, any of its subsidiaries nor any ERISA Affiliate has, since September 26, 1980, made or suffered a "complete withdrawal" or a "partial withdrawal," (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) pursuant to which all liability in respect thereof has not been satisfied, (ii) no event (including the transactions contemplated hereunder) is reasonably expected to occur that presents a material risk of a complete or partial withdrawal, and (iii) neither G-P, the Spincos, each of their subsidiaries nor any ERISA Affiliate has any contingent material liability under Section 4204 of ERISA.

    Section 4.13  EMPLOYMENT RELATIONS.

    (a) Except as would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect or as set forth in
Section 4.13(a) of the G-P Disclosure Letter, (i) neither G-P, the Spincos or any Subsidiary is a party to any collective bargaining agreement or other labor union contract with respect to any employee of the Timber Group, (ii) there are no organizational campaigns, demands or proceedings pending or, to G-P's knowledge, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representatives of any group of employees of the Timber Group, and (iii) there are no strikes, controversies, slowdowns, work stoppages or material labor disputes, or, to G-P's knowledge, threatened involving any site of employment of the Timber Group. A true and correct list of the employees employed exclusively with respect to the Timber Group as of the date hereof is attached as Exhibit 2.1(b) to the Human Resources Agreement.

    (b) Except as would not pertain to or affect the Timber Group or as set forth in the G-P Disclosure Letter, each of G-P and its Subsidiaries is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation. Except as set forth in Section 4.09 of the Gulf Disclosure Letter, to the knowledge of G-P, there are no complaints, controversies, charges, investigations, lawsuits or other proceedings relating to the Timber Group pending in any court or with any agency responsible for the enforcement of Federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

    (c) Except as would not pertain to or affect the Timber Group, since
January 1, 2000, neither G-P nor any of its Subsidiaries has effectuated (i) a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of G-P or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of G-P or any of its Subsidiaries; nor has G-P nor any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

    Section 4.14 TAXES. Except as otherwise set forth in Section 4.14 of the G-P Disclosure Letter:

        (a) G-P and each of its Subsidiaries and each of its Affiliated
    Entities:

           (i) have timely paid or caused to be paid all material Taxes required to be paid by it. The accruals for Taxes payable in G-P's most recent consolidated financial statements are adequate to cover all material Taxes attributable to periods (or portions thereof) ending on the date of such financial statements, and no material Taxes attributable to periods following the date of such financial statements have been incurred other than in the ordinary course of business;

           (ii) have filed or caused to be filed in a timely manner all material Tax Returns required to be filed by such entities with the appropriate Tax Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects; and

          (iii) have not requested or caused to be requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

        (b) There are no pending material Tax audits relating to G-P or any of its Subsidiaries and no waivers of statutes of limitations have been given or requested by G-P or any of its Subsidiaries that are currently outstanding. All tax years for the consolidated Federal income tax group of which G-P is the common parent have been closed up to and including the year ending on December 31, 1996.

        (c) No Liens for Taxes have been filed against G-P or any of its Subsidiaries, except for Liens for Taxes not yet due or payable for which adequate reserves have been provided for in the latest balance sheet of G-P.

        (d) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against G-P or any of its Subsidiaries.

        (e) Neither G-P nor any of its Subsidiaries has received notice within the last three years from any Tax Authority in a jurisdiction in which G-P or any of its Subsidiaries does not file Tax Returns that G-P or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

        (f) Neither G-P nor any of its Subsidiaries is (i) a party to any Tax sharing, Tax allocation or similar agreement, or (ii) bound by any closing agreement, offer in compromise or other agreement with any Tax Authority.

        (g) The facts, representations, and other information contained and referred to in G-P's request, dated March 16, 2000, for rulings from the IRS concerning certain intra-group restructuring transactions, including all exhibits thereto, were true, correct and complete when the ruling request was filed and to the date hereof.

    Section 4.15 INTELLECTUAL PROPERTY. Except as would not, individually or in the aggregate, reasonably be expected to have a Timber Group Material Adverse
Effect:

        (a) G-P, the Spincos or their Subsidiaries own, without material restrictions, or are licensed to use, the rights to all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that are used in the operation of the Timber Group (the "Timber Group Intellectual Property"). Section 4.15(a) of the G-P Disclosure Letter sets forth a complete list of all of the material Timber Group Intellectual Property. Neither G-P, the Spincos nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of G-P's obligations hereunder will be, in violation of, or lose any rights pursuant to, any Timber Group Intellectual Property.

        (b) No material claims with respect to the Timber Group Intellectual Property have been asserted or, to the knowledge of G-P, are threatened by any Person nor does G-P or any of its Subsidiaries know of any valid grounds for any bona fide claims against the use by G-P or any of its Subsidiaries of any of the Timber Group Intellectual Property, or challenging the ownership, validity, enforceability or effectiveness of any of the Timber Group Intellectual Property. All granted and issued patents and all registered trademarks and service marks and all copyrights held by G-P or any of its Subsidiaries that are included in the Timber Group Intellectual Property are valid, enforceable and subsisting. To G-P's knowledge, there has not been and there is not any unauthorized use, material infringement or misappropriation of any of the Timber Group Intellectual Property by any third Person, including, without limitation, any employee or former employee.

        (c) No Timber Group Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by G-P or any of its Subsidiaries.

        (d) At the Effective Time, the Spincos collectively shall own or be licensed to use all of the Timber Group Intellectual Property.

    Section 4.16  ENVIRONMENTAL MATTERS.  Except as specifically set forth in
Section 4.16 of the G-P Disclosure Letter or except as would not pertain to or affect the Timber Group:

        (a) G-P is in material compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by G-P of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. All permits and other governmental authorizations currently held by G-P pursuant to the Environmental Laws are identified in Section 4.16(a) of the G-P Disclosure Letter.

        (b) G-P has not received and there does not remain pending any communication or notice, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that G-P is not in compliance with any Environmental Laws, and there are no circumstances that may materially prevent or interfere with such compliance in the future.

        (c) There is no Environmental Claim relating to the Timber Group Real Property or the operations currently conducted or proposed to be conducted thereon that is pending or threatened against G-P or against any Person or entity whose liability for any Environmental Claim G-P has retained or assumed either contractually or by operation of law.

        (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against G-P or against any Person or entity whose liability for any Environmental Claim G-P has retained or assumed either contractually or by operation of law.

        (e) Without in any way limiting the generality of the foregoing,
    (i) all material on-site and off-site locations where G-P has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Section 4.16(e)(i) of the G-P Disclosure Letter, and (ii) all material underground storage tanks, and the capacity and contents of such tanks, located on (x) any property owned or
    (y) leased or any other property used by G-P that are operated or controlled by G-P, are identified in Section 4.16(e)(ii) of the G-P Disclosure Letter.

        (f) G-P has provided or otherwise made available to Plum Creek all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to G-P regarding environmental matters pertaining to, or the environmental condition of, the business of G-P, or the compliance (or noncompliance) by G-P with any Environmental Laws in each of the foregoing as related to the Timber Group.

        (g) G-P is not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority pertaining to environmental matters, or (iv) to record or deliver to any Person or entity any disclosure document or statement pertaining to environmental matters.

    Section 4.17 STATE TAKEOVER STATUTES. The provisions of Section 14-2-1132 of the GCC are inapplicable to each Merger, this Agreement and the transactions contemplated hereby. The Board of Directors of G-P has unanimously approved this Agreement and the transactions contemplated hereby, including the Mergers, and has taken all appropriate action so that the transactions contemplated by this Agreement will be effected in accordance with the provisions of Section 14-2-1110 through 14-2-1133 of the GCC. Each of the Board of Directors of the Spincos has approved the Mergers and this Agreement and such approvals are sufficient to render inapplicable to the Mergers, this Agreement and the transactions contemplated hereby the provisions of
Section 203 of the DGCL.

    Section 4.18  VOTING REQUIREMENTS; BOARD APPROVAL; APPRAISAL RIGHTS.

    (a) The affirmative vote of G-P as the sole stockholder of each of the Spincos is the only vote of any class of capital stock of G-P or any of its Subsidiaries necessary to approve this Agreement, the Mergers and the transactions contemplated hereby.

    (b) The Board of Directors of G-P has (i) determined that the Mergers are advisable and fair to, and in the best interests of G-P and its shareholders, taken as a whole, (ii) approved this Agreement and the transactions contemplated hereby, (iii) resolved to recommend that the holders of Timber Group Common Stock approve and adopt this Agreement and (iv) approved the Spinoff.

    (c) The Board of Directors of each Spinco has approved this Agreement and the transactions contemplated hereby. G-P, as sole stockholder of each of the Spincos, has approved this Agreement, the Mergers and the transactions contemplated hereby.

    (d) No holder of G-P Common Stock and no holder of a Unit will have appraisal rights under Section 14-2-1301 of the GCC or Section 262 of the DGCL as a result of, or in connection with this Agreement, each Merger and the transactions contemplated hereby.

    Section 4.19 OPINION OF FINANCIAL ADVISOR. G-P has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date of this Agreement (i) the Spinoff and the Mergers are fair to G-P from a financial point of view and (ii) the Exchange Ratio is fair to the holders of Timber Group Common Stock from a financial point of view, and a copy of such opinion has been delivered to Plum Creek.

    Section 4.20 RIGHTS AGREEMENT. G-P has amended the Rights Agreement to provide that (i) neither Plum Creek nor any of its "Affiliates" or "Associates" (as such terms are defined in the Rights Agreement) shall be deemed an "Acquiring Person" (as defined in the Rights Agreement) as a result of either the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby, and (ii) the provisions of Section 11(q) of the Rights Agreement shall not apply to the Redemption.

    Section 4.21 INSURANCE. Section 4.21 of the G-P Disclosure Letter sets forth a complete list of all of the insurance policies held by G-P, the Spincos or their respective Subsidiaries that insure any assets of the Timber Group. G-P maintains insurance coverage for the Timber Group with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in business similar to that of G-P.

    Section 4.22  TRANSACTIONS WITH AFFILIATES.  Except as set forth in
Section 4.22 of the G-P Disclosure Letter or as otherwise disclosed in the G-P SEC filings, since December 31, 1997, there have been no transactions, agreements, arrangements or understandings between G-P or its Subsidiaries, on the one hand, and G-P's Affiliates (other than wholly-owned Subsidiaries of G-P) or other Persons, on the other hand, pertaining to or affecting the Timber Group, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

    Section 4.23 MATERIAL CONTRACTS. Except as disclosed in or attached as exhibits to the G-P SEC Filings or as disclosed in Section 4.23 of the G-P Disclosure Letter, neither G-P, any of the Spincos nor any of their Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), (a) as of the date hereof, which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) pertaining to or affecting in any material respect the Timber Group, which requires expenditures or the performance of services in an amount in excess of $5 million and is not cancellable within one year, that has not been filed or incorporated by reference in the G-P SEC Filings, (b) which contains any material non-compete provisions with respect to any line of business or geographic area in which the Timber Group business is conducted or which restricts the conduct of G-P, any of the Spincos or any of their Subsidiaries with respect to any Timber Group business conducted by G-P, any of the Spincos or any of their Subsidiaries or any geographic area in which G-P, any of the Spincos or any of their Subsidiaries may conduct Timber Group business, in each case in any material respect, or (c) which would prohibit or materially delay the consummation of the Mergers or any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.23, whether or not set forth in Section 4.23 of the G-P Disclosure Letter, is referred to herein as a "Timber Group Material Contract." Each Timber Group Material Contract is valid and binding on G-P, the Spincos or any of their Subsidiaries, as applicable, and in full force and effect, and G-P, the Spincos and their Subsidiaries have in all material respects performed all obligations required to be performed by them to date individually or in the aggregate, except for violations or defaults that would not reasonably be expected to have a Timber Group Material Adverse Effect. Neither G-P, any of the Spincos nor any of their Subsidiaries knows of, or has received notice of, any violation or default under (nor to their knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Timber Group Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Timber Group Material Adverse Effect.

    Section 4.24 REDEMPTION. Upon completion of the Redemption, the Spincos collectively will hold all of the assets and have assumed all of the liabilities (whether accrued, absolute, contingent or otherwise) attributed to the Timber Group. As of June 2, 2001, the aggregate outstanding indebtedness attributed to the Timber Group was $635.4 million. Between June 2, 2001 and the date of Amendment No. 1, G-P and its Subsidiaries have incurred no indebtedness for borrowed money attributable to the Timber Group other than borrowings in the ordinary course of business.

    Section 4.25 POLICIES WITH RESPECT TO ALLOCATION OF EXPENSES. G-P has provided Plum Creek with a copy of all written management and allocation policies adopted by the G-P Board of Directors since November 1, 1997 and a summary of the methodology used in implementing those policies (the "Allocation Policies").

    Section 4.26 DISCLOSURE. No representation or warranty by G-P contained in this Agreement and no statement contained in any document (including financial statements and the G-P Disclosure Letter), certificate, or other writing furnished or to be furnished by G-P to Plum Creek or any of its representatives pursuant to the provisions hereof or in connection with this Agreement and the transactions contemplated thereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

    Section 4.27 BROKER'S OR FINDER'S FEE. Except for the fees of Morgan Stanley & Co. Incorporated, no agent, broker, Person or firm acting on behalf of G-P is, or will be, entitled to any investment banking or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby. G-P has provided Plum Creek a copy of the Morgan Stanley & Co. Incorporated engagement letter with G-P and such engagement letter will not be amended without the consent of Plum Creek.

    Section 4.28 SOLVENCY. (a) The consummation of the transactions contemplated hereby will not cause G-P to be unable to pay its debts as they come due in the usual course of business or cause its total assets to become less than the sum of its total liabilities in accordance with Section 14-2-640 of the GCC.

    (b) G-P shall use its commercially reasonable efforts to obtain the Solvency Opinions.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PLUM CREEK

    Except as otherwise set forth in the Plum Creek Disclosure Letter specifying the section to which it relates, Plum Creek hereby represents and warrants to G-P and the Spincos as follows:

    Section 5.01 DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER. Plum Creek is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Plum Creek is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Plum Creek Material Adverse Effect.

    Section 5.02 AUTHORIZATION AND VALIDITY OF AGREEMENT. Plum Creek has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Plum Creek Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Plum Creek, and the consummation by Plum Creek of the transactions contemplated hereby, have been duly authorized and unanimously approved by the Board of Directors of Plum Creek and no other corporate action on the part of Plum Creek is necessary to authorize the execution, delivery and performance of this Agreement by Plum Creek and the consummation of the transactions contemplated hereby other than obtaining the Plum Creek Stockholder Approval. This Agreement has been duly executed and delivered by Plum Creek and is a valid and binding obligation of Plum Creek, enforceable against Plum Creek in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

    Section 5.03  CAPITALIZATION.

    (1) The authorized capital stock of Plum Creek consists of 525,634,567 shares of which (i) 300,000,000 shares are designated Plum Creek Common Stock,
(ii) 634,566 shares are designated special voting common stock, par value $0.01 per share ("Plum Creek Special Voting Common Stock"), (iii) 150,000,001 shares are designated excess stock, par value $0.01 per share ("Plum Creek Excess Stock"), and (iv) 75,000,000 shares designated preferred stock, par value $0.01 per share ("Plum Creek Preferred Stock"). As of the date hereof: (i) 68,572,009 shares of Plum Creek Common Stock were issued and outstanding, (ii) 3,425,000 shares of Plum Creek Common Stock were reserved for issuance under Plum Creek's stock option and stock benefit plans and arrangements, (iii) 634,566 shares of Plum Creek Special Voting Common Stock were issued and outstanding; (iv) no shares of Plum Creek Special Voting Common Stock were reserved for issuance under Plum Creek's stock option and stock benefit plans and arrangements,
(v) no shares of Plum Creek Excess Stock were issued and outstanding and
(vi) no shares of Plum Creek Preferred Stock were issued and outstanding. All issued and outstanding shares of capital stock of Plum Creek are, and all shares of Plum Creek Common Stock to be issued hereunder will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the preceding sentence or as set forth in Section 5.03(a) of the letter delivered by Plum Creek to G-P concurrently with the delivery of this Agreement (the "Plum Creek Disclosure

Letter"), (i) Plum Creek is not bound by, obligated under, or party to an Issuance Obligation with respect to any security of Plum Creek or any Subsidiary of Plum Creek and (ii) there is no outstanding Voting Debt of Plum Creek. There are no outstanding obligations of Plum Creek to repurchase, redeem or otherwise acquire any outstanding securities of Plum Creek. Except as set forth in
Section 5.03(a) of the Plum Creek Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by Plum Creek or any of its Subsidiaries and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

    (b) All of the issued and outstanding shares of capital stock of each of Plum Creek's Subsidiaries are validly existing, fully paid and non-assessable. No Subsidiary of Plum Creek has outstanding Voting Debt and no Subsidiary of Plum Creek is bound by, obligated under, or party to an Issuance Obligation with respect to any security of Plum Creek or any Subsidiary of Plum Creek and there are no obligations of Plum Creek or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries.

    (c) Except as set forth in Section 5.03(c) of the Plum Creek Disclosure Letter, Plum Creek does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity which is material to Plum Creek and its Subsidiaries, taken as a whole.

    (d) Plum Creek does not directly or indirectly own any equity securities of G-P.

    Section 5.04 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (a) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the requirements of the NYSE and the PE in respect of the listing of the shares of Plum Creek Common Stock to be issued hereunder are met, (e) the filing of the Certificates of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, and (f) the valid waiver and consent of SPO of its voting rights as holder of the Plum Creek Special Voting Common Stock, the execution and delivery of this Agreement by Plum Creek and the consummation by Plum Creek of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of Plum Creek's Certificate of Incorporation or Plum Creek's By-Laws or the comparable governing documents of any of its Subsidiaries; (ii) violate or conflict with any Laws or Orders of any Governmental Authority applicable to Plum Creek or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (iii) except as set forth in Section 5.04(f)(iii) of the Plum Creek Disclosure Letter, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Lien upon any of the properties or assets of Plum Creek or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contracts to which Plum Creek or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound, excluding from the foregoing clauses (ii), (iii) and (iv) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect.

    Section 5.05  PLUM CREEK SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Plum Creek has timely filed all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 1997 (collectively, the "Plum Creek SEC Filings"). The Plum Creek SEC Filings (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Plum Creek Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

    (b) Each of the consolidated financial statements of Plum Creek (including, in each case, any notes thereto) contained in the Plum Creek SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and to normal and recurring adjustment) and each presented fairly in all material respects the consolidated financial position of Plum Creek and the consolidated Plum Creek's Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). The books and records of Plum Creek and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

    Section 5.06 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth on the consolidated balance sheet of Plum Creek as of March 31, 2000 included in Plum Creek's Form 10-Q for the period ended March 31, 2000, including the notes thereto, neither Plum Creek nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred since April 1, 2000 in the ordinary course of business that would neither, individually or in the aggregate,
(i) reasonably be expected to have a Plum Creek Material Adverse Effect nor
(ii) reasonably be expected to prevent or materially delay the performance of its obligations under this Agreement, the Mergers or the transactions contemplated thereby.

    Section 5.07  INFORMATION TO BE SUPPLIED.

    (a) Each of the Joint Proxy Statement/Prospectus registration statement on Form S-4 to be filed with the SEC by Plum Creek in connection with the issuance of Plum Creek Common Stock in the Mergers, as amended or supplemented from time to time (as so amended and supplemented, the "Merger Registration Statement") and the other documents required to be filed by Plum Creek with the SEC in connection with the Mergers and the other transactions contemplated hereby will comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or, in the case of the Merger Registration Statement, at the time it becomes effective under the Securities Act, or on the dates the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Timber Group Common Stock and the stockholders of Plum Creek Common Equity and at the time of the G-P Shareholder Meeting and Plum Creek Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (b) Notwithstanding the foregoing provisions of this Section 5.07, no representation or warranty is made by Plum Creek with respect to statements made or incorporated by reference in the Merger Registration Statement based on information supplied by G-P expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to
Section 4.07.

    Section 5.08  ABSENCE OF CERTAIN EVENTS.  Except as disclosed in
Section 5.08 of the Plum Creek Disclosure Letter or as required or expressly permitted by this Agreement, since January 1, 2000, Plum Creek and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred (i) any event, occurrence or conditions which would reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect or (ii) other than in the ordinary course of business in a manner consistent with past practices, any increase in the compensation of, or change of control agreement with, any officer of Plum Creek or any of its Subsidiaries or any general salary or benefits increase to the employees of Plum Creek or any of its Subsidiaries.

    Section 5.09 LITIGATION. Except as disclosed in Plum Creek's Form 10-K dated December 31, 1999, there are no investigations, actions, suits or proceedings pending against Plum Creek or its Subsidiaries or, to the knowledge of Plum Creek, threatened against Plum Creek or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect, and, to the knowledge of Plum Creek, no development has occurred with respect to any pending or threatened action, suit or proceeding that would reasonably be expected to have a Plum Creek Material Adverse Effect or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither Plum Creek nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to have, individually or in the aggregate, a Plum Creek Material Adverse Effect.

    Section 5.10  VOTING REQUIREMENTS; SPO APPROVAL; BOARD APPROVAL.

    (a) The affirmative vote of (i) the holders of at least a majority of the votes entitled to be cast by the holders of the Plum Creek Common Equity (voting together as a single class, with each share of Plum Creek Common Stock and Plum Creek Special Voting Common Stock having one vote) and (ii) the holders of at least a majority of the outstanding shares of Plum Creek Special Voting Common Stock (voting as a separate class with each share of Plum Creek Special Voting Common Stock having one vote) are the only votes of any class or series of Plum Creek's capital stock necessary to approve this Agreement, the Mergers and the transactions contemplated hereby (the "Plum Creek Stockholder Approval").

    (b) SPO, as the sole stockholder of the Plum Creek Special Voting Common Stock, has agreed pursuant to the Voting Agreement to approve this Agreement, the Mergers and the transactions contemplated hereby and to convert all of its Plum Creek Special Voting Common Stock to Plum Creek Common Stock immediately prior to the Mergers.

    (c) The Board of Directors of Plum Creek has, as of the date of this Agreement, (i) determined that the Mergers are advisable and fair to, and in the best interests of Plum Creek and its stockholders, (ii) approved this Agreement, the Mergers and the transactions contemplated hereby, (iii) resolved to recommend that the stockholders of Plum Creek approve and adopt this Agreement, the Mergers, and the transactions contemplated hereby and (iv) upon receipt of acceptable undertakings from both Southeastern Asset Management, Inc. and Capital Research and Management Company, has waived the ownership limitation with respect to shares of Plum Creek Common Stock as set forth in Article IV of Plum Creek's Certificate of Incorporation.

    Section 5.11 TITLE TO PROPERTIES: ENCUMBRANCES. Each of Plum Creek and its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good, valid and marketable title would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect; in each case subject to no Liens, except for (a) Liens reflected in Plum Creek's consolidated balance sheet as of March 31, 2000, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Plum Creek or any of its Subsidiaries, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and
(d) Liens which would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect, each of Plum Creek and its Subsidiaries are in compliance with the terms of all leases of tangible properties to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

    Section 5.12  COMPLIANCE WITH LAWS.

    (a) Each of Plum Creek and its Subsidiaries are in compliance with all applicable Federal, State, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect.

    (b) Each of Plum Creek and its Subsidiaries hold, to the extent legally required, all Permits that are required for its operation as now conducted, except where the failure to hold any such Permit would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect.

    Section 5.13 MATERIAL CONTRACTS. Plum Creek and its Subsidiaries have in all material respects performed all obligations required to be performed by them to date individually or in the aggregate with respect to any Plum Creek Material Contract, except for violations or defaults that would not reasonably be expected to have a Plum Creek Material Adverse Effect. Neither Plum Creek nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (nor to their knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Plum Creek Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Plum Creek Material Adverse Effect. Each Plum Creek Material Contract is valid and binding on Plum Creek or any of its Subsidiaries, as applicable, and in full force and effect, and Plum Creek and its Subsidiaries have in all material respects performed all obligations required to be performed by them to date individually or in the aggregate, except for violations or defaults that would not reasonably be expected to have a Plum Creek Material Adverse Effect.

    Section 5.14 ENVIRONMENTAL MATTERS. Except as would not have a Plum Creek Material Adverse Effect or is not otherwise disclosed in the Plum Creek SEC
Filings:

        (a) Plum Creek is in material compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by Plum Creek of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof.

        (b) Plum Creek has not received and there does not remain pending any communication or notice, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Plum Creek is not in compliance with any Environmental Laws, and there are no circumstances that may materially prevent or interfere with such compliance in the future.

        (c) There is no Environmental Claim relating to the Plum Creek Real Property or the operations currently conducted or proposed to be conducted thereon that is pending or threatened against Plum Creek or against any Person or entity whose liability for any Environmental Claim Plum Creek has retained or assumed either contractually or by operation of law.

        (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any material Environmental Claim against Plum Creek or against any Person or entity whose liability for any Environmental Claim Plum Creek has retained or assumed either contractually or by operation of law.

        (e) Plum Creek is not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority pertaining to environmental matters, or (iv) to record or deliver to any Person or entity any disclosure document or statement pertaining to environmental matters.

    Section 5.15 TAXES. Except as otherwise set forth in Section 5.15 of the Plum Creek Disclosure Letter:

        (a) Plum Creek and each of its Subsidiaries and each of its Affiliated
    Entities:

           (i) have timely paid or caused to be paid all material Taxes required to be paid by it. The accruals for Taxes payable in Plum Creek's most recent consolidated financial statements are adequate to cover all material Taxes attributable to periods (or portions thereof) ending on the date of such financial statements, and no material Taxes attributable to periods following the date of such financial statements have been incurred other than in the ordinary course of business;

           (ii) have filed or caused to be filed in a timely manner all material Tax Returns required to be filed by such entities with the appropriate Tax Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects; and

          (iii) have not requested or caused to be requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

        (b) There are no pending Tax audits relating to Plum Creek or any of its Subsidiaries and no waivers of statutes of limitations have been given or requested by Plum Creek or any of its Subsidiaries that are currently outstanding.

        (c) No Liens for Taxes have been filed against Plum Creek or any of its Subsidiaries, except for Liens for Taxes not yet due or payable for which adequate reserves have been provided for in the latest balance sheet of Plum Creek.

        (d) Neither Plum Creek nor any of its Subsidiaries has received notice within the last three years from any Tax Authority in a jurisdiction in which Plum Creek or any of its Subsidiaries does not file Tax Returns that Plum Creek or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

        (e) Plum Creek (i) for all taxable years commencing with the taxable year ending December 31, 1999, has been subject to taxation as a Real Estate Investment Trust within the meaning of section 856 of the Code and has qualified as a Real Estate Investment Trust for all such years, and
    (ii) has operated since December 31, 1999 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a Real Estate Investment Trust for the taxable year that includes the Closing Date and thereafter.

    Section 5.16 TAX COMFORT. Plum Creek has received advice from its tax counsel, that, based on the Federal income tax laws in effect at the time of the execution of this Agreement and the facts and circumstances known to Plum Creek on the date hereof, the cutting of timber transferred by the Spincos to the Surviving Corporation pursuant to the Mergers during the ten year period following the Effective Date should not be subject to section 1374 of the Code.

    Section 5.17 TRANSACTIONS WITH AFFILIATES. Except as disclosed in the Plum Creek SEC filings, since December 31, 1997, there have been no transactions, agreements, arrangements or understandings between Plum Creek or its Subsidiaries, on the one hand, and Plum Creek's Affiliates (other than wholly-owned Subsidiaries of Plum Creek) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

    Section 5.18 INSURANCE. Plum Creek maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in business similar to that of Plum Creek.

    Section 5.19  EMPLOYMENT RELATIONS.

    (a) Except as would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect or as set forth in
Section 5.19(a) of the Plum Creek Disclosure Letter, (i) Plum Creek is not a party to any collective bargaining agreement or other labor union contract,
(ii) there are no organizational campaigns, demands or proceedings pending or, to Plum Creek's knowledge, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representatives of any group of employees of Plum Creek, and (iii) there are no strikes, controversies, slowdowns, work stoppages or material labor disputes, or, to Plum Creek's knowledge, threatened involving any site of employment of Plum Creek.

    (b) Plum Creek is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation. To the knowledge of Plum Creek, there are no complaints, controversies, charges, investigations, lawsuits or other proceedings relating to Plum Creek pending in any court or with any agency responsible for the enforcement of Federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

    Section 5.20  PLUM CREEK EMPLOYEE BENEFIT PLANS.

    (a) "Plum Creek Plans" shall mean each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Plum Creek or any of its subsidiaries, or by any trade or business, whether or not incorporated, that together with Plum Creek or any of its subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA (a "Plum Creek ERISA Affiliate"), for the benefit of any current or former employee or director of Plum Creek, whether formal or informal and whether legally binding or not.

    (b) With respect to each Plum Creek Plan, Plum Creek has made available or will make available to G-P a current, accurate and complete copy thereof and, to the extent applicable: (i) the most recent determination letter, (ii) any summary plan description and (iii) for the two most recent years (A) the form 5500 and attached schedules, (B) audited financial statements and
(C) actuarial valuation reports.

    (c) The Plum Creek Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws, except where the failure to so comply would not reasonably be expected to have a Plum Creek Material Adverse Effect. Each Plum Creek Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and, to the knowledge of Plum Creek, nothing has occurred that would reasonably be expected to affect such qualification.

    (d) There are no pending, or to the knowledge of Plum Creek, threatened claims and no pending or, to the knowledge of Plum Creek, threatened litigation with respect to any Plum Creek Plans that would reasonably be expected to have a Plum Creek Material Adverse Effect, other than ordinary and usual claims for benefits by participants and beneficiaries.

    (e) No liability under Title IV of ERISA has been incurred by Plum Creek, any of its Subsidiaries or any Plum Creek ERISA Affiliate since the Effective Date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Plum Creek or any of its subsidiaries or any Plum Creek ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the PBGC, which payments have been or will be made when due, that would reasonably be expected to have a Plum Creek Material Adverse Effect. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Plum Creek Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Plum Creek, any of its subsidiaries or any Plum Creek ERISA Affiliate made, or was required to make, contributions during the past six years.

    (f) No lien has been imposed under section 412(n) of the Code or
Section 302(f) of ERISA on the assets of Plum Creek, any of its subsidiaries or any Plum Creek ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any Plum Creek Plan.

    (g) Except for liabilities that would not reasonably be expected to have a Plum Creek Material Adverse Effect, with respect to any Plum Creek Plan that is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (i) neither Plum Creek, any of its subsidiaries nor any Plum Creek ERISA Affiliate has, since September 26, 1980, made or suffered a "complete withdrawal" or a "partial withdrawal," (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) pursuant to which all liability in respect thereof has not been satisfied, (ii) no event (including the transactions contemplated hereunder) is reasonably expected to occur that presents a material risk of a complete or partial withdrawal, and (iii) neither Plum Creek, each of its subsidiaries nor any Plum Creek ERISA Affiliate has any contingent material liability under Section 4204 of ERISA.

    Section 5.21 BROKER'S OR FINDER'S FEE. Except for Goldman, Sachs & Co. (whose fees and expenses will be paid by Plum Creek in accordance with their agreement with such firm, a true and correct copy of which has been previously delivered to G-P by Plum Creek), no agent, broker, Person or firm acting on behalf of Plum Creek is, or will be, entitled to any investment banking or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE VI
                                   COVENANTS

    Section 6.01  ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS.

    (a) Subject to compliance with applicable law, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and
(ii) the date on which this Agreement is terminated pursuant to Section 8.01 hereof, each of G-P, the Spincos and Plum Creek shall, and each shall cause each of its Subsidiaries to, upon reasonable notice, afford the other party, and its respective counsel, accountants, consultants and other authorized representatives, access during normal business hours to its and its Subsidiaries' employees, properties, books and records only to the extent that they relate to the Timber Group in order that they may have the opportunity to make such investigations as they shall desire of its and its Subsidiaries' affairs; such investigation shall not, however, affect the representations and warranties made by G-P, the Spincos or Plum Creek in this Agreement.

    (b) G-P shall furnish promptly to Plum Creek and Plum Creek shall furnish promptly to G-P (i) a copy of each form, report, schedule, statement, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal, state or foreign securities laws and (ii) all other information concerning the Timber Group's business, properties and personnel as Plum Creek or G-P may reasonably request.

    (c) Each of G-P and Plum Creek agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the other party shall from time to time reasonably request (in each case, as such data, information and inquiries relate to the Timber Group or Plum Creek, as the case may be).

    (d) G-P shall comply with the disclosure and information requirements set forth in Section 2 of the Tax Matters Agreement.

    (e) Each of G-P and Plum Creek agrees to provide the G-P Tax Matters Officers' Certificate and the Plum Creek Tax Matters Officers' Certificate, respectively, on or prior to each of the (i) date that the SEC declares the Merger Registration Statement effective, (ii) Notice of Redemption Date and
(iii) Closing Date, in each case as requested by special counsel to G-P and Plum Creek.

    Section 6.02 CONFIDENTIALITY. Each of Plum Creek, the Spincos and G-P will hold, and will use commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party not in violation of any obligation of confidentiality; provided that each of Plum Creek, the Spincos and G-P may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, lenders and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially and any breach of this Section 6.02 or by such Person shall be deemed a breach by Plum Creek, the Spincos or G-P, as the case may be. If this Agreement is terminated, each of Plum Creek, the Spincos and G-P will, and will use commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

    Section 6.03 CONDUCT OF THE BUSINESS OF G-P PENDING THE EFFECTIVE TIME. Except as set forth in Section 6.03 of the G-P Disclosure Letter:

        (a) Except as would not pertain to or affect the Timber Group in any material way, G-P agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, G-P and each of its Subsidiaries shall use their commercially reasonable efforts to conduct the Timber Group operations in all material respects only according to their ordinary and usual course of business in a manner consistent with past practice, preserve intact the Timber Group business organization, keep available the services of the Timber Group officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with the Timber Group.

        (b) Except as provided in Section 6.03(a) herein, or except as shall be mutually agreed in writing by G-P and Plum Creek, G-P agrees that, between the date of this Agreement and the Effective Time, (i) G-P and each of its Subsidiaries shall use commercially reasonable efforts to (x) cause the transactions contemplated by this Agreement to qualify as a series of substantially tax-free transactions under the Code and (y) not take, and prevent any Affiliate from taking any actions that could prevent such transactions from qualifying as substantially tax-free transactions under the Code, and (ii) neither G-P nor any of its Subsidiaries shall issue any equity interests if it would cause the transactions contemplated by this Agreement to fail to qualify as a series of tax-free transactions under the Code.

        (c) Except as provided in Section 6.03(a), (d)(iii), (d)(v) or (d)(vi), or except as shall be mutually agreed in writing by G-P and Plum Creek, G-P agrees that, between the date of this Agreement and the Effective Time, G-P and each of its Subsidiaries shall use any cash generated from the operations, financing transactions, asset dispositions or investments of the Timber Group to pay expenses and reserve for Taxes allocated to the Timber Group in accordance with the Allocation Policies, or use any such cash for permitted expenditures under this Agreement or to reduce indebtedness attributed to the Timber Group.

        (d) Without limiting the generality of the foregoing, and except as would not pertain to or affect in any material way the Timber Group or as otherwise provided in this Agreement, before the Notice of Redemption Date, G-P shall not, without the prior written consent of Plum Creek (which consent shall not be unreasonably withheld or delayed), nor shall it permit any of its subsidiaries to:

           (i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

           (ii) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of (A) any shares of Timber Group Common Stock or securities convertible or exchangeable or exercisable for any shares of Timber Group Common Stock, or any options, warrants or other rights of any kind to acquire any shares of such Timber Group Common Stock or any Timber Group Equity Interests except (i) the issuance of Timber Group Common Stock or Units upon the exercise of G-P Options or (ii) the issuance of Timber Group Common Stock under any stock purchase plan or (B) other than in the ordinary course of business and in a manner consistent with past practice and not in excess of $5 million individually, any property or assets of the Timber Group;

          (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Timber Group Common Stock (other than regular quarterly cash dividends at a rate not in excess of $.25 per share of Timber Group Common Stock declared and paid in the ordinary course and consistent with past practice) or enter into any agreement with respect to the voting of the Timber Group Common Stock;

           (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Timber Group Common Stock;

           (v) (A) except as permitted under Section 6.03(d)(vi) or other than in the ordinary course of business in a manner consistent with past practice and not in excess of $10 million individually, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof (other than a wholly owned Subsidiary or any preferred stock of a Subsidiary) or any assets for and on behalf of the Timber Group; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for
       (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted under this Section 6.03, (2) indebtedness incurred to refinance any existing indebtedness or (3) other indebtedness for borrowed money under existing credit facilities or (4) as contemplated by the Separation Agreement; or
       (C) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this
       Section 6.03(d)(v);

           (vi) except as set forth in Section 6.03(d)(vi) of the G-P Disclosure Letter, acquire any interest in timberlands; PROVIDED, HOWEVER, that subject to prior written notice to Plum Creek, G-P may acquire an interest in timberlands at or below fair market value if such acquisition does not otherwise jeopardize the intended tax consequences of the transactions contemplated by this Agreement;

          (vii) change its accounting policies or procedures with respect to the Timber Group, other than in the ordinary course of business in a manner consistent with past practice or except as required by changes in GAAP;

         (viii) except to the extent required under existing plans or agreements or by law or as contemplated by this Agreement or any Ancillary Contract
       (A) increase the compensation payable or to become payable to any of the officers, directors, employees, agents or consultants of the Timber Group (other than general increases in wages to officers and employees in the ordinary course consistent with past practice) or to Persons providing management services to the Timber Group; (B) make any loans from the assets of the Timber Group to any of its officers, directors, employees, Affiliates, agents or consultants not in the ordinary course of business and consistent with past practice or make any change in its existing borrowing or lending arrangements that are part of the Timber Group for or on behalf of any such Persons not in the ordinary course of business and consistent with past practice, whether pursuant to an employee benefit plan or otherwise; or (C) adopt or materially amend, any new or existing Plan relating to employees of the Timber Group;

           (ix) amend, modify or terminate any Ancillary Contracts;

           (x) take any action that is intended or may reasonably be expected to result in G-P not being able to make any of the representations and warranties set forth in the G-P Tax Matters Officers' Certificate or to cause any of such representations and warranties to become untrue in any material respect.

           (xi) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Notice of Redemption Date, or in any of the conditions set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law; or

          (xii) agree, in writing or otherwise, to take any of the foregoing actions.

    Section 6.04  CONDUCT OF THE BUSINESS OF PLUM CREEK PENDING THE EFFECTIVE
TIME.

    (a) Except as set forth in Section 6.04(a) of the Plum Creek Disclosure Letter, Plum Creek agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, Plum Creek and each of its Subsidiaries shall use their commercially reasonable efforts to conduct their respective operations in all material respects only according to their ordinary and usual course of business consistent with past practice, preserve intact their respective business organization, keep available the services of their officers and employees, maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with them.

    (b) Except as provided in Section 6.04(a) herein, or except as shall be mutually agreed in writing by G-P and Plum Creek, Plum Creek agrees that, between the date of this Agreement and the Effective Time, (i) Plum Creek and each of its Subsidiaries shall use commercially reasonable efforts to (x) cause the transactions contemplated by this Agreement to qualify as a series of substantially tax-free transactions under the Code, (y) not take, and prevent any Affiliate from taking, any actions that could prevent such transactions from qualifying as substantially tax-free transactions under the Code and
(z) maintain its status as a Real Estate Investment Trust under the Code, and
(ii) neither Plum Creek nor any of its Subsidiaries shall issue any equity interests if it would cause the transactions contemplated by this Agreement to fail to qualify as a series of tax-free transactions under the Code.

    (c) Except as provided in Section 6.04(a), (d)(iii), (d)(v) or (d)(vi), or except as shall be mutually agreed in writing by G-P and Plum Creek, Plum Creek agrees that, between the date of this Agreement and the Effective Time, Plum Creek and each of its Subsidiaries shall retain any cash generated from operations, financing transactions, asset dispositions or investments of Plum Creek, other than cash used to pay expenses, make permitted expenditures under this Agreement or retire or refinance indebtedness of Plum Creek.

    (d) Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, before the Notice of Redemption Date, Plum Creek shall not, without the prior written consent of G-P (which consent will not be unreasonably withheld or delayed), nor will it permit any of its subsidiaries to:

        (i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

        (ii) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of, other than in the ordinary course of business and consistent with past practice and not in excess of $5 million individually, any property or assets of Plum Creek or any of its Subsidiaries;

       (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than regular quarterly cash dividends at a rate not in excess of $.57 per share of Plum Creek Common Equity declared and paid in the ordinary course and consistent with past practice) or enter into any agreement with respect to the voting of its capital stock;

        (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

        (v) (A) except as permitted under Section 6.04(d)(vi) or other than in the ordinary course of business in a manner consistent with past practice not in excess of $10 million individually, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof (other than a wholly owned Subsidiary or any preferred stock of a Subsidiary) or any assets;

    (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted under this
    Section 6.04, (2) indebtedness incurred to refinance any existing indebtedness or (3) other indebtedness for borrowed money under existing credit facilities; or (C) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.04(d)(v);

        (vi) acquire any interest in timberlands or ancillary mills; PROVIDED, HOWEVER, that subject to prior written notice to G-P, Plum Creek may acquire an interest in timberlands or ancillary mills at or below fair market value if such acquisition does not otherwise jeopardize the intended tax consequences of the transactions contemplated by this Agreement;

       (vii) change its accounting policies or procedures, other than in the ordinary course of business in a manner consistent with past practice or except as required by changes in GAAP;

      (viii) amend, modify or terminate any Ancillary Contracts;

        (ix) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

        (x) take any action that is intended or may reasonably be expected to result in Plum Creek not being able to make any of the representations and warranties set forth in the Plum Creek Tax Matters Officers' Certificate or to cause any of such representations and warranties to become untrue in any material respect; or

        (xi) agree, in writing or otherwise, to take any of the foregoing actions.

    Section 6.05 CONDUCT OF THE BUSINESS OF G-P AFTER THE NOTICE OF REDEMPTION DATE. Except as would not pertain to or affect the Timber Group,

    (a) Between the Notice of Redemption Date and the Effective Time, each of G-P and its Subsidiaries shall conduct the Timber Group operations only in the ordinary course of business consistent with past practice; provided, however, that each of G-P or its Subsidiaries shall not (i) enter into, amend, modify or terminate in the ordinary course of business in a manner consistent with past practice any Contract in which the market value of such Contract exceeds $1,000,000 without the prior written consent of Plum Creek and (ii) take any of the actions prohibited by Section 6.03(d)(i), (ii)(A), (iii), (iv) or (vii).

    (b) Between the Notice of Redemption Date and the Effective Time, each of G-P and its Subsidiaries shall obtain Plum Creek's prior written consent before entering into any Material Transaction whether or not in the ordinary course of business. For purposes of this section, "Material Transaction" shall mean any expenditure or commitment to expend in excess of $1,000,000.

    Section 6.06 METHOD OF ALLOCATING THE ASSETS AND LIABILITIES OF THE TIMBER GROUP. G-P shall not, without the prior written consent of Plum Creek (which consent shall not be unreasonably withheld or delayed):

        (a) change the Allocation Policies;

        (b) change its capital expenditure budget for the Timber Group for the fiscal 2000 or 2001; or

        (c) except as set forth on Section 6.06(c) of the G-P Disclosure Letter, with respect to items that are allocable between the Georgia-Pacific Group and the Timber Group and are not subject to any objective allocation practice (including allocations based on historical usage) utilized to allocate expenses pursuant to the Allocation Policies, change the percentage of total expenses allocable to the Timber Group for the fiscal year 2001 so that the percentage exceeds the percentage allocable to the Timber Group for the fiscal year 2000.

    Section 6.07  SHAREHOLDERS' MEETINGS.

    (a) G-P shall call and hold a meeting of the Timber Group Common Stock shareholders (the "Timber Group Shareholder Meeting") as promptly as practicable after the Merger Registration Statement shall have become effective for the purpose of voting upon the approval of this Agreement.

    (b) Plum Creek shall call and hold a meeting of the Plum Creek Common Equity stockholders (the "Plum Creek Stockholder Meeting") as promptly as practicable after the Merger Registration Statement shall have become effective for the purposes of voting upon the approval of this Agreement, the Mergers and the transactions contemplated hereby.

    Section 6.08 PREPARATION OF JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement,
(i) G-P and Plum Creek shall prepare and file with the SEC the Joint Proxy Statement/Prospectus relating to the Timber Group Shareholder Meeting and the Plum Creek Stockholder Meeting to be held in connection with the Mergers and
(ii) Plum Creek shall prepare and file with the SEC the Merger Registration Statement in which the Joint Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Plum Creek Common Stock to be issued to the shareholders of the Timber Group Common Stock pursuant to the Mergers. Each of Plum Creek and G-P will use commercially reasonable efforts to cause the Merger Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Merger Registration Statement, Plum Creek shall take all or any action required under any applicable Federal or state securities laws in connection with the issuance of shares of Plum Creek Common Stock in the Mergers. Each of Plum Creek and G-P shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Merger Registration Statement and the Joint Proxy Statement/Prospectus. As promptly as practicable after the Merger Registration Statement shall have become effective, each of Plum Creek and G-P shall mail the Joint Proxy Statement/Prospectus to the holders of Plum Creek Common Equity or Timber Group Common Stock, as the case may be. Subject to
Section 6.10, the Joint Proxy Statement/ Prospectus shall include the recommendation of the Board of Directors of each of Plum Creek and G-P in favor of the Mergers.

    (b) No amendment or supplement to the Joint Proxy Statement/Prospectus or the Merger Registration Statement will be made by Plum Creek or G-P without the consent of the other party (which consent shall not be unreasonably withheld or delayed). Plum Creek and G-P each will advise the other, promptly after it receives notice thereof, of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Plum Creek Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Merger Registration Statement or comments thereon and responses thereon or requests by the SEC for additional information.

    (c) The information supplied by Plum Creek for inclusion in the Merger Registration Statement and the Joint Proxy Statement/Prospectus shall not, at
(i) the time the Merger Registration Statement is declared effective, (ii) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Plum Creek and the Timber Group shareholders and (iii) the time of each of the Timber Group Shareholder Meeting and the Plum Creek Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Plum Creek or any of its Subsidiaries, or their respective officers or directors, should be discovered by Plum Creek and such information should be set forth in an amendment or a supplement to the Merger Registration Statement or Joint Proxy Statement/Prospectus, Plum Creek shall promptly inform G-P. All documents that G-P is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    (d) The information supplied by G-P for inclusion in the Merger Registration Statement and the Joint Proxy Statement/Prospectus shall not, at (i) the time the Merger Registration Statement is declared effective, (ii) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the Timber Group shareholders and stockholders of Plum Creek and
(iii) the time of each of the Timber Group Shareholder Meeting and the Plum Creek Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Timber Group should be discovered by G-P and such information should be set forth in an amendment or a supplement to the Merger Registration Statement or Joint Proxy Statement/Prospectus, G-P shall promptly inform Plum Creek. All documents that Plum Creek is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

    Section 6.09 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions provided herein, each of G-P and Plum Creek shall, and shall cause each of its Subsidiaries to, cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, G-P's and Plum Creek's commercially reasonable efforts to cause the conditions in Article VII to be satisfied, to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with G-P or Plum Creek, as the case may be, and their respective Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and in order to comply with applicable Laws.

    Section 6.10  BOARD RECOMMENDATIONS.

    (a) Prior to the Timber Group Shareholder Approval, subject to their fiduciary duties under applicable law, G-P's Board of Directors shall
(i) recommend approval and adoption by the Timber Group Common Stock shareholders of this Agreement and (ii) cause G-P to take all lawful action to solicit the Timber Group Shareholder Approval.

    (b) Prior to the Plum Creek Stockholder Approval, subject to their fiduciary duties under applicable law, Plum Creek's Board of Directors shall
(i) recommend approval and adoption by the Plum Creek Common Equity stockholders of this Agreement and (ii) cause Plum Creek to take all lawful action to solicit the Plum Creek Stockholder Approval.

    (c) Subject to their fiduciary duties under applicable law, neither the Board of Directors of G-P nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Plum Creek, the approval or recommendation by the Board of Directors of G-P or any such committee of this Agreement, the Mergers or the transactions contemplated hereby.

    (d) Subject to their fiduciary duties under applicable law, neither the Board of Directors of Plum Creek nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to G-P, the approval or recommendation by the Board of Directors of Plum Creek or any such committee of this Agreement, the Mergers, the issuance of shares of Plum Creek's Common Stock in the Mergers or the transactions contemplated hereby.

    Section 6.11  NO SOLICITATION.

    (a) Except as provided in this Section, G-P will not, and will cause its respective Affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Plum Creek) relating to any transaction involving the sale of any of the assets of the Timber Group (other than in the ordinary course of business), or any of the capital stock of the Timber Group, or any merger, consolidation, business combination, or similar transaction involving the Timber Group or any of the Timber Group's Subsidiaries (a "G-P Acquisition Transaction").

    (b) G-P will promptly (and in any event within three days) advise Plum Creek in writing of the receipt of any inquiries or proposals relating to a G-P Acquisition Transaction, including the identity of the Person submitting such inquiry or proposal and the terms thereof.

    (c) Notwithstanding the foregoing, nothing in this Agreement shall prohibit
(i) G-P from furnishing information to, and engaging in discussions or negotiations with, any Person (an "Offeror") that makes an unsolicited and written G-P Bona Fide Proposal to acquire G-P, the Timber Group or any of G-P's Subsidiaries or any significant portion of the assets or securities of G-P, the Timber Group or any of G-P's Subsidiaries pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction or (ii) G-P's Board of Directors from failing to make or withdrawing or modifying its recommendation referred to in Section 6.10 in response to a G-P Bona Fide Proposal, but only to the extent in any such case as is referred to in clause (i) and (ii) that G-P's Board of Directors, after consultation with, and based upon advice of, independent legal counsel (who may be G-P's regularly engaged outside legal counsel), determines in good faith that furnishing such information to, or engaging in such discussions or negotiations with, such Offeror or recommending such G-P Bona Fide Proposal or changing its recommendation or failing to make its recommendation referred to in Section 6.10 is necessary for G-P's Board of Directors to comply with its fiduciary duties to stockholders under applicable law; PROVIDED, HOWEVER, that prior to taking any action referred to in clause (i), G-P's Board of Directors notifies Plum Creek of its intention and obtains an executed confidentiality agreement from the Offeror and such other appropriate parties substantially similar to the confidentiality agreement entered into with Plum Creek. G-P's or the G-P's Board of Director's exercise of its rights under this clause (c), shall not constitute a breach by G-P or G-P's Board of Directors of this Agreement.

    (d) Except as provided in this Section, Plum Creek will not, and will cause its respective Affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than G-P) relating to any transaction involving the sale of any of the assets of Plum Creek (other than in the ordinary course of business), or any of the capital stock of Plum Creek, or any merger, consolidation, business combination, or similar transaction involving Plum Creek or any of its Subsidiaries (a "Plum Creek Acquisition Transaction").

    (e) Plum Creek will promptly (and in any event within three days) advise G-P in writing of the receipt of any inquiries or proposals relating to a Plum Creek Acquisition Transaction, including the identity of the Person submitting such inquiry or proposal and the terms thereof.

    (f) Notwithstanding the foregoing, nothing in this Agreement shall prohibit
(i) Plum Creek from furnishing information to, and engaging in discussions or negotiations with an Offeror that makes an unsolicited and written Plum Creek Bona Fide Proposal to acquire Plum Creek or any of Plum Creek's Subsidiaries or any significant portion of the assets or securities of Plum Creek or any of its Subsidiaries pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction or (ii) Plum Creek's Board of Directors from failing to make or withdrawing or modifying its recommendation referred to in
Section 6.10 in response to a Plum Creek Bona Fide Proposal, but only to the extent that in any such case as is referred to in clause (i) and (ii) that Plum Creek's Board of Directors, after consultation with and based upon the advice of independent legal counsel (who may be Plum Creek's regularly engaged outside legal counsel) determines in good faith that furnishing such information to, or engaging in such discussions or negotiations with, such Offeror or recommending such Plum Creek Bona Fide Proposal or changing its recommendation or failing to make its recommendation referred to in Section 6.10 is necessary for Plum Creek's Board of Directors to comply with its fiduciary duties to stockholders under applicable law; PROVIDED, HOWEVER, that prior to taking such action referred to in clause (i), Plum Creek's Board of Directors notifies G-P of its intention and obtains an executed confidentiality agreement from the Offeror and such other appropriate parties substantially similar to the confidentiality agreement entered into with G-P. Plum Creek's or the Plum Creek's Board of Director's exercise of its rights under this clause (f), shall not constitute a breach by Plum Creek or Plum Creek's Board of Directors of this Agreement.

    (g) Nothing contained in any provision of this Agreement shall prohibit G-P or Plum Creek, as the case may be, in response to G-P Bona Fide Proposal or a Plum Creek Bona Fide Proposal, from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to G-P shareholders or Plum Creek shareholders, as the case may be, if, in the good faith judgment (based on the advise of outside counsel) of the Board of Directors of G-P or Plum Creek, as the case may be, failure so to disclose would be inconsistent with applicable law.

    Section 6.12 NOTIFICATION OF CERTAIN MATTERS. Each of G-P and Plum Creek shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Mergers; (ii) any notice or other communication from any Governmental Authority in connection with the Mergers; (iii) any action, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the Mergers; and (iv) any change that is reasonably likely to have a Timber Group Material Adverse Effect or a Plum Creek Material Adverse Effect, as the case may be, or is likely to delay or impede the ability of either Plum Creek or G-P, as the case may be, to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

    Section 6.13 PUBLIC ANNOUNCEMENTS. Plum Creek and G-P shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, except as may be required by law, court process or by obligations pursuant to any listing agreement with a national securities exchange.

    Section 6.14 NYSE AND PE LISTING. Plum Creek shall cause the Plum Creek Common Stock to be issued in connection with the Mergers to be listed on the NYSE and the PE as of the Effective Time, subject to official notice of issuance.

    Section 6.15 COORDINATION OF DIVIDENDS. Each of G-P and Plum Creek shall coordinate with the other regarding the declaration and payment of any dividends in respect of the Timber Group Common Stock and Plum Creek Common Equity and the record dates and the payment dates relating thereto, it being the intention of G-P and Plum Creek that holders of the Timber Group Common Stock shall not receive two dividends, or fail to receive a dividend, for any single calendar quarter with respect to their shares of Timber Group Common Stock and/or any shares of Plum Creek Common Stock that any such holder receives in exchange therefore pursuant to the Merger.

    Section 6.16 SEPARATION AGREEMENT. The Separation Agreement, executed on the date hereof, shall not be amended, modified or terminated without the prior written consent of Plum Creek.

    Section 6.17 ANCILLARY CONTRACTS. The parties hereto agree to execute, deliver and perform their respective obligations under each of the Ancillary Contracts at or prior to the Effective Time.

    Section 6.18 AFFILIATES. At least ten days prior to the mailing of the Joint Proxy Statement/ Prospectus, (a) G-P shall deliver to Plum Creek a letter identifying all persons who may be deemed to be affiliates of G-P under Rule 145 of the Securities Act as of the record date for the Timber Group Shareholder Meeting, including, without limitation, all of its directors and executive officers (the "Rule 145 Affiliates") and (b) G-P shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use commercially reasonable efforts to obtain from each person identified in such letter a written agreement in customary form and substance.

    Section 6.19 METHOD OF EFFECTING THE MERGER. Plum Creek may, with G-P's consent (which will not be unreasonably withheld), at any time change the method of effecting the acquisition of the Spincos by Plum Creek, and, upon providing such consent, G-P shall cooperate in such efforts, if and to the extent Plum Creek deems such change to be desirable including, without limitation, to provide for a merger of each of the Spincos with and into a wholly owned subsidiary of Plum Creek, or to provide for mergers among certain of the Subsidiaries of Plum Creek and the Spincos to occur substantially simultaneously with the Effective Time; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Units as provided for in this Agreement, (ii) adversely affect the proposed accounting treatment for the Mergers or the proposed tax-free treatment for the Mergers and to the holders of the Units, (iii) materially delay the consummation of the transactions contemplated by this Agreement or (iv) adversely affect the Georgia-Pacific Group.

    Section 6.20 TIMBER AGREEMENTS. Prior to the Redemption Date, G-P and its Subsidiaries shall not enter into, modify or amend any timber supply agreement attributed to the Timber Group that would not allow such contract to qualify under section 631(b) of the Code or that would not allow Plum Creek to continue to qualify as a Real Estate Investment Trust under the Code. G-P will cause each timber cutting contract to be entered into by any entity in the Timber Group to be assignable to any Affiliate that has access and the legal or equitable right to harvest the trees that are the subject of such contract and will release the contracting entity from any liability upon such assignment.

    Section 6.21 INSURANCE BINDER. G-P agrees to use commercially reasonable efforts to obtain prior to the Closing Date the Insurance Binder. One or more Spincos shall be responsible for all obligations relating to any premiums or other costs and expenses incurred in obtaining such Insurance Binder or the insurance policy issued pursuant to such binder; provided, however, that the Spincos shall not be required to pay more than $24.25 million for such obligations.

                                  ARTICLE VII
               CONDITIONS TO THE NOTICE OF REDEMPTION AND MERGERS

    Section 7.01 CONDITIONS TO THE NOTICE OF REDEMPTION. The obligations of G-P and Plum Creek to effect the Notice of Redemption and the Mergers are subject to the satisfaction or waiver of the following conditions on or prior to the Notice of Redemption Date:

        (a) the requisite Plum Creek Stockholder Approval and Timber Group Shareholder Approval shall have been obtained at the Plum Creek Stockholder Meeting and Timber Group Shareholder Meeting, respectively;

        (b) no Governmental Authority or Federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Mergers or any other transactions contemplated in this Agreement; PROVIDED, HOWEVER, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

        (c) the Plum Creek Common Stock to be issued in the Mergers shall have been authorized for listing on the NYSE and the PE, subject to official notice of issuance;

        (d) the Merger Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

        (e) Plum Creek shall have received the opinion of Skadden, Arps, Slate Meagher & Flom LLP, special counsel to Plum Creek, and G-P shall have received the opinion of McDermott Will & Emery, special counsel to G-P, each dated as of the Notice of Redemption Date, in form and substance reasonably satisfactory to each of Plum Creek and G-P, respectively, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Notice of Redemption Date, to the effect that the Redemption will qualify as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of the Code and that the consummation of the Mergers will not alter such conclusion;

        (f) the applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated;

        (g) neither Plum Creek nor G-P shall be advised by its respective counsel that a Transaction Termination Event exists as of the Notice of Redemption Date;

        (h) Southeastern Asset Management shall have provided assurances with respect to their intent with respect to any shares of Timber Group Common Stock that it owns immediately prior to the Redemption and with respect to shares of Plum Creek Common Stock received in the Mergers which are reasonably required so that section 355(e) of the Code does not apply to the Separation and the Redemption; and

        (i) the Insurance Binder shall have been issued and be in full force and effect.

    Section 7.02 CONDITIONS OF PLUM CREEK. The obligations of Plum Creek to effect the Notice of Redemption and the Mergers are also subject to the satisfaction or waiver of the following conditions on or prior to the Notice of Redemption Date (provided that if such conditions are satisfied or waived on or prior to such date and the Notice of Redemption is sent, such conditions will be deemed to be satisfied with respect to the Mergers):

        (a) Each of the representations and warranties of G-P contained in this Agreement and the G-P Tax Matters Officers' Certificate that are qualified as to materiality must be true and correct in all respects and those representations and warranties not so qualified must be true and correct in all material respects, other than with respect to the representations and warranties contained in Section 4.16 which must be true and correct except as would not be reasonably expected to have a G-P Material Adverse Effect, in each case, when made and at the Notice of Redemption Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

        (b) G-P shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Notice of Redemption Date;

        (c) G-P shall have delivered to Plum Creek an officer's certificate certifying that as of the Notice of Redemption Date, all conditions set forth in Section 7.02(a) and (b) have been satisfied;

        (d) Plum Creek shall have received the favorable opinions of G-P's outside legal counsel, King & Spalding, and the General Counsel of G-P, each dated the Notice of Redemption Date substantially in the form of Exhibit G;

        (e) Plum Creek shall have received the opinion of Skadden Arps, Slate, Meagher & Flom LLP, special counsel to Plum Creek, dated as of the Notice of Redemption Date, in form and substance reasonably satisfactory to Plum Creek, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Notice of Redemption Date, to the effect that (i) the Mergers will be treated for Federal income tax purposes as reorganizations qualifying under the provisions of section 368(a) of the Code, and Plum Creek and the Spincos will each be a party to a reorganization, and (ii) after the Mergers, the Surviving Corporation will continue to qualify as a Real Estate Investment Trust for U.S. income tax purposes. Plum Creek may unilaterally waive any of the conditions in the preceding sentence. In rendering such opinion, counsel may require and rely upon certain representations contained in certificates of officers of Plum Creek, G-P and certain stockholders of Plum Creek and shareholders of G-P;

        (f) The "earnings and profits" (as defined for U.S. income tax purposes) of the Spincos, collectively, immediately following the Separation shall not exceed the agreed-upon amount (as defined in Section 7.02(f) of the G-P Disclosure Letter and the Plum Creek Disclosure Letter);

        (g) G-P shall have delivered to Plum Creek, executed by G-P and the Spincos, as the case may be:

           (i) the Timber Group Timber Agreements;

           (ii) the Tax Matters Agreement;

          (iii) Human Resources Agreement;

           (iv) Transition Services Agreement; and

           (v) Noncompete Agreement; and

        (h) Since the date of this Agreement, there shall not have been any event, occurrence or condition which would reasonably be expected to have a Timber Group Material Adverse Effect.

    Section 7.03 CONDITIONS TO OBLIGATIONS OF G-P. The obligations of G-P to effect the Notice of Redemption and the Mergers are also subject to the satisfaction or wavier of the following conditions on or prior to the Notice of Redemption Date (provided that if such conditions are satisfied or waived on or prior to such date and the Notice of Redemption is sent, such conditions will be deemed to be satisfied or waived with respect to the Mergers):

        (a) Each of the representations and warranties of Plum Creek contained in this Agreement and the Plum Creek Tax Matters Officers' Certificate that are qualified as to materiality must be true and correct in all respects and those representations and warranties not so qualified must be true and correct in all material respects, in each case, when made and at the Notice of Redemption Date, as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

        (b) Plum Creek shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Notice of Redemption Date;

        (c) G-P shall have received the favorable opinions of Plum Creek's outside legal counsel, Skadden, Arps, Slate, Meagher & Flom, LLP, and the General Counsel of Plum Creek each dated the Notice of Redemption Date substantially in the form of Exhibit H;

        (d) Plum Creek shall have delivered to G-P an officer's certificate certifying that as of the Notice of Redemption Date, all conditions set forth in Section 7.03(a) and (b) have been satisfied;

        (e) G-P shall have received the opinion of McDermott Will & Emery, special counsel to G-P, in form and substance reasonably satisfactory to G-P, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Notice of Redemption Date, to the effect that the Mergers will be treated for Federal income tax purposes as reorganizations qualifying under the provisions of section 368(a) of the Code, and Plum Creek and the Spincos will each be a party to a reorganization;

        (f) Plum Creek shall have executed and delivered to G-P:

           (i) the Timber Group Timber Agreements;

           (ii) the Tax Matters Agreement;

          (iii) Human Resources Agreement;

           (iv) Transition Services Agreements; and

           (v) Noncompete Agreement;

        (g) Since the date of this Agreement, there shall not have been any event, occurrence or condition which would reasonably be expected to have a Plum Creek Material Adverse Effect; and

        (h) The condition set forth in Section 7.02(e)(ii) shall have been satisfied and not waived.

    Section 7.04 CONDITIONS TO OBLIGATIONS OF PLUM CREEK TO EFFECT THE MERGERS. The obligation of Plum Creek to effect the Mergers and the other transactions contemplated in this Agreement is also subject to the satisfaction or waiver of the following conditions:

        (a) The Spinoff shall have occurred;

        (b) G-P shall not have failed to perform or comply in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it after the Notice of Redemption Date and on or prior to the Effective Time, the effect of which would be to prevent the satisfaction of the condition contained in
    Section 7.02(e) had such failure occurred prior to the Notice of Redemption Date;

        (c) G-P shall have delivered to Plum Creek an officer's certificate certifying that as of the Effective Date, all conditions set forth in
    Section 7.04(a) and (b) have been satisfied;

        (d) no Governmental Authority or Federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Mergers or any other transactions contemplated in this Agreement; PROVIDED, HOWEVER, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

        (e) Southeastern Asset Management shall have confirmed the assurances provided pursuant to Section 7.01(h);

        (f) the Rights with respect to the Timber Group Common Stock have been terminated or redeemed effective upon the Redemption;

        (g) G-P shall have complied with the provisions of Section 6.05(a)(ii); and

        (h) the Insurance Binder shall have been issued and be in full force and effect; and

        (i) Plum Creek shall have received the opinion of Skadden, Arps, Slate Meagher & Flom LLP, special counsel to Plum Creek, and G-P shall have received the opinion of McDermott Will & Emery, special counsel to G-P, each dated as of the Closing Date, in form and substance reasonably satisfactory to each of Plum Creek and G-P, respectively, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, to the effect that the Redemption will qualify as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of the Code and that the consummation of the Mergers will not alter such conclusion.

    Section 7.05 CONDITIONS TO OBLIGATIONS OF G-P TO EFFECT THE MERGERS. The obligation of G-P and each of the Spincos to effect the Spinoff and the Mergers and the other transactions contemplated in this Agreement is also subject to the following conditions:

        (a) Plum Creek shall not have failed to perform or comply in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it after the Notice of Redemption Date and on or prior to the Effective Time, the effect of which would be to prevent the satisfaction of the condition contained in
    Section 7.03(e) had such failure occurred prior to the Notice of Redemption Date;

        (b) Plum Creek shall have delivered to G-P an officer's certificate certifying that as of the Effective Date, all conditions set forth in
    Section 7.05(a) have been satisfied;

        (c) no Governmental Authority or Federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Mergers or any other transactions contemplated in this Agreement; PROVIDED, HOWEVER, that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

        (d) Southeastern Asset Management shall have confirmed the assurances provided pursuant to Section 7.01(h); and

        (e) the Insurance Binder shall have been issued and be in full force and effect; and

        (f) Plum Creek shall have received the opinion of Skadden, Arps, Slate Meagher & Flom LLP, special counsel to Plum Creek, and G-P shall have received the opinion of McDermott Will & Emery, special counsel to G-P, each dated as of the Closing Date, in form and substance reasonably satisfactory to each of Plum Creek and G-P, respectively, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, to the effect that the Redemption will qualify as a distribution described in sections 355(a) and (c) and, if applicable, section 361(c) of the Code and that the consummation of the Mergers will not alter such conclusion.

                                  ARTICLE VIII
                          TERMINATION AND ABANDONMENT

    Section 8.01  TERMINATION.  Except as otherwise provided in this
Section 8.01, this Agreement may be terminated at any time prior to the Effective Time, whether before or after Timber Group Shareholder Approval or Plum Creek Stockholder Approval:

        (a) by mutual written consent of Plum Creek and G-P;

        (b) on or prior to the Notice of Redemption Date, by Plum Creek (provided that Plum Creek is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if
    (i) there has been a breach by G-P of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case that
    Section 7.02(a) or Section 7.02(b) will not be satisfied and such breach or condition has not been cured within thirty days following receipt by G-P of written notice of such breach or (ii) the conditions contained in
    Section 7.01(e) or 7.02(h) shall not be capable of being satisfied;

        (c) on or prior to the Notice of Redemption Date, by G-P (provided that G-P is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if (i) there has been a breach by Plum Creek of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 7.03(a) or
    Section 7.03(b) will not be satisfied and such breach or condition has not been promptly cured within thirty days following receipt by Plum Creek of written notice of such breach or (ii) the conditions contained in 7.01(e) or 7.03(g) shall not be capable of being satisfied;

        (d) by either Plum Creek or G-P if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Authority preventing or prohibiting consummation of the Mergers shall have become final and nonappealable;

        (e) by either Plum Creek or G-P if the Mergers shall not have been consummated prior to April 8, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein; PROVIDED, HOWEVER, that if Section 7.01(g) has not been satisfied due to Plum Creek having received advice from its counsel that a Transaction Termination Event under clause (iii) of such definition exists, this Agreement may be extended for not more than three months by G-P by written notice to Plum Creek and at the end of such three month period, if Section 7.01(g) continues to remain unsatisfied and is not waived, this Agreement may be extended for not more than another three months by G-P by written notice to Plum Creek.

        (f) on or prior to the Notice of Redemption Date, by either Plum Creek or G-P if the requisite Plum Creek Stockholder Approval or Timber Group Shareholder Approval is not obtained at the Plum Creek Stockholder Meeting or the Timber Group Shareholder Meeting, respectively;

        (g) on or prior to the Notice of Redemption Date, by Plum Creek if the Board of Directors of G-P shall not have recommended or shall have modified in a manner materially adverse to Plum Creek its recommendation of this Agreement, the Mergers and the transactions contemplated hereby in accordance with Section 6.10, PROVIDED, HOWEVER, that Plum Creek notifies G-P of termination pursuant to this subsection within 30 days of receipt of written notice from G-P that the Board of Directors of G-P has failed to recommend or so modified its recommendation;

        (h) on or prior to the Notice of Redemption Date, by G-P if the Board of Directors of Plum Creek shall not have recommended or shall have modified in a manner materially adverse to G-P its recommendation of this Agreement, the Mergers and the transactions contemplated hereby in accordance with
    Section 6.10, PROVIDED, HOWEVER, that G-P notifies Plum Creek of termination pursuant to this subsection within 30 days of receipt of written notice from Plum Creek that the Board of Directors of Plum Creek has failed to recommend or so modified its recommendation;

        (i) by G-P, if the Board of Directors of G-P, after consultation with and based upon the advice of outside legal counsel and its financial advisers, shall have determined in good faith that approving and entering into an agreement in connection with a G-P Bona Fide Proposal for a G-P Acquisition Transaction in whole or in part, and consummating such proposal would result in a transaction more favorable to its shareholders from a financial point of view than the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that this Agreement may not be terminated pursuant to this Section 8.01(i) unless (i) G-P shall have complied with
    Section 6.11, (ii) concurrent with the termination, G-P pays to Plum Creek a termination fee in the amount of $100 million by wire transfer of immediately available funds and (iii) G-P shall have provided Plum Creek with at least three Business Days advance notice of such termination; or

        (j) by Plum Creek, if the Board of Directors of Plum Creek, after consultation with and based upon the advice of outside legal counsel and its financial advisers, shall have determined in good faith that approving and entering into an agreement in connection with a Plum Creek Bona Fide Proposal for a Plum Creek Acquisition Transaction, and consummating such proposal would result in a transaction more favorable to its shareholders from a financial point of view than the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that this Agreement may not be terminated pursuant to this Section 8.01(i) unless (i) Plum Creek shall have complied with Section 6.11, (ii) concurrent with the termination, Plum Creek pays to G-P a termination fee in the amount of $100 million by wire transfer of immediately available funds and (iii) Plum Creek shall have provided G-P with at least three Business Days advance notice of such termination.

        (k) by G-P, if the Board of Directors of G-P shall be unable, after complying with the provisions of Section 4.28(b), to obtain either of the Solvency Opinions when due; PROVIDED, HOWEVER, that this Agreement may not be terminated pursuant to this Section 8.01(k) unless concurrent with the termination, G-P pays to Plum Creek a termination fee in the amount of $100 million by wire transfer of immediately available funds.

    Section 8.02  EFFECT OF TERMINATION.

    (a) In the event of termination of this Agreement by either G-P or Plum Creek pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Plum Creek or G-P, except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement; PROVIDED, HOWEVER, that the provisions of Sections 6.02 and 8.02 of this Agreement shall remain in full force and effect and shall survive any termination of this Agreement.

    (b) In the event of termination of this Agreement by Plum Creek pursuant to
Section 8.01(g), so long as at the time of such termination Plum Creek is not in material breach of any representation, warranty or material covenant contained herein, G-P shall make payment to Plum Creek (within two Business Days after notice of demand for payment) by wire transfer of immediately available funds of a termination fee in the amount of $100 million.

    (c) In the event of termination of this Agreement by G-P pursuant to
Section 8.01(h), so long as at the time of such termination G-P is not in material breach of any representation, warranty or material covenant contained herein, Plum Creek shall make payment to G-P (within two Business Days of notice of demand for payment) by wire transfer of immediately available funds of a termination fee in the amount of $100 million.

    (d) In the event of termination of this Agreement by either party pursuant to Section 8.01(f) based upon G-P having failed to receive the requisite Timber Group Shareholder Approval, then so long as (i) at the time of such termination Plum Creek is not in material breach of any representation, warranty or material covenant contained herein, (ii) prior to the Timber Group Shareholder Meeting a G-P Bona Fide Proposal has been publicly announced, disclosed or communicated and (iii) within nine months of such termination G-P shall consummate or enter into any agreement with respect to a G-P Bona Fide Proposal, G-P shall make payment to Plum Creek (within two Business Days after notice of demand for payment) by wire transfer of immediately available funds of a termination fee in the amount of $100 million.

    (e) In the event of termination of this Agreement by either party pursuant to Section 8.01(f) based upon Plum Creek having failed to receive the requisite Plum Creek Stockholder Approval to approve this Agreement and Mergers, then so long as (i) at the time of such termination G-P is not in material breach of any representation, warranty or material covenant contained herein (ii) prior to the Plum Creek Stockholder Meeting a Plum Creek Bona Fide Proposal has been publicly announced, disclosed or communicated and (iii) within nine months of such termination Plum Creek shall consummate or enter into any agreement with respect to a Plum Creek Bona Fide Proposal, Plum Creek shall make payment to G-P (within two Business Days of notice to demand for payment) by wire transfer of immediately available funds of a termination fee in the amount of $100 million.

    (f) In the event of termination of this Agreement pursuant to
Section 8.01(i), (j) or (k), a termination fee will be payable in accordance with such sections.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.01  FEES AND EXPENSES.

    (a) In the event of termination of this Agreement pursuant to Article IX herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses, SEC and HSR filing fees shall be divided equally between Plum Creek and G-P.

    (b) If the Mergers and the transactions contemplated by this Agreement are consummated, Plum Creek shall pay (i) its own costs and expenses, (ii) all HSR, SEC and other filing fees, (iii) printing costs and (iv) the costs and expenses listed on Section 9.01(b) of the G-P Disclosure Letter. Such schedule sets forth a list of (A) the categories of costs and expenses expected to be incurred by G-P in connection with this Agreement and the transactions contemplated by this Agreement and (B) a good faith estimate of the amount of each listed cost and expense. In addition to those expenses allocated to G-P pursuant to Section 4(c) of the Tax Matters Agreement, G-P shall be responsible for (i) any legal and advisory fees and expenses associated with G-P's obtaining comfort with respect to Section 4.28 and (ii) 25% of the legal fees and expenses incurred by it which are reasonably allocable to the Spinoff.

    Section 9.02 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Neither the representations or warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement nor any covenant, agreement, undertaking or obligation to be fully performed and complied with prior to the Closing Date shall survive the Closing. After the Closing Date, neither G-P, Spincos nor Plum Creek shall have any liability (for indemnification or otherwise) with respect to any representation or warranty contained in this Agreement or in any certificate or instrument delivered pursuant to this certificate or with respect to any covenant, agreement, undertaking or obligation to be fully performed and complied with prior to the Notice of Redemption Date, PROVIDED, HOWEVER, that nothing contained in this Section 9.02 shall relieve any party of any liability for breach of any obligations to be performed after the Notice of Redemption Date if written notice with respect to any such liability as to which Plum Creek or G-P has actual knowledge is given prior to the Effective Time.

    Section 9.03 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or facsimile, as follows:

    (a) if to G-P, to it at:

       133 Peachtree Street, N.E.
       Atlanta, Georgia 30303
       Attention: General Counsel
       Facsimile: (404) 230-7543

    with a copy (which shall not constitute notice) to:

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, New York 10017
       Attention: Mario A. Ponce
       Facsimile: (212) 455-2500

       and to

       King & Spalding
       191 Peachtree Street
       Atlanta, Georgia 30303
       Attention: William R. Spalding
       Facsimile: (404) 572-5100

    (b) if to Plum Creek, to it at:

       999 Third Avenue, Suite 2300
       Seattle, Washington 98104
       Attention: General Counsel
       Facsimile: (206) 467-3799
    with a copy (which shall not constitute notice) to:

       Skadden, Arps, Slate, Meagher & Flom, LLP
       300 South Grand Avenue
       Los Angeles, California 90071
       Attention: Joseph J. Giunta
                Gregg A. Noel
       Facsimile: (213) 687-5600

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

    Section 9.04 ENTIRE AGREEMENT. This Agreement and the schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

    Section 9.05 BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    Section 9.06 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding Timber Group Shareholder Approval, approval of G-P as the sole stockholder of each of the Spincos, and Plum Creek Stockholder Approval), by action taken by the respective Boards of Directors of Plum Creek and G-P or by the respective officers authorized by such Boards of Directors or otherwise, as the case may be; PROVIDED, HOWEVER, that after the Plum Creek Stockholder Approval and the Timber Group Shareholder Approval, no amendment shall be made which by law requires further approval by the stockholders of Plum Creek Common Equity or shareholders of G-P Common Stock without such further approval.

    Section 9.07 FURTHER ACTIONS. Each of the parties hereto agrees that, except as otherwise provided in this Agreement and subject to its legal obligations, it will use commercially reasonable efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

    Section 9.08 HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 9.09 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 9.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

    Section 9.11 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

    Section 9.12 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 9.13 WAIVER OF JURY TRIAL. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, Plum Creek, G-P and each of the Spincos has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                                       PLUM CREEK TIMBER COMPANY, INC.

                                                       By:  /s/ RICK R. HOLLEY
                                                            -----------------------------------------
                                                            Name: Rick R. Holley
                                                            Title: President and Chief Executive
                                                            Officer

                                                       GEORGIA-PACIFIC CORPORATION

                                                       By:  /s/ A.D. CORRELL
                                                            -----------------------------------------
                                                            Name: A.D. Correll
                                                            Title: Chairman, Chief Executive Officer
                                                            and President

                                                       NORTH AMERICAN TIMBER CORP.

                                                       By:  /s/ KENNETH F. KHOURY
                                                            -----------------------------------------
                                                            Name: Kenneth F. Khoury
                                                            Title: Vice President, Deputy General
                                                            Counsel and Secretary

                                                       NPI TIMBER, INC.

                                                       By:  /s/ KENNETH F. KHOURY
                                                            -----------------------------------------
                                                            Name: Kenneth F. Khoury
                                                            Title: Vice President, Deputy General
                                                            Counsel and Secretary

                                                       GNN TIMBER, INC.

                                                       By:  /s/ KENNETH F. KHOURY
                                                            -----------------------------------------
                                                            Name: Kenneth F. Khoury
                                                            Title: Vice President, Deputy General
                                                            Counsel and Secretary

                                                       GPW TIMBER, INC.

                                                       By:  /s/ KENNETH F. KHOURY
                                                            -----------------------------------------
                                                            Name: Kenneth F. Khoury
                                                            Title: Vice President, Deputy General
                                                            Counsel and Secretary

                                                       LRFP TIMBER, INC.

                                                       By:  /s/ KENNETH F. KHOURY
                                                            -----------------------------------------
                                                            Name: Kenneth F. Khoury
                                                            Title: Vice President, Deputy General
                                                            Counsel and Secretary

                                                       NPC TIMBER, INC.

                                                       By:  /s/ KENNETH F. KHOURY
                                                            -----------------------------------------
                                                            Name: Kenneth F. Khoury
                                                            Title: Vice President, Deputy General
                                                            Counsel and Secretary

                                                                         ANNEX B


                                     [LOGO]

PERSONAL AND CONFIDENTIAL

June 12, 2001

Board of Directors
Plum Creek Timber Company, Inc.
999 Third Avenue, Suite 2300
Seattle, Washington 98104

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Plum Creek Timber Company, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of July 18, 2000, as amended by Amendment No. 1, dated as of June 12, 2001 (the Agreement and Plan of Merger, as amended by Amendment No. 1, the "Merger Agreement"), by and among the Company, Georgia-Pacific Corporation ("G-P") and North American Timber Corp., NPI Timber, Inc., GNN Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc. and NPC Timber, Inc., each a wholly owned subsidiary of G-P (the "Spincos"). Pursuant to the Merger Agreement, (1) prior to the Redemption (as defined below), the Spincos will own (except as specified in the Separation Agreement (as defined below)) all of the assets and liabilities of The Timber Company (defined as the "Timber Group" in the Merger Agreement) pursuant to an Amended and Restated Separation Agreement, dated as of July 18, 2000, and as amended and restated on June 12, 2001 (as so amended and restated, the "Separation Agreement"), among G-P, each of the Spincos and the other parties thereto, as amended and restated on June 12, 2001 (the "Separation"),
(2) immediately prior to the consummation of the Mergers (as defined below), G-P will redeem all of the outstanding shares of the class of its Common Stock, par value $.80 per share, designated as "Georgia-Pacific Corporation--Timber Group Common Stock" ("Timber Common Stock") in exchange for all of the outstanding shares of the Spincos by delivery of one unit (a "Unit") consisting of one share of Common Stock of each Spinco for each share of Timber Common Stock (the "Redemption," and together with the Separation, the "Spinoff") and (3) immediately following the Redemption, each of the Spincos will be merged with and into the Company (the "Mergers") and each outstanding Unit will be converted into a right to receive 1.37 shares of Common Stock, par value $.01 per share ("Company Common Stock"), of the Company (the "Exchange Ratio").

Board of Directors
Plum Creek Timber Company, Inc.
June 12, 2001
Page Two


Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company and Plum Creek Timber Company L.P., a predecessor of the Company ("Plum Creek L.P."), from time to time, including having acted as a co-managing underwriter of a public offering of 5,000,000 shares of Company Common Stock in October 1999, and having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. We also have acted as financial advisor to SPO Partners & Co., an affiliate of the Company, in connection with the conversion in July 1999 of Plum Creek L.P. from a master limited partnership (by way of a merger into an indirect subsidiary of the Company). In addition, we have provided certain investment banking services to G-P from time to time, including having acted as a co-managing underwriter of G-P's offering of 15,000,000 7.50% Premium Equity Participating Security Units in June 1999, and may provide certain investment banking services to G-P in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or G-P for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the Separation Agreement; the Company's Annual Report to Stockholders and Annual Reports on Form 10-K for the two years ended December 31, 2000; Plum Creek L.P.'s Annual Reports to Unitholders and Annual Reports on Form 10-K for the three years ended December 31, 1998; the Registration Statement of the Company on Form S-4, dated October 11, 2000, including the preliminary Joint Proxy Statement/Prospectus relating to the Special Meetings of the Stockholders of the Company and the Timber Company to be held in connection with the Merger Agreement and the transactions contemplated thereby, and the Registration Statement of the Company on Form S-4, dated January 28, 1999, including the Proxy Statement/Prospectus relating to the Special Meeting of the Unitholders of Plum Creek L.P. held for the purpose of voting on the conversion of Plum Creek L.P. into a real estate investment trust ("REIT"); G-P's separate Annual Reviews or Reports to holders of Timber Common Stock and Common Stock of G-P's Georgia Pacific Group for the four years ended December 31, 2000, G-P's Annual Report to Shareholders for the year ended December 31, 1996, and G-P's Annual Reports on Form 10-K for the five years ended December 31, 2000; certain interim reports to holders of shares or units and Quarterly Reports on Form 10-Q of the Company, Plum Creek L.P. and G-P; certain other communications from the Company, Plum Creek L.P. and G-P to the holders of their respective shares or units; certain internal financial analyses and forecasts for The Timber Company prepared by The Timber Company management; certain internal financial analyses and forecasts for the Company prepared by Company management and certain financial analyses and forecasts for The Timber Company prepared by Company management (the financial analyses and forecasts prepared by Company management and most recently furnished to us, the "Forecasts"); and certain cost savings and operating synergies projected by the managements of the Company and The Timber Company to result from the Mergers (the cost savings and operating synergies projections most recently furnished to us, the "Synergies"). We also have held discussions with members of the senior management of the Company, G-P and The Timber Company regarding their assessment of the strategic rationale for, and the potential benefits of, the

Board of Directors
Plum Creek Timber Company, Inc.
June 12, 2001
Page Three


Mergers and the past and current business operations, financial condition and future prospects of the Company and The Timber Company. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and Timber Common Stock, compared certain financial and stock market information for the Company and The Timber Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the timber industry specifically and other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of the most recent financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that (1) the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best available estimates and judgments of Company management, and the Synergies will be realized in the amounts and time periods contemplated thereby; and (2) the Spinoff and the Mergers will be consummated in accordance with the terms, without the waiver of any material conditions, of the Merger Agreement and Separation Agreement as in effect on the date of this letter. Also, with your consent, we have relied upon the advice the Company has received from its legal counsel, accountants and tax advisors as to all legal, accounting and tax matters relating to the transactions contemplated by the Merger Agreement and the Separation Agreement, including that (i) each of the Mergers will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and G-P and the Spincos will each be party to each of the reorganizations; (ii) no gain will be recognized for federal income tax purposes by the Spincos or the Company as a result of the Spinoff; (iii) after consummation of the Mergers, the Company will continue to qualify and be treated as a REIT for federal income tax purposes; and (iv) principles similar to Section 1374 of the Code will not apply to the cutting of timber transferred by the Spincos to the Company pursuant to the Mergers during the ten years after the consummation of the Mergers. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries or The Timber Company and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Mergers and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Company.

Very truly yours,


/s/ Goldman, Sachs & Co.

----------------------------


  (GOLDMAN, SACHS & CO.)

                                                                         ANNEX C


                                     [LOGO]


                                          June 12, 2001


Board of Directors
Georgia Pacific Corporation
133 Peachtree Street N.E.
Atlanta, GA 30348-5605

Members of the Board of Directors

    We understand that Georgia-Pacific Corporation, a Georgia corporation ("G-P"), and North American Timber Corp., NPI Timber, Inc., GNN Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc., and NPC Timber, Inc., each a Delaware corporation and wholly owned subsidiary of G-P (each a "Spinco" and collectively, the "Spincos"), and Plum Creek Timber Company, Inc., a Delaware corporation ("Plum Creek") have entered into an Agreement and Plan of Merger, dated as of July 18, 2000, as amended by Amendment No.1 to Agreement and Plan of Merger, dated June 12, 2001 (as amended, the "Merger Agreement"), which provides, among other things, for (i) the Spincos owning all of the assets and assuming all of the liabilities of the Timber Group (as defined in the Merger Agreement and hereafter referred to as "TGP" or the "Company") (the "Separation"), pursuant to the Separation Agreement, as amended (as defined in the Merger Agreement), (ii) the redemption by G-P of each of the outstanding shares of Timber Group Common Stock (as defined in the Merger Agreement) in exchange for one unit (a "Unit") consisting of one share of common stock of each Spinco (the "Redemption" and, together with the Separation, the "Spinoff"), and
(iii) the subsequent mergers (the "Merger") of each Spinco with and into Plum Creek. Pursuant to the Merger, each outstanding Unit, including each share of common stock of each Spinco represented thereby, other than any Units owned by G-P or Plum Creek or any direct or indirect wholly owned subsidiary of Plum Creek or G-P (other than shares in trust accounts, managed accounts, custodial accounts, and the like that are beneficially owned by third parties), will be converted into the right to receive 1.37 shares (the "Exchange Ratio") of Plum Creek common stock, par value $0.01 per share ("Plum Creek Common Stock"), subject to adjustment in certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that G-P and Plum Creek and certain other parties propose to enter into the Timber Group Timber Agreements, the Tax Matters Agreement, the Human Resources Agreement, the Transition Services Agreement, the Noncompete Agreement and the Voting Agreement (each, as defined in the Merger Agreement, and together, the "Ancillary Contracts"). The terms and conditions of such ancillary contracts are more fully set forth therein. Capitalized terms used and not defined herein have the same meaning as those terms used and defined in the Merger Agreement.

    You have asked for our opinion as to whether (i) the Spinoff and the Merger pursuant to the Merger Agreement are fair from a financial point of view to G-P; and (ii) the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of Timber Group Common Stock. For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of G-P, the Company and Plum Creek;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Plum Creek prepared by the managements of the Company and Plum Creek, respectively;

   (iii) reviewed certain financial projections prepared by the managements of the Company and Plum Creek, respectively;

    (iv) reviewed and discussed with the Company and Plum Creek information relating to certain strategic, financial and operational benefits anticipated from the Spinoff and the Merger, prepared by the management of the Company;

    (v) participated in discussions of past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (vi) discussed with senior executives of G-P the impact of the Spinoff and Merger on G-P;

   (vii) reviewed with the management of TGP certain financial projections and other operating data prepared by the management of Plum Creek;

  (viii) participated in discussions of past and current operations and financial condition and the prospects of Plum Creek with management of Plum Creek;

    (ix) reviewed the pro forma impact of the Merger on Plum Creek's funds flow from operations per share;

    (x) reviewed reported prices and trading activity for the Timber Group Common Stock and the Plum Creek Common Stock;

    (xi) reviewed the analysis and assumptions prepared by G-P relating to the installment notes;

   (xii) compared the financial performance of Plum Creek and Timber Group and the prices and trading activity of Plum Creek Common Stock and Timber Group Common Stock with that of certain other publicly-traded timber companies and their securities;

  (xiii) participated in discussions and negotiations among representatives of the Company, G-P, Plum Creek and their financial and legal advisors;

   (xiv) reviewed the Merger Agreement, the Timber Group Timber Agreements, and drafts of each of the Separation Agreement, the Voting Agreement, and the Tax Matters Agreement, each as defined in the Merger Agreement, and other related documents; and

   (xv) considered such other factors and performed such other analyses as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Spinoff and the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Plum Creek. We have also relied upon G-P management's assessment of potential credit impact to G-P with respect to the effect of the Spinoff and the Merger. As you know, we are not tax or legal experts and have relied on your tax and legal advisors with respect to certain tax aspects of the Spinoff and the Merger. As a result, we have assumed with your consent that the Merger and the Spinoff will be consummated in accordance with the terms set forth in the Merger Agreement including, among other things that the Spinoff will qualify for tax-free treatment as a distribution described in Section 355(a) and (c) and, if applicable, Section 361(c) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and that the Merger shall not alter such conclusion, and that the Merger will be treated as a tax-free reorganization within the meaning of

Section 368(a) of the Code. Morgan Stanley has assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed Spinoff and Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Spinoff and Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any of the parties, other than Plum Creek, which expressed interest to us in the possible acquisition of the Company.

    We have acted as financial advisor to the Board of Directors and the Governance Committee of G-P in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for G-P and Plum Creek and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors and the Governance Committee of G-P only and may not be used for any other purpose without our prior written consent; except that this opinion may be included in its entirety in any proxy or registration statement filed with the Securities and Exchange Commission in connection with the Spinoff and Merger. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of Timber Group Common Stock should vote at the shareholders meeting held in connection with the Spinoff and the Merger.

    Based on and subject to the foregoing, we are of the opinion on the date hereof that (i) the Spinoff and Merger pursuant to the Merger Agreement are fair from a financial point of view to G-P and (ii) the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of Timber Group Common Stock.

                                                       Very truly yours,

                                                       MORGAN STANLEY & CO. INCORPORATED

                                                       By:  /s/ CARL A. CONTIGUGLIA
                                                            -----------------------------------------
                                                            Carl A. Contiguglia
                                                            MANAGING DIRECTOR

                                                                         ANNEX D

                          VOTING AGREEMENT AND CONSENT

    VOTING AGREEMENT AND CONSENT (this "Agreement"), dated as of July 18, 2000, as amended by Amendment No. 1 to Voting Agreement and Consent, dated as of July 12, 2001, by and among Plum Creek Timber Company, Inc., a corporation organized under the laws of the state of Delaware (the "Company"), Georgia-Pacific Corporation, a corporation organized under the laws of the state of Georgia ("Georgia-Pacific"), and each person set forth on the signature pages hereof under the heading "Securityholders" (each individually a "Securityholder", and collectively, the "Securityholders") and each person set forth on the signature pages hereof under the heading "Principals" (each individually a "Principal," and collectively, the "Principals"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

    WHEREAS, the Company, Georgia-Pacific and the direct or indirect wholly owned subsidiaries of Georgia-Pacific party thereto (collectively, the "Spincos") entered into an Agreement and Plan of Merger, dated as of July 18, 2000, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of June 12, 2001, attached as Exhibit A hereto (the "Merger Agreement"), pursuant to which each of the Spincos will be merged with and into the Company, with the Company being the surviving corporation in the merger (the "Merger");

    WHEREAS, immediately prior to the Merger, Georgia-Pacific will redeem all of the outstanding shares of the Timber Group Common Stock (as defined in the Merger Agreement) in exchange for all of the outstanding shares of each Spinco by delivery of one unit consisting of one share of common stock of each Spinco for each share of Triton Common Stock outstanding;

    WHEREAS, as a condition to, and in consideration for the Company's and Georgia-Pacific's willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Company and Georgia-Pacific have required that the Securityholders enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing, the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

    1.  Definitions. For purposes of this Agreement:

        (a) "Acquisition Proposal" shall mean any proposal or offer to acquire all or a substantial part of the business or properties of the Company or capital stock of the Company or any proposal or offer that, if consummated, would cause the transactions contemplated by the Merger Agreement to fail to qualify as a series of tax-free transactions, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company, or any subsidiary, division or operating or principal business unit of the Company.

        (b) "Affiliate" shall mean any person directly or indirectly controlling, controlled by, or under common control with, such person; provided that, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

        (c) "Beneficially Own" or "Beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the

    Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person shall include securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section13(d)(3) of the Exchange Act.

        (d) "Changed Board Recommendation" shall mean a majority of the board of directors of the Company excluding John H. Scully, William J. Patterson and William E. Oberndorf or any successors designated by the Securityholders recommend that the stockholders of the Company vote against the Merger.

        (e) "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

        (f) "Principals" shall mean Messrs. William E. Oberndorf, William J. Patterson and John H. Scully, collectively.

        (g) "Securities" shall mean the Common Stock and the Special Voting Stock, collectively. In the event of any dividend or distribution consisting of either the Common Stock or Special Voting Stock, or any change in the capital structure of the Company by reason of any non-cash dividend, split-up, recapitalization, combination, exchange of securities or the like, the term "Securities" shall refer to and include the Common Stock and the Special Voting Stock as well as all such dividends and distributions of securities and any securities into which or for which any or all of the Common Stock and/or Special Voting Stock may be changed or exchanged.

        (h) "Special Voting Stock" shall mean the special voting common stock, par value $.01 per share, of the Company.

    2.  Consent.

        (a) Each Securityholder hereby irrevocably elects, pursuant to Section C.6(a) of Article Fourth of the Certificate of Incorporation of the Company, to convert each share of Special Voting Stock into one share of Common Stock immediately prior to the Merger and each Principal hereby irrevocably consents to such election. Each Securityholder and Principal understands and acknowledges that such conversion of Special Voting Stock into Common Stock will permanently and irrevocably extinguish any separate class voting rights of such Securityholders to approve Extraordinary Transactions (as defined in the Certificate of Incorporation of the Company) pursuant to Section C.3(c) of Article Fourth of the Certificate of Incorporation of the Company. Each Securityholder and Principal understands and acknowledges that following the irrevocable election in this
    Section 2(a), such Securityholder and Principal will have only those rights of a holder of Common Stock (other than with respect to rights under the Registration Rights Agreement among the Securityholders and the Company (the "Registration Rights Agreement").

        (b) Each Securityholder and Principal hereby permanently and irrevocably waives, simultaneously with the consummation of the Merger, any and all rights to designate any nominees to the board of directors of the Company under Section 3.5 "Control Rights" of the Amended and Restated Agreement and Plan of Conversion, dated as of July 17, 1998, by and among the Company, Plum Creek Timber Company, L.P. and Plum Creek Management Company, L.P. (the "Conversion Agreement"). Each Securityholder and Principal understands and acknowledges that such waiver of rights under Section 3.5 of the Conversion Agreement will permanently and irrevocably extinguish any rights of the Securityholders and Principals to designate any directors of the Company under either the Conversion Agreement or Section C of Article Fifth of the Certificate of Incorporation of the Company.

        (c) Each Securityholder and Principal hereby affirms that such irrevocable elections and consents shall survive such Securityholder's or Principal's death, incapacity or incompetence or the transfer of any Security.

    3. Voting Agreement. Prior to any Changed Board Recommendation, each Securityholder shall, at any meeting of the stockholders of the Company, however such meeting is called and regardless of whether such meeting is a special or annual meeting of the stockholders of the Company, or in connection with any written consent of the stockholders of the Company, vote (or join the written consent) all Securities directly or indirectly Beneficially Owned by such Securityholder (i) to approve the Merger Agreement, the Merger and the transactions contemplated thereby, including, without limitation, the amendments to the Company's Certificate of Incorporation as contemplated by the Merger Agreement and the taking of any actions necessary or appropriate in furtherance thereof, (ii) against any Acquisition Proposal, unless they shall have received the prior written consent of the Company and Georgia-Pacific and (iii) to aprove any proposed amendments to the Company's Certificate of Incorporation to eliminate the Company's staggered board of directors.

    4. No Inconsistent Arrangements. Each Securityholder hereby covenants and agrees that it shall not (i) transfer (which term shall include without limitation, any sale, gift, pledge, lien, mortgage, hypothecation or other disposition), or consent to any transfer of, any or all of such Securityholder's Securities, or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Securities or any interest therein, (iii) grant any other proxy, power-of-attorney or other authorization in or with respect to such Securities,
(iv) deposit such Securities into a voting trust or enter into a voting agreement or arrangement the with respect to such Securities or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Securityholders' obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding this Section 4, each Securityholder may sell Securities (A) pursuant to an effective registration statement, Rule 144 or Rule 145 under the Securities Act of 1933, as amended or (B) in any other transaction subject to the terms of this Voting Agreement and Consent.

    5.  Grant of Proxy; Appointment of Proxies.

        (a) Each Securityholder hereby grants to, and appoints, James F. Kelley and Ken Khoury, or either of them, in their respective capacities as officers of Georgia-Pacific, and any individual who shall hereafter succeed to any such office of Georgia-Pacific, and each of them individually, such Securityholder's proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Securityholder, to vote or give written consent with respect to all of such Securityholder's Securities (i) in favor of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, including, without limitation, the Amendments to the Company's Certificate of Incorporation as contemplated by the Merger Agreement and the taking of any actions necessary or appropriate in furtherance thereof, and (ii) against any Acquisition Proposal. The proxy granted hereby is revocable (A) by each Securityholder in the event of a Changed Board Recommendation and (B) with respect to those Securities sold pursuant to an effective registration statement, Rule 144 or Rule 145 under the Securities Act of 1933, as amended.

        (b) Each Securityholder represents that any proxies heretofore given in respect of such Securityholder's Securities are not irrevocable, and that all such proxies are hereby revoked.

        (c) Each Securityholder and Principal understands and acknowledges that each of the Company and Georgia-Pacific is entering into the Merger Agreement in reliance upon such Securityholder's and Principal's execution and delivery of this Agreement. Each Securityholder and Principal hereby affirms that the proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of such Securityholder and Principal under this Agreement. Each Securityholder and Principal hereby affirms that such proxy shall survive such Securityholder's and Principal's death, incapacity or incompetence or the transfer of any Security other than those Securities sold pursuant to an effective registration statement, Rule 144 or Rule 145 under the Securities Act of 1933, as amended. Each Securityholder and Principal hereby ratifies and confirms all that each such proxy may lawfully do or cause to be done by virtue hereof.

    6. No Solicitation. Each Securityholder hereby agrees, in such Securityholder's capacity as a stockholder of the Company, that neither such Securityholder nor any of such Securityholder's Affiliates, subsidiaries, successors or assigns of all or substantially all of the business of such Securityholder shall (and such Securityholder shall use such Securityholder's commercially reasonable efforts to instruct its officers, directors and employees, if any, and its representatives and agents not to, and to not permit any of them to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person (other than Georgia-Pacific, any of its affiliates or representatives) concerning any Acquisition Proposal.

    7. Representations and Warranties of the Securityholders. Each Securityholder, severally and not jointly, hereby represents and warrants to the Company as follows:

        (a) On the date hereof, such Securityholder is the record and Beneficial Owner of the number of Securities as set forth opposite such Securityholder's name on Schedule I of this Agreement. On the date hereof, the Securities constitute all of the Securities held of record or Beneficially Owned by such Securityholder. Each Securityholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, sole power of conversion, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Securities with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

        (b) Such Securityholder has the legal capacity, requisite limited partnership power and authority to enter into and perform all of such Securityholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Securityholder will not violate any other agreement to which such Securityholder is a party including, without limitation, the Conversion Agreement, any voting agreement, proxy arrangement, pledge agreement, security agreement, partnership agreement, shareholders' agreement, transfer restriction agreement, sale agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Securityholder and constitutes a valid and binding agreement of such Securityholder, enforceable against such Securityholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Securityholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Securityholder of the transactions contemplated hereby.

    8. Stop Transfer. Each Securityholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of its Securities, unless such transfer is made in compliance with this Agreement. Each Securityholder understands and acknowledges that the Company's transfer agent will be instructed not to transfer such shares, unless such transfer is made in accordance with this Agreement.

    9. Termination. The covenants, agreements and proxy shall terminate upon the earlier to occur of (i) a Changed Board Recommendation, (ii) the termination of the Merger Agreement in accordance with Article VIII thereof or (iii) the consummation of the transactions contemplated by the Merger Agreement.

    10. Miscellaneous.

        (a) Specific Performance. Each Securityholder recognizes and agrees that if for any reason any of the provisions of this Agreement are not performed by such Securityholder in accordance with its specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the Company for which money damages would not be an adequate remedy. Accordingly, each Securityholder agrees that, in addition to any other available remedies, the Company and Georgia-Pacific shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the Company or Georgia-Pacific, as the case may be, posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, such Securityholder will not allege, and hereby waives the defense, that there is an adequate remedy at law.

        (b) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

        (c) Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

        (d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

        (e) Entire Agreement. This Agreement together with the Registration Rights Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

        (f) Consent to Jurisdiction, Etc. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the District of Delaware or in any Delaware state court (in law or equity) having subject matter jurisdiction over such matters, and each of the parties hereto consents and agrees to personal jurisdiction and waives any objection as to the venue of such courts for purposes of such action.

        (g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt by delivery in person, by facsimile (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested):

    If to a Securityholder or Principal, to the address set forth on Schedule I of this Agreement:

    If to the Company, to:

       Plum Creek Timber Company, Inc.
       999 Third Avenue
       Seattle, Washington 98104
       Attention: Vice President and General Counsel
       Facsimile: (206) 467-3799
    with a copy (which shall not constitute notice) to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       300 South Grand Avenue
       Los Angeles, California 90071
       Attention: Joseph J. Giunta
                Gregg A. Noel
       Facsimile: (213) 687-5600

    If to Georgia-Pacific, to:

       Georgia-Pacific Corporation
       133 Peachtree Street, N.E.
       Atlanta, Georgia 30303
       Attention: Vice President and Deputy General Counsel
       Facsimile: (404) 230-1611

    with a copy (which shall not constitute notice) to:

       Simpson, Thacher & Bartlett
       425 Lexington Avenue
       New York, New York 10017
       Attention: Mario A. Ponce
       Facsimile: (212) 455-2500

    and to

       King & Spalding
       191 Peachtree Street
       Atlanta, Georgia 30303
       Attention: William R. Spalding
       Facsimile: (404) 572-5100

    or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

        (h) Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this agreement.

        (i) Assignment; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective heirs, legal representatives, estates, executors, successors and permitted assigns of the parties and such persons. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective heirs, legal representatives, estates, executors, successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Securityholder without the prior written consent of the Company or by the Company without the prior written consent of each Securityholder party hereto.

        (j) Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

        (k) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                              [signature pages follow]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                       PLUM CREEK TIMBER COMPANY, INC.

                                                       By:  /s/ RICK R. HOLLEY
                                                            -----------------------------------------
                                                            Name: Rick R. Holley
                                                            Title: President and Chief Executive
                                                            Officer

                                                       GEORGIA-PACIFIC CORPORATION

                                                       By:  /s/ A.D. CORRELL
                                                            -----------------------------------------
                                                            Name: A.D. Correll
                                                            Title: Chairman, Chief Executive Officer
                                                            and President

                                                       SECURITYHOLDERS:

                                                       PC ADVISORY PARTNERS I, L.P.

                                                       By:  PC Advisory Corp. I
                                                            Its general partner

                                                          By:  /s/ JOHN H. SCULLY
                                                               --------------------------------------
                                                               Name: John H. Scully
                                                               Title: President

                                                          PC INTERMEDIATE HOLDINGS, L.P.

                                                          By:  PC Advisory Partners I, L.P.
                                                               Its general partner

                                                          By:  PC Advisory Corp. I
                                                               Its general partner

                                                          By:  /s/ JOHN H. SCULLY
                                                               --------------------------------------
                                                               Name: John H. Scully
                                                               Title: President

                                                          PRINCIPALS:

                                                                      /s/ WILLIAM E. OBERNDORF
                                                               --------------------------------------
                                                                        William E. Oberndorf

                                                                      /s/ WILLIAM J. PATTERSON
                                                               --------------------------------------
                                                                        William J. Patterson

                                                                         /s/ JOHN H. SCULLY
                                                               --------------------------------------
                                                                           John H. Scully

                                SPOUSAL CONSENT

    I, the undersigned, being the spouse of WILLIAM E. OBERNDORF, hereby represent that I have read and understand (i) the Voting Agreement and Consent, dated as of July 18, 2000, by and among Plum Creek Timber Company, Inc., a corporation organized under the laws of the state of Delaware (the "Company"), Georgia-Pacific Corporation, a corporation organized under the laws of the state of Georgia ("Georgia-Pacific"), and each other person set forth on the signature pages thereto and (ii) the foregoing Amendment No. 1 to Voting Agreement and Consent, and hereby consent to the transactions contemplated by such agreements and agree to be bound by the provisions thereof.

                                                      /s/ SUSAN C. OBERNDORF
                                                      ------------------------------------------------
                                                      Name: Susan C. Oberndorf

                                SPOUSAL CONSENT

    I, the undersigned, being the spouse of WILLIAM J. PATTERSON, hereby represent that I have read and understand (i) the Voting Agreement and Consent, dated as of July 18, 2000, by and among Plum Creek Timber Company, Inc., a corporation organized under the laws of the state of Delaware (the "Company"), Georgia-Pacific Corporation, a corporation organized under the laws of the state of Georgia ("Georgia-Pacific"), and each other person set forth on the signature pages thereto and (ii) the foregoing Amendment No. 1 to Voting Agreement and Consent, and hereby consent to the transactions contemplated by such agreements and agree to be bound by the provisions thereof.

                                                      /s/ ELIZABETH R. PATTERSON
                                                      ------------------------------------------------
                                                      Name: Elizabeth R. Patterson

                                SPOUSAL CONSENT

    I, the undersigned, being the spouse of JOHN H. SCULLY, hereby represent that I have read and understand (i) the Voting Agreement and Consent, dated as of July 18, 2000, by and among Plum Creek Timber Company, Inc., a corporation organized under the laws of the state of Delaware (the "Company"), Georgia-Pacific Corporation, a corporation organized under the laws of the state of Georgia ("Georgia-Pacific"), and each other person set forth on the signature pages thereto and (ii) the foregoing Amendment No. 1 to Voting Agreement and Consent, and hereby consent to the transactions contemplated by such agreements and agree to be bound by the provisions thereof.

                                                      /s/ SUSAN SCULLY
                                                      ------------------------------------------------
                                                      Name: Susan Scully

                                   SCHEDULE I

                                                                                 NUMBER OF
                                                                                 SHARES OF
                                                              NUMBER OF SHARES    SPECIAL
                                                                 OF COMMON        VOTING
SECURITYHOLDER                                                     STOCK           STOCK
--------------                                                ----------------   ---------
PC Advisory Partners I, L.P.................................        164,987         6,346
c/o SPO Partners & Co.
591 Redwood Highway
Suite 3215
Mill Valley, California 94941

PC Intermediate Holdings, L.P...............................     16,333,722       628,220
c/o SPO Partners & Co.
591 Redwood Highway
Suite 3215
Mill Valley, California 94941

                                                                         ANNEX E

                             TAX MATTERS AGREEMENT

    THIS TAX MATTERS AGREEMENT (this "Agreement"), dated as of the 12th day of June 2001, by and among Plum Creek Timber Company, Inc., a Delaware corporation ("Plum Creek"), Georgia-Pacific Corporation, a Georgia corporation (the "Company") on behalf of itself and the members of the Company Group (as defined in the Recitals) and North American Timber Corp., NPI Timber, Inc., GNN
Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc., and NPC Timber, Inc., each a Delaware corporation and wholly owned subsidiary of the Company (each a "Spinco" and collectively, the "Spincos").

                                    RECITALS

    WHEREAS, the Company is the common parent of an affiliated group of corporations (the "Company Group") within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the members of the Company Group have heretofore joined in filing consolidated Federal income Tax Returns (as defined);

    WHEREAS, the Company established a plan whereby The Timber Group (or "Triton") was separated from the Manufacturing Group and an indirect interest in each such business is evidenced by separate classes of shares of the Company--the Triton Common Stock and the Manufacturing Group Common Stock.

    WHEREAS, Plum Creek, the Company and each of the Spincos are parties to an Agreement and Plan of Merger, dated as of July 18, 2000, as amended by Amendment No. 1, dated June 12, 2001 (the "Merger Agreement") and the other Transaction Agreements (as defined in the Merger Agreement) and as part of the transactions contemplated therein the Company will distribute all of the outstanding stock of each of the Spincos, which have all the assets and liabilities of Triton, to the holders of Triton Common Stock in redemption of all the outstanding Triton Common Stock (each a "Distribution" and collectively the "Distributions");

    WHEREAS, the Spincos will each merge into Plum Creek (the "Mergers"), with Plum Creek as the surviving corporation according to the terms of the Agreement and Plan of Merger;

    WHEREAS, the parties to this Agreement intend each of the Distributions to be a transaction that qualifies for treatment under sections 355(a) and (c) or, if applicable section 361(c), of the Code, after which the Spincos will not be members of the Company Group for Federal income tax purposes;

    WHEREAS, the parties to this Agreement intend each of the Mergers to be a reorganization within the meaning of section 368(a) of the Code;

    WHEREAS, Plum Creek and the Spincos are liable for the first $500 million of Distribution Taxes (as defined herein);

    WHEREAS, the Company acknowledges that Plum Creek and the Spincos have fully discharged such liability for Distribution Taxes by the purchase of the Insurance Policy (as defined herein);

    WHEREAS, the parties therefore wish to share equally in any liability for Distribution Taxes (as defined herein), as more fully set forth below; and

    WHEREAS, the parties to this Agreement desire on behalf of themselves and their successors to set forth their rights and obligations with respect to Taxes relating to taxable periods before and after the Distribution.

                                   AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

Section 1.  DEFINITIONS

    (a) As used in this Agreement:

    "CALCULATED GAIN" shall mean, with respect to any Designated Property, the excess (if any) of the Initial Sale Price over the Initial Tax Basis.

    "DESIGNATED PROPERTIES" shall have the meaning ascribed to such term in
Section 5(b)(vi) hereof.

    "DISPOSE" (and with correlative meaning, "Disposition") shall mean pay, discharge, settle or otherwise dispose.

    "DISTRIBUTION AND DISTRIBUTIONS" shall have the meaning ascribed to such term in the Recitals.

    "DISTRIBUTION DATE" shall have the meaning ascribed to such term in the Merger Agreement.

    "DISTRIBUTION TAXES" shall mean any and all Taxes imposed on the Company or any Member directly resulting from, or directly arising in connection with,
(i) the failure of any of the Distributions to qualify under section 355(a) and
(c) or, if applicable, section 361(c) of the Code, or the application of section 355(e) of the Code to any of the Distributions, or under the corresponding provisions of the laws of other jurisdictions, (ii) the receipt of Insurance Proceeds and (iii) the Taxes imposed on the Company directly as a result of receiving payments from Plum Creek under Section 4(a)(ii) hereof, taking into account in (i), (ii), and (iii) of this definition all related Tax Benefits.

    "DUE DATE" shall mean, with respect to any Tax Return or payment, the date on which such Tax Return is due to be filed with or such payment is due to be made to the appropriate Tax Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing or payment.

    "ELA" shall have the meaning ascribed to such term in Section 5(b)(vi)(A) hereof.

    "FINAL DETERMINATION" shall mean (i) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision, (ii) the execution of a closing agreement or its equivalent between the particular taxpayer and the relevant Tax Authority, (iii) any other final Disposition complying with the provisions governing Tax Claims under
Section 6 hereof, and (iv) any decision under Section 9 hereof (governing disputes under this Agreement).

    "FORT BRAGG INSTALLMENT NOTE SALE" shall mean the sale by the Company Group of the timberlands located in Fort Bragg, California, pursuant to the agreement between North American Timber Corp. and HTC Acquisition LLC, dated December 15, 1999, and any related intercompany transaction involving the Company Group (including Triton).

    "INITIAL AMOUNT" shall have the meaning set forth in Section 5(b)(vi)(A), hereof.

    "INITIAL SALE PRICE" shall have the meaning ascribed to such term in
Section 5(b)(vi)(B) hereof.

    "INITIAL TAX BASIS" shall have the meaning ascribed to such term in
Section 5(b)(vi)(B) hereof.

    "INSURANCE POLICY" shall have the meaning ascribed to such term in the Merger Agreement.

    "INSURANCE PROCEEDS" shall mean the proceeds received under the Insurance Policy to cover all or a portion of any Distribution Taxes.

    "INSTALLMENT NOTE SALES" shall mean any of the Fort Bragg Installment Note Sale, the Maine Installment Note Sale, or the Martell Installment Note Sale.

    "IRS" means the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives and attorneys.

    "LETTER RULING" shall mean, the private letter ruling, dated March 16, 2000, issued by the IRS to the Company and any supplement related thereto.

    "MAINE INSTALLMENT NOTE SALE" shall mean the sale by the Company Group of the timberlands located in Washington, Penobscot, and Aroostock counties, Maine, pursuant to the agreement between Georgia-Pacific Resins, Inc. and Suntrust Banks, Inc., dated as of June 30, 1999 and any related intercompany transaction involving the Company Group (including Triton).

    "MANUFACTURING GROUP" shall have the meaning ascribed to such term in the Merger Agreement.

    "MARTELL INSTALLMENT NOTE SALE" shall mean the sale by the Company Group of the timberlands located in Martell, California, pursuant to the agreement between Georgia-Pacific West, Inc. and Sierra Pacific Industries, dated as of March 31, 1997, and any related intercompany transaction involving the Company Group (including Triton).

    "MEMBER" shall mean, for each taxable year, each includible corporation of the Company Group, as defined in section 1504(b) of the Code.

    "NONRECOGNITION TRANSACTION" shall mean a like-kind exchange of property under section 1031 of the Code.

    "OFFICERS' CERTIFICATES" shall mean those documents (including any exhibits referenced in such certificates) containing certain representations by officers of the Company and Plum Creek, upon which Skadden, Arps, Slate, Meagher, and Flom LLP and McDermott, Will & Emery may rely in connection with delivering their respective opinions as required by the Merger Agreement.

    "PARTNERSHIP" shall mean an entity that is classified as a partnership under the Code.

    "PLUM CREEK ISSUE" shall have the meaning ascribed to such term in
Section 6(b) hereof.

    "POST-DISTRIBUTION PERIOD" shall mean any taxable period beginning after the Distribution Date.

    "PRE-DISTRIBUTION PERIOD" shall mean any taxable periods (or portion thereof) that end on or prior to the Distribution Date.

    "RECOMPUTATION DATE" shall have the meaning ascribed to such term in
Section 5(b)(vi)(B) hereof.

    "RECOMPUTED AMOUNT" shall have the meaning set forth in Section 5(b)(vi)(B) hereof.

    "RESTRICTION PERIOD" shall mean the period beginning twenty-four
(24) months before the Distribution Date and ending twenty-four (24) months after the Distribution Date.

    "RESTRUCTURING TAXES" shall mean any and all Taxes (other than Distribution Taxes) imposed on the Company or any Member resulting from, or arising in connection with, the plan (including the transactions outlined in the Letter Ruling) whereby the businesses of Triton were separated from the businesses of the Manufacturing Group, including Taxes that were deferred and are only due and payable because of the Distribution, except for (i) deferred Taxes attributable to the businesses of Triton or (ii) any Taxes attributable to, or arising from, any of the Installment Note Sales.

    "TAXES" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

    "TAX ASSET" shall mean any item that has accrued for Federal income Tax purposes, but has not been used during a taxable period, and that could reduce a Federal income tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction, credit related to alternative minimum tax, or any other Federal income tax credit.

    "TAX ATTRIBUTES" shall mean income, gain, loss, deduction and credit, and all items entering into the computation thereof, for Federal income tax purposes.

    "TAX AUTHORITY" shall mean the IRS and any state, local or foreign governmental authority responsible for the administration of Taxes.

    "TAX BENEFIT" shall mean a reduction in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or derived from a Tax item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax item, using the effective combined income Tax rate of the benefitted party for the applicable period.

    "TAX CLAIM" shall mean a notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to Taxes or a Tax Return.

    "TAX DETRIMENT" shall mean an increase in the Tax liability of a taxpayer (or of the affiliated group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or derived from a Tax item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the affiliated group of which it is a member) for such period, after taking into account the effect of the Tax item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax item.

    "TAX RECORDS" shall have the meaning ascribed to such term in Section 8(a) hereof.

    "TAX RETURNS" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

    "TIMBER GROUP" shall have the meaning ascribed to such term in the Merger Agreement.

    "TREASURY REGULATIONS" shall mean the final and temporary income tax regulations promulgated under the Code applicable to the taxable year in question.

    "TRITON" shall have the meaning assigned to such term in the Recitals hereto.

    "TRITON CLOSING DATE NOTIONAL TAX LIABILITY" shall mean Triton's Notional Tax Liability (including supporting schedules that are used in arriving at such Notional Tax Liability) calculated to reflect the results from the start of the current fiscal year through the end of the second to last full month immediately preceding the Closing Date.

    "TRITON CLOSING DATE TRIAL BALANCES" shall mean the combined trial balances for Triton (including supporting schedules that combine the separate trial balances of each Spinco, together with any other adjustments, that are used in arriving at such Triton combined trial balances) which shall reflect the results from the start of the current fiscal year through the end of the second to last full month immediately preceding the Closing Date.

    "TRITON FINAL NOTIONAL TAX LIABILITY" shall mean Triton's Notional Tax Liability (including supporting schedules that are used in arriving at such Notional Tax Liability) calculated to reflect the results from the start of the current fiscal year through the Closing Date, and which shall incorporate all changes to the Triton Closing Date Notional Tax Liability agreed to by the parties or determined through the dispute mechanism of Section 9 hereof.

    "TRITON FINAL TRIAL BALANCES" shall mean the combined trial balances of Triton (including supporting schedules that combine the separate trial balances of each Spinco, together with any other adjustments, that are used in arriving at such Triton combined trial balances) which shall reflect the results from the start of the current fiscal year through the Closing Date, and which shall incorporate all changes to the Triton Closing Date Trial Balances agreed to by the parties or determined through the dispute mechanism of Section 9 hereof.

    "TRITON'S NOTIONAL TAX LIABILITY" shall mean for any Tax year the hypothetical Tax liability of Triton which, consistent with past practice, is computed as if Triton were a separate stand-alone corporation for Federal income tax purposes (I.E., as if it were not a Member) and which (i) is based on the income reflected on the Triton Group Financial Statements (which statements include income attributable to sales pursuant to pay-as-cut agreements and exclude income from the sale of timber deeds between the Timber Group and Manufacturing Group), (ii) is adjusted to account for differences between Federal income tax principles (as applicable on a separate company basis) and GAAP, and (iii) does not include any Tax liability attributable to, or arising from, any of the Installment Note Sales.

    "UNDERPAYMENT RATE" shall mean the interest rate specified under section 6621(a)(2) of the Code.

    (b) Any term used in this Agreement that is not defined in this Agreement shall, unless the context otherwise requires, have the meaning ascribed to such term in the Merger Agreement.

Section 2.  PREPARATION AND FILING OF TAX RETURNS.

    (a) PREPARATION AND FILING OF PRE-DISTRIBUTION PERIOD TAX RETURNS. The Company shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Pre-Distribution Period Tax Returns of the Company Group and of the Spincos (including all Tax Returns filed on a consolidated, combined or unitary basis). Such Tax Returns shall be prepared on a basis consistent with the past practices of the Company. The Company shall deliver (or shall cause to be delivered) to Plum Creek a pro forma set of Tax Returns for each of the Spincos for the Pre-Distribution Period at least twenty business days prior to the Due Date for such Tax Returns. The Company shall deliver (or shall cause to be delivered) to Plum Creek a statement showing in reasonable detail the Company's calculation of Triton's Notional Tax Liability (including copies of all work sheets and other materials used in preparation thereof) for the Pre-Distribution Period ending on the Closing Date at least twenty business days prior to the Due Date for the Company Group's Tax Return for such period. The Triton Notional Tax Liability shall be prepared in a manner consistent with past practice and with the requirements of the terms of the Triton Common Stock. Plum Creek shall have the right to comment on the portions of such Tax Returns that relate to the calculation of Triton's Notional Tax Liability. If the Company does not accept any change, modification, addition or deletion suggested by Plum Creek, then the provisions of Section 9 hereof shall govern the dispute. If the dispute has not been resolved prior to the Due Date for filing the relevant Tax Return, it shall be filed as originally proposed by the Company (reflecting any items agreed to by the parties).

    (b) Preparation and Filing of Post-Closing Period Tax Returns. Plum Creek shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) any Tax Return with respect to any of the Spincos for any Post-Distribution Tax Period.

    (c) Closing of Tax Years. To the extent permitted by law or administrative practice, the taxable year of the Spincos which includes the Distribution Date shall be treated as closing on (and including) the Distribution Date. All Tax Attributes of the Spincos and Triton for the period ending on the Distribution Date shall be included in the Company Group consolidated return, and in any state or local income Tax Return of the Spincos for the taxable period ending on the Distribution Date.

Section 3.  PAYMENTS IN RESPECT OF TAXES

    (a) The Company shall pay (or cause to be paid) in a timely manner to the appropriate Tax Authority all Taxes due with respect to Tax Returns that it is required to file pursuant to Section 2(a). Plum Creek shall pay the Company (or shall cause to be paid to the Company) Triton's Notional Tax

Liability (if greater than zero) for the Pre-Distribution Periods ending on the Distribution Date and for any Pre-Distribution Period ending after the signing of the Merger Agreement if the Tax Returns for such periods are filed after the Distribution Date, in either case, only to the extent such amounts have not previously been paid by Triton. Plum Creek shall also pay to the Company its share of Restructuring Taxes, as determined under Section 4(c) hereof, to the extent such share of the Restructuring Taxes have been directly paid by the Company. The Company shall pay to Plum Creek (i) the excess of the payments in respect of estimated Taxes made by Triton or Plum Creek under Section 3(b) hereof over the Triton Notional Tax Liability for such periods and (ii) any Tax Benefit derived by the Company from an unused Triton Tax Asset after calculation of Triton's Notional Tax Liability if the Company actually uses such Tax Asset in any Tax Return. The Company shall also pay to Plum Creek its share of Restructuring Taxes, as determined under Section 4(c) hereof, to the extent such share of the Restructuring Taxes has been directly paid by Plum Creek or by Triton. Payments under this Section 3(a) are to be made no later than ten days after the date of filing of the relevant Tax Return.

    (b) The Company shall have the right to assess Plum Creek for Triton's share of estimated Tax payments (which share shall be based on the projected Triton Notional Tax Liability) to be made on the projected consolidated Federal income tax liability for the Pre-Distribution Period (or portion thereof). The Company shall deliver (or shall cause to be delivered) to Plum Creek a statement showing in reasonable detail the Company's calculation of Triton's share of estimated Tax payments (including copies of all work sheets and other materials used in preparation thereof) at least twenty business days prior to the Due Date for such payments. Plum Creek shall have the right to comment on the Company's calculations of Triton's liability for estimated Tax payments, and any changes, modifications, additions, or deletions suggested by Plum Creek shall be made to such calculations, provided that such changes, modifications, additions or deletions are consistent with past practice. If the Company does not accept any change, modification, addition or deletion suggested by Plum Creek, then the provisions of Section 9 hereof shall govern the dispute. Plum Creek shall pay to the Company the amounts assessed as Triton's share of estimated Tax payments at least one business day prior to the Due Date for making such estimated Tax payments, unless such assessment is the subject of dispute, in which case payment, if any, shall be made promptly upon resolution of the dispute. Plum Creek will receive credit for such estimated Tax payments in the year-end computation under Paragraph (a) of this Section 3.

Section 4.  INDEMNIFICATION.

    (a) OBLIGATIONS OF PLUM CREEK. Plum Creek shall be liable for, and shall indemnify and hold the Company and its affiliates harmless from and against the following:

        (i) any liability for Taxes that are directly attributable to (A) the Triton Notional Tax Liability (as may be adjusted as a result of a Tax Claim) and (B) deferred intercompany transactions of Triton that arose in the ordinary course of Triton's business and were not previously included in Triton's Notional Tax Liability (except for any Taxes attributable to, or arising from, any of the Installment Note Sales);

        (ii) any liability for (A) 50% of the Distribution Taxes in excess of Insurance Proceeds; (B) Distribution Taxes in excess of Insurance Proceeds that are primarily attributable to (1) any act, failure to act or omission of or by Plum Creek (including for purposes of this subsection any of its affiliates), which is inconsistent with any material, information, covenant or representation in the Officers' Certificates delivered by officers of Plum Creek and which relates to facts or matters related to Plum Creek or within the control of Plum Creek; (2) any act, failure to act or omission of or by Plum Creek, including a cessation, transfer to affiliates, or disposition of its active trades or businesses transferred to it in the Mergers, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Plum Creek (other than a dividend distribution in respect of earnings and profits of Triton) following the Distribution; (3) any acquisition of any stock or assets of Plum Creek by one or more other persons prior to or following the Distribution; or (4) any issuance of stock, options, warrants, rights, convertible debt or any other instruments which may be treated as equity for Federal income tax purposes by Plum Creek or change in ownership of stock in Plum Creek that causes section 355(e) of the Code to apply to the Distribution; and (C) Taxes related to the internal spinoffs described in the Letter Ruling, to the extent such Taxes are directly attributable to (x) any act, failure to act or omission of Plum Creek that causes sections 355(e) or (f) to apply to such spinoffs, or (y) any act of Plum Creek that is a violation of the representations made by the Company in the Letter Ruling or in the request for such ruling dated November 2, 1999, to the extent that compliance with such representations is within the control of Plum Creek or any act, failure to act or omission of Plum Creek in violation of representations made by Plum Creek in the Officer Certificates with respect to the Distribution, excluding from either (A), (B) or (C) Distribution Taxes or Taxes for which the Company is required to indemnify Plum Creek under
Section 4(b)(ii)(B).

        (iii) Plum Creek's liability under Section 4(a)(ii)(A) hereof shall equal the quotient obtained by dividing (A) the sum of the amounts of subsections (i) and (ii) in the definition of Distribution Taxes less Insurance Proceeds by (B) (2-R), where "R" equals the rate of Federal, state, and local income tax applicable to the Company (net of the Tax Benefits associated with such state and local income taxes) at the time of receipt by the Company of an indemnification payment hereunder.

    (b) OBLIGATIONS OF THE COMPANY. The Company shall be liable for, and shall indemnify and hold Plum Creek and its affiliates harmless from and against the following:

        (i) any liability for Taxes of the Company Group for any Pre-Distribution Period, including any liability of any Member or former Member arising under Treasury Regulation section 1.1502-6(a) or comparable provisions of foreign, state or local Law, except for such Taxes described in section 4(a)(i) of this Agreement;

        (ii) any liability for (A) 50% of the Distribution Taxes in excess of Insurance Proceeds; (B) Distribution Taxes in excess of Insurance Proceeds or Taxes related to the internal spinoffs described in the Letter Ruling which are primarily attributable to (1) any act, failure to act or omission of or by the Company (including for purposes of this subsection any affiliate), which is inconsistent with any material, information, covenant or representation in
(x) the Letter Ruling (including any material, information, covenant or representation provided to the IRS in connection with the Letter Ruling, except for any such covenant or representation that may be incorrect as a result of the mergers of the Spincos into North American Timber Corp. not having occurred (as contemplated by the Letter Ruling) or as a result of the Spincos no longer being owned by the Company), or (y) the Officers' Certificates delivered by officers of the Company and which relates to facts or matters related to the Company or within the control of the Company; (2) any act, failure to act or omission by the Company, including a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by the Company following the Distribution;
(3) any acquisition of any stock or assets of the Company by one or more other persons prior to or following the Distribution; or (4) any issuance of stock, options, warrants, rights, convertible debt, or any other instruments which may be treated as equity for Federal income tax purposes, by the Company, or change in ownership of stock in the Company, that causes section 355(e) of the Code to apply to the Distribution, excluding from either (A) or (B) Distribution Taxes or Taxes for which Plum Creek is required to indemnify the Company under
Section 4(a)(ii)(B) or (C). Disclosure of any action or fact that is inconsistent with any covenant, representation or information submitted to the IRS in connection with the Letter Ruling shall not relieve the Company of liability under this Agreement.

        (iii) any liability for Taxes attributable to, or arising from, any of the Installment Note Sales.

        (iv)  For purposes of determining the Company's liability under
Section 4(b)(ii)(A) hereof, principles similar to those set forth in
Section 4(a)(iii) shall apply.

    (c) RESTRUCTURING TAXES. (i) Except for any portion of the Taxes related to the internal spinoffs described in the Letter Ruling for which either Plum Creek or the Company are responsible under Section 4(a) or (b), respectively, any and all Restructuring Taxes shall be shared between the Manufacturing Group and Plum Creek on the basis of the relative trading values of the outstanding Manufacturing Group Common Stock and the Triton Common Stock on the date of the signing of the Merger Agreement, July 18, 2000. The Company and Plum Creek shall indemnify each other for their respective shares of the Restructuring Taxes.

        (ii) If the Company has complied with its obligations under Sections 5(b)(v) and 5(b)(vi) hereof and (x) at the time of the filing of its Tax Returns for the year of the Distribution, the Company determines (after consulting with Plum Creek in accordance with the principles of Section 2 hereof) or (y) there is a Final Determination, in each of (x) or (y), that the Company had an excess loss account (as determined under the Code and the applicable Treasury Regulations) with respect to the stock of the Spincos at the time of the Distribution, then any Tax liability of the Company resulting from such excess loss account shall be treated as a Restructuring Tax and the Company shall not be treated as having violated a representation with respect to such excess loss account for purposes of Section 4 hereof.

    (d) MISCELLANEOUS OBLIGATION OF THE COMPANY. If Plum Creek has complied with its obligations under Sections 5(b)(v) and 5(b)(vi) hereof and (x) at the time of the filing of its Tax Returns for the year of the Mergers, Plum Creek determines (after consultation with the Company in accordance with the principles of Section 2 hereof) or (y) there is a Final Determination, in each of (x) or (y), that Plum Creek (as a successor or directly) is subject to Tax with respect to the gain attributable to the liabilities of any Spinco exceeding the adjusted tax basis of the assets of such Spinco (as determined under section 357(d) of the Code), then any resulting Tax liability (reduced by any Tax Benefit actually realized by Plum Creek, through a reduction in entity-level taxes, from a step-up in tax basis resulting from any such gain recognized by Plum Creek), shall be shared equally by the parties, and the Company shall indemnify and hold Plum Creek and its affiliates harmless from and against 50% of such liability.

    (e) TAX OBLIGATIONS ARISING UNDER A PRE-DISTRIBUTION PERIOD TAX SHARING AGREEMENT. Except as set forth in this Agreement, all existing Tax sharing agreements and practices regarding Taxes and their payment, allocation or sharing between the Spincos and any Member of the Company Group shall be terminated as of the Distribution Date and no remaining liabilities thereunder shall exist thereafter.

    (f) REFUNDS. Plum Creek shall be entitled to any refund with respect to Triton's Notional Tax Liability. The Company shall pay (or shall cause to be paid) to Plum Creek the amount of any such refund promptly after receipt of such refund.

    (g) PAYMENTS. Except as otherwise provided in this Agreement, to the extent that a party (the "Payor") is required to make a payment to another party (the "Payee") pursuant to this Section 4, the Payor shall pay the Payee the amount of such payment obligation no later than five business days after the later of (i) a Final Determination or other event giving rise to the payment obligation and (ii) the Payee's presentment to the Payor of its calculation of the amount payable by the Payor. Payments due under Section 5(b)(vi) hereof shall be made at the times set forth in such Section. Any indemnity payment required to be made under this Agreement (except payments required to be made under Sections 4(d) or Section 5(b)(vi)) hereof, which shall take account of any Tax Benefit only to the extent set forth in such Sections) shall be made net of any Tax Benefit derived by the indemnified party in respect of the claim giving rise to such indemnity payment. Any indemnity payment made pursuant to this Agreement shall relate back to the Distribution and shall, for Tax purposes, be treated by the Company and Plum Creek as occurring immediately before the Distribution. Any indemnity payment made by Plum Creek pursuant to Section 4(a) (other than under Section 4(a)(ii)(A) hereof) or by the Company under Section 4(b) or (d) shall be increased to the minimum extent necessary so that the amount retained by the recipient of the indemnity after the payment of all Taxes with respect to the amounts received by the recipient under Section 4(a) or 4(b), as the case may be, and this Section 4(f), are no less than the amounts required to be paid under Section 4(a) or 4(b) as the case may be.

Section 5.  COMPANY REPRESENTATION AND COVENANTS.

    (a) REPRESENTATION AS TO TRITON'S NOTIONAL TAX LIABILITY. Exhibit A attached hereto sets forth a detailed schedule of Triton's Notional Tax Liability based on information from the Company's books and records for the fiscal year ending on December 30, 2000. The Company hereby represents that the amounts set forth in Exhibit A have been computed in a manner consistent with the definition of Triton's Notional Tax Liability herein.

    (b)  COVENANTS.

        (i) The Company will promptly inform Plum Creek of any adjustments by a Tax Authority that could cause the earnings and profits of the Spincos, as determined for Federal income tax purposes, to exceed the amount of the collective earnings and profits of the Spincos on the Distribution Date. The Company will endeavor not to agree to such an adjustment if the Tax Claim can be settled without such an adjustment at no material cost to the Company.

        (ii) The Company will not take any action after the Distribution Date that is reasonably likely to cause the collective earnings and profits of the Spincos to exceed the collective earnings and profits of such companies on the Distribution Date other than transactions in the ordinary cause of business.

        (iii) The Company and Plum Creek shall comply and shall cause their respective affiliates to comply with and otherwise not take any action inconsistent with each written representation and statement made in their respective Officers' Certificates and the Letter Ruling, provided that Plum Creek and the Company will not be responsible for representations in the Officers' Certificates or the Letter Ruling that are not within their respective control.

        (iv) The Company and Plum Creek shall (i) comply with the terms and conditions of the Insurance Policy, (ii) not take any action; or fail to take any required action, which is necessary to comply with their respective covenants and representations in the Insurance Policy, (iii) take all reasonable actions that may be reasonably necessary to maintain the Insurance Policy in force.

        (v) Thirty days before the Closing Date, the Company shall deliver to Plum Creek a current estimate of the excess loss account (as determined under the Code and the applicable Treasury Regulations) of the Company with respect to the stock of each Spinco (and its subsidiaries). Twenty-five days before the Closing Date, Plum Creek shall deliver to the Company a preliminary list of the properties of each such Spinco to be disposed of to eliminate such excess loss account. Twenty days before the Closing Date, Plum Creek and the Company shall meet and determine in good faith the amount of each excess loss account, and the amount of gain appropriate to eliminate each such excess loss account. Plum Creek and the Company shall meet from time to time as necessary prior to the Closing Date in order to refine such amounts.

        (vi) The Company will cause the Spincos to sell properties of the Spincos, which are selected by Plum Creek (the "Designated Properties"), to a party designated by Plum Creek to the extent that such sales are necessary, in the good faith judgement of the parties, to eliminate any excess loss account with respect to the stock of any of the Spincos. Such sales shall be made at fair market value prices as determined by the parties in good faith and if the purchaser is Plum Creek (or an affiliate) or a Spinco (or an affiliate), payment may be made by an unsecured note with commercially reasonable terms.

            (A) If the aggregate excess loss accounts of the Company with respect to the stock of the Spincos (and their subsidiaries) with respect to which there are excess loss accounts (such aggregate amount, the "ELA") exceeds $50 million, Plum Creek and the Company shall share equally the costs attributable to eliminating such excess. Such costs shall equal the product of
(x) the difference between (i) the amount of Taxes arising from the sale of the Designated Properties and (ii) the present value of the Taxes that would have arisen with respect to a sale of such properties, assuming that such properties are sold on the fifth anniversary of the Mergers and (y) the quotient of
(i) the ELA in excess of $50 million and (ii) the ELA (the "Initial Amount"). Such present value shall be computed taking into account (i) any Tax Benefit from depreciation, depletion or other cost recovery benefit attributable to the increased tax basis of such property as a result of the sale under the first sentence of Section 5(b)(vi) hereof and which is reasonably expected to be realized by Plum Creek (or any affiliate) with respect to any entity-level Taxes to which the purchaser of the property is subject during the period between the date of the purchase of such property and the fifth anniversary of the Mergers and (ii) the recapture of such Tax Benefit at the time of the assumed sale on the fifth anniversary of the Mergers.

            (B) On each of the fifth and tenth anniversary of the Mergers (each a "Recomputation Date"), Plum Creek and the Company shall review the records of actual dispositions of Designated Properties that occurred within the preceding 5-year period. If, with respect to any particular Designated Property, the actual date of disposition of such property by Plum Creek (or any affiliate) is different than the date of the fifth anniversary of the Mergers, the Initial Amount shall be recomputed (the "Recomputed Amount") on each Recomputation Date using the actual date of disposition and taking into account any Tax Benefit from depreciation, depletion or other cost recovery benefit attributable to the increased tax basis of such property as a result of the sale under the first sentence of Section 5(b)(vi) hereof and which is realized by Plum Creek (or any affiliate) with respect to any entity-level Taxes to which the purchaser of the property is subject during the period between the date of the initial purchase of such property under Section 5(b)(vi) hereof and the actual date of disposition (or, if any such property is not disposed of prior to the tenth anniversary of the Mergers, to such tenth anniversary), but leaving the disposition price and the adjusted tax basis unchanged (the "Initial Sale Price" and "Initial Tax Basis," respectively). The Recomputed Amount shall be determined within 30 days of the Recomputation Date.

            (C) For purposes of computing the Recomputed Amount: (1) If the ELA is (x) less than or equal to $75 million, any Designated Property that is disposed of in a Nonrecognition Transaction shall be treated as having been disposed of on the date of disposition, (y) greater than $75 million, an amount of Designated Properties, based on the Initial Sale Price, shall be permitted to be disposed of in Nonrecognition Transactions without having such dispositions be treated as dispositions for purposes of computing the Recomputed Amount and the property received in such exchange shall be treated as Designated Property. Such amount shall be equal to the aggregate Initial Sale Price for the Designated Properties multiplied by the quotient of (z) the excess of the ELA over $75 million and (w) the ELA;

                (2) Notwithstanding anything herein to the contrary, the disposition of Designated Property among members of an "affiliated group" of corporations (as defined in section 1504(a) of the Code (without regard to section 1504(b) of the Code)) of which Plum Creek is a member (without regard to section 1504(b) of the Code) shall not be treated as a disposition for purposes of computing the Recomputed Amount and the subsequent disposition of such property by such entity shall be subject to the terms of this Agreement. Any such Designated Property shall be treated as being disposed of on the earlier to occur of the date on which (x) such property is disposed of by the owner thereof in a transaction that would treated as a disposition for purposes of computing the Recomputed Amount or (y) the stock of such member is disposed of in a transaction that would treated as a disposition for purposes of computing the Recomputed Amount;

                (3) Notwithstanding anything herein to the contrary, the transfer of Designated Property to a Partnership in a transaction governed by section 721 of the Code shall not be treated as a disposition for purposes of computing the Recomputed Amount (except to the extent provided in subparagraph
(4) below), provided that the transferor holds at least a 33.33% interest in the transferee Partnership immediately following such transfer. Any such transferred Designated Property shall be treated as having been disposed of for purposes of computing the Recomputed Amount upon the earlier to occur of (x) a disposition of the Partnership interest received in exchange therefor in a transaction that would be treated as a disposition for purposes of computing the Recomputed Amount if such Partnership interest were treated as Designated Property, (y) a disposition of such property by the transferee Partnership in a transaction that would be treated as a disposition of the Designated Property for purposes of computing the Recomputed Amount if the transaction were entered into directly by the initial transferor of such property or (z) a subsequent transfer of the Designated Property by the transferee thereof that would otherwise be covered by the first sentence of this subparagraph (3) but as a result of which transfer the initial transferor of the Designated Property owns, directly or indirectly, immediately after such transfer, less than a 33.33% interest in the subsequent transferee.

                (4) If Designated Property is disposed of in a Nonrecognition Transaction or a transaction described in the immediately preceding subparagraph
(3) in which the transferor of such property receives other property ("boot") in addition to property it would be entitled to receive without the recognition of gain, then such Designated Property shall be treated as having been partially disposed of on the date of disposition, and for purposes of calculating the Recomputed Amount with respect to such property, the amount of Calculated Gain that shall be treated as having been recognized on the disposition date shall be equal to (I) the Calculated Gain with respect to the particular Designated Property multiplied by (II) the lesser of (x) the quotient of the boot received and such Calculated Gain or (y) 1;

                (5) If on the tenth anniversary of the Mergers any Designated Property has not been disposed of for purposes of computing the Recomputed Amount, the Initial Amount shall be recomputed and the Recomputed Amount shall be equal to the Tax that was originally due and payable with respect to the disposition of such property under Section 5(b)(vi) hereof;

                (6) Notwithstanding anything herein to the contrary, upon receipt of the Company's written consent (not to be unreasonably withheld), Designated Property may be transferred to a corporation in a transaction governed by section 351 of the Code without having such transfer be treated as a disposition for purposes of computing the Recomputed Amount, provided that such transfer would not otherwise be treated as a disposition for such purposes under subparagraph (3) above if the transfer were instead made to a Partnership.

            (D) If the Recomputed Amount with respect to a Designated Property is (i) greater than the Initial Amount, the Company shall pay to Plum Creek the difference between the Company's share of the Recomputed Amount and its share of the Initial Amount and (ii) less than the Initial Amount, Plum Creek shall pay to the Company the difference between Plum Creek's share of the Recomputed Amount and its share of the Initial Amount.

            (E) For purposes of computing the Initial Amount and the Recomputed Amount," a discount rate of 7.5% per annum will be used to calculate present value. Payment of the Initial Amount shall be made no later than the earliest of the date on which (i) Plum Creek is required to make a payment under Section 3 hereof in respect of the Taxes from the sale of Designated Properties pursuant to the first sentence of Section 5(b)(vi) hereof or (ii) Triton is charged for such Taxes under the normal policies that apply between the Company and Triton and payment of the Recomputed Amount shall be made within five days of the Recomputation Date, together with interest thereon, compounded from the date of the payment of the Initial Amount with respect to the Designated Property to the date of the payment of the Recomputed Amount, at a rate of 7.5% per annum.

Payment of the Initial Amount may be made by crediting such amount against amounts otherwise owed to the Company by Triton.

Section 6.  TAX CLAIMS.

    (a) The Company or Plum Creek, as the case may be, shall promptly notify the other party in writing of any Tax Claim that may reasonably be likely to result in liability of the other party under this Agreement; PROVIDED, HOWEVER, that the failure to provide such notice shall not diminish the indemnifying party's obligation hereunder except to the extent such failure actually prejudices the indemnifying party's position as a result thereof.

    (b) Except as provided in Section 6(c) of this Agreement, the Company shall exclusively control all Tax Claims relating to Tax Returns that the Company is required to file pursuant to Section 2(a). With respect to any such Tax Claim that could trigger Plum Creek's indemnification obligation under Section 4(a) of this Agreement, the Company shall (i) not make any written or oral submission to any Tax Authority without offering Plum Creek the opportunity to review any part of such submission relevant to the issues that may give rise to a Plum Creek indemnity (a "Plum Creek Issue"), (ii) not take any action or make (or purport to make) any representations in connection with such Tax Claim with respect to any Plum Creek Issue, (iii) keep Plum Creek informed as to any information that it receives regarding the progress of such Tax Claim with respect to any Plum Creek Issue, (iv) provide Plum Creek with any information that it receives regarding the nature and amounts of any proposed Disposition of any Plum Creek Issue, (v) permit Plum Creek to participate in all conferences, meetings or proceedings with any Tax Authority in which the Plum Creek Issue is likely to be a material subject, (vi) permit Plum Creek to participate in all court appearances in which the Plum Creek Issue is or may be a subject, (vii) act in good faith so as to minimize the extent of any indemnification obligation of Plum Creek under this Agreement and (viii) not Dispose of the part of the Tax Claim related to the Plum Creek Issue without the prior written consent of Plum Creek, which consent shall not be unreasonably withheld. If the Company initially assumes control of any Tax Claim and it becomes apparent that such Tax Claim (or any portion thereof) relates exclusively to Taxes for which Plum Creek would be liable under Section 4(a) hereof (other than under Section 4(a)(ii)(A) hereof) and which is described in Section 6(c) hereof, the Company shall cede control of such Tax Claim (or relevant portion thereof) to Plum Creek and such Tax Claim shall thereafter be governed by Section 6(c) hereof. A breach by the Company of any of its obligations under this Section 6(b) with respect to any Tax Claim will relieve Plum Creek of any obligation to indemnify the Company pursuant to Section 4(a) or (c) hereof to the extent that such breach prejudiced Plum Creek.

    (c) Plum Creek shall control (A) all Tax Claims relating to Distribution Taxes or Taxes for which Plum Creek would be solely liable pursuant to
Section 4(a)(ii)(B) or (C) of this Agreement, (B) all individual Tax Claims relating solely to Taxes for which Plum Creek would be liable pursuant to
Section 4(a)(i) of this Agreement and which would result in liability in excess of $5 million (taking into account any Tax Benefit resulting from such Tax Claim), determined solely on the basis of the Plum Creek Issues, (C) all Tax Claims relating to Taxes for which Plum Creek would solely be liable pursuant to
Section 4(a)(i) of this Agreement and which when viewed together would result in an aggregate liability on the part of Plum Creek in excess of $5 million (taking into account any Tax Benefit resulting from such Tax Claim), determined solely on the basis of the Plum Creek Issues and (D) all Tax Claims relating to Taxes described in Section 4(d) of this Agreement. The Company shall either file (or cause to be filed) submissions at Plum Creek's direction or appoint (or cause to be appointed) Plum Creek or its authorized representatives as additional authorized representatives entitled to communicate fully with the IRS with respect to Tax Claims related to any Plum Creek Issue. With respect to any Tax Claims referred to in the foregoing clauses (A) through (D) of this paragraph, Plum Creek shall (i) not make any submission to any Tax Authority without offering the Company the opportunity to review such submission, (ii) not take any action or make (or purport to make) any representations in connection with such Tax Claim with respect to issues affecting the Company's indemnity hereunder, (iii) keep the Company informed as to any information that it receives regarding the progress of such

Tax Claim, (iv) provide the Company with any information that it receives regarding the nature and amounts of any proposed Disposition of such Tax Claim,
(v) permit the Company to participate in all conferences, meetings or proceedings with any Tax Authority in which such Tax Claim is or may be a subject, (vi) permit the Company to participate in all court appearances in which such Tax Claim is or may be a subject, (vii) act in good faith so as to minimize the extent of any indemnification obligation of the Company under this Agreement and (viii) not Dispose of such Tax Claim without the prior written consent of the Company, which consent shall not be unreasonably withheld. A breach by Plum Creek of any of its obligations under this Section 6(c) with respect to any Tax Claim will relieve the Company of any obligation to indemnify Plum Creek pursuant to Section 4(b) or (d) to the extent that such breach prejudiced the Company.

Section 7.  COOPERATION

    (a) The Company and Plum Creek shall (and shall cause their respective affiliates to) cooperate with each other in the preparation and filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement. Such cooperation shall include, without limitation, (a) making employees available on a mutually convenient basis to provide such assistance as might reasonably be required and (b) providing such information as might reasonably be required in connection with any such Tax Return or proceeding, including without limitation, records, returns, schedules, documents, work papers or other relevant materials. The Company shall also notify Plum Creek if there is any Tax Claim relating to the Installment Note Sales.

    (b) The Company and Plum Creek shall (and shall cause their respective affiliates to) cooperate fully with each other on preparing a request for rulings with respect to the Distribution and the Mergers, and each party shall take all reasonable actions to obtain such rulings. The Company and Plum Creek shall provide each other copies of any material, information, covenants, representations or other documents to be submitted to the IRS in connection with such ruling request reasonably in advance of the submission of any such documents, will incorporate any reasonable suggestions or comments on such documents made by the other party, and will provide to the other party copies of the final documents submitted to the IRS. The Company and Plum Creek will jointly participate in any conference, meetings, or other communications with the IRS. Promptly upon the receipt of any ruling from the IRS, the Company will provide a copy of such ruling to Plum Creek.

    (c) The Company and Plum Creek will cooperate with each other in structuring the ownership of the assets of the Spincos in a manner that will facilitate the integration of Triton's operations with Plum Creek's operations, including contributing the assets of the Spincos to wholly-owned limited liability companies if necessary.

    (d) The Company and Plum Creek will cooperate with each other with respect to matters relating to the Insurance Policy (including all matters related to making claims under the Insurance Policy) and will keep each other informed of any matters that come to their attention relating to the Insurance Policy.

    (e) The Company will cooperate with Plum Creek and its advisers in calculating the current and accumulated earnings and profits of the Spincos and in making estimates of such amount as of the Closing Date and will continue to cooperate with Plum Creek after the Closing Date to assist Plum Creek in definitively determining the amount of such earnings and profits to enable Plum Creek to meet its distribution requirements under Section 857(a)(2) of the Code.

    (f) Not less than five Business Days prior to the Closing Date, the Company shall deliver to Plum Creek the Triton Closing Date Trial Balances and the Triton Closing Date Notional Tax Liability. The Company shall provide Plum Creek and its authorized representatives with full access to the books and records of the Company and its affiliates necessary to review the calculation of the Triton Closing Date Trial Balances and Triton Closing Date Notional Tax Liability and cooperate fully with Plum Creek and its authorized representatives in connection with such review. If Plum Creek objects to the Company's calculation of the Triton Closing Date Trial Balances or Triton Closing Date Notional Tax Liability, it shall provide a detailed explanation of such objections within fifteen Business Days following the delivery by the Company of the Closing Date Financial Statements to Plum Creek (in which case any such disputes shall be resolved in the manner contemplated by section 9 (Disputes) below not later thirty days after the Closing Date). As soon as practicable, but in no event later than thirty days after the Closing Date, the Company shall deliver to Plum Creek the Triton Final Trial Balances and the Triton Final Notional Tax Liability. The Triton Closing Date Trial Balances and the Triton Final Trial Balances shall be prepared in a manner consistent with the past practices of Triton and, in the case of the Triton Closing Date Trial Balances and the Triton Closing Date Notional Tax Liability, shall also be adjusted to take into account transactions that are expected to occur on or before the Closing Date. The Triton Closing Date Notional Tax Liability and Triton Final Notional Tax Liability shall be prepared in a manner consistent with past practice and in accordance with the definition of Triton's Notional Tax Liability hereunder. The Triton Final Notional Tax Liability shall serve as a reference for determining the amount of any adjustment to Triton's Notional Tax Liability which results from any Tax Claim.

    (g) The Company and Plum Creek will cooperate with each other and their respective advisers to mitigate the amount of any excess loss account in the stock of any of the Spincos prior to the Closing Date.

Section 8.  RETENTION OF RECORDS; ACCESS

    (a) The Company and Plum Creek shall, and shall cause each of their affiliates to, retain records, documents, accounting data and other information (including computer data and materials prepared by third parties on their behalf) necessary for the preparation and filing of all Tax Returns, for calculation of Triton's Notional Tax Liability, or for a Tax Claim by a Tax Authority (collectively, "Tax Records"), until the expiration of the relevant statutes of limitations (giving effect to any applicable extensions and waivers).

    (b) The Company and Plum Creek shall, and shall cause each of their affiliates to, give Plum Creek or the Company, as applicable, reasonable access to all Tax Records and to their personnel (ensuring their cooperation) and premises, with reimbursement by the requesting group of reasonable out-of-pocket costs incurred therewith, for the purpose of the review or audit of such Tax Returns and calculations of Triton's Notional Tax Liability. Prior to destroying any records, documents, data or other information described in this Section 8, the Company shall give Plum Creek a reasonable opportunity to obtain such items (at Plum Creek's expense).

    (c) Unless otherwise required by applicable law, any Tax Record disclosed by the Company or its affiliates or Plum Creek or its affiliates pursuant to this
Section 8 shall be kept confidential by the receiving party and not used by the receiving party, except to the extent reasonably required in connection with the review or audit of Tax Returns and calculation of Triton's Notional Tax Liability, and shall not otherwise be disclosed by the receiving party to any other person without prior consent of the disclosing party.

Section 9.  DISPUTES

    If the parties disagree as to the calculation of a Tax or the amount of (but not liability for) any payment to be made under this Agreement, the parties shall cooperate in good faith to resolve any such dispute, and any agreed-upon amount shall be paid to the appropriate party. If the parties are unable to resolve any such dispute within fifteen business days thereafter, such dispute shall be resolved by an internationally recognized accounting firm or law firm acceptable to both Plum Creek and the Company. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such decision shall be shared by the Company and Plum Creek in accordance with the final allocation of the Tax liability in dispute in relation to the original amount claimed to be due by the Company and Plum Creek. Following the decision of such firm, the parties shall each take (or cause to be taken) any action that is necessary or appropriate to implement such decision, including, without limitation, the filing of amended Tax Returns and the prompt payment of underpayments or overpayments, with interest calculated on such underpayments or overpayment at the Underpayment Rate from the date such payment was due.

Section 10.  CERTAIN RESTRICTION PERIOD COVENANTS OF THE PARTIES.

    (a) CERTAIN ACTIONS DURING RESTRICTION PERIOD. During the Restriction Period, unless (1) Plum Creek or the Company obtains the advance written consent of the other party, which consent shall not be unreasonably withheld if the requesting party provides the requested party with a written opinion of nationally recognized legal counsel, in form and substance satisfactory to the requested party, to the effect that such transaction or transactions will not adversely affect the Tax treatment of the Distribution, or (2) the Company or Plum Creek obtains (at the expense of the requesting party), a private letter ruling from the IRS, in form and substance satisfactory to the requested party, that such transaction or series of transactions will not adversely affect the Tax treatment of the Distribution, neither Plum Creek nor the Company will, directly or indirectly:

        (i) enter into, or otherwise be a party to, any transaction or arrangement (including, without limitation, the issuance or acquisition of stock or other equity interest of Plum Creek or the Company, including options, rights, warrants or securities exercisable for, or convertible into, stock of Plum Creek or the Company or any transaction involving the stock or any of the assets of Plum Creek or the Company that poses a meaningful risk, of causing section 355(e) of the Code to apply to the Distribution;

        (ii) take or fail to take any other action (including, without limitation, any cessation, transfer to affiliates or disposition of its active trade or business, and certain reacquisitions of its stock and payments of extraordinary dividends to its shareholders) that creates a meaningful risk that the Distribution would fail to qualify for nonrecognition of gain or loss under the Code;

        (iii) redeem, purchase or otherwise reacquire any of its capital stock (other than through stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696); or

        (iv) undertake any transaction that is treated as a liquidation or reorganization under the Code other than internal reorganizations of Plum Creek or the Company;

provided that in the case of the actions (or failure to act) of the Company, this Section shall not apply unless there are transactions described in
(i)-(iv) above during the Restriction Period which cumulatively involve a 30 percent or greater interest in the Company (as defined in section 355(e) and section 355(d)(4) of the Code).

    (b) NOTICE OF SPECIFIED TRANSACTIONS. Not later than fifteen (15) days prior to entering into any oral or written contract or agreement regarding any of the transactions described in paragraph (a), Plum Creek or the Company, as the case may be, shall provide written notice of its intent to consummate such transaction to the other party.

Section 11.  MISCELLANEOUS

    (a) ASSIGNMENT. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the written consent of the other parties; and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; PROVIDED, HOWEVER, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, but no assignment shall relieve any party's obligations hereunder without the written consent of the other parties.

    (b) FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations thereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this paragraph.

    (c) PARTIES IN INTEREST. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties hereto and their respective successors and permitted assigns.

    (d) WAIVERS, ETC. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

    (e) SETOFF. All payments to be made by any party under this Agreement shall, except to the extent otherwise specifically provided herein, be made without setoff, counterclaim or withholding, all of which are expressly waived.

    (f) CHANGE OF LAW. If due to any change in applicable law or regulations interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

    (g) CERTAIN CONTINUING OBLIGATIONS. Any corporation that ceases to be a Member shall be bound by this Agreement.

    (h) HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

    (i) COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

    (j) GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

    (k) ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior Tax sharing agreements between the Company and Plum Creek any of their respective affiliates or subsidiaries and such prior Tax sharing agreements shall have no further force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                                                       PLUM CREEK TIMBER COMPANY

                                                       By:  /s/ RICK R. HOLLEY
                                                            -----------------------------------------
                                                            Name: Rick R. Holley
                                                            Title: President and Chief Executive
                                                            Officer

                                                       GEORGIA-PACIFIC CORPORATION
                                                       on behalf of itself and the Company Group

                                                       By:  /s/ A.D. CORRELL
                                                            -----------------------------------------
                                                            Name: A.D. Correll
                                                            Title: Chairman, Chief Executive Officer
                                                            and President

                                                       NORTH AMERICAN TIMBER CORP.

                                                       By:  /s/ A.D. CORRELL
                                                            -----------------------------------------
                                                            Name: A.D. Correll
                                                            Title: Chief Executive Officer

                                                       NPI TIMBER, INC.

                                                       By:  /s/ A.D. CORRELL
                                                            -----------------------------------------
                                                            Name: A.D. Correll
                                                            Title: Chief Executive Officer

                                                       GNN TIMBER, INC.

                                                       By:  /s/ A.D. CORRELL
                                                            -----------------------------------------
                                                            Name: A.D. Correll
                                                            Title: Chief Executive Officer

                                                       GPW TIMBER, INC.

                                                       By:  /s/ A.D. CORRELL
                                                            -----------------------------------------
                                                            Name: A.D. Correll
                                                            Title: Chief Executive Officer

                                                       LRFP TIMBER, INC.

                                                       By:  /s/ A.D. CORRELL
                                                            -----------------------------------------
                                                            Name: A.D. Correll
                                                            Title: Chief Executive Officer

                                                       NPC TIMBER, INC.

                                                       By:  /s/ A.D. CORRELL
                                                            -----------------------------------------
                                                            Name: A.D. Correll
                                                            Title: Chief Executive Officer

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person in connection with a proceeding by or in the right of the corporation to procure judgment in its favor against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that indemnification shall not be made in respect thereof if such person shall have been adjudged to be liable to the corporation unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that despite such adjudication such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation may pay for the expenses, including attorneys' fees, incurred by a director or officer in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

    Under the Delaware General Corporation Law, to the extent that a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director, officer, employee or agent of Plum Creek, or is or was serving at the request of Plum Creek as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action.

    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Plum Creek's certificate of incorporation provides that no director of Plum Creek shall be liable to Plum Creek or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for
(i) any breach of the director's duty of loyalty to Plum Creek or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

    The Delaware General Corporation Law permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, whether or not the corporation would have the power to indemnify such person against such liability. Plum Creek's bylaws permit Plum Creek to purchase and maintain insurance on behalf of directors, officers and certain other parties against any liability asserted against such person and incurred by such person in such capacity, whether or not Plum Creek would have the power or the obligation to indemnify such person.

    In addition, Plum Creek maintains a directors' and officers' liability policy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

       EXHIBIT
     DESIGNATION        NATURE OF EXHIBIT
---------------------   -----------------
         2.1            Agreement and Plan of Merger by and between Plum Creek
                        Timber Company, Inc., Georgia-Pacific Corporation, North
                        American Timber Corp., NPI Timber, Inc., GNN Timber, Inc.,
                        GPW Timber, Inc., LRFP Timber, Inc. and NPC Timber, Inc.,
                        dated as of July 18, 2000 and as amended on June 12, 2001
                        (included in this joint proxy statement/ prospectus as Annex
                        A).

         2.2            Purchase and Sale Agreement by and between S.D. Warren
                        Company as seller and Plum Creek Timber Company, L.P. as
                        purchaser dated as of October 5, 1998 (incorporated herein by reference to Form 10-Q, File No. 1-10239, for the quarter ended September 30, 1998).

         2.3            Amended and Restated Agreement of Plan of Conversion, dated as of July 17, 1998, by and among Plum Creek Timber Company,
                        Inc., Plum Creek Timber Company, L.P. and Plum Creek
                        Management Company, L.P. (incorporated herein by reference to Form S-4, Registration File No. 333-71371, filed
                        January 28, 1999).

         2.4            Agreement and Plan of Merger, dated as of July 17, 1998, by and among Plum Creek Timber Company, L.P., Plum Creek
                        Acquisitions Partners, L.P. and Plum Creek Timber Company,
                        Inc. (incorporated herein by reference to Form S-4,
                        Registration No. 333-71371, filed January 28, 1999).

         2.5            Agreement and Plan of Merger, dated as of July 17, 1998, by and among Plum Creek Timber Company, Inc. and Plum Creek
                        Management Company, L.P. (incorporated herein by reference to Form S-4, Registration No. 333-71371, filed January 28,
                        1999).

         3.1            Certificate of Incorporation of Plum Creek Timber Company,
                        Inc. (incorporated herein by reference to Form 10-Q,
                        File No. 1-10239, for the quarter ended September 30, 1999).

         3.2            Amended and Restated By-laws of Plum Creek Timber Company,
                        Inc. (incorporated herein by reference to Form S-4, Registration No. 333-71371, filed January 28, 1999).

         4.1            Senior Note Agreement, dated August 1, 1994, 8.73% Senior
                        Notes due August 1, 2009, Plum Creek Timber Company, L.P.
                        (incorporated herein by reference to Form 10-K/A, Amendment
                        No. 1, File No. 1-1023, for the year ended December 31,
                        1994). Senior Note Agreement Amendment dated as of October
                        15, 1995 (incorporated herein by reference to Form 10-K,
                        File No. 1-10239, for the year ended December 31, 1995).
                        Senior Note Agreement Amendment dated May 31, 1996
                        (incorporated herein by reference to Form 10-Q, File
                        No. 1-10239, for the quarter ended June 30, 1996). Senior
                        Note Agreement Amendment dated April 15, 1997 (incorporated herein by reference to Form 10-Q, File No. 1-10239, for the quarter ended September 30, 1997). Senior Note Agreement
                        Amendment effective July 1, 1999 (incorporated herein by
                        reference to Form 10-Q, File No. 1-10239, for the quarter
                        ended June 30, 1999).

       EXHIBIT
     DESIGNATION        NATURE OF EXHIBIT
---------------------   -----------------
         4.2            Senior Note Agreement, dated as of November 13, 1996, $75
                        million Series A due November 13, 2006, $25 million Series B due November 13, 2008, $75 million Series C due November 13,
                        2011, $25 million Series D due November 13, 2016
                        (incorporated herein by reference to Form 10-K, File
                        No. 1-10239, for the year ended December 31, 1996). Senior
                        Note Agreement Amendment effective July 1, 1999
                        (incorporated herein by reference to Form 10-Q, File No.
                        1-10239, for the quarter ended June 30, 1999).

         4.3            Senior Note Agreement, dated as of November 12, 1998,
                        Series E due February 12, 2007, Series F due February 12,
                        2009, Series G due February 12, 2011 (incorporated by reference to Form 8-K and 8 K/A, File No. 1-10239, dated
                        November 12, 1998). Senior Note Agreement Amendment effective July 1, 1999 (incorporated by reference to Form
                        10-Q, File No. 1-10239, for the quarter ended June 30,
                        1999).

         4.4            The Registrant agrees that it will furnish the Commission a copy of any of its debt instruments not listed herein upon request.

         4.5 Form of Common Stock Certificate (incorporated herein by reference to Form S-4, Registration No. 333-71371, filed
                        January 9, 1999).

         5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain matters regarding the shares of Plum Creek common stock offered by this registration statement.

         8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the qualification of Plum Creek as a real estate investment trust.

         8.2            Opinion of McDermott, Will & Emery regarding certain Federal income tax consequences relating to the redemption and the mergers.

         8.3 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain Federal income tax consequences relating to the redemption and the mergers.

        10.1            Voting Agreement and Consent by and among Plum Creek Timber
                        Company, Inc., Georgia-Pacific Corporation, PC Advisory
                        Partners I, L.P. and PC Intermediate Holdings, L.P., dated as of July 18, 2000, and as amended on June 12, 2001
                        (included in this joint proxy statement/prospectus as
                        Annex D).

        10.2            Tax Matters Agreement by and among Plum Creek Timber
                        Company, Inc., Georgia-Pacific Corporation on behalf of itself and North American Timber Corp., NPI Timber, Inc.,
                        GNN Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc., and
                        NPC Timber, Inc., dated as of June 12, 2001 (included in this joint proxy statement/prospectus as Annex E).

        10.3            Form of Primary Insurance Policy.

        21.1            Subsidiaries of the Registrant (incorporated herein by
                        reference to Form 10-K, File No. 1-10239, for the year ended
                        December 31, 1999).

        23.1            Consent of PricewaterhouseCoopers LLP.

        23.2            Consent of Arthur Andersen LLP.

        23.3            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in their opinions filed as Exhibits 5.1, 8.1 and 8.3).

        23.4 Consent of McDermott, Will & Emery (included in their opinion filed as Exhibit 8.2).

        23.5            Consent of Goldman, Sachs & Co.

        23.6            Consent of Morgan Stanley & Co. Incorporated.

        24.1            Power of Attorney.*

        99.1            Form of proxy card for Plum Creek Timber Company, Inc.

       EXHIBIT
     DESIGNATION        NATURE OF EXHIBIT
---------------------   -----------------
        99.2            Form of proxy card for Georgia-Pacific Corporation.

------------------------


    *   Previously filed.


    (b) Financial Data Schedules

    None.

ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof;

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    5. That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

    6. That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on July 13, 2001.


                                                       PLUM CREEK TIMBER COMPANY, INC.

                                                       BY:  /S/ RICK R. HOLLEY
                                                            -----------------------------------------
                                                            Rick R. Holley
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                            DATE
                      ---------                                     -----                            ----
                          *                            Chairman of the Board
     -------------------------------------------
                   David D. Leland

                          *                            Director
     -------------------------------------------
                   Ian B. Davidson

                 /s/ RICK R. HOLLEY                    President and Chief Executive
     -------------------------------------------         Officer, Director                       July 13, 2001
                   Rick R. Holley

                          *                            Director
     -------------------------------------------
                  John G. McDonald

                          *                            Director
     -------------------------------------------
                  Hamid R. Moghadam

                          *                            Director
     -------------------------------------------
                Willliam E. Oberndorf

                          *                            Director
     -------------------------------------------
                William J. Patterson

                      SIGNATURE                                     TITLE                            DATE
                      ---------                                     -----                            ----
                          *                            Director
     -------------------------------------------
                   John H. Scully

                                                       Executive Vice President and
                          *                              Chief Financial Officer
     -------------------------------------------         (Principal Financial and
                  William R. Brown                       Accounting Officer)



*By:                   /s/ RICK R. HOLLEY
             --------------------------------------
                         Rick R. Holley
                        ATTORNEY-IN-FACT

July 13, 2001